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Filed pursuant to Rule 424(b)(4)
Reg. No. 333-90882

Dear Shareholders of REMEC, Inc. and Stockholders of Spectrian Corporation:

A MERGER PROPOSAL—YOUR VOTE IS IMPORTANT

        The boards of directors of REMEC and Spectrian have unanimously agreed to a merger in which Spectrian will merge with a wholly owned subsidiary of REMEC. Upon the closing of the proposed merger, two members of the Spectrian board of directors will join the REMEC board of directors. Ronald E. Ragland will remain Chairman and Chief Executive Officer of REMEC and Thomas H. Waechter, the President and Chief Executive Officer of Spectrian, will become the President and Chief Operating Officer of REMEC.

        REMEC common stock is listed on the Nasdaq National Market under the trading symbol "REMC" and on November 14, 2002, the closing price was $4.40 per share.

        Upon consummation of the merger, Spectrian stockholders will receive one share of REMEC common stock for every share of Spectrian common stock they hold. Options to purchase Spectrian common stock will be assumed by REMEC and exchanged for one share of REMEC common stock for each share of Spectrian common stock subject to the option. For an explanation of what Spectrian stockholders may receive in the merger, please see the sections titled "Summary of the Joint Proxy Statement/Prospectus" beginning on page 1 and "The Amended and Restated Merger Agreement" beginning on page 78.

        The boards of directors of both REMEC and Spectrian have unanimously approved the merger and recommend their respective shareholders and stockholders vote "FOR" the merger and the other proposals set forth in the attached joint proxy statement/prospectus.

        The attached joint proxy statement/prospectus provides detailed information concerning REMEC, Spectrian, the merger and proposals related to the merger. We urge you to read it, including the section describing risk factors beginning on page 21.

        Shareholders of REMEC and stockholders of Spectrian are invited to attend the special meeting for their company. The dates, times and places of the meetings are as follows:

For REMEC Shareholders:	For Spectrian Stockholders:
December 20, 2002 at 9:00 a.m. (local time) 3790 Via De La Valle, Suite 311 Del Mar, California 92014	December 20, 2002 at 9:00 a.m. (local time) 350 West Java Drive Sunnyvale, California 94089

        The merger cannot be completed unless a quorum of the outstanding shares of REMEC and Spectrian are represented in person or by proxy at each of the special meetings, and a majority of the REMEC shares and Spectrian shares outstanding as of their respective record dates vote in favor of the merger proposals presented. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend your special meeting, please vote as soon as possible to make sure your shares are represented at the meeting. Please take the time to vote by completing and mailing the enclosed proxy card in the enclosed pre-paid envelope. If you are a REMEC shareholder, you may instead vote by following the telephone or Internet instructions on the proxy card. Returning the proxy card or voting by telephone or via the Internet does not deprive you of your right to attend the meeting and to vote your shares in person.

        We strongly support this combination of our companies and join with our boards of directors in recommending that you vote in favor of the merger.

Ronald E. Ragland Chairman of the Board of Directors and Chief Executive Officer of REMEC, Inc.	Thomas H. Waechter President, Chief Executive Officer and Director of Spectrian Corporation

        Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the issuance of REMEC common stock in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated November 18, 2002, and was first mailed to REMEC shareholders and Spectrian stockholders on or about November 20, 2002.

REFERENCES TO ADDITIONAL INFORMATION

        The attached joint proxy statement/prospectus incorporates important business and financial information about REMEC and Spectrian from documents that are not included in or delivered with the attached joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the attached joint proxy statement/prospectus at the Internet web site that the Securities and Exchange Commission maintains at http://www.sec.gov, as well as by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Requests for documents relating to REMEC should be directed to:	Requests for documents relating to Spectrian should be directed to:
Investor Relations REMEC, Inc. 3790 Via de la Valle, Suite 311 Del Mar, California 92014 (858) 505-3713	Investor Relations Spectrian Corporation 350 West Java Drive Sunnyvale, California 94089 (408) 745-5639

        If you would like to request documents, please do so by December 13, 2002 in order to receive them before the special meetings.

        See "Where You Can Find More Information" on page 18.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on December 20, 2002

To the Shareholders of REMEC:

        A special meeting of shareholders of REMEC, Inc. will be held at REMEC's principal executive offices located at 3790 Via de la Valle, Suite 311, Del Mar, California on December 20, 2002, at 9:00 a.m., local time, for the following purposes:

  1.
  To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger and Reorganization by and among REMEC, Inc. a California corporation, REEF Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of REMEC, and Spectrian Corporation, a Delaware corporation, dated as of October 29, 2002, to approve the merger provided for therein, and to approve the issuance of shares of REMEC common stock in connection with the merger, as described in more detail in the joint proxy statement/prospectus that accompanies this notice.

  2.
  To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

        Each of the foregoing items of business is more fully described in the joint proxy statement/prospectus, which REMEC urges you to read carefully. Only REMEC shareholders of record at the close of business on November 8, 2002, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. As of the date of this joint proxy statement/prospectus, the REMEC board of directors knows of no other matter that will be presented for consideration at the special meeting other than as described in this joint proxy statement/prospectus.

        Approval of the merger proposal will require the affirmative vote of a majority of the outstanding shares of REMEC common stock entitled to vote.

        All directors of REMEC, who beneficially own approximately 4.2% of the outstanding shares of REMEC common stock as of the close of business on November 8, 2002, have agreed with Spectrian to vote FOR the approval of the merger proposal.

        The REMEC board of directors has carefully considered the terms of the proposed merger, has determined that the merger proposal is in the best interests of REMEC and its shareholders, and unanimously recommends that you vote FOR approval of the merger proposal.

        To ensure that your shares are represented at the special meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the postage-paid envelope provided or follow the telephone or Internet voting instructions on the proxy card, whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted at the special meeting. Any shareholder attending the special meeting may vote in person even if such shareholder has returned a proxy card or voted by telephone or using the Internet.

                      By Order of the Board of Directors
                      of REMEC, Inc.

                      Ronald E. Ragland
                       Chairman of the Board and Chief Executive Officer

Del Mar, California
November 18, 2002

WHETHER OR NOT YOU EXPECT TO ATTEND THE REMEC SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. PLEASE SEE "INTERNET AND TELEPHONE VOTING" ON PAGE 36 OF THE JOINT PROXY STATEMENT/PROSPECTUS FOR ALTERNATIVE VOTING METHODS.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on December 20, 2002

To the Stockholders of Spectrian Corporation:

        Notice is hereby given that a special meeting of stockholders of Spectrian Corporation will be held on December 20, 2002 at the principal offices of Spectrian at 350 West Java Drive, Sunnyvale, California 94089, commencing at 9:00 a.m. local time for the following purposes:

  1.
  To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger and Reorganization by and among Spectrian Corporation, a Delaware corporation, REMEC, Inc., a California corporation, and Reef Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of REMEC, dated as of October 29, 2002, and to approve the merger provided for therein, as described in more detail in the joint proxy statement/prospectus that accompanies this notice.

  2.
  To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

        Spectrian stockholders at the close of business on November 8, 2002 are entitled to notice of, and to vote at, the Spectrian special meeting and any adjournment or postponement thereof. Holders of shares of Spectrian common stock on the record date will be entitled to one vote for each share of Spectrian common stock held on each matter submitted to a vote at the special meeting. The affirmative vote of at least a majority of the shares of Spectrian common stock outstanding on the record date is required to approve and adopt the amended and restated merger agreement and approve the merger.

        Certain officers and directors of Spectrian, who beneficially own approximately 8.2% of the outstanding shares of Spectrian common stock as of the close of business on November 8, 2002, have agreed to vote FOR the approval and adoption of the amended and restated merger agreement and the approval of the merger.

        The Spectrian board of directors has carefully considered the terms of the proposed merger, has determined that the amended and restated merger agreement and the merger are in the best interests of Spectrian and its stockholders, and unanimously recommends that you vote FOR approval and adoption of the amended and restated merger agreement and approval of the merger.

                      By Order of the Board of Directors
                      of Spectrian Corporation

                      Thomas H. Waechter
                       President, Chief Executive Officer and Director

Sunnyvale, California
November 18, 2002

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECTRIAN SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

i

Exchange of Spectrian stock certificates	74
Treatment of Spectrian equity-based awards	74
Material United States federal income tax consequences of the merger	74
Accounting treatment of the merger	76
Regulatory filings and approvals required to complete the merger	76
Restrictions on sales of shares by affiliates of REMEC or Spectrian	77
Listing of REMEC common stock to be issued in the merger	77
Delisting and deregistration of Spectrian common stock after the merger	77
THE AMENDED AND RESTATED MERGER AGREEMENT	78
Effective time and effect of merger	78
Merger consideration	78
No fractional shares	78
Exchange of Spectrian stock certificates	78
Treatment of Spectrian equity-based awards	79
Representations and warranties	79
Conduct of business by REMEC and Spectrian prior to the effective time	81
Conduct of business following the merger	84
No solicitation	84
Certain other covenants	87
Conditions to the completion of the merger	88
Termination	90
Fees, expenses and termination fee	92
Amendment and waiver; parties in interest	93
Other agreements	94
RIGHTS OF APPRAISAL	96
Spectrian stockholders	96
REMEC shareholders	96
COMPARISON OF RIGHTS OF HOLDERS OF REMEC CAPITAL STOCK AND SPECTRIAN CAPITAL STOCK	98
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	111
STOCKHOLDER PROPOSALS	116
EXPERTS	117
LEGAL MATTERS	117
ANNEXES
ANNEX A: Amended and Restated Agreement and Plan of Merger and Reorganization	A-1
ANNEX B: Opinion of Needham & Company, Inc.	B-1
ANNEX C: Opinion of RBC Dain Rauscher Inc., a member company of RBC Capital Markets	C-1
ANNEX D: Chapter 13 of the California General Corporations Code	D-1
ANNEX E: Form of REMEC Voting Agreement	E-1
ANNEX F: Form of Spectrian Voting Agreement	F-1
ANNEX G: Form of Affiliate Agreement	G-1

ii

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

        This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to the shareholders of REMEC and stockholders of Spectrian. REMEC shareholders and Spectrian stockholders should carefully read this entire document and the other documents that are attached to this document or are incorporated by reference herein in order to understand the merger. See "Where You Can Find More Information" on page 18. The amended and restated merger agreement is attached as Annex A to this joint proxy statement/prospectus. REMEC and Spectrian encourage their shareholders and stockholders to read the amended and restated merger agreement as it is the legal document that governs the merger. Page references are included in the parentheses below to direct you to a more detailed description of the topics presented in this summary.

The Companies

REMEC, Inc.
3790 Via de la Valle, Suite 311
Del Mar, California 92014
(858) 505-3713

        REMEC designs and manufacturers high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks. REMEC's products are designed to improve the capacity, efficiency, quality and reliability of wireless communications infrastructure equipment. REMEC also develops and manufactures highly sophisticated wireless communications equipment used in the defense industry, including communications equipment integrated into electronic systems for tactical aircraft, ships, ground systems, satellites, missile systems and smart weapons. REMEC manufactures products that operate at the full range of frequencies currently used in wireless communications transmission, including at radio frequencies, or RF, microwave frequencies and millimeter wave frequencies. By offering products that cover the entire frequency spectrum for wireless communications, REMEC is able to address opportunities in the worldwide mobile wireless communications market as well as the global Fixed Wireless Access broadband market.

Spectrian Corporation
350 West Java Drive
Sunnyvale, California 94089
(408) 745-5400

        Spectrian designs, manufactures and markets high-power RF amplifiers for the global wireless communications industry. Spectrian's power amplifiers support a broad range of transmission standards, including Advanced Mobile Phone Services, Time Division Multiple Access, Code Division Multiple Access, Personal Communications System, Global System for Mobil Communications, Wireless Local Loop, Universal Mobile Telephone Service and IMT-2000. Spectrian's power amplifiers are utilized as part of the infrastructure for both wireless voice and data networks. Spectrian's power amplifiers boost the power of a signal so that it can reach a wireless phone or other device within a designated geography.

Questions and Answers about the Merger

About the Merger

Q:
What will happen in the merger? (See page 78)

A:
In the merger, Spectrian and a wholly owned subsidiary of REMEC will merge and the resulting company will be a wholly owned subsidiary of REMEC. The amended and restated merger agreement is attached to this joint proxy statement/prospectus as Annex A. You are encouraged to read it carefully.

Q:
What will I receive as a Spectrian stockholder? (See page 78)

A:
Upon consummation of the merger, each share of Spectrian common stock will convert into the right to receive one share of REMEC common stock. Spectrian stockholders will not receive cash for any fractional shares of REMEC common stock unless either REMEC or Spectrian splits its stock or otherwise recapitalizes before the closing of the merger.

Q:
How will the merger affect options to acquire Spectrian common stock? (See page 79)

A:
Options to purchase shares of Spectrian's common stock (other than options granted under Spectrian's 1994 Director Option Plan) will be assumed by REMEC and converted into options to purchase shares of REMEC common stock after completion of the merger. The number of shares covered by these options will be converted on a one-for-one basis. The applicable exercise price of these options will remain the same.

Q:
When do you expect the merger to be completed? (See page 78)

A:
REMEC and Spectrian intend to complete the merger by December 31, 2002. However, the exact timing of completion of the merger cannot be determined at this time because completion of the merger is subject to a number of conditions.

Q:
Is the merger subject to governmental approvals? (See page 76)

A.
Yes. This merger was subject to review by the Department of Justice and the Federal Trade Commission under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act). REMEC and Spectrian have made the required filings and were advised on June 14, 2002 that the appropriate governmental agencies terminated the waiting period under the HSR Act on that date.

Q:
What stockholder approvals are required for the merger? (See pages 35 and 38)

A.
REMEC shareholders.    The holders of a majority of the shares of REMEC common stock outstanding on the record date for the REMEC special meeting of shareholders are required to approve the merger proposal.

  Spectrian stockholders.    The holders of a majority of the shares of Spectrian common stock outstanding on the record date for the Spectrian special meeting of stockholders are required to approve and adopt the amended and restated merger agreement and approve the merger.

Q:
How many shares do the directors, officers and their affiliates of each of REMEC and Spectrian hold?

A.
REMEC directors, officers and their affiliates.    As of November 8, 2002, REMEC directors, officers and their affiliates beneficially held approximately 3,230,565 shares of REMEC common stock representing approximately 7.1% of all outstanding shares of REMEC common stock as of that date.

  Spectrian directors, officers and their affiliates.    As of November 8, 2002, Spectrian directors, officers and their affiliates beneficially held approximately 946,633 shares of Spectrian common stock representing approximately 7.6% of all outstanding shares of Spectrian common stock as of that date.

Q:
Are there any stockholders already committed to voting in favor of the merger and the share issuance? (See page 94)

A.
Yes.

  •
  Spectrian directors and officers who collectively beneficially hold approximately 8.2% of the of the outstanding Spectrian common stock as of November 8, 2002, entered into voting agreements requiring them to vote all of their beneficially owned shares in favor of approval and adoption of the amended and restated merger agreement and in favor of the approval of the merger.

  •
  REMEC directors who collectively beneficially hold approximately 4.2% of the outstanding REMEC common stock as of November 8, 2002, entered into voting agreements requiring them to vote all of their beneficially owned shares in favor of the approval of the merger proposal.

Q:
Who will be the directors of REMEC following the merger? (See page 73)

A.
Following the merger, the board of directors of REMEC is expected to consist of the current members of REMEC's board of directors and two members of Spectrian's current board of directors, Martin A. Cooper and Robert W. Shaner.

Q:
Who will be the executive officers of REMEC following the merger? (See page 70)

A.
Following the merger, the executive management team of REMEC is expected to include:

  •
  Ronald E. Ragland, as Chairman and Chief Executive Officer; and

  •
  Thomas H. Waechter, as President and Chief Operating Officer.

  The other current officers of REMEC will retain their existing positions after the merger occurs.

Q:
What are the expected United States federal income tax consequences of the merger? (See page 74)

A.
The merger has been structured to qualify as a reorganization for United States federal income tax purposes. Assuming the merger so qualifies, Spectrian stockholders will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

Q:
How will the merger be accounted for? (See page 76)

A.
REMEC intends to account for the merger as a purchase for financial accounting purposes, in accordance with United States generally accepted accounting principles. As a result, the assets and liabilities of REMEC will be carried forward at their recorded amount but the assets and liabilities of Spectrian will be recorded at fair value and the difference between the total purchase price and the fair value of the assets and liabilities assumed will be recorded as goodwill on the books of REMEC, if there is an excess of cost over the fair value of the acquired net assets. To the extent that the fair value of the acquired net assets is in excess of the purchase price, this excess will be allocated on a pro rata basis to the non-current assets. Any remaining amount of excess fair value of the acquired net assets greater than the purchase price, after reducing the non-current assets to zero, will be recorded as an extraordinary gain. The results of operations and cash flows of Spectrian will be included in REMEC's financial statements only from the date of the closing of the merger. Spectrian and REMEC's historical operating results will not be combined.

Q.
What are the conditions that must be satisfied for the merger to occur? (See page 88)

A.
Completion of the merger is subject to the satisfaction or waiver of a number of conditions, including:

  •
  holders of a majority of the outstanding shares of Spectrian common stock must vote in favor of approving and adopting the amended and restated merger agreement and approving the merger;

  •
  holders of a majority of the outstanding shares of REMEC common stock must vote in favor of approving the merger proposal;

  •
  the registration statement, of which this joint proxy statement/prospectus is a part, must be declared and remain effective with the Securities and Exchange Commission;

  •
  no law, regulation or order preventing the completion of the merger is in effect;

  •
  each company must receive an opinion from its tax counsel that the merger will qualify as a reorganization;

  •
  the shares of REMEC common stock to be issued in the merger must be approved for listing on the Nasdaq National Market;

  •
  the board of directors of REMEC must have been increased from six members to eight members, and two members of Spectrian's board of directors designated by Spectrian will have been appointed to fill the newly created vacancies; and

  •
  the employment agreement between REMEC and Mr. Waechter must be in full force and effect and he must be willing and able to fulfill his obligations under the agreement, and Mr. Waechter must not have been terminated, resigned from or otherwise be unable to perform in his position as Spectrian's President and Chief Executive Officer.

Q:
Does the amended and restated merger agreement permit termination of the merger? (See page 90)

A.
Yes, Spectrian and REMEC may mutually agree to terminate the amended and restated merger agreement without completing the merger. Additionally, either Spectrian or REMEC may terminate the amended and restated merger agreement under any of the following circumstances:

  •
  if the merger is not completed by December 31, 2002;

  •
  if a final court order prohibiting the merger is issued and is not appealable;

  •
  if the Spectrian stockholders do not approve and adopt the amended and restated merger agreement and approve the merger;

  •
  if the REMEC shareholders do not approve the merger proposal; or

  •
  if the conditions to completion of the merger would not be satisfied because the other party breaches a representation or warranty in the amended and restated merger agreement which results in a material adverse effect or fails to comply in all material respects with a covenant or agreement in the amended and restated merger agreement.

  REMEC may terminate the amended and restated merger agreement if:

    •
    Spectrian or its representatives breach in any material respect their agreement not to solicit alternative proposals for a business combination with Spectrian;

    •
    if Spectrian breaches in any material respect its agreement to use its commercially reasonable efforts to solicit proxies of its stockholders to vote in favor of the adoption and approval of the amended and restated merger agreement and the approval of the merger at a special meeting of the Spectrian stockholders;

    •
    Spectrian's board of directors withdraws or changes, in a manner adverse to REMEC, its recommendation in favor of the merger;

    •
    Spectrian's board of directors approves or recommends any acquisition proposal from a party other than REMEC;

    •
    Spectrian enters into any letter of intent or other agreement accepting any acquisition proposal from a party other than REMEC; or

    •
    a tender or exchange offer relating to the securities of Spectrian is commenced by a person unaffiliated with REMEC, and Spectrian does not recommend that its stockholders reject such offer within five business days after such offer is first made.

  Spectrian may terminate the amended and restated merger agreement if REMEC fails to use its commercially reasonable efforts to solicit proxies of its shareholders to vote in favor of the merger proposal at a special meeting of the REMEC shareholders.

Q:
Could Spectrian be required to pay a termination fee? (See page 92)

A.
Yes. If the merger agreement is terminated in certain circumstances, Spectrian will be required to pay to REMEC a termination fee equal to the greater of (i) $2,000,000 or (ii) 5% of the market value of the shares REMEC would issue to Spectrian stockholders calculated using the average closing sales price on the Nasdaq of REMEC common stock for the five trading days ending on the earlier of the last trading day immediately prior to the announcement of an acquisition proposal or acquisition transaction for Spectrian or the last trading day prior to the withdrawal or modification by the Spectrian directors of their recommendation to Spectrian's stockholders to approve the merger.

Q:
May Spectrian negotiate with other parties? (See page 84)

A.
No. Spectrian has agreed, subject to limited exceptions for responses to unsolicited bona fide offers, not to initiate or engage in discussions with another party concerning a business combination with a party other than REMEC while the merger is pending. Spectrian has agreed not to solicit, initiate, encourage or discuss any proposal for a business combination or other similar transaction involving the acquisition or purchase of (1) more than 15% of any class of voting securities of Spectrian or any of its subsidiaries or (2) the business or assets that account for 15% or more of Spectrian's consolidated net revenues, net income or assets, or the liquidation or dissolution of Spectrian or any of its subsidiaries that constitutes or accounts for 15% or more of the consolidated net revenues, net income or assets, prior to completion of the merger unless the other party has made an unsolicited written proposal to Spectrian for a transaction which the Spectrian board of directors believes in good faith, after consultation with Spectrian's financial advisor, that the potential acquirer has the financial wherewithal to be reasonably capable of consummating the transaction and would, if consummated, be more favorable to the Spectrian stockholders than the merger with REMEC, and a number of other conditions are satisfied. The amended and restated merger agreement does not prevent the Spectrian board of directors from withdrawing or changing its recommendation in favor of the merger if the board reasonably concludes in good faith, after consultation with its financial advisor and counsel, that the failure to so withdraw or change its recommendation would be inconsistent with its fiduciary obligations to its stockholders.

Q:
Are there restrictions on the ability to sell REMEC stock received as a result of the merger? (See page 95)

A.
All REMEC common stock received by Spectrian stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either REMEC or Spectrian under the Securities Act of 1933, as amended. Shares of REMEC held by affiliates may only be sold pursuant to a registration statement or an exemption from the registration requirements of the Securities Act. Generally, an affiliate is considered to be someone who is an executive officer or director of a company or someone who owns more than 10% of the outstanding stock of a company.

Reasons for the Merger

Q:
Why are REMEC and Spectrian proposing the merger? (See pages 52 and 60)

A:
REMEC and Spectrian believe that combining the products, services and technologies of the two companies will create a combined company strategically positioned to provide its customers with superior integrated RF products. REMEC and Spectrian believe that the combined company will have a larger customer base, greater depth of skilled personnel, stronger research and development capability, a stronger sales force, greater financial strength, a more concentrated sales effort and a higher market profile and operational efficiencies, all of which may create greater market opportunities for the combined company and are expected to enhance the potential for greater value for the shareholders of the combined company.

  The REMEC board of directors and the Spectrian board of directors believe that the merger may result in a number of benefits, including, among others:

    •
    the opportunity to respond more fully to the needs of multiple markets and industries for RF products;

    •
    the combined company's potential to be a market leading provider of RF sub-assemblies; and

    •
    the opportunity to further pursue the global capabilities of REMEC and Spectrian.

Q:
Do the boards of directors of REMEC and Spectrian recommend voting in favor of the merger? (See pages 54 and 62)

A:
Yes. The Spectrian board of directors has unanimously approved, and recommends that its stockholders vote in favor of, adopting and approving the amended and restated merger agreement and approving the merger. Similarly, the REMEC board of directors has unanimously approved, and recommends that its shareholders vote in favor of, the merger proposal. For a more complete description of the recommendations of the boards of directors of both companies, see the sections entitled "The Merger—REMEC's reasons for the merger" on page 52, and "The Merger—Spectrian's reasons for the merger" on page 60.

Q:
Do persons involved in the merger have interests which may conflict with mine as a Spectrian stockholder? (See page 67)

A.
Yes. When considering the recommendations of Spectrian's board of directors, you should be aware that certain Spectrian directors and officers have interests in the merger that are different from, or are in addition to, yours. These interests include employment of Spectrian executive officers by REMEC after the merger, certain payments to Spectrian officers upon completion of the merger, appointment of two current Spectrian board members to the REMEC board of directors and the indemnification of directors and officers of Spectrian against certain liabilities for events that occurred or may occur before the merger is completed.

Q:
Did REMEC's and Spectrian's financial advisors render favorable opinions concerning the merger? (See pages 54 and 62)

A.
Yes.

  •
  In connection with its decision to approve and recommend the merger, REMEC's board of directors considered the opinion it received from REMEC's financial advisor, Needham & Company, Inc., as to the fairness to REMEC, from a financial point of view, of the exchange ratio in the merger. The full text of Needham & Company's written opinion is attached to this joint proxy statement/prospectus as Annex B. REMEC shareholders are urged to read Needham & Company's opinion carefully and in its entirety to understand the procedures followed, the assumptions made, the matters considered and the limitations on the review undertaken by Needham & Company in rendering its opinion. Needham & Company's opinion was directed to the REMEC board of directors and does not constitute a recommendation to any shareholder as to any matter relating to the merger.

  •
  In connection with its decision to approve and recommend the merger, Spectrian's board of directors considered the opinion it received from Spectrian's financial advisor, RBC Dain Rauscher Inc., a member company of RBC Capital Markets, as to the fairness, from a financial point of view, to the holders of Spectrian common stock, of the consideration to be paid per share of Spectrian common stock as provided for in the amended and restated merger agreement. The full text of RBC's written opinion is attached to this joint proxy statement/prospectus as Annex C. Spectrian stockholders are urged to read RBC's opinion carefully and in its entirety to understand the procedures followed, the assumptions made, the matters considered and the limitations on the review undertaken by RBC in rendering its opinion. RBC's opinion was directed to the Spectrian board of directors and does not constitute a recommendation to any stockholder as to any matter relating to the merger.

  •
  The written opinions of the financial advisors do not address the prices at which REMEC's common stock will trade after the proposed merger or represent a recommendation by Needham & Company or RBC that REMEC shareholders or Spectrian stockholders vote in favor of the merger and the other matters set forth in this joint proxy statement/prospectus.

Other Matters to Consider

Q:
Are there risks I should consider in deciding whether to vote for the merger? (See page 21)

A:
Yes. In evaluating the merger, you should carefully consider the factors discussed in the section titled "Risk Factors" on page 21.

Q:
Am I entitled to dissenters' or appraisal rights? (See page 96)

A:
Under Delaware law, Spectrian stockholders are not entitled to appraisal rights.

  If you are a REMEC shareholder, under California law you may have the right to dissent from the merger by exercising dissenters' rights. If a REMEC shareholder elects to exercise dissenters' rights, the REMEC shareholder must precisely comply with all of the procedures set forth in Chapter 13 of the California General Corporation Law. Chapter 13 of the California General Corporation Law is reprinted in its entirety and attached to this joint proxy statement/prospectus as Annex D.

Q:
How do the market prices of REMEC and Spectrian common stock compare? (See page 11)

A.
Shares of REMEC common stock and Spectrian common stock are listed on the Nasdaq National Market. REMEC's trading symbol is "REMC" and Spectrian's trading symbol is "SPCT." On October 29, 2002, the last full trading day prior to the public announcement of the amended and restated merger agreement, the last reported sale prices were:

  •
  $3.44 per share of REMEC common stock; and

  •
  $2.41 per share of Spectrian common stock.

  On November 14, 2002 the last reported sale prices were:

    •
    $4.40 per share of REMEC common stock, and

    •
    $4.25 per share of Spectrian common stock.

  REMEC and Spectrian urge you to obtain current market quotations.

Steps for You to Take Now

Q:
As a Spectrian stockholder, what do I need to do now? (See page 38)

A:
Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your special meeting. If you return a properly signed proxy card but do not include instructions on how to vote your proxy, your shares will be voted "FOR" the approval and adoption of the amended and restated merger agreement and the approval of the merger.

Q:
As a REMEC shareholder, what do I need to do now? (See page 35)

A:
Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your special meeting. You may instead vote by following the telephone or Internet instructions on the proxy card. If you return a properly signed proxy card but do not include instructions on how to vote your proxy, your shares will be voted "FOR" the approval of the merger proposal.

Q:
What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
Most REMEC shareholders and Spectrian stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and shares beneficially owned.

  Shareholder of Record.    If your shares are registered directly in your name with REMEC's or Spectrian's transfer agent, you are considered the shareholder of record with respect to those shares and this joint proxy statement/prospectus is being sent directly to you by REMEC or Spectrian, as applicable. If you are a REMEC shareholder, as shareholder of record, you have the right to grant your proxy directly to REMEC or to vote in person at the REMEC special meeting of shareholders. If you are a Spectrian stockholder, as stockholder of record, you have the right to grant your proxy directly to Spectrian or to vote in person at the Spectrian special meeting of stockholders. As appropriate, REMEC or Spectrian has enclosed a proxy card for your use.

  Beneficial Owner.    If your shares are held in a brokerage account, bank account or by another nominee, you are considered the beneficial owner of shares held in "street name," and this joint proxy statement/prospectus is being forwarded to you by your broker, bank or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the applicable special meeting.

  However, since you are not the shareholder of record, you may not vote your shares in person at the applicable special meeting unless you obtain a legal proxy from the broker, bank or nominee that holds your shares, giving you the right to vote the shares instead of the broker, bank or nominee holding your shares. Your broker, bank or nominee has enclosed or provided voting instructions for your use in directing your broker, bank or nominee how to vote your shares.

Q:
What do I do if I want to change my vote? (See pages 36 and 40)

A:
If you are a shareholder of record and you want to change your vote,

  •
  send the secretary of REMEC or Spectrian, as appropriate, a written notice that you wish to revoke your proxy;

  •
  send the secretary of REMEC or Spectrian, as appropriate, a later-dated, signed proxy card before your special meeting; or

  •
  attend your special meeting in person and vote in person.

  If you are a beneficial owner and you want to change your vote,

    •
    submit new voting instructions to your broker, bank or nominee; or

    •
    obtain a legal proxy from your broker, bank or nominee that gives you the right to vote your shares and attend your special meeting and vote in person.

Q:
Should I send in my Spectrian stock certificate now?

A:
No. After the merger is completed, the exchange agent will send Spectrian stockholders written instructions for exchanging their Spectrian stock certificates for new REMEC stock certificates. Spectrian stockholders should not return their stock certificates until that time.

Q:
When and where will the votes take place? (See pages 35 and 38)

A.
REMEC special meeting of shareholders.    The REMEC special meeting of shareholders will be held at REMEC's headquarters at 3790 Via de la Valle, Suite 311, Del Mar, California 92014 on December 20, 2002, starting at 9:00 a.m. local time.

  Spectrian special meeting of stockholders.    The Spectrian special meeting of stockholders will be held at Spectrian's headquarters at 350 West Java Drive, Sunnyvale, California 94089 on December 20, 2002, starting at 9:00 a.m. local time.

Q:
What happens if a Spectrian stockholder does not vote? (See page 39)

A.
If a Spectrian stockholder fails to submit a proxy or vote at the Spectrian special meeting of stockholders, it will have the same effect as a vote against approval and adoption of the amended and restated merger agreement and the approval of the merger.

  If you return your proxy and do not indicate how you want to vote, your proxy will be counted as a vote to approve and adopt the amended and restated merger agreement and approve the merger.

  If you submit a proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the Spectrian special meeting of stockholders. Consequently, your abstention will have the same effect as a vote against approval and adoption of the amended and restated merger agreement and approval of the merger.

Q:
What happens if a REMEC shareholder does not vote? (See page 36)

A.
If a REMEC shareholder fails to submit a proxy or vote at the REMEC special meeting of shareholders, it will have the same effect as a vote against the approval of the merger proposal.

  If you return your proxy and do not indicate how you want to vote, your proxy will be counted as a vote to approve the merger proposal.

  If you submit a proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the REMEC special meeting of shareholders. Consequently, your abstention will have the same effect as a vote against the approval of the merger proposal.

Other documents to review (See page 18)

        This summary does not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, holders of REMEC and Spectrian stock should read the documents attached to this joint proxy statement/prospectus, including the amended and restated merger agreement, which is attached as Annex A, the opinion of Needham & Company which is attached as Annex B, and the opinion of RBC which is attached as Annex C.

        In addition, important business and financial information about REMEC and Spectrian is incorporated into this joint proxy statement/prospectus by reference. You may obtain the information incorporated into this joint proxy statement/prospectus by reference without charge by following the instructions in the section titled "Where You Can Find More Information" on page 18.

Comparative market price information

        REMEC common stock is quoted on the Nasdaq National Market and traded under the symbol "REMC." The table below sets forth for the periods indicated the high and low sale prices per share of REMEC common stock. For current price information with respect to REMEC common stock, you are urged to consult publicly available sources. No assurance can be given as to future prices of, or markets for, REMEC common stock. REMEC has never declared or paid any cash dividends on REMEC common stock.

	REMEC Common Stock
	High	Low
FISCAL YEAR ENDED January 31, 2001
First Quarter	$34.33	$13.50
Second Quarter	35.21	21.00
Third Quarter	34.69	20.38
Fourth Quarter	30.38	8.41
FISCAL YEAR ENDED January 31, 2002
First Quarter	$13.63	$8.05
Second Quarter	12.40	8.21
Third Quarter	11.68	7.31
Fourth Quarter	12.20	8.39
FISCAL YEAR ENDING January 31, 2003
First Quarter	$10.19	$7.65
Second Quarter	8.61	4.00
Third Quarter	4.47	2.43
Fourth Quarter (through November 14, 2002)	4.59	3.95

        Spectrian common stock is quoted on the Nasdaq National Market and traded under the symbol "SPCT". The table below sets forth for the periods indicated the high and low sale prices per share of Spectrian common stock. For current price information with respect to Spectrian common stock, you are urged to consult publicly available sources. Spectrian has never declared or paid any cash dividends on Spectrian common stock.

	Spectrian Common Stock
	High	Low
FISCAL YEAR ENDED March 31, 2001
First Quarter	$22.50	$13.438
Second Quarter	20.25	12.813
Third Quarter	19.563	11.688
Fourth Quarter	24.75	12.031
FISCAL YEAR ENDED March 31, 2002
First Quarter	$19.30	$9.81
Second Quarter	16.48	9.72
Third Quarter	11.85	8.24
Fourth Quarter	16.70	11.03
FISCAL YEAR ENDING March 31, 2003
First Quarter	$16.05	$9.69
Second Quarter	10.31	2.38
Third Quarter (through November 14, 2002)	4.40	1.99

        Set forth below are the last reported sale prices of REMEC common stock and Spectrian common stock on October 29, 2002, the last trading day prior to the public announcement of the amended and restated merger agreement, and on November 14, 2002, the last trading day prior to the date of this joint proxy statement/prospectus, as well as the equivalent pro forma sale prices of Spectrian common stock on those dates, as determined by multiplying the applicable last reported sale price of REMEC common stock on the Nasdaq National Market by an exchange ratio equal to 1.00.

Date	REMEC common stock	Spectrian common stock	Spectrian Equivalent
October 29, 2002	$3.44	$2.41	$3.44
November 14, 2002	$4.40	$4.25	$4.40

Subsequent events

        On September 24, 2002 a purported shareholder derivative lawsuit naming the current directors of REMEC, Inc. as defendants was filed in the Superior Court of the State of California, County of San Diego. The complaint asserts, among other things, that the directors of REMEC breached their fiduciary duties by allegedly failing to renegotiate and/or terminate the original merger agreement entered into between Spectrian and REMEC dated as of May 19, 2002. The complaint seeks injunctive relief, compensatory damages on behalf of REMEC and attorneys' fees.

        In connection with Spectrian's completion of the sale of its UltraRF division to Cree, Inc., Spectrian entered into a Purchase and Supply Agreement, dated as of December 29, 2000, as amended, which we refer to in this joint proxy statement/prospectus as the Purchase and Supply Agreement. Pursuant to the Purchase and Supply Agreement, Spectrian committed to purchase and accept delivery from Cree of $54.8 million of semiconductors over a 30 month period starting January 2001. As of September 29, 2002, Spectrian's remaining purchase commitment was $11.3 million. Under the terms of the Purchase and Supply Agreement, Spectrian is not required to purchase products from Cree until they are qualified under the qualification procedures described in the Purchase and Supply Agreement. In September 2002, Spectrian received a letter from Cree in which Cree asserted that as of September 25, 2002, certain of its products met the qualifications specified in the Purchase and Supply Agreement and notified Spectrian of its intent to arbitrate this qualification issue if it was not resolved in 30 days.

        On November 15, 2002, Spectrian and Cree entered into a Settlement Agreement and Release pursuant to which the parties agreed to terminate the Purchase and Supply Agreement and to release each other from obligations under the Purchase and Supply Agreement. Cree also agreed to release Spectrian from all claims arising from or related to the representations and warranties made by Spectrian in the Asset Purchase Agreement dated November 20, 2000 by and among Spectrian, Cree and Zoltar Acquisition Corporation, except for claims related to Spectrian's environmental and tax representations and warranties. As consideration, Spectrian agreed to pay Cree $5.0 million by November 20, 2002.

        In addition, Spectrian and Cree also entered into a Volume Purchase Agreement which will govern the terms and conditions of future Spectrian product purchases from Cree. Pursuant to the Volume Purchase Agreement, Spectrian would only be required to purchase a minimum of $125,000 of Cree products between October 1, 2002 and March 30, 2003.

        Spectrian does not expect to incur any additional charge related to the Purchase and Supply Agreement and the Settlement Agreement and Release. In addition, upon consummation of the settlement, Spectrian expects to recognize the remaining approximately $11 million of deferred gain relating to the Cree transaction.

Forward-looking statements in this joint proxy statement/prospectus

        Statements contained in this joint proxy statement/prospectus and the documents incorporated into this joint proxy statement/prospectus by reference that are not statements of historical fact are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements with respect to REMEC's and Spectrian's financial condition, results of operations and business and on the expected effects of the merger on REMEC's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will" and similar expressions often identify forward-looking statements.

        These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

  •
  one or more of the conditions to the merger will not be satisfied and the merger will not be consummated;

  •
  the anticipated benefits from the merger will not be fully realized, if at all;

  •
  the timing, costs or difficulties related to the integration of our businesses and infrastructure are greater than expected;

  •
  the effect of economic conditions and competition on revenues and margins;

  •
  rapidly changing technology and shifting customer requirements;

  •
  the effect of the costs of completing the merger and potential impairment of the value of certain intangible assets on results of operations;

  •
  other risks and uncertainties, including the risks and uncertainties involved in continued acceptance of the combined company's products and services; and

  •
  other risk factors as may be detailed from time to time in REMEC's and Spectrian's public announcements and filings with the Securities and Exchange Commission.

        In evaluating the merger, you should carefully consider the discussion of these and other factors in the section titled "Risk Factors" beginning on page 21. You are cautioned not to place undue reliance on such statements, which speak of only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference.

SUMMARY SELECTED FINANCIAL DATA

REMEC selected historical financial data

        The selected consolidated historical financial information set forth below under the captions "Consolidated Statement of Operations Data" and "Consolidated Balance Sheet Data" for, and as of the end of, each of the fiscal years in the five-year period ended January 31, 2002, are derived from REMEC's historical audited financial statements. The selected consolidated historical financial information set forth below for the six-month periods ended August 2, 2002 and July 27, 2001 are derived from REMEC's unaudited consolidated historical financial statements, and in the opinion of REMEC's management reflects all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of this unaudited consolidated historical financial information. This information should be read in conjunction with Management's Discussion and Analysis of results of operations and financial condition of REMEC and the consolidated financial statements and notes thereto incorporated by reference into this joint proxy statement/prospectus. Historical results are not necessarily indicative of results to be expected for any future period.

	Six Months Ended
			Fiscal Year Ended January 31,
	August 2, 2002
		July 27, 2001	2002	2001	2000	1999	1998
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net sales	$112,551	$119,314	$229,981	$273,499	$189,189	$179,215	$191,008
Gross profit	13,951	11,044	22,570	69,688	45,609	41,772	58,659
Income (loss) from operations	(22,798)	(26,198)	(96,116)	2,363	(9,704)	(5,966)	18,493
Net income (loss)	(16,039)	(15,424)	(69,863)	10,879	(6,675)	(4,831)	14,754
Earnings (loss) per common share:
Basic	$(0.35)	$(0.34)	$(1.56)	$0.25	$(0.18)	$(0.13)	$.44

Diluted	$(0.35)	$(0.34)	$(1.56)	$0.24	$(0.18)	$(0.13)	$.42

Shares used in per share calculation:
Basic	45,268	44,759	44,904	43,436	37,721	37,083	33,803
Diluted	45,268	44,759	44,904	45,482	37,721	37,083	34,842
Net income (loss)(1)	(16,039)	(14,262)	(68,063)	11,668	(5,850)	—	—
Earnings (loss) per share:
Basic(1)	$(0.35)	$(0.32)	$(1.52)	$0.27	$(0.16)	—	—
Diluted(1)	$(0.35)	$(0.32)	$(1.52)	$0.26	$(0.16)	—	—

        (1)  Effective February 1, 2002, REMEC adopted SFAS 141 and 142, which require that goodwill and other intangibles with indefinite lives no longer be amortized. The effect of excluding amortization from the historical results of operations for the three years ended January 31, 2002 and for the six months ended August 2, 2002 and July 27, 2001 is reflected in the table above.

		As of January 31,
	As of August 2, 2002
		2002	2001	2000	1999	1998
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$34,530	$49,438	$138,526	$34,836	$83,012	$47,966
Working capital	118,035	125,259	225,405	95,610	133,807	99,221
Total assets	304,350	324,738	390,225	223,929	218,571	179,082
Long-term debt	—	—	—	5,049	—	—
Total shareholders' equity	264,533	281,869	341,486	187,892	191,607	145,990

Spectrian selected historical financial data

        The selected consolidated historical financial information set forth below under the captions "Consolidated Statement of Operations Data" and "Consolidated Balance Sheet Data" for, and as of the end of, each of the fiscal years in the five year period ended March 31, 2002, are derived from Spectrian's historical audited financial statements. The data for the six months ended September 29, 2002 and September 30, 2001 are derived from Spectrian's historical unaudited consolidated financial statements. Spectrian prepared the unaudited consolidated financial statements on substantially the same basis as the audited consolidated financial statements and, in Spectrian's opinion, they include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for these periods. This information should be read in conjunction with Management's Discussion and Analysis of results of operations and financial conditions of Spectrian and the consolidated financial statements and notes thereto incorporated by reference into this joint proxy statement/prospectus. Historical results are not necessarily indicative of results to be expected for any future period.

	Six Months Ended
			Fiscal Year Ended March 31,
	Sept. 29, 2002	Sept. 30, 2001
			2002	2001	2000	1999	1998
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net revenues	$24,744	$50,810	$103,782	$179,752	$163,567	$99,331	$168,798
Operating income (loss)	(45,042)	(24,613)	(40,317)	(7,567)	(9,288)	(40,599)	4,456
Net income (loss) before cumulative effect of change in accounting principle	(34,069)	(20,543)	(20,867)	13,480	(5,823)	(36,971)	8,922
Net income (loss)	$(34,098)	$(20,064)	$(20,373)	$13,480	$(5,823)	$(36,971)	$8,922

Net income (loss) per share before cumulative effect of change in accounting principle:
Basic	$(2.97)	$(1.77)	$(1.80)	$1.21	$(0.56)	$(3.50)	$0.90

Diluted	$(2.97)	(1.77)	$(1.80)	$1.19	$(0.56)	$(3.50)	$0.83

Earnings (loss) per common share:
Basic	$(2.97)	$(1.73)	$(1.76)	$1.21	$(0.56)	$(3.50)	$0.90

Diluted	$(2.97)	$(1.73)	$(1.76)	$1.19	$(0.56)	$(3.50)	$0.83

Shares used in per share calculation:
Basic	11,463	11,567	11,543	11,113	10,426	10,568	9,881
Diluted	11,463	11,567	11,543	11,343	10,426	10,568	10,701
		At March 31,
	September 29, 2002
		2002	2001	2000	1999	1998
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$27,393	$42,140	$36,397	$11,553	$26,254	$31,460
Short-term investments	40,262	48,585	73,512	36,027	36,417	68,128
Working capital	54,893	87,561	104,936	79,400	72,399	117,478
Total assets	108,173	154,765	188,023	131,275	128,412	175,051
Debt and capital lease obligations, net of current portion	—	—	—	1,351	4,899	5,912
Total stockholders' equity	66,931	100,339	98,502	98,985	95,968	144,342

Unaudited pro forma combined financial data

        The following table sets forth selected unaudited pro forma combined financial data for REMEC and Spectrian, giving effect to the proposed merger under the purchase method of accounting at the beginning of the applicable periods indicated. We have derived the selected unaudited pro forma combined financial data from the unaudited pro forma combined condensed financial statements included elsewhere in this joint proxy statement/prospectus, which we urge you to review. You should read the selected pro forma unaudited combined financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of REMEC and the accompanying notes incorporated by reference in this joint proxy statement/prospectus, and in conjunction with "Spectrian Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Spectrian and accompanying notes appearing in Spectrian's Annual Report on Form 10-K/A for the year ended March 31, 2002 and Form 10-Q/A for the period ended September 29, 2002, which is incorporated by reference into this joint proxy statement/prospectus. REMEC has performed a preliminary valuation of the assets and liabilities of Spectrian in connection with the acquisition in order to allocate the purchase price in accordance with Financial Accounting Standards No. 141 "Business Combinations." These estimates and assumptions used in computing the proforma information below are preliminary and may change. The selected pro forma combined financial data is not necessarily indicative of REMEC's and Spectrian's combined results of operations or the combined financial position that would have resulted had the proposed merger been consummated at the beginning of the applicable periods indicated, nor is it necessarily indicative of REMEC's and Spectrian's results of operations in future periods or the future financial position of the combined company.

	Fiscal Year Ended January 31, 2002	Six Months Ended August 2, 2002
	(in thousands, except per share data)
Statement of Operations Data:
Net sales	$381,039	$137,295
Loss from operations	$(162,363)	$(67,840)
Net loss	$(148,512)	$(60,245)
Net loss per share—basic	$(2.63)	$(1.06)
Net loss per share—diluted	$(2.63)	$(1.06)
Weighted average shares outstanding—basic	56,379	56,743
Weighted average shares outstanding—diluted	56,379	56,743
As of August 2, 2002
(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$97,313
Total assets	399,253
Deferred income taxes and other long-term liabilities	6,405
Accumulated deficit	(39,925)
Total stockholders' equity	323,552

Comparative per share data

        The following table presents selected comparative audited and unaudited per share data for REMEC common stock on a historical and pro forma combined basis and for Spectrian common stock on a historical and pro forma equivalent basis giving effect to the merger on a purchase accounting basis.

        You should read the information presented below in conjunction with the historical financial statements and notes thereto of REMEC and Spectrian and the Unaudited Pro Forma Combined Condensed Financial Statements and related notes thereto, incorporated by reference or included in this joint proxy statement/prospectus.

        This information is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have occurred had the merger been consummated prior to the periods indicated.

(A)
REMEC—Historical
Net loss per share (diluted) for the six months ended August 2, 2002	$(0.35)
Net loss per share (diluted) for the year ended January 31, 2002	$(1.56)
Book value per share(1)	$5.82
REMEC—Pro Forma(2)
Net loss per share (diluted) for the year ended January 31, 2002	$(2.17)
Spectrian—Historical
Net loss per share (diluted) for the six months ended September 29, 2002	$(2.97)
Net loss per share (diluted) for the year ended March 31, 2002	$(1.80)
Book value per share(3)	$5.83
Pro forma combined net loss per share (diluted)
Pro forma net loss per share for the six months ended August 2, 2002(5)	$(1.06)
Pro forma net loss per share for the year ended January 31, 2002(4)	$(2.63)
Pro forma combined net book value per share
Pro forma net book value per share as of August 2, 2002(6)	$5.68

(A)
The periods for which the net loss per share data has been presented are the years ended January 31, 2002 and March 31, 2002 for REMEC and Spectrian, respectively, and the six months ended August 2, 2002 and September 29, 2002 for REMEC and Spectrian, respectively. Balance sheet data presented is as of August 2, 2002 and September 29, 2002 for REMEC and Spectrian, respectively.

1.
The REMEC historical book value per share is calculated by dividing its shareholders' equity at August 2, 2002, by the total number of outstanding shares of REMEC common stock at August 2, 2002.

2.
The REMEC pro forma net loss per share is derived from the historical combined financial statements of REMEC after giving effect to the acquisition of Solitra on October 26, 2001, under the purchase method of accounting, and the assumptions and adjustments related to this acquisition described in the accompanying notes to the unaudited pro forma combined condensed financial statements.

3.
The Spectrian historical book value per share is calculated by dividing its stockholders' equity at September 29, 2002, by the total number of outstanding shares of its common stock at that date.

4.
The pro forma combined net loss per share is calculated by dividing the pro forma net loss by the combined number of diluted shares outstanding for the years ended January 31, 2002 and March 31, 2002 for REMEC and Spectrian, respectively.

5.
The pro forma combined net loss per share is calculated by dividing the pro forma net loss by the combined number of diluted shares outstanding as of August 2, 2002 and September 29, 2002, respectively.

6.
The pro forma combined net book value per share is calculated by dividing the pro forma stockholders' equity by the combined number of shares outstanding as of August 2, 2002 and September 29, 2002, respectively.

WHERE YOU CAN FIND MORE INFORMATION

        This joint proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this joint proxy statement/prospectus.

        All documents filed by REMEC and Spectrian pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this joint proxy statement/prospectus and before the date of the special meetings are incorporated by reference into and form part of this joint proxy statement/prospectus from the date of filing of those documents.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different.

        The following documents, which have been filed by REMEC with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus:

  •
  REMEC's Annual Report on Form 10-K for the fiscal year ended January 31, 2002 (file number 1-16541) filed April 30, 2002 as amended by REMEC's Annual Report on Form 10-K/A filed on November 13, 2002.

  •
  REMEC's Quarterly Report on Form 10-Q for the quarter ended August 2, 2002 filed September 16, 2002 as amended by REMEC's Quarterly Report on Form 10-Q/A filed on November 13, 2002.

  •
  REMEC's Quarterly Report on Form 10-Q for the quarter ended May 3, 2002 filed June 17, 2002 as amended by REMEC's Quarterly Report on Form 10-Q/A filed on November 13, 2002.

  •
  REMEC's Current Report on Form 8-K filed December 20, 2001 as amended by REMEC's Current Report on Form 8-K/A filed November 12, 2002.

  •
  REMEC's Current Report on Form 8-K filed May 20, 2002.

  •
  The description of REMEC's common stock contained in REMEC's Registration Statement on Form 8-A filed December 13, 1995 and amended on June 15, 2001, including any amendment or report filed for the purpose of updating such description.

  •
  The description of REMEC's preferred stock purchase rights contained in REMEC's Registration Statement on Form 8-A filed June 15, 2001, including any amendment or report filed for the purpose of updating such description.

        The following documents, which were filed by Spectrian with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus:

  •
  Spectrian's Annual Report on Form 10-K for the fiscal year ended March 31, 2002 (file number 0-24360) filed June 14, 2002 as amended by Spectrian's Annual Report on Form 10-K/A filed on November 13, 2002.

  •
  Spectrian's Quarterly Report of Form 10-Q for the quarter ended September 29, 2002 filed November 13, 2002 as amended by Spectrian's Quarterly Report on Form 10-Q/A filed on November 15, 2002.

  •
  Spectrian's Quarterly Report of Form 10-Q for the quarter ended June 30, 2002 filed August 14, 2002 as amended by Spectrian's Quarterly Report on Form 10-Q/A filed on November 13, 2002.

  •
  Spectrian's Current Report on Form 8-K filed October 31, 2002.

  •
  Spectrian's Current Report of Form 8-K filed October 30, 2002.

  •
  Spectrian's Current Report on Form 8-K filed May 29, 2002.

  •
  Spectrian's Current Report on Form 8-K filed May 23, 2002.

  •
  Spectrian's Current Report on Form 8-K filed May 20, 2002.

  •
  Spectrian's Current Report on Form 8-K filed April 11, 2002.

  •
  The description of Spectrian's common stock contained in Spectrian's Registration Statement on Form 8-K filed October 10, 1997, including any amendment or report filed for the purpose of updating such description.

  •
  The description of Spectrian's preferred stock purchase rights contained in Spectrian's Registration Statement on Form 8-A filed January 17, 1997, and amended on August 29, 2000 and January 30, 2001, including any amendment or report filed for the purpose of updating such description.

        Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

        The documents incorporated by reference into this joint proxy statement/prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this joint proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this joint proxy statement/prospectus) to any person, without charge, upon written or oral request. Any request for documents should be made by December 13, 2002 to ensure timely delivery of the documents.

Requests for documents or information regarding the merger relating to Spectrian should be directed to:	Requests for documents or information regarding the merger relating to REMEC should be directed to:
Investor Relations Spectrian Corporation 350 West Java Drive Sunnyvale, California 94089	Investor Relations REMEC, Inc. 3790 Via de la Valle, Suite 311 Del Mar, California 92014
By email: spctir@spectrian.com	By email: investorrelation@remec.com
By telephone: (408) 745-5639	By telephone: (858) 505-3713

        REMEC and Spectrian file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of REMEC's and Spectrian's reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:

Judiciary Plaza Room 1024 450 Fifth Street Washington, DC 20549

        Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington,

D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the Securities and Exchange Commission website is http://www.sec.gov.

        REMEC has filed a registration statement on Form S-4 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission with respect to REMEC's common stock to be issued to Spectrian stockholders in the merger. This joint proxy statement/prospectus constitutes the prospectus of REMEC filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to Spectrian and its subsidiaries was provided by Spectrian and the information contained in this joint proxy statement/prospectus with respect to REMEC was provided by REMEC.

RISK FACTORS

        The merger involves a high degree of risk for REMEC's shareholders and Spectrian's stockholders. Spectrian's stockholders will be choosing to invest in REMEC common stock by voting in favor of approving the merger proposal. An investment in REMEC common stock involves a high degree of risk. Spectrian stockholders and REMEC shareholders will decide to combine the businesses of REMEC and Spectrian, which will change the business of both companies and involves significant risks. In addition to the other information contained or incorporated by reference in this joint proxy statement/prospectus, both Spectrian stockholders and REMEC shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the merger proposal, in the case of REMEC shareholders, or for the approval and adoption of the amended and restated merger agreement and approval of the merger, in the case of Spectrian stockholders, and refer to the matters discussed under the caption "Forward-looking statements" on page 13 of this joint proxy statement/prospectus.

Risks related to the merger

  Shares of REMEC common stock to be received by Spectrian's stockholders in the merger may decrease in value before the merger closes.

        Because the exchange ratio is fixed at one share of REMEC common stock to one share of Spectrian common stock, the number of shares that Spectrian stockholders will receive in the transaction will not change, even if the market price of REMEC common stock changes. There will be no adjustment to the exchange ratio or right to terminate the amended and restated merger agreement or the merger based solely on fluctuations in the price of REMEC common stock. In recent years, the stock market has experienced extreme price and volume fluctuations. These market fluctuations have adversely affected the market price of REMEC common stock and may do so again in the future. You should obtain recent market quotations of REMEC common stock.

  Integration of the two businesses may be difficult to achieve, which may adversely affect operations.

        The merger involves risks related to the integration and management of technology, sales force, operations and personnel of two companies. The integration of the businesses of REMEC and Spectrian will be a complex, time-consuming and expensive process and may disrupt their businesses if not completed in a timely and efficient manner. Following the merger, REMEC and Spectrian must operate as a combined organization utilizing common information and communications systems, operating procedures, financial controls and human resources practices.

        REMEC and Spectrian may encounter substantial difficulties, costs and delays involved in integrating their operations, including:

  •
  potential conflicts between business cultures;

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  adverse changes in business focus perceived by third-party constituencies;

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  potential conflicts in distribution, marketing or other important relationships;

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  inability to implement uniform standards, controls, procedures and policies;

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  integration of research and development and product development efforts; and

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  loss of key employees and/or the diversion of management's attention from other ongoing business concerns.

        In addition, Spectrian is headquartered in Northern California and REMEC is headquartered in Southern California. The geographic distances between the companies and their respective offices and operations and the consolidation of operations increase the risk that the integration will not be completed successfully or in a timely and cost-effective manner. The management of the combined company may not be successful in overcoming these risks or any other problems encountered in connection with the integration of the companies.

  The costs to complete the merger are substantial. These costs and the manner of accounting for the merger may affect REMEC's, Spectrian's and the combined company's reported results of operations.

        It is anticipated that REMEC and Spectrian will incur approximately $10 to $12 million of costs in connection with the merger. This includes costs associated with combining the businesses of the two companies, such as integration and restructuring costs, costs associated with the consolidation of operations and the fees of financial advisors, attorneys and accountants. REMEC and Spectrian may also recognize certain expenses prior to the closing of the merger, which may negatively affect their results of operations. A significant portion of these costs will be charged to expense in the period incurred, reducing the combined company's earnings or increasing its loss for that period. The remaining costs, consisting primarily of fees and expenses paid to financial advisors, attorneys and accountants, will be a component of the purchase price and capitalized. To the extent that the purchase price exceeds the fair value of the net assets acquired, there will be goodwill. The resulting goodwill, if any, is required to be tested for impairment at least annually and the combined company will be required to record a charge to earnings in any period that impairment of goodwill is determined. To the extent that the fair value of the acquired net assets is in excess of the purchase price, this excess will be allocated on a pro-rata basis to the non-current assets. Any remaining amount of excess fair value of the acquired net assets greater than the purchase price, after reducing the non-current assets to zero, will be recorded as an extraordinary gain.

        Management of the combined company may not be able to effectively control the costs associated with the integration of the two companies. These costs may also be higher than anticipated. If integration costs are not managed effectively or if they are higher than anticipated then the financial results and stock price of the combined company could be materially adversely affected.

        A substantial amount of these costs will be incurred whether or not the merger is completed.

  If REMEC does not successfully integrate Spectrian or the merger's benefits do not meet the expectations of investors or financial or industry analysts, the market price of REMEC common stock may decline.

        The market price of REMEC common stock may decline as a result of the merger for many reasons, including:

  •
  the integration of REMEC and Spectrian is not completed in a timely and efficient manner;

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  perceived benefits of the merger are not achieved as rapidly as, or to the extent anticipated by, financial or industry analysts;

  •
  REMEC's assumptions about Spectrian's business model and operations, considered on a stand-alone basis, such as the ability of Spectrian to move manufacturing of its products to REMEC's facilities and to continue to execute its strategic plan, may prove incorrect;

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  the effect of the merger on the combined company's financial results is not consistent with the expectations of financial or industry analysts; or

  •
  significant shareholders of REMEC following the merger decide to dispose of their shares because the results of the merger are not consistent with their expectations.

  Failure to complete the merger could negatively impact Spectrian and REMEC.

        If the merger is not completed for any reason, Spectrian and REMEC will be subject to a number of material risks, including:

  •
  the provision in the amended and restated merger agreement which provides that Spectrian could be required in certain circumstances to pay REMEC a termination fee equal to the greater of (i) $2,000,000 or (ii) 5% of the market value of the shares REMEC would issue to Spectrian stockholders calculated using the average closing sale price on the Nasdaq National Market of REMEC common stock for the five-day trading period ending on the earlier of the last trading day prior to the announcement of an acquisition proposal or acquisition transaction for Spectrian or the last trading day prior to the withdrawal or modification by the Spectrian directors of their recommendation to Spectrian's stockholders to approve the merger;

  •
  the market price of Spectrian common stock and REMEC common stock may decline to the extent that the current market price of such shares reflects a market assumption that the merger will be completed;

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  costs related to the merger, such as legal and accounting fees and a portion of the investment banking fees, must be paid even if the merger is not completed;

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  benefits that REMEC expects to realize from the merger, such as the potentially enhanced competitive position of the combined company, would not be realized; and

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  the diversion of management attention from the day-to-day business, reduction in capital spending and the unavoidable disruption to its employees and its relationships with customers and suppliers, during the period before consummation of the merger, may make it difficult for Spectrian to regain its financial and market position if the merger does not occur.

        The effect of certain of these risks could be even more pronounced given the six months that have passed since the proposed original merger was announced. If the merger is terminated and the Spectrian board of directors seeks another merger or business combination, Spectrian stockholders cannot be certain that Spectrian will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid by REMEC in the merger.

  During the pendency of the merger, Spectrian may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the amended and restated merger agreement.

        Until the merger is completed or the amended and restated merger agreement is terminated, subject to specified exceptions, Spectrian is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or other similar transactions with any person or entity other than REMEC. As a result of these prohibitions, Spectrian may not be able to enter into an alternative transaction at a favorable price or at all.

  Spectrian executive officers and directors have interests that may influence them to support and approve the merger.

        Some of the directors and executive officers of Spectrian will receive continuing indemnification against liabilities and certain payments and have Spectrian stock, stock options and employment offers that provide them with interests in the merger that are different from, or are in addition to, your interests in the merger. In addition, upon the completion of the merger, if terminated or constructively terminated, Messrs. Waechter, Piazza and Jones will also be entitled to acceleration of vesting of all or a portion of their stock options and severance payments. Other Spectrian officers may become entitled to severance payments or acceleration of vesting of outstanding stock options if they are terminated or constructively terminated after the closing of the merger. As a result, these directors and officers may be more likely to vote to adopt and approve the amended and restated merger agreement and approve the merger than if they did not have these interests. See the section entitled "The Merger—Interests of certain persons in the merger" beginning on page 67.

  Uncertainties associated with the merger may cause Spectrian to lose key personnel.

        Current and prospective Spectrian employees may experience uncertainty about their future roles with REMEC. This uncertainty may adversely affect Spectrian's ability to attract and retain key management, sales, marketing and technical personnel.

  REMEC's articles of incorporation and bylaws include anti-takeover provisions, which may deter or prevent a takeover attempt.

        Some provisions of REMEC's articles of incorporation and bylaws and provisions of California law may deter or prevent a takeover attempt, including a takeover that might result in a premium over the market price for its common stock. These provisions include:

        Cumulative voting.    REMEC shareholders are entitled to cumulate their votes for directors. This may limit the ability of the shareholders to remove a director other than for cause.

        Shareholder rights plan.    REMEC may trigger its shareholder rights plan in the event its board of directors does not agree to an acquisition proposal. The rights plan may make it more difficult and costly to acquire REMEC.

        Preferred stock.    REMEC's articles of incorporation authorizes its board of directors to issue up to 5,000,000 shares of preferred stock and to determine what rights, preferences and privileges such shares have. No action by the REMEC shareholders is necessary before its board of directors can issue the preferred stock. The REMEC board of directors could use the preferred stock to make it more difficult and costly to acquire REMEC.

  Some executive officers and key personnel are critical to the business of the combined company and these officers and key personnel may not remain with the combined company in the future.

        The success of the combined company following the merger depends upon the continued service of some executive officers and other key personnel. Upon completion of the merger, Thomas H. Waechter, Spectrian's President and Chief Executive Officer, will become the President and Chief Operating Officer of REMEC. David Piazza, Vice President of Research and Development of Spectrian, will become the General Manager of Amplifier Products. If the combined company loses the services of Ronald E. Ragland, Chairman and Chief Executive Officer of REMEC, Mr. Waechter, Mr. Piazza or one or more of its other executive officers or key employees, or if one or more of these individuals decides to join a competitor or otherwise compete directly or indirectly with the combined company, the combined company's business, operating results and financial condition could be seriously harmed.

Risks common to the businesses of REMEC and Spectrian

  The wireless industry is characterized by rapid technological change and evolving industry standards.

        The markets in which REMEC and Spectrian currently operate, and the combined company will operate, are characterized by rapidly changing technology, short product life cycle, evolving industry standards and continuous improvements in products and services. A softening of demand in the markets served by REMEC or Spectrian may have a material adverse effect on the combined company's business, financial condition and results of operations. We cannot assure you that the combined company's product development efforts will be successful, that its new products will meet customer requirements and be accepted or that its original equipment manufacturer customers' product offerings will achieve customer acceptance. If a significant number of development projects, including Spectrian's new multicarrier products, do not result in substantial volume production or if technologies or standards supported by the combined company or its customers' products become obsolete or fail to gain widespread commercial acceptance, the combined company's business may be materially adversely affected.

  The wireless infrastructure equipment market has experienced significant decline in revenues and product orders.

        REMEC's and Spectrian's revenues are, and the combined company's revenues will be, derived primarily from sales to wireless network operators and original equipment manufacturers in the wireless infrastructure equipment market. Any significant downturn in the wireless infrastructure equipment market, or domestic or international conditions, which result in the reduction of capital expenditure budgets or the delay in product orders would likely lead to a decrease in demand for the combined company's products. Since early 2001, the wireless infrastructure equipment market has experienced and continues to experience a significant decline in revenue and product orders, which has been exacerbated in the last six months. If the combined company's customers decide to delay their product orders or reduce their capital expenditures further, the combined company's revenues, results of operations and financial condition would be adversely affected.

  Because REMEC's and Spectrian's financial and operating results vary significantly from quarter to quarter, the combined company's operating results may be negatively affected.

        REMEC's and Spectrian's quarterly and annual results have in the past been subject to significant fluctuations due to a number of factors, any of which could have a material adverse effect on the combined company's business, financial condition and results of operations.

        In particular, the combined company's results of operations are likely to vary due to:

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  the timing, cancellation, delay or rescheduling of original equipment manufacturer and network operator customer orders and shipments;

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  the timing of announcements or introductions of new products by the combined company, its competitors or their respective original equipment manufacturer customers;

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  the acceptance of products by wireless equipment original equipment manufacturers and their customers and by network operators;

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  relative variations in manufacturing efficiencies and costs;

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  competitive factors such as the pricing, availability and demand for competing products;

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  changes in average sales prices and related gross margins which vary significantly based upon product mix;

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  subcontractor performance;

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  variations in operating expenses;

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  changes in manufacturing capacity and variations in the utilization of this capacity;

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  shortages of key supplies;

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  the long sales cycles associated with REMEC's and Spectrian's products;

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  cancellation of existing programs which may result in excess inventory charges;

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  the timing and level of product and process development costs;

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  changes in inventory levels;

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  the relative strength or weakness of international financial markets; and

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  the impact of general economic and industry specific conditions.

        Anticipated orders from customers have in the past failed to materialize and delivery schedules have been deferred or canceled as a result of changes in customer requirements. The combined company expects this pattern to continue as customer requirements continue to change and industry standards continue to evolve.

        Reduced demand for wireless infrastructure equipment in the past has caused significant fluctuations in REMEC's and Spectrian's product sales. We cannot assure you that the combined company will not experience similar fluctuations in the future. REMEC and Spectrian establish their expenditure levels and budgets for product development and other operating expenses based on expected revenues, and expenses are relatively fixed in the short term. As a result, variations in timing of revenues can cause significant variations in quarterly results of operations. We cannot assure you that the combined company will be profitable on a quarter-to-quarter basis in the future. Neither REMEC nor Spectrian believes that period-to-period comparisons of financial results is necessarily meaningful and should not be relied upon as an indication of future performance.

        Due to all the foregoing factors, it is likely that in some future quarter or quarters the combined company's revenues or operating results will not meet the expectations of public stock market analysts or investors. In such event, the market price of REMEC's common stock may be materially adversely affected.

  The market for the combined company's products is highly competitive.

        The wireless communications equipment industry is extremely competitive and is characterized by rapid technological change, new product development and product obsolescence, evolving industry standards and significant price erosion over the life of a product. The ability of the combined company to compete successfully and sustain profitability depends in part upon the rates at which wireless original equipment manufacturers and network operators incorporate the combined company's products into their systems and the combined company captures market share from other suppliers.

        For example, Spectrian's major original equipment manufacturer customers continuously evaluate whether to manufacture their own amplifier products or purchase those products from outside sources. We cannot assure you that these original equipment manufacturer customers will incorporate Spectrian's products into their systems or that in general they will continue to rely, or expand their reliance, on external sources of supply for their power amplifiers. These customers and other large manufacturers of wireless communications equipment could also elect to enter the merchant market and compete directly with the combined company, and at least two original equipment manufacturers, NEC Corporation and Lucent Technologies, have already done so. This increased competition could materially adversely affect the combined company's business, financial condition and results of operations.

        We cannot assure you that the combined company's competitors will not develop new technologies or enhancements to existing products or introduce new products that will offer superior price or performance features compared to the combined company's products.

  Inventory write-offs or write-downs may materially and adversely affect the combined company's results of operations.

        REMEC and Spectrian sell their products, and the combined company will sell its products, on the basis of purchase orders rather than long-term purchase commitments, and any customer may cancel or defer its purchase orders without advance notice. These contractual relationships with major customers may adversely affect the combined company's ability to efficiently manage its production schedules and inventory levels and to accurately forecast product sales. Any reduction in levels of purchases or any material reduction in pricing without significant offsets would have a material adverse effect on the combined company's business, financial condition and results of operations. In addition, if anticipated orders fail to materialize or if delivery schedules are deferred or cancelled, the combined company may be required to take charges related to excess or obsolete inventory. For example, Spectrian took a $23.8 million reserve for excess and obsolete inventory, write down of inventory to the lower of cost or market and adverse purchase commitments in the three months ended September 29, 2002. If the combined company were to take such charges, its results of operations would be materially and adversely affected.

  Conducting business in international markets involves risk that may negatively impact the combined company's financial results.

        REMEC and Spectrian currently operate, and the combined company will operate, in the international marketplace. REMEC and Spectrian anticipate that international sales will continue to account for a significant percentage of the combined company's total revenue for the foreseeable future. These sales involve a number of inherent risks, including imposition of government controls, currency exchange fluctuations, potential insolvency of international distributors, representatives and customers, reduced protection of intellectual property rights in some countries, the impact of recessionary environments in economies outside the United States, political instability and generally longer receivables collection periods, as well as tariffs and other trade barriers. In addition, because substantially all of the foreign sales by REMEC and Spectrian are denominated in U.S. dollars, increases in the value of the U.S. dollar relative to the local currency would increase the price of the combined company's products in foreign markets and make the combined company's products relatively more expensive than competitors' products that are priced in local currencies. We cannot assure you that these factors will not have a material adverse effect on the combined company's future international sales and, consequently, on the combined company's business, financial condition and results of operations.

        Both REMEC and Spectrian anticipate that turmoil in financial markets and the deterioration of the underlying economic conditions in certain countries where they have significant sales may have an impact on their sales to customers located in or whose projects are based in those countries due to the impact of currency fluctuations on the relative price of their products and restrictions on government spending imposed by the International Monetary Fund, or IMF, on those countries receiving IMF's assistance. In addition, customers in those countries may face reduced access to working capital to fund component purchases, higher interest rates on borrowings, reduced funding of wireless infrastructure by domestic governments, reduced bank lending due to contractions in the money supply or the deterioration in the customer's or its bank's financial condition or the inability to access equity financing. A substantial majority of REMEC's and Spectrian's products are sold to original equipment manufacturers who incorporate REMEC's and Spectrian's products into systems sold and installed to end-user customers. These original equipment manufacturers are not required by contract and do not typically provide REMEC or Spectrian, as the case may be, with information regarding the location and identity of their end-user customers, and, therefore, REMEC and Spectrian are not, and the combined company will not be, able to determine what portion of its product sales have been or future orders will be incorporated into original equipment manufacturer sales to end-users in countries experiencing financial market turmoil and/or deterioration of economic conditions. Furthermore, a large portion of REMEC's and Spectrian's existing customers and potential new customers are servicing new markets in developing countries that REMEC's and Spectrian's customers, as the case may be, expect will deploy wireless communication networks as an alternative to the construction of a wireline infrastructure. If these countries decline to construct wireless communication systems, or construction of these systems is delayed for any reason, including business and economic conditions and changes in economic stability due to factors such as increased inflation and political turmoil, these delays could have a material adverse effect on the combined company's business, financial condition and results of operations.

  Failure by the combined company to maintain the proprietary nature of its technology, intellectual property and manufacturing processes could have a material adverse effect on the business, operating results, financial condition of the combined company and on its ability to compete effectively.

        REMEC and Spectrian principally rely upon patent, trademark, copyright, trade secret and contract law to establish and protect their proprietary rights. There is a risk that claims allowed on any patents or trademarks that REMEC and Spectrian hold may not be broad enough to protect the technology of the combined company. In addition REMEC's and Spectrian's patents or trademarks may be challenged, invalidated or circumvented and management cannot be certain that those rights will provide competitive advantages to the combined company. Moreover, any current or future issued or licensed patents, or trademarks, or currently existing or future developed trade secrets or know-how, may not afford sufficient protection against competitors with similar technologies or processes, and the possibility exists that certain of REMEC's and Spectrian's already issued patents or trademarks may infringe upon third party patents or trademarks.

        In addition, others may independently develop proprietary technologies and processes which are the same as, substantially equivalent to or superior to those of the combined company, or those technologies and processes may become available in the market at a lower price.

        If it is determined that REMEC or Spectrian has infringed patents or trademarks owned by others, and that the combined company will need to acquire licenses under patents or trademarks belonging to others for technology potentially useful or necessary to the combined company. These licenses may not be available on acceptable terms, if at all.

        The combined company may have to litigate to enforce its patents or trademarks or to determine the scope and validity of other parties' proprietary rights. Litigation could be very costly and divert management's attention. An adverse outcome in any litigation may have a severe negative effect on the financial results and stock price of the combined company.

        Both REMEC and Spectrian also rely on trade secrets and proprietary know-how, which they seek to protect by confidentiality agreements with their employees, consultants, service providers and third parties. These agreements may be breached, and the remedies available to the combined company may not be adequate. In addition, REMEC's and Spectrian's trade secrets and proprietary know-how may otherwise become known to or be independently discovered by others.

  If the combined company fails to adequately manage the size of its business, its financial results and stock price could be negatively affected.

        REMEC and Spectrian believe that in order to be successful, the combined company must appropriately manage the size of its business. This will mean reducing costs and overhead following the merger in an effort to integrate the two businesses and may mean reducing costs in certain economic periods and selectively growing in periods of economic expansion. In addition, the combined company will be required to implement operational, financial and management information procedures and controls that are efficient and appropriate for the size and scope of its operations. The management skills and systems currently in place may not be adequate and we may not be able to manage any significant reductions or growth effectively.

  Acquisitions of companies or technologies may result in disruptions to the combined company's business.

        REMEC has made a number of acquisitions over the last several years, each of which has required and continues to require significant management time and resources to integrate and may interfere with integration of Spectrian into REMEC. REMEC and Spectrian anticipate that integrating Spectrian into REMEC will require substantial management resources and time to complete. Any other acquisitions and/or mergers by REMEC or the combined company are and will be accompanied by the risks commonly encountered in acquisitions of companies. These risks include, among other things:

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  exposure to unknown liabilities of acquired companies;

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  higher than anticipated acquisition costs and expenses;

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  effects of costs and expenses of acquiring and integrating new businesses on the operating results and financial condition of the combined company;

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  difficulty and expense of assimilating the operations and personnel of the companies;

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  disruption of the combined company's ongoing business;

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  diversion of management time and attention;

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  failure to maximize the combined company's financial and strategic position by the successful incorporation of acquired technology;

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  inability to implement uniform standards, controls, procedures and policies;

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  loss of manufacturers;

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  loss of key employees and customers as a result of changes in management;

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  incurrence of amortization expenses; and

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  possible dilution to the shareholders of the combined company.

  If the combined company fails to attract and retain qualified senior executives and key technical personnel, its business may not be able to expand.

        REMEC's and Spectrian's operations are dependent on the continued availability of the services of their respective employees, many of whom are individually key to the future success of the combined company, and the availability of new employees to implement the growth plans of the combined company. REMEC and Spectrian personnel may voluntarily terminate their relationship with the combined company at any time. The process of locating additional personnel with the combination of skills and attributes required to carry out the combined company's strategy could be lengthy, costly and disruptive.

        If the combined company loses the services of key personnel, or fails to replace the services of key personnel who depart, the financial results and stock price of the combined company could be adversely affected. The loss of the services of any key engineering or other personnel or the failure of the combined company to attract, integrate, motivate and retain additional key employees could have a material adverse effect on its business, operating and financial results and stock price.

  The communications industry is highly regulated.

        RF transmissions and emissions, and certain equipment used in connection therewith are regulated in the United States, Canada and throughout the rest of the world. Regulatory approvals generally must be obtained by a company in connection with the manufacture and sale of its products, and by wireless service providers to operate such products. The United States Federal Communications Commission, or the FCC, and regulatory authorities abroad constantly review RF emission issues and promulgate standards based on their reviews. If more stringent RF emission regulations are adopted, the combined company and its original equipment manufacturer customers may be required to alter the manner in which radio signals are transmitted or otherwise alter the equipment transmitting these signals, which could materially adversely affect the combined company's products and markets. The enactment by federal, state, local or international governments of new laws or regulations or a change in the interpretation of existing regulations could also materially adversely affect the market for the combined company's products. The increasing demand for wireless communications has exerted pressure on regulatory bodies worldwide to adopt new standards for these products, generally following extensive investigation of and deliberation over competing technologies. The delays inherent in this governmental approval process have in the past caused, and may in the future cause, the cancellation, postponement or rescheduling of the installation of communications systems by customers. These delays have had in the past, and in the future may have, a material adverse effect on the sale of products by the combined company to its customers.

  Compliance with environmental regulations is costly and burdensome.

        Both REMEC and Spectrian are, and the combined company will be, subject to a variety of local, state and federal governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture the combined company's products. Failure to comply with current or future regulations could result in the imposition of substantial fines on the combined company, suspension of production, alteration of its manufacturing processes or cessation of operations. Compliance with these regulations could require the combined company to acquire expensive remediation equipment or to incur substantial expenses. Any failure by the combined company to control the use, disposal, removal or storage, to adequately restrict the discharge or assist in the cleanup, of hazardous or toxic substances could subject the combined company to significant liabilities, including joint and several liabilities under certain statutes. The imposition of these liabilities could materially adversely affect the combined company's business, financial condition and results of operations.

Risks related to REMEC's business

  REMEC's continued efforts to service the defense market may limit REMEC's revenue growth.

        REMEC makes a substantial portion of its sales to the U.S. defense market. As a result, lower defense spending by the U.S. government could materially reduce REMEC's revenues. Lower defense spending by the U.S. government on programs in which REMEC's products are used might occur because of defense budget cuts, general budget cuts or other reasons.

        REMEC expects to continue to derive a substantial portion of its revenues from defense programs and to continue to develop microwave products for defense applications. If a significant defense program or contract ends, and REMEC fails to replace sales from that program or contract, REMEC's revenues will decline. In addition, a large portion of REMEC's expenses is fixed and difficult to reduce, thus magnifying the negative effect of any shortfall in revenue.

  REMEC's defense development contracts could cause its quarterly results to fluctuate.

        REMEC enters into defense industry development contracts as a source of revenues. Development contracts tend to be fixed price contracts that generally result in lower gross profit margins than production contracts. As a result, REMEC's increased reliance on development contracts has led to increased quarterly fluctuations in sales and gross profit margins. Accordingly, REMEC's comparative performance from one fiscal quarter to the next is not necessarily an accurate indicator of REMEC's future performance.

  REMEC's exclusive arrangements with some customers may limit its pursuit of market opportunities and may result in a loss of revenues.

        REMEC has granted some of its customers exclusivity on specific products, which means that it is only permitted to sell those specially engineered products to them. REMEC expects that in some cases its existing customers and new customers may require REMEC to give them exclusivity on new products that REMEC makes for them. By entering into exclusive arrangements, REMEC may forego opportunities to supply these products to other companies. In addition, if REMEC enters into exclusive relationships with customers which prove to be unsuccessful, REMEC's revenues will be negatively affected. REMEC may not be able to establish business relationships, or negotiate acceptable arrangements, with significant customers in the future. Also, REMEC's current or future arrangements with significant customers may not continue or be successful.

  REMEC's dependence on suppliers may decrease REMEC's timeliness of product delivery to customers, which may result in lost revenues.

        REMEC relies on suppliers, in some cases sole suppliers or limited groups of suppliers, to provide it with services and materials necessary for the manufacture of REMEC's products. If REMEC is not able to obtain sufficient allocations of these components, REMEC's production and shipment of product will be delayed, REMEC may lose customers and its profitability will be adversely affected.

        Other risks relating to REMEC's reliance on sole suppliers include reduced control over productions costs, delivery schedules, reliability and quality of materials. Any inability to obtain timely deliveries of acceptable quality materials, or any other circumstances that would require REMEC to seek alternative suppliers, could adversely affect its ability to deliver products to its customers. In addition, if costs for REMEC's suppliers increase, REMEC may suffer losses if it is unable to recover those cost increases under fixed-price production commitments to its customers.

  Fixed-price contracts may increase risks of cost overruns and product non-performance.

        REMEC's customers establish demanding specifications for product performance, reliability and cost. Most of REMEC's customer contracts are firm fixed-price contracts. Firm fixed-price contracts provide for a predetermined fixed price for the products REMEC makes, regardless of the costs it incurs. REMEC has made pricing commitments to customers based upon REMEC's expectation that it will achieve more cost effective product designs and automate more of its manufacturing operations.

        Manufacture of REMEC's products is an extremely complex process. REMEC faces risks of cost overruns or order cancellations if it fails to achieve forecast product design and manufacturing efficiencies or if products cost more to produce than expected. Production costs can rise due to increased cost of materials, components or labor, or other factors. REMEC may have cost overruns or problems with the performance or reliability of its products in the future.

  REMEC's stock price may fluctuate significantly.

        The market price of REMEC common stock, like the stock prices of many companies in the telecommunications industry, is subject to wide fluctuations in response to a variety of factors, including: actual or anticipated operating results; announcements of technological innovations; announcements of new products or new contracts by REMEC, REMEC's competitors or customers; government regulatory action; developments with respect to wireless telecommunications; and general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations. These fluctuations have particularly affected the market prices for the stocks of technology companies and have often been unrelated to the operating performance of particular companies. The market price of REMEC common stock has been highly volatile and may continue to be highly volatile.

  Difficulties converting to a new enterprise resource planning application could interfere with the combined company's business and hamper its integration efforts.

        REMEC is currently in the process of converting its existing enterprise resource planning, or ERP, application to a new ERP application. This conversion has entailed, and will continue to entail, significant expense and management attention. If this conversion fails or takes significantly longer than expected, or if the new system works improperly, the combined company's business, including its efforts to integrate the business of Spectrian, could be adversely affected.

Risks related to Spectrian's business

  Spectrian depends on a few large customers for substantially all of its revenues.

        The wireless infrastructure equipment market is dominated by a small number of large original equipment manufacturers and wireless network operators, including AT&T Wireless Services, Inc., Ericsson Wireless Communications, Inc., Nokia OY, Lucent Technologies, Inc., Motorola Corporation, Samsung Electronics Co., Ltd., Nortel Networks Corporation, Verizon Communications, Inc., Cingular Wireless LLC, Deutsche Telecom AG and Siemens AG. Spectrian's revenues are derived primarily from sales to Spectrian's limited number of customers, in particular, Nortel, Verizon, Samsung and Cingular. Furthermore, a substantial portion of Spectrian's revenues from Nortel in the past has resulted from sales of a limited number of Spectrian's products. Spectrian's business, financial condition and results of operations have been materially adversely affected in the past by anticipated orders failing to materialize, by deferrals or cancellations of orders as a result of changes in customer requirements and from the timing of the build out of new wireless networks. Spectrian and Nortel have a supply agreement, renegotiated annually, pursuant to which Nortel commits to purchase a certain volume of its annual power amplifier requirements for specified prices from Spectrian. This agreement allows Nortel to change the product mix requirements, which can significantly affect Spectrian's gross margins, and to change requested delivery dates without significant financial consequences to Nortel. In addition, Spectrian's sales to Verizon, Samsung and Cingular are generally made on the basis of purchase orders rather than long-term purchase commitments and any of these customers may cancel or defer its purchase orders without advanced notice to Spectrian. Spectrian's contractual relationships with its major customers may adversely affect Spectrian's ability to efficiently manage production schedules and inventory levels and to accurately forecast product sales. Any reduction in the level of purchases of Spectrian's amplifiers by Nortel, Verizon, Samsung or Cingular, or any material reduction in pricing without significant offsets, would have a material adverse effect on Spectrian's business, financial condition and results of operations. For example, in fiscal 2002, product orders from Nortel fell substantially and Spectrian does not currently sell any multi-carrier power amplifier products to Nortel, which has adversely affected Spectrian's business. In addition, in fiscal 2003, Cingular has significantly reduced capital purchases from Spectrian, which has adversely affected Spectrian's business. Spectrian cannot assure you that it will receive any product orders for multi-carrier power amplifier products or any other products from Nortel or Cingular in the future. If Spectrian's current or new customers do not generate sufficient demand for Spectrian's products, Spectrian's business, financial condition and results of operations could be materially adversely affected. Further, if Spectrian were to lose Nortel, Verizon, Samsung, Cingular or any other major customer, Spectrian's business, financial condition and results of operations would be materially adversely affected. In addition, the network operator market has been and is expected to continue experiencing an industry consolidation which has and will continue to have a negative impact on Spectrian's ability to diversify its customer base. Wireless infrastructure equipment original equipment manufacturers have come under increasing price pressure from wireless network operators, which in turn has resulted in downward pricing pressure on Spectrian's products. Spectrian expects to incur increasing pricing pressures from Nortel, Verizon, Samsung, Cingular and other major customers in future periods, which could result in declining average sales prices and gross margins for Spectrian's products.

  The continued declining average sales prices for Spectrian's products may materially and adversely affect Spectrian's results of operations.

        Spectrian has experienced, and expects to continue to experience, declining average sales prices for all its products, especially its single carrier power amplifiers, and in all geographical markets. Wireless infrastructure equipment manufacturers have come under increasing price pressure from wireless network operators, which in turn has resulted in downward pricing pressure on Spectrian's products. In addition, competition among merchant amplifier suppliers has increased the downward pricing pressure on Spectrian's products and certain customer contracts have pricing terms that allow these customers to purchase Spectrian's products at the lowest available market price. Since wireless infrastructure equipment manufacturers frequently negotiate supply arrangements far in advance of delivery dates, Spectrian often must commit to price reductions for its products before it is aware of how, or if, cost reductions can be obtained. To offset declining average sales prices, Spectrian believes that it must achieve manufacturing cost reductions. If Spectrian is unable to achieve such cost reductions, Spectrian's gross margins will decline and the decline will have a material adverse effect on Spectrian's business, financial condition and results of operations.

  If Spectrian's products do not meet customer specifications, Spectrian's business will be harmed.

        Spectrian expects that its customers will continue to establish demanding specifications for quality, performance and reliability that must be met by Spectrian's products. Power amplifiers as complex as those Spectrian offers often encounter development delays and may contain undetected defects or failures. Spectrian has from time to time in the past experienced product quality, performance and reliability problems. In addition, Spectrian's multi-carrier power amplifier products have a higher theoretical probability of malfunction than its single carrier power amplifier products due to their greater complexity. Spectrian cannot assure you that defects or failures relating to its product quality, performance and reliability will not occur in the future that may have a material adverse effect on its business, financial condition and results of operations.

  Competition resulting from an original equipment manufacturer's decision to design and produce amplifiers internally could materially and adversely affect Spectrian's business.

        Spectrian believes that a majority of the present worldwide production of power amplifiers is captive within the manufacturing operations of wireless equipment original equipment manufacturers, many of which have chosen not to purchase a significant volume of amplifiers from outside suppliers. In addition, these manufacturers could decide to sell amplifiers to other wireless equipment original equipment manufacturers, either through direct sales or by spinning out their amplifier division as a separate entity. If this should occur, the competition for power amplifiers would significantly increase and could have a material adverse effect on Spectrian's business, financial condition and results of operations.

        Spectrian spends significantly to develop products for its original equipment manufacturer customers. For example, a major original equipment manufacturer has recently selected Spectrian to be a potential supplier for two programs. However, Spectrian has not made any sales to this potential customer and there is no assurance that Spectrian will have any significant sales to this customer in the future or any other original equipment manufacturer with whom Spectrian has invested in the development of products.

        Spectrian also believes that those original equipment manufacturers that purchase from third party amplifier vendors are reluctant to switch once committed to a particular merchant vendor.

Consequently, Spectrian has only limited opportunities to increase revenues by replacing internal original equipment manufacturer amplifier production or displacing other merchant amplifier suppliers. Moreover, given the limited opportunities for merchant power amplifier suppliers, any decision by an original equipment manufacturer to employ a second source merchant supplier for a product currently purchased from a merchant supplier may reduce the existing merchant supplier's ability to maintain a given level of product sales to such original equipment manufacturer or, possibly, to retain the original equipment manufacturer as a customer due to price competition from the second source merchant supplier. Spectrian cannot assure you that its major original equipment manufacturer customers will continue to rely, or increase their reliance, on Spectrian as an external source of supply for their power amplifiers, or that other wireless equipment original equipment manufacturers will become customers of Spectrian. If the major wireless infrastructure equipment suppliers do not purchase or do not continue to purchase their power amplifiers from merchant suppliers, Spectrian's business, results of operations and financial condition will be materially adversely affected.

  If Spectrian loses products, materials and services from its sole or limited sources, its business will be materially and adversely affected.

        Spectrian currently procures from single sources certain of its power amplifier assemblies, specialized semiconductors, components and services for its products. Spectrian generally purchases these products, components and services on a purchase order basis. In fiscal 2001, Spectrian completed the transfer of the production of power amplifiers to a contract manufacturer in Thailand. As a result of this transfer, Spectrian no longer has significant captive manufacturing capacity. Spectrian issues non-cancelable purchase orders to the contract manufacturer 60 days in advance of requested delivery, which is greater than the committed delivery schedule of some of its customers, such as Nortel. In addition, Spectrian transferred its power amplifier repair and product integration operations to the same contract manufacturer in Thailand in June 2002. As a result of this transfer, Spectrian no longer has significant captive amplifier repair capacity. Additionally, as a result of the sale of UltraRF to Cree, Spectrian no longer manufactures bipolar and laterally diffused metal oxide, or LDMOS, RF power semiconductors, which are critical components in Spectrian's power amplifier products. Consequently, Cree is Spectrian's sole source vendor of certain bipolar and LDMOS RF power semiconductors. Spectrian's reliance on sole sources for certain components and its migration to an outsourced, turnkey manufacturing and repair services strategy entail certain risks including reduced control over the price, timely delivery, reliability and quality of the components and reliance on the financial strength and continued relationship with the contract manufacturer. In addition, a significant amount of Spectrian's inventory as well as some of its equipment is kept on location by certain of Spectrian's contract manufacturers. If the financial strength of any of these contract manufacturers became impaired or if Spectrian's relationship with any of these contract manufacturers deteriorated suddenly, Spectrian's inventory and equipment held at such contract manufacturer may be at a risk of loss. Also, if Spectrian were to change any of its sole source vendors or contract manufacturer, Spectrian would be required to requalify its components with each new vendor or contract manufacturer, respectively, as well as with each of its customers. Any inability of Spectrian to obtain timely deliveries of components, repair services, assembled amplifiers or RF power semiconductors of acceptable quality in required quantities or a significant increase in the prices of components for which Spectrian does not have alternative sources could materially and adversely affect Spectrian's business, financial condition and results of operations. Spectrian has occasionally experienced difficulties in obtaining some components, and Spectrian cannot assure you that shortages will not occur in the future.

THE REMEC SPECIAL MEETING

Date, time, place and purpose of the REMEC special meeting

        A special meeting of REMEC shareholders will be held at 9:00 a.m. local time on December 20, 2002 at REMEC's principal executive offices located at 3790 Via de la Valle, Suite 311, Del Mar, California 92014. At the REMEC special meeting, shareholders will be asked:

  1.
  To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger and Reorganization dated as of October 29, 2002 by and among REMEC, REEF Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of REMEC, and Spectrian, to approve the merger provided for therein, and to approve the issuance of shares of REMEC common stock in connection with the merger.
  2.
  To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Record date and outstanding shares

        Only REMEC shareholders of record at the close of business on November 8, 2002, the record date, are entitled to notice of and to vote at the REMEC special meeting. As of the record date, there were 45,454,450 shares of REMEC common stock, par value $0.01 per share, outstanding and entitled to vote held by 953 shareholders of record.

Shares beneficially owned by REMEC directors and executive officers as of the record date

        As of the record date, directors and executive officers of REMEC and their affiliates beneficially owned, and were entitled to vote 3,230,565 shares of REMEC common stock, or approximately 7.1% of the shares outstanding as of the close of business on November 8, 2002.

        Directors who together beneficially hold approximately 4.2% of the REMEC common stock outstanding as of November 8, 2002, have entered into voting agreements with Spectrian and agreed, in their capacities as shareholders of REMEC, to vote in favor of the approval of the merger proposal.

Recommendation of the REMEC board of directors

        The REMEC board of directors has concluded that the amended and restated merger agreement and the merger are fair to and in the best interests of the REMEC shareholders and unanimously recommends that the shareholders vote FOR the merger proposal.

Vote required

        Each REMEC shareholder is entitled to one vote for each share of REMEC common stock on all matters at the REMEC special meeting of shareholders. Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of REMEC common stock entitled to vote on the proposal.

Quorum requirements

        A quorum of shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of REMEC common stock entitled to vote at the REMEC special meeting of shareholders will constitute quorum. Abstentions and broker non-votes will be treated as votes against the approval of the merger proposal. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

General proxy information

        Each of the persons named as proxies in REMEC's proxy is an officer of REMEC. All shares of REMEC common stock that are entitled to vote and are represented at the REMEC special meeting of shareholders by properly executed proxies received prior to or at the REMEC special meeting of shareholders and not duly and timely revoked will be voted at the REMEC special meeting of shareholders in accordance with instructions indicated on such proxies. If you submit your proxy but do not make specific choices, your proxy will follow the board recommendations and vote your shares "FOR" the proposals.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

  •
  filing with the secretary of REMEC at or before the taking of the vote at the REMEC special meeting of shareholders, a written notice of revocation bearing a later date than the proxy;
  •
  duly executing a later-dated proxy relating to the same shares and delivering it to the secretary of REMEC before the taking of the vote at the REMEC special meeting of shareholders; or
  •
  attending the REMEC special meeting of shareholders and voting in person (although attendance at the REMEC special meeting of shareholders will not in and of itself constitute a revocation of a proxy).

        Any written notice of revocation or subsequent proxy should be sent so as to be delivered to REMEC at 3790 Via de la Valle, Suite 311, Del Mar, California 92014, Attention: Secretary, or hand delivered to the Secretary of REMEC, in each case at or before the taking of the vote at the REMEC special meeting of shareholders.

        If you are a shareholder of record, you may attend the special meeting and vote in person even if you have previously returned a proxy card or voted by telephone or via the Internet. If you are not a shareholder of record, but your shares are held of record by a broker, bank or other nominee (i.e., held in "street name"), you will not be able to vote in person at the special meeting unless you obtain and present a legal proxy issued in your name from the broker, bank or other nominee that holds your shares.

Internet and telephone voting

        REMEC shareholders whose shares are registered in their own names may vote either via the Internet or by telephone. Specific instructions to be followed by any registered shareholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate shareholders' identities, allow shareholders to give their voting instructions and confirm that shareholders' voting instructions have been properly recorded.

        If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm offers Internet and telephone voting, your proxy card will provide specific instructions. If your proxy card does not reference Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

Effect of abstentions and broker non-votes

        Because approval of the merger proposal requires the affirmative vote of a majority of the shares of REMEC common stock outstanding on the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against approval of the merger proposal.

Solicitation of proxies

        REMEC and Spectrian will equally share the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain REMEC directors, officers and regular employees personally or by telephone, telegram, letter or facsimile. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and we will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Other business and adjournments

        REMEC is not currently aware of any business other than the merger proposal to be acted upon at the REMEC special meeting of shareholders. If, however, any other matters are properly brought before the special meeting, or any adjournment or postponement thereof, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote or act on those matters in accordance with their best judgment, including any proposal to adjourn the special meeting; provided, however, that a proxy voted against the merger proposal will not be voted in favor of adjournment of the special meeting.

        Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement at the special meeting. If the adjournment is for more than 45 days or a new record date is fixed for the adjourned special meeting, a notice of the adjourned special meeting will be given to each REMEC shareholder entitled to vote at the special meeting. REMEC does not currently intend to seek an adjournment of its special meeting unless such an adjournment is necessary to solicit additional votes.

Rights to dissent and appraisal

        You are entitled to dissent from the proposed merger and demand appraisal of your shares of REMEC common stock. If you wish to dissent, you must follow the specific procedures set forth in the California General Corporation Law, as described in detail in the section titled "Rights of Appraisal—REMEC Shareholders" on page 96. The full text of the relevant sections of the California General Corporation Law is also attached to this joint proxy statement/prospectus as Annex D.

THE MATTERS TO BE CONSIDERED AT THE REMEC SPECIAL MEETING OF SHAREHOLDERS ARE IMPORTANT TO THE SHAREHOLDERS OF REMEC. ACCORDINGLY, REMEC SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED REMEC PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE, OR VOTE BY TELEPHONE OR ON THE INTERNET.

THE SPECTRIAN SPECIAL MEETING

Joint proxy statement/prospectus

        This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the Spectrian board of directors in connection with the proposed merger. This joint proxy statement/prospectus is first being furnished to Spectrian stockholders on or about November 20, 2002.

Date, time and place of the special meeting

        The special meeting of Spectrian stockholders is scheduled to be held as follows:

    350 West Java Drive
    Sunnyvale, California 94089
    December 20, 2002
    9:00 a.m., local time

Purpose of the special meeting

        At the special meeting, Spectrian will ask you to consider and vote upon a proposal to approve and adopt the amended and restated merger agreement and approve the merger provided for therein.

        If the Spectrian stockholders approve and adopt the amended and restated merger agreement and approve the merger and the other conditions to completion of the merger are satisfied or waived, Spectrian will merge with REEF Acquisition Corp. and become a wholly owned subsidiary of REMEC. You will be entitled to receive one share of REMEC common stock for each share of Spectrian common stock you hold on the effective date of the merger.

Recommendation of the Spectrian board of directors

        The Spectrian board of directors has unanimously concluded that the amended and restated merger agreement and the merger are fair to and in the best interests of the Spectrian stockholders and recommends that the stockholders vote FOR the proposal to approve and adopt the amended and restated merger agreement and approve the merger.

Stockholder record date for the special meeting

        The Spectrian board of directors has fixed the close of business on November 8, 2002 as the record date for determination of Spectrian stockholders entitled to notice of, and to vote at, the special meeting. On the record date, there were 11,523,969 shares of Spectrian common stock outstanding, held by approximately 197 holders of record.

Majority vote of Spectrian stockholders required for adoption of the amended and restated merger agreement

        You are entitled to one vote for each share of Spectrian common stock held by you on the record date on each proposal to be presented to the Spectrian stockholders at the Spectrian special meeting of stockholders. A majority of the outstanding shares of Spectrian common stock outstanding as of the record date must be represented, either in person or by proxy, to constitute a quorum at the Spectrian special meeting of stockholders. Spectrian will count shares of its common stock represented in person or by proxy for the purpose of determining whether a quorum is present at the Spectrian special meeting of stockholders. Spectrian will also treat shares that abstain from voting as shares that are present and entitled to vote at the Spectrian special meeting of stockholders for purposes of determining whether a quorum exists.

        The affirmative vote of the holders of at least a majority of the shares of Spectrian common stock outstanding on the record date is required to approve and adopt the amended and restated merger agreement and approve the merger.

        On the record date for the Spectrian special meeting of stockholders, directors and executive officers of Spectrian and their affiliates beneficially held approximately 946,633 shares of Spectrian common stock representing approximately 7.6% of all outstanding shares of Spectrian common stock as of the record date.

        All of the Spectrian executive officers and directors have agreed, subject to the terms and conditions of a voting agreement with REMEC, to vote their shares of Spectrian common stock in favor of the approval and adoption of the merger agreement and approval of the merger. As of the record date these stockholders held approximately 1,033,130 shares of Spectrian common stock (including 1,004,107 shares of Spectrian common stock subject to unvested options) which are subject to the voting agreements representing approximately 8.2% of the outstanding shares of Spectrian common stock as of the record date.

Proxies

        All shares of Spectrian common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR approval and adoption of the amended and restated merger agreement and approval of the merger. You are urged to mark a box on the proxy to indicate how to vote your shares.

        If a properly executed proxy is returned and the stockholder has instructed the proxies to abstain from voting on approval and adoption of the amended and restated merger agreement and approval of the merger, the Spectrian common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be voted for or against the proposals brought before the Spectrian stockholders, thereby having the effect of being a vote against the approval and adoption of the amended and restated merger agreement and the approval of the merger. If your shares are held in an account at a brokerage firm or bank, you must instruct such institution how to vote your shares. If an executed proxy card is returned by a broker holding shares in the name of a brokerage firm or bank, which indicates that the broker or bank does not have instructions or discretionary authority to vote on the approval and adoption of the amended and restated merger agreement and approval of the merger, the shares will be considered present at the meeting for the purpose of determining a quorum, but will not be considered to have been voted in favor of the approval and adoption of the amended and restated merger agreement and approval of the merger. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank.

        Because approval and adoption of the amended and restated merger agreement and approval of the merger requires the affirmative vote of a majority of the shares of Spectrian common stock outstanding on the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against approval and adoption of the amended and restated merger agreement and approval of the merger.

        Spectrian does not expect that any matters other than approval and adoption of the amended and restated merger agreement and approval of the merger will be brought before the Spectrian special meeting of stockholders. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

Revocability of proxies

        Any proxy you give may be revoked at any time before it is voted at the Spectrian special meeting of stockholders. You may revoke a proxy in one of the following three ways:

  •
  You can send a signed written notice to the Secretary of Spectrian stating that you would like to revoke your proxy;

  •
  You can complete and submit a new proxy; or

  •
  You can attend the special meeting and vote in person. Simply attending the Spectrian special meeting of stockholders, however, will not revoke your proxy; you must request a ballot and vote at the Spectrian special meeting of stockholders.

        To be effective, any written notice of revocation or any new proxy card must be received by Spectrian Corporation, 350 West Java Drive, Sunnyvale, California 94089, Attention: Secretary, prior to the time of the special meeting. Attendance at the Spectrian special meeting of stockholders will not in and of itself constitute the revocation of a proxy.

Adjournments

        Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the shares representing a majority of the votes present in person or by proxy at the special meeting without further notice other than by an announcement at the special meeting. If the adjournment is for more than 30 days or a new record date is fixed for the adjourned special meeting, a notice of the adjourned special meeting will be given to each Spectrian stockholder entitled to vote at the special meeting. Spectrian does not currently intend to seek an adjournment of its special meeting unless such an adjournment is necessary to solicit additional votes.

Solicitation of proxies

        REMEC and Spectrian will equally share the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. Spectrian will also request banks, brokers and other intermediaries holding shares of Spectrian common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Spectrian. No additional compensation will be paid to directors, officers or employees for such solicitation.

Appraisal Rights

        Spectrian stockholders are not entitled to exercise appraisal rights as a result of the merger or to demand cash payment for their shares under Delaware law.

THE MERGER

        This section describes the merger, the merger agreement and the other agreements entered into by REMEC, Spectrian and their officers and directors in connection with the merger. While REMEC and Spectrian believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to in this joint proxy statement/prospectus, such as the amended and restated merger agreement, for a more complete understanding of the merger.

Background of the merger

        From time to time over the past several years, REMEC and Spectrian have engaged in informal discussions about a possible combination of the two companies. None of these discussions, however, proceeded beyond informal discussions and all of these discussions concluded with no agreement with respect to a potential transaction. Early in 2001, the Spectrian board of directors authorized management to engage RBC to explore potential strategic transactions in which Spectrian might be acquired or would acquire another company. In the course of RBC's efforts, representatives of RBC had contacted Ronald E. Ragland, Chairman and Chief Executive Officer of REMEC, on February 6, 2001 regarding a possible combination of REMEC and Spectrian. Subsequently, a representative from RBC, members of senior management of REMEC, Thomas H. Waechter, President and Chief Executive Officer of Spectrian, Michael D. Angel, Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary of Spectrian, and Joseph Madden, Vice President of Marketing, along with members of senior management of Spectrian, had further discussions regarding possible strategic combination in February 2001. In connection with these discussions, Spectrian and REMEC entered into a nondisclosure agreement on February 12, 2001. After the initial discussions described above, Spectrian and REMEC agreed to discontinue discussions.

        In February 2001, Messrs. Waechter and Angel and a representative of RBC met with another third party, the first potential acquirer, after which the first potential acquirer informed Mr. Waechter that it did not intend to pursue further discussions at that time. However, in July and August 2001, Spectrian and RBC were subsequently contacted by the first potential acquirer regarding a potential acquisition of Spectrian by that company. After discussions between Spectrian and the first potential acquirer during which no indication of interest was provided by such first potential acquirer, the parties determined not to pursue further discussions.

        Spectrian's management and RBC continued their exploration of possible business combinations and other strategic transactions during the first half of 2001 and the Spectrian board of directors considered a non-binding indication of interest relating to a potential acquisition of Spectrian by a third party, the second potential acquirer. After a number of discussions among the second potential acquirer, its financial advisors, Spectrian and RBC, the parties determined not to pursue further discussions.

        During the remainder of 2001, Spectrian's management and RBC, with approval of the Spectrian board of directors, continued to pursue potential business combinations or other strategic transactions. In August 2001, Mr. Waechter was contacted by a third potential acquirer and had several discussions with its chief executive officer. In November 2001, Messrs. Waechter and Angel and representatives of RBC met with representatives of the third potential acquirer and its financial advisor. In December 2001, the financial advisor of the third potential acquirer provided a non-binding indication of interest to RBC for the acquisition of Spectrian by that party. After conferring with Messrs. Waechter and Angel, RBC advised the third potential acquirer that the proposed terms were not acceptable but that Spectrian would consider another indication of interest from the third potential acquirer. No further indications of interest or other offers were received from that party.

        On December 12, 2001, a representative of Needham & Company, REMEC's financial advisor, met with Mr. Waechter. Based on the discussion that took place at the meeting, Needham & Company arranged for a later meeting to take place in New York between Mr. Ragland and Mr. Waechter.

        On January 10, 2002, while in New York City, Mr. Ragland, David L. Morash, REMEC's Executive Vice President and Chief Financial Officer, and Mr. Waechter, accompanied by representatives of Needham & Company, met and discussed the possibility of resuming discussion regarding the combination of the companies. The discussions addressed, among other matters, potential financial, business, operational and integration synergies.

        In January 2002, the Spectrian board of directors held a regularly scheduled meeting at which representatives of RBC and Messrs. Waechter, Angel and Madden described the status of their discussions with REMEC and other potential strategic partners. The Spectrian board of directors authorized management and RBC to continue those discussions.

        On February 6, 2002, Mr. Ragland, Errol Ekaireb, REMEC's then President and Chief Operating Officer, and Mr. Waechter met in San Diego to review the possible benefits of a strategic transaction between Spectrian and REMEC. At this meeting, Mr. Ekaireb and Mr. Waechter exchanged and executed an addendum to the February 12, 2001 confidentiality and non-disclosure agreement.

        On February 13, 2002, Mr. Angel met with representatives of Needham & Company to review historical financial performance and potential cost savings and synergies of a combined company.

        On February 18, 2002, Messrs. Ragland and Waechter discussed a proposed meeting on February 22 and set an agenda for the meeting.

        On February 22, 2002, Messrs. Waechter and Angel met with Messrs. Ragland, Ekaireb and Morash and other members of REMEC's management team at REMEC's offices to discuss a potential business combination and to present an overview of REMEC and a brief overview of Spectrian.

        On February 26, 2002, Messrs. Ragland and Waechter further discussed a potential business combination.

        In February 2002, Mr. Waechter was contacted by a fourth potential acquirer regarding a possible business combination with Spectrian. Messrs. Waechter and Angel met with representatives of the fourth potential acquirer and its financial advisor in February 2002 at an investment banking conference to discuss the possible structure of a business combination between the parties. In March 2002, Mr. Waechter and a representative of RBC met with representatives of the fourth potential acquirer and its financial advisor held a meeting to discuss the possible benefits of a strategic transaction between Spectrian and the fourth potential acquirer.

        In March 2002, Mr. Madden was contacted by a fifth potential acquirer regarding a possible business combination with Spectrian. Messrs. Waechter and Madden met with representatives of the fifth potential acquirer and its financial advisor to discuss the terms of a possible transaction and conduct due diligence at an industry conference in March 2002 but the fifth potential acquirer provided no indication of interest relating to a potential acquisition of Spectrian at such time.

        On March 4, 2002, Nicholas J.S. Randall, REMEC's then Executive Vice President and Chief Strategic Officer, presented to the REMEC board of directors a brief overview of a potential business transaction with Spectrian.

        Due to the extensive travel schedules of the management teams of REMEC and Spectrian, Mr. Ragland and Mr. Waechter deferred further in person discussions until the end of March 2002. However, during February and March 2002, Mr. Ragland and members of REMEC's senior management had several telephone discussions with Messrs. Waechter, Angel and Madden regarding a potential business combination and due diligence.

        Starting after the meeting on February 22, 2002 through early April 2002, REMEC's and Spectrian's financial advisors and legal counsel engaged in a series of discussions regarding the structure of a potential business combination. Similar discussions were also held between Messrs. Ragland and Waechter and among certain members of senior managements of both companies.

        In March and April 2002, RBC had separate discussions with each of the first potential acquirer, second potential acquirer and third potential acquirer. However, each of the potential acquirers advised RBC that it had no interest in pursuing further discussions.

        In March 2002, Messrs. Waechter and Madden met again with representatives of the third potential acquirer at an industry conference; however, the parties determined not to pursue further discussions at that time and the third potential acquirer did not provide an indication of interest regarding a proposed acquisition of Spectrian.

        In March 2002, Mr. Madden visited the offices of the fifth potential acquirer and Mr. Angel participated telephonically to conduct due diligence and continue discussions regarding a potential strategic transaction with the fifth potential acquirer.

        On March 27, 2002, Messrs. Waechter, Angel and Madden met with representatives of RBC and Needham & Company, Messrs. Ragland, Ekaireb, Morash and other members of REMEC's senior management at REMEC's offices to discuss Spectrian's financial, market and technology information.

        In early April 2002, Mr. Madden met with representatives of the fourth potential acquirer at its offices together with Mr. Angel and a representative of RBC, who participated telephonically, for further discussions but the fourth potential acquirer provided no indication of interest relating to a potential acquisition of Spectrian at such time.

        During April 2002, Mr. Madden had a number of meetings and telephone calls with representatives of the fifth potential acquirer to discuss a possible strategic combination between Spectrian and the fifth potential acquirer; however, the fifth potential acquirer did not provide an indication of interest regarding the proposed acquisition of Spectrian at that time.

        On April 9, 2002, Messrs. Ragland and Waechter had a telephonic discussion with each other regarding their ideas about the prospects and plans for a combined company.

        On April 10, 2002, REMEC held a special meeting of its board of directors to review the terms of a potential combination with Spectrian. The REMEC board of directors discussed in detail the proposed terms. After such discussion, the board of directors authorized Mr. Ragland to approach Mr. Waechter with potential terms for an acquisition.

        On April 12, 2002, Mr. Ragland communicated REMEC's proposal to Mr. Waechter relating to the possible acquisition of Spectrian by REMEC. Messrs. Ragland and Waechter discussed REMEC's proposal. Concurrently, Needham & Company provided to RBC a non-binding outline of the proposed terms of a strategic transaction between Spectrian and REMEC.

        On April 16, 2002, Mr. Ragland communicated a revised proposal to Mr. Waechter relating to the possible acquisition of Spectrian by REMEC. Concurrently, Needham & Company provided a revised non-binding outline of the major terms of the proposed transaction to RBC.

        On April 17, 2002, Spectrian announced its financial results for fiscal 2002 and provided a financial outlook for its first fiscal quarter in an analyst conference call.

        On April 18, 2002, the board of directors of Spectrian held a meeting to discuss the terms of the proposed acquisition by REMEC and other potential strategic transactions, including presentations by management and representatives of RBC, and authorized Mr. Waechter and Spectrian's management to continue to negotiate the terms of a proposed acquisition of Spectrian.

        On April 19, 2002, Mr. Waechter provided comments to Mr. Ragland regarding the non-binding outline, and the parties agreed to the preliminary non-binding outline setting forth the major terms of a proposed business combination, subject to further discussion and due diligence review, and subject to review and approval by each company's board of directors.

        On April 19, 2002, Heller Ehrman White & McAuliffe LLP, legal counsel to REMEC, delivered a draft of the merger agreement to Spectrian, Wilson Sonsini Goodrich & Rosati, Professional Corporation, legal counsel to Spectrian, and RBC as financial advisor to Spectrian.

        On April 24, 2002, representatives from REMEC, Spectrian, their respective financial advisors and legal counsel conducted a conference call to discuss the draft merger agreement.

        From April 24 to May 2, 2002, Heller Ehrman, on behalf of REMEC, conducted legal due diligence with respect to Spectrian at the offices of Wilson Sonsini, in Palo Alto, California.

        From April 24 to April 25, 2002, members of the management team of Spectrian and representatives from RBC visited the offices of REMEC in Del Mar, California to commence due diligence on the business and financial results of REMEC.

        On April 25, 2002, representatives of Wilson Sonsini visited the offices of REMEC in Del Mar, California to commence legal diligence on behalf of Spectrian.

        On April 29, April 30 and May 1, 2002 members of REMEC's management team visited the offices of Spectrian in Sunnyvale, California to conduct due diligence on the business operations and financial results of Spectrian.

        On April 30, 2002, representatives of Ernst & Young LLP, REMEC's auditors, met at the offices of PricewaterhouseCoopers LLP, Spectrian's auditors, in San Jose, California to review the audit work papers related to the audits of Spectrian by PricewaterhouseCoopers for the fiscal year ended March 31, 2002.

        On May 1, 2002, representatives of Spectrian's other independent financial advisors met at the offices of Ernst & Young in San Diego, California to review the audit work papers related to the audit of REMEC by Ernst & Young for the fiscal years ended January 31, 2001 and 2002. During May 2002, Spectrian's management and Spectrian's other independent financial advisors conducted financial and accounting due diligence with members of REMEC's accounting staff.

        On May 1, 2002, representatives of REMEC, Spectrian, Heller Ehrman, Wilson Sonsini, Needham & Company and RBC held meetings at the offices of Wilson Sonsini to discuss the draft merger agreement. In addition, representatives of Spectrian provided representatives of REMEC and of Needham & Company with additional financial information about Spectrian's financial outlook.

        On May 6, 2002, representatives of RBC and Messrs. Angel and Madden visited the offices of REMEC to conduct additional due diligence on the business and financial results of REMEC.

        On May 9, 2002, a meeting was held at the offices of Heller Ehrman at which representatives of REMEC, Spectrian, RBC, Needham & Company, Wilson Sonsini and Heller Ehrman discussed the open issues relating to the merger agreement.

        On May 9, 2002, the Spectrian board of directors held a telephonic special meeting to discuss the open items in the merger agreement and the status of negotiations of the merger agreement, as well as other potential strategic transactions.

        On May 10, 2002, Mr. Ragland communicated a further revised proposal to Mr. Waechter relating to the proposed acquisition of Spectrian by REMEC.

        During the week of May 13, 2002, Mr. Angel and representatives of RBC had telephonic discussions with Mr. Morash and members of REMEC's accounting staff regarding due diligence and the preliminary estimates of REMEC's operating results for the quarter ended May 3, 2002.

        During the week of May 13, 2002, Messrs. Waechter, Angel and Madden and representatives of RBC met with representatives of the fifth potential acquirer for a previously scheduled diligence meeting. At the conclusion of these discussions, Messrs. Waechter and Madden and a representative of RBC had a discussion with representatives of the fifth potential acquirer during which the representatives of the fifth potential acquirer and Spectrian agreed to discontinue further discussions at that time and the fifth potential acquirer advised that it did not have any interest regarding a proposed acquisition of Spectrian.

        On May 16, 2002, Mr. Wilkins and Mr. Angel exchanged and executed a further addendum to a confidentiality and non-disclosure agreement, which had originally been executed on February 12, 2001 and amended on February 6, 2002.

        On May 18 and May 19, representatives of Heller Ehrman and Wilson Sonsini had discussions regarding the remaining open items on the merger agreement and Heller Ehrman circulated a revised agreement. Mr. Angel and Mr. Wilkins also had a number of telephonic discussions during this time. A representative of Needham & Company also discussed certain accounting matters with the chairman of Spectrian's audit committee, Henry C. Montgomery.

        From May 16 to May 19, 2002, Mr. Wilkins, Messrs. Waechter, Piazza and Jones of Spectrian and Michael Loeb of McCutchen, Doyle, Brown & Enersen, LLP, counsel to Messrs. Waechter, Piazza and Jones, negotiated the terms of the employment agreements between the officers and REMEC. On May 19, Messrs. Waechter, Piazza and Jones executed those employment agreements.

        On May 16, 2002, the board of directors of REMEC met for a special meeting and discussed the terms of the merger agreement. All directors of REMEC participated in the meeting. Members of REMEC's management presented their due diligence findings with respect to Spectrian and Mr. Morash reviewed the terms of the merger with the board. Needham & Company reviewed with the board its financial analysis of the proposed business combination. Representatives of Needham & Company indicated that, in accordance with the terms of the merger agreement, Needham & Company was in a position to deliver, as of the expected May 18 or May 19 date of the merger agreement, its written opinion as to the fairness, from a financial point of view, to REMEC of the consideration to be paid by REMEC in the merger. The board of directors engaged in an extensive discussion of the proposed terms of the business combination. After discussion, the board of directors unanimously approved the business combination. The board's approval was subject to the resolution of outstanding legal issues and receipt of the written Needham & Company opinion.

        On May 18, 2002, the board of directors of Spectrian met to discuss the draft merger agreement and review with RBC the financial aspects of the proposed business combination. All directors of Spectrian participated in the meeting. Representatives of RBC and of Spectrian's other independent financial advisors and Messrs. Angel and Madden, presented their due diligence findings with respect to REMEC. Representatives of Wilson Sonsini reviewed the provisions of the merger agreement, the open issues and the legal principles applicable to the proposed business combination, including the fiduciary duties of the members of the Spectrian board of directors and the board's authority. Representatives of RBC rendered an oral opinion, which opinion was confirmed by a written opinion of the same date, to the effect that, as of the date of the opinion and based on and subject to the assumptions, qualifications and limitations set forth in its written opinion, the per share merger price (the price payable in shares of REMEC common stock and/or cash per share of Spectrian common stock under the exchange ratio provisions of, and the election and proration procedures established by, the merger agreement) was fair, from a financial point of view, to the holders of Spectrian common stock. Mr. Waechter summarized the status of negotiations regarding employment agreements between

REMEC and himself and other Spectrian officers. The Spectrian board of directors engaged in an extensive discussion of the proposed terms of the business combination. After the presentations and discussions, Messrs. Waechter, Angel and Madden, the representatives of RBC and the representatives of Spectrian's other independent financial advisors left the meeting. In the executive session, the Spectrian board members (other than Mr. Waechter) and representatives of Wilson Sonsini discussed management's recommendation to proceed with the proposed business combination. The board members further discussed with representatives of Wilson Sonsini the legal principles applicable to the proposed business combination. Mr. Waechter was then invited to rejoin the meeting. After Mr. Waechter rejoined the meeting, the Spectrian board of directors unanimously approved and adopted the merger agreement and the merger with Mr. Waechter participating, subject to resolution of the remaining open issues in a manner satisfactory to management upon the advice of Spectrian's counsel.

        On May 19, 2002, Needham & Company delivered to the REMEC board of directors its written opinion to the effect that, as of that date and based upon and subject to the matters described in the opinion, the consideration to be paid by REMEC in the merger was fair to REMEC from a financial point of view.

        On May 19, 2002, the parties executed and delivered the original merger agreement and delivered the executed ancillary transaction documents.

        On May 19, 2002, REMEC and Spectrian issued a joint press release announcing the proposed business combination.

        On June 21, 2002, REMEC filed a registration statement on Form S-4 with the SEC registering shares of REMEC common stock in connection with the merger as proposed under the original merger agreement. On June 27, 2002 the Staff of the SEC informed counsel for REMEC that the Staff would not review REMEC's registration statement.

        On July 8, 2002, the Staff of the SEC notified REMEC's counsel that it would be conducting a "financial only" review of Spectrian's Annual Report on Form 10-K for the fiscal year ended March 31, 2002 and that the SEC Staff would provide comments to Spectrian within 30 days. The SEC Staff further advised REMEC's counsel that although the registration statement on Form S-4 would not be reviewed, the SEC would not declare it effective until the Staff's review of Spectrian's Form 10-K had been completed and any outstanding comments resolved. On July 9, 2002, the Staff of the SEC confirmed to Spectrian's counsel that the Staff intended to undertake a review of Spectrian's Form 10-K and reaffirmed the Staff's position that the REMEC registration statement could not proceed until such time as the review had been completed.

        In early July, 2002, Messrs. Ragland, Morash and Waechter met at REMEC's offices (as part of the regularly scheduled transition team meeting) and discussed Spectrian's results of operation for the quarter ended June 30, 2002, and expressed their concerns about the transaction—specifically, their concerns about the possibility that REMEC's shareholders would not approve the merger proposal.

        Given the cumulative effect of the information, Messrs. Ragland and Morash suggested that it would be appropriate and in the best interests of both parties to re-negotiate the terms of the merger agreement and arrive at new terms for the possible merger between the parties. Mr. Waechter agreed to relay that information to Spectrian's board of directors.

        On July 12, 2002, the Spectrian board of directors met to discuss the SEC's review of Spectrian's Form 10-K and the impact of that review on the timing of the merger. Representatives of Wilson Sonsini and RBC summarized the status of the joint proxy statement/prospectus and the SEC's review of Spectrian's Form 10-K. In addition, Mr. Waechter advised the board members that Mr. Ragland had told him of REMEC's desire to explore the possibility of renegotiating certain terms of the original agreement. The Spectrian board requested that Mr. Waechter advise Mr. Ragland that the Spectrian's board were not inclined to renegotiate the merger agreement at that time and that it was Spectrian intent to move to finalization of the SEC's review, the mailing of the joint proxy statement/prospectus and closing of the merger with all due haste.

        On July 15, 2002, REMEC held a special meeting of its board of directors to discuss recent developments in the proposed transaction. Mr. Ragland and Mr. Morash advised the REMEC board that Spectrian's operating results for the recently completed quarter were lower than expected and that the expectations for the remainder of the year were also lower, making it more difficult to achieve the anticipated synergies from the combination of the companies. A representative of Needham & Company presented an updated financial analysis of the proposed merger in light of the revised outlook for Spectrian and discussed the current outlook for the telecommunications industry, valuation considerations and the recent performance of the stock of both companies. Following the presentations, the REMEC board discussed various alternative actions available to REMEC based on the present circumstances and authorized Mr. Ragland and Mr. Morash to discuss revising the agreement with Spectrian.

        On July 19, 2002, the Spectrian board of directors met regarding the status of the merger. Mr. Waechter summarized his discussions with Mr. Ragland subsequent to the July 12 Spectrian board meeting. The Spectrian board members had an extensive discussion with representative of RBC and Wilson Sonsini regarding Spectrian's outlook for the remainder of the fiscal year and REMEC's position regarding the potential renegotiation of the terms of the original merger agreement. The members of the Spectrian board appointed Charles D. Kissner, a Spectrian director, to engage in discussions with Mr. Ragland to present the Spectrian board's views regarding REMEC's proposal, and to better understand REMEC's expectations and strategy in proposing a renegotiation of the original merger agreement.

        On July 22, 2002, the REMEC board of directors held a special meeting at which Mr. Ragland reviewed a number of factors that have affected management's analysis of the proposed transaction, including Spectrian's operating performance for the quarter ending June 30, 2002 and the projections going forward, the likelihood of substantial reductions in the synergies derived from the combination of the companies, and the dramatic decline of the stock market as a whole, as well as the share prices of both companies' stock. Based on discussions with Heller Ehrman and Needham & Company, Mr. Ragland recommended that REMEC present a revised offer to Spectrian. After discussion, the REMEC board approved the recommendation and authorized Mr. Ragland to present the revised offer to Spectrian.

        On July 22, 2002, the Spectrian board of directors met to discuss the outcome of Mr. Kissner's discussions with Mr. Ragland, which he summarized. Mr. Kissner also presented the Spectrian board with an update on the REMEC board meeting earlier in the day and the likely receipt of a written proposal to amend the merger agreement from REMEC. The Spectrian board had a lengthy discussion with representatives of RBC and Wilson Sonsini of the terms of the proposed amendment and the costs and benefits to Spectrian and its stockholders of the merger agreement as amended versus the original merger agreement. The Spectrian board requested that management prepare a presentation on alternative strategic transactions, as well as Spectrian's continuation of its business as a stand alone company or an orderly wind down. The Spectrian board also requested that the representatives of RBC be prepared to address the fairness of the revised merger consideration in the event Spectrian agreed to REMEC's proposed amendment to the original merger agreement.

        On July 23, 2002, Mr. Ragland, on behalf of the board of directors of REMEC, sent a letter to the board of directors of Spectrian outlining the terms of a possible amendment to the merger agreement.

        On July 28, 2002, Messrs. Ragland and Kissner discussed by telephone the aspects of the proposed revised terms for the merger set forth in Mr. Ragland's July 23 letter.

        On July 28, 2002, the Spectrian board met to consider the proposal dated July 23, 2002 from REMEC regarding the amendment of the original merger agreement. Mr. Kissner summarized his conversations with Mr. Ragland over the past week and reviewed the letter that REMEC had provided the board members regarding the proposed amendment of the original merger agreement. Messrs. Angel, Madden and Waechter provided the Spectrian board with a presentation on the strategic alternatives open to Spectrian, including liquidation, as well as Spectrian's outlook. A representative of RBC reviewed Spectrian's strategic transaction activities over the past year as well as the proposed terms of the amendment to the original merger agreement. The representative of RBC discussed with the Spectrian board preliminary views regarding RBC's financial analysis of the REMEC proposal. Mr. Waechter reminded the Spectrian board that he had received an offer of employment from REMEC, subject to the closing of the merger, and therefore, would recuse himself from any voting on such matters related to the merger. The Spectrian board engaged in a lengthy discussion of the status of the open matters, the merits of the proposed amendment and Spectrian's investigation of strategic alternatives. The representatives of Wilson Sonsini reviewed with the Spectrian board relevant provisions of the original merger agreement and the fiduciary obligations of the directors. Messrs. Waechter, Angel and Madden advised the Spectrian board that management believed that it was in the best interest of Spectrian's stockholders to proceed to negotiate an amendment to the original merger agreement with REMEC. The Spectrian board then discussed in an executive session without Mr. Waechter or other members of management present the amendment to the original merger agreement proposed by REMEC at length. It was the consensus of the Spectrian board that Mr. Kissner should advise REMEC that the Spectrian board would be favorably inclined to consider the REMEC proposal at a future date, but not prior to receiving the SEC comments related to the SEC's review of Spectrian's Form 10-K.

        On August 1, 2002, the Staff of the SEC issued a comment letter to Spectrian regarding its Form 10-K.

        On August 6, 2002, the Spectrian board of directors met to discuss the comments that Spectrian received from the SEC in connection with its review of Spectrian's Form 10-K. Mr. Angel updated the Spectrian board on the nature and timing of the planned response to the SEC. Next, the Spectrian board considered whether Spectrian should respond formally to the letter dated July 23, 2002 from Mr. Ragland concerning an amendment to the original merger agreement. There was a lengthy discussion with representatives of RBC and Wilson Sonsini of the best means of responding to the July 23 letter and the Spectrian strategy with respect to the negotiation of terms of the proposed amendment and the costs and benefits to Spectrian and its stockholders. The Spectrian board also requested that management prepare a written response to Mr. Ragland.

        On August 8, 2002, the Spectrian board of directors met to discuss the draft response to REMEC's July 23, 2002 letter prepared by Spectrian management with the assistance of representatives of RBC and Wilson Sonsini. After a lengthy discussion, the Spectrian board of directors approved the draft response and requested that Mr. Kissner execute, deliver and discuss it with Mr. Ragland. In addition, the Spectrian board of directors approved Spectrian's response to the SEC Staff's August 1, 2002 letter, which was provided to the SEC later that day.

        On August 13, 2002, REMEC responded to Spectrian stating REMEC's belief that further exploration of an amendment to the merger agreement should be deferred until the Staff of the SEC has completed its review of Spectrian's 10-K but that REMEC would instruct its counsel to draft the form of the amended and restated merger agreement. On August 16, 2002, Heller Ehrman, on behalf of REMEC, provided a draft of the amended and restated merger agreement to Spectrian's counsel.

        On August 16, 2002, the REMEC board of directors held a special telephonic meeting to review the current status of the proposed merger. Mr. Morash advised the REMEC board that on August 1, 2002, Spectrian had received an SEC comment letter regarding Spectrian's Form 10-K and that Spectrian had responded to the SEC comments on August 8, 2002. He told the REMEC board that the comments from the SEC focused on accounting issues and that the Form S-4 could not be completed and mailed to the shareholders of the companies until the SEC completed its review of Spectrian's financial statements.

        On August 22, 2002, the Staff of the SEC commented on Spectrian's August 8th response. Spectrian responded to the SEC Staff's August 22 letter on August 26, 2002. On August 29, 2002, the Staff of the SEC commented on Spectrian's August 26th response. Spectrian replied to the August 29 SEC letter on September 4, 2002.

        On September 11, 2002, Messrs. Ragland and Kissner met on matters unrelated to the merger. During this meeting there was a brief discussion concerning the status of the merger and the SEC's review of Spectrian's Form 10-K. Mr. Ragland expressed concern about Spectrian's operating performance and about whether REMEC's shareholders would approve the issuance of the shares in merger at the exchange ratio then set forth in the merger agreement.

        On September 14, 2002, the Spectrian board met to discuss the status of Spectrian's operations to date for the quarter ended September 29, 2002, as well as the SEC's review of Spectrian's Form 10-K and the proposed amendment to the original merger agreement. There was a lengthy discussion with representatives of RBC and Wilson Sonsini of the Spectrian strategy with respect to the negotiation of terms of the proposed amendment, the costs and benefits to Spectrian and REMEC's likely response to Spectrian's anticipated operating results for the quarter ended September 29, 2002 and the outcome of the SEC review. The Spectrian board also directed management to prepare and release a press release outlining Spectrian's revised expectations for its operating results for the quarter ended September 29, 2002.

        On September 16, 2002, Mr. Waechter informed REMEC that Spectrian expected that its results of operations for the quarter ending September 29, 2002 would be below its projected results of operations. Spectrian issued a press release on September 17, 2002 providing its outlook for the quarter ended September 29, 2002.

        On September 23, 2002, the REMEC board held a special telephonic meeting. Mr. Ragland reviewed the status of the proposed merger with Spectrian, including discussions he had held the previous week with Mr. Waechter. He advised the board that Spectrian had provided guidance for its expected results for its second fiscal quarter, ending September 29, 2002. Mr. Ragland also informed the board that the SEC was continuing its review of Spectrian's Form 10-K and its Form 10-Q for the quarter ended June 30, 2002. Mr. Ragland advised the board that, given the recent developments, he believed that additional due diligence of Spectrian's financial position, business operation and market opportunities was warranted to re-evaluate the anticipated synergies of the merger. The REMEC board agreed to hold a special meeting within two weeks to consider the information obtained and determine the course of action that would be in the best interest of REMEC and its shareholders.

        On September 24, 2002 a purported shareholder derivative lawsuit naming the current directors of REMEC as defendants was filed in the Superior Court of the State of California, County of San Diego. The complaint asserts, among other things, that the directors of REMEC breached their fiduciary duties by allegedly failing to renegotiate and/or terminate the original merger agreement.

        On September 26, 2002, Mr. Ragland met with Mr. Kissner with respect to matters unrelated to the merger. During this meeting they discussed the status of the transaction and the SEC's review of Spectrian's Form 10-K. Mr. Ragland again expressed his concern that the REMEC shareholders would not approve the issuance of shares in connection with the merger as then proposed.

        On September 26, 2002, the Spectrian board met to consider the amendment of the original merger agreement. Mr. Waechter summarized the status of the proposed amendment to the original merger agreement. Mr. Waechter provided the Spectrian board with a presentation on the strategic alternatives open to Spectrian, including liquidation, as well as Spectrian's outlook. A representative of RBC reviewed Spectrian's strategic transaction activities over the past year as well as the proposed terms of the amendment to the original merger agreement. The Spectrian board engaged in a lengthy discussion of the status of the open matters and Spectrian's investigation of strategic alternatives. Mr. Angel summarized the status of the SEC's review of Spectrian's 10-K. At the close of this discussion, the Spectrian board met in executive session without Mr. Waechter or other members of management but with representatives of Wilson Sonsini and RBC. It was the consensus of the Spectrian board that management should continue to discuss the amendment of the original merger agreement pending completion of the SEC's review of Spectrian's Form 10-K.

        On September 30, 2002, Mr. Angel, Henry C. Montgomery, Spectrian's audit committee chairman, and representatives of PricewaterhouseCoopers met with members of the Staff of the SEC. The Staff of the SEC responded to Spectrian's September 4, 2002 submission on October 3, 2002. On October 4, 2002, Spectrian provided a summary of the meeting to the members of SEC Staff.

        On October 2, 2002, the REMEC board of directors held a special meeting at which Mr. Ragland presented a current overview of the issues related to the proposed transaction with Spectrian and Mr. Waechter briefed the board on the strategic benefits of the combination of the companies. After Mr. Waechter departed the meeting, a representative of Needham & Company discussed with the REMEC board the current financial outlook for both companies, valuation considerations and alternative transaction terms. After discussion, the board authorized Mr. Ragland to present a revised offer to Spectrian. On October 4, 2002, Mr. Ragland, on behalf of the REMEC board, sent a letter to the board of directors of Spectrian outlining the terms of a possible amendment and restatement to the original merger agreement.

        On October 7, 2002, the Spectrian board of directors met to discuss Mr. Ragland's October 4, 2002 letter. Mr. Waechter presented an analysis of REMEC and Spectrian's business, including the preliminary revenue results for Spectrian's quarter ended September 29, 2002. The Spectrian board discussed the companies' businesses and prospects at length. Representatives of RBC reviewed the terms of REMEC's October 4, 2002 proposal to amend and restate the original merger agreement, as well as the impact of the recent downturn in the telecommunications sector on both companies and on other suppliers of power amplifier products. Representatives of Wilson Sonsini discussed possible responses to REMEC's proposal. The representatives of Wilson Sonsini also reviewed with the Spectrian board its fiduciary duties in considering an offer to amend the original merger agreement. There was a lengthy discussion of the Spectrian board's strategy with respect to the negotiation of terms of the proposed amendment and the costs and benefits of such amendment to Spectrian. The Spectrian board requested that Messrs. Waechter and Angel develop a recommendation and counterproposal to the REMEC proposal and present such recommendation and counterproposal at a meeting of the Spectrian board.

        On October 11, 2002, the Spectrian board met to consider the amendment of the original merger agreement. Mr. Waechter provided the Spectrian board with a presentation on the strategic alternatives open to Spectrian, including liquidation, as well as Spectrian's outlook. A representative of RBC reviewed the proposed terms of the amendment to the original merger agreement. The Spectrian board engaged in a lengthy discussion of the status of the open matters and Spectrian's investigation of strategic alternatives. Messrs. Waechter and Angel then presented a draft counterproposal to REMEC's October 4 letter. At the close of this discussion, the Spectrian board met in executive session without Mr. Waechter or other members of management but with representatives of Wilson Sonsini and RBC. It was the consensus of the Spectrian board that management should continue to develop the counter proposal to REMEC's October 4 letter.

        On October 17, 2002, the Spectrian board of directors met to discuss the draft response to REMEC's October 4 letter prepared by Spectrian management with the assistance of representatives of RBC and Wilson Sonsini. In an executive session without Mr. Waechter or other members of management but with representatives of RBC and Wilson Sonsini, after a lengthy discussion, the

Spectrian board of directors approved the draft response and requested that Mr. Kissner execute, deliver and discuss it with Mr. Ragland.

        On October 17, 2002 Spectrian responded to REMEC's October 4 letter.

        On October 18, 2002, Spectrian responded to the SEC Staff's October 3, 2002 letter.

        On October 20, 2002, Messrs. Ragland and Kissner discussed the October 4, 2002 REMEC letter to the Spectrian board. Mr. Ragland expressed the REMEC board's rationale for the proposed terms.

        On October 21, 2002, REMEC's board of directors met to discuss Spectrian's October 17 proposal and instructed Mr. Ragland to communicate the outcome of that meeting to the Spectrian board.

        On October 21, 2002, Messrs. Ragland and Waechter had a brief telephone discussion about the October 4 letter and agreed that Messrs. Ragland and Kissner would further discuss the REMEC letter. Later that day, Messrs. Ragland and Kissner spoke by telephone and Mr. Kissner expressed concerns over various terms of the REMEC letter. Each then explored the range of potential responses from their respective boards in an effort to find terms that might be mutually acceptable to both boards. Both parties agreed to consider the points made during the discussion and to convey them to their respective boards of directors.

        On October 23, 2002, the Spectrian board of directors met to discuss the recent discussions between Messrs. Kissner and Ragland regarding Spectrian's October 18 response to REMEC's October 4 letter. Representatives of RBC discussed their preliminary financial analysis of the most recent REMEC proposal, as well as items likely to require negotiation in connection with the amendment and restatement of the original merger agreement. The Spectrian board engaged in a lengthy discussion in an executive session without Mr. Waechter or other members of management but with representatives of RBC and Wilson Sonsini of the costs and benefits of an amendment of the original merger agreement as well as the other strategic alternatives available to Spectrian. At the conclusion of the discussion, the Spectrian board advised management to proceed to negotiate the amended and restated merger agreement with REMEC.

        On October 23, 2002, Spectrian informed REMEC that it was prepared to negotiate an amended and restated merger agreement based on the terms set forth in REMEC's October 21 letter.

        On October 24, REMEC instructed Heller Ehrman to prepare an amended and restated merger agreement memorializing the terms of the parties' understandings.

        On October 25, 2002, Heller Ehrman, on behalf of REMEC, delivered a draft of the amended and restated merger agreement to Spectrian and its counsel. Later that day, Heller Ehrman and Wilson Sonsini discussed Spectrian's comments to the amended and restated merger agreement. Later that evening, Heller Ehrman distributed a revised amended and restated merger agreement to Spectrian and Wilson Sonsini.

        On October 28, 2002, REMEC and Spectrian exchanged disclosure schedules.

        On October 28, 2002 Messrs. Kissner, Waechter and Ragland had a number of telephonic discussions relating to the remaining open issues. Representatives of Heller Ehrman and Wilson Sonsini also had discussions regarding the remaining open issues. After reaching agreement on these issues, Heller Ehrman circulated a revised draft of the amended and restated merger agreement.

        On October 28, 2002, the Spectrian board of directors met to discuss the draft amended and restated merger agreement and review with RBC the financial aspects of the merger as amended. All of the Spectrian directors were present at the meeting. Representatives of RBC and Messrs. Waechter and Angel presented their due diligence findings with respect to REMEC. Representatives of RBC rendered an oral opinion, which opinion was confirmed by a written opinion dated October 29, 2002, to the effect that, as of the date of the opinion and based on and subject to the assumptions, qualifications and limitations set forth in its written opinion, the per share merger consideration was fair, from a financial point of view, to the holders of Spectrian common stock. Representatives of Wilson Sonsini reviewed the provisions of the amended and restated merger agreement, the open issues and the legal principles applicable to the merger, including the fiduciary duties of the members of the Spectrian board. After a lengthy discussion, the Spectrian board met in executive session and considered management's recommendation to proceed with the amended and restated merger agreement. The Spectrian board determined unanimously to approve the amended and restated merger agreement and the merger.

        On October 29, 2002, the board of directors of REMEC met for a special meeting and discussed the terms of the amended and restated merger agreement. All directors of REMEC participated in the meeting. Members of REMEC's management presented their due diligence findings with respect to Spectrian and Mr. Morash reviewed the terms of the merger with the REMEC board. Needham & Company reviewed with the board its financial analysis of the proposed business combination. Representatives of Needham & Company rendered an oral opinion, which opinion was confirmed by written opinion of the same date, to the effect that, as of the date of the opinion and based on and subject to the assumptions, qualifications and limitations set forth in its written opinion, the exchange ratio was fair, from a financial point of view, to REMEC. The board of directors engaged in an extensive discussion of the proposed terms of the business combination. After discussion, the board of directors unanimously approved the amended and restated merger agreement.

        On October 29, 2002, the parties executed and delivered the amended and restated merger agreement and REMEC and Spectrian issued a joint press release announcing the execution of the amended and restated merger agreement.

        On October 30, 2002, the Staff of the SEC notified REMEC's counsel that it would be conducting a "financial only" review of REMEC's Annual Report on Form 10-K for the fiscal year ended January 31, 2002 and REMEC's Quarterly Reports on Form 10-Q for the quarters ended May 3, 2002 and August 2, 2002 and provided a comment letter to REMEC.

        On November 6, 2002, REMEC provided proposed responses and disclosures to the Staff of the SEC. On November 7, 2002, the Staff of the SEC responded to REMEC's response. On November 8, 2002, REMEC provided proposed responses and disclosures to the Staff of the SEC. On November 13, 2002, REMEC filed amendments to its Form 10-K and its Quarterly Reports on Form 10-Q for the quarters ended May 3 and August 2, 2002.

        On November 12, 2002, the Staff agreed that the disclosures were sufficient and, on November 13, 2002, Spectrian filed amendments to its Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

        On November 14, 2002, the Staff provided oral comments to Spectrian's Quarterly Report on Form 10-Q for the quarter ended September 29, 2002. On November 15, 2002, Spectrian provided a response to the Staff and the Staff agreed that the response and the disclosures were sufficient. On November 15, 2002, Spectrian filed an amendment to its Quarterly Report on Form 10-Q for the quarter ended September 29, 2002.

REMEC's reasons for the merger

        At a meeting held on October 29, 2002, the board of directors of REMEC unanimously approved the amended and restated merger agreement and the transactions contemplated by the amended and restated merger agreement, including the issuance of REMEC common stock in the merger. REMEC's board of directors concluded that the proposed merger and related transactions were fair to and in the best interests of REMEC and its shareholders. In reaching its decision, the board of directors consulted with Needham & Company, Heller Ehrman, Ernst & Young LLP and with REMEC's senior management. The REMEC board took into consideration a number of factors, including the following:

  •
  the opportunity to respond more fully to the needs of multiple markets and industries for RF products;

  •
  the opportunity to develop and offer integrated solutions to the combined company's customer base;

  •
  the opportunity to further pursue the global capabilities of REMEC and Spectrian;

  •
  the opportunity to integrate engineering and technical resources to create greater productivity and broader product and service offerings;

  •
  Spectrian's intellectual property portfolio relating to power amplifiers which was developed at a substantial cost to Spectrian;

  •
  the additive effects of Spectrian's complementary technology skills and capabilities;

  •
  Spectrian's complementary customer base;

  •
  the anticipated integration of selling, general, administrative and manufacturing overhead expenses;

  •
  the opportunity to increase purchasing leverage;

  •
  the enhanced balance sheet of the combined company;

  •
  the opportunity to realize operational synergies; and

  •
  the opinion of Needham & Company that, as of October 29, 2002, and based on and subject to certain matters stated therein, the exchange ratio in the amended merger was fair to REMEC from a financial point of view.

        The REMEC board also identified and considered a variety of potential risks and potentially negative factors in its deliberations concerning the amended merger, including, but not limited to:

  •
  the rapid and continuing decline in Spectrian's revenues compared with its projections;

  •
  Spectrian's deteriorating prospects for future revenue growth;

  •
  the risk that the potential benefits sought in the amended merger might not be fully realized;

  •
  the possibility that the merger might not be consummated;

  •
  the possibility that integration may cost more and, take longer than anticipated and not be effective;

  •
  the potential dilutive effect of the issuance of REMEC common stock in the merger; and

  •
  the substantial charges to expense to be incurred, primarily in the quarter ending January 31, 2003, in connection with the proposed combination, including costs of integrating the businesses and transaction expenses arising from the original merger agreement and the amended merger.

        The REMEC board believed that these risks were outweighed by the potential benefits of the merger.

        In view of the wide variety of the material factors considered in connection with the evaluation of the merger and the complexity of these matters, the REMEC board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, the REMEC board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the REMEC board of directors, but rather the REMEC board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of REMEC's senior management and legal and financial advisors.

Recommendation of the REMEC board of directors

        The REMEC board of directors unanimously believes that the terms of the merger are fair to and in the best interests of REMEC and its shareholders and recommends to its shareholders that they vote "FOR" approval of the merger proposal.

Opinion of financial advisor to REMEC

        REMEC retained Needham & Company to furnish financial advisory and investment banking services with respect to the proposed merger and to render an opinion as to the fairness, from a financial point of view, to REMEC of the consideration to be paid by REMEC in the merger. The exchange ratio and the amount and form of consideration to be paid in the merger was determined through arm's length negotiations between REMEC and Spectrian and not by Needham & Company, although Needham & Company assisted REMEC in these negotiations.

        On May 19, 2002, Needham & Company delivered to the REMEC board its written opinion that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the consideration to be paid by REMEC under the original merger agreement was fair to REMEC from a financial point of view. On October 29, 2002, Needham & Company delivered its written opinion that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the exchange ratio in the amended and restated merger agreement is fair to REMEC from a financial point of view. The Needham & Company opinion is addressed to the REMEC board, is directed only to the financial terms of the amended and restated merger agreement and does not constitute a recommendation to any REMEC shareholder as to how that shareholder should vote on, or take any other action relating to, the merger.

        The complete text of the October 29, 2002 Needham & Company opinion, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham & Company, is attached to this document as Annex B. The summary of the October 29, 2002 Needham & Company opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the Needham & Company opinion. REMEC shareholders should read the Needham & Company opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Needham & Company.

        In arriving at its opinion, Needham & Company, among other things:

  •
  reviewed a draft of the amended and restated merger agreement;

  •
  reviewed certain publicly available information concerning REMEC and Spectrian and certain other relevant financial and operating data of REMEC and Spectrian furnished to Needham & Company by REMEC and Spectrian;

  •
  reviewed the historical stock prices and trading volumes of REMEC common stock and Spectrian common stock;

  •
  held discussions with members of management of REMEC and Spectrian concerning their current and future business prospects and joint prospects for the combined company, including the potential cost savings and other synergies that may be achieved by the combined company;

  •
  reviewed certain publicly available financial forecasts with respect to REMEC and Spectrian and certain financial forecasts prepared by the respective managements of REMEC and Spectrian;

  •
  compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed relevant to similar data for Spectrian;

  •
  reviewed the financial terms of certain other business combinations that Needham & Company deemed generally relevant; and

  •
  performed and/or considered such other studies, analyses, inquiries and investigations as Needham & Company deemed appropriate.

        Needham & Company assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by or discussed with it for purposes of rendering its opinion. Needham & Company assumed that the management financial forecasts relating to REMEC and Spectrian and information relating to the joint prospects of the combined company were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of REMEC and Spectrian, at the time of preparation, of the future operating and financial performance of REMEC, Spectrian and the combined company. Needham & Company also assumed, based on discussions with REMEC and Spectrian management, that the publicly available financial forecasts relating to REMEC and Spectrian represent reasonable estimates as to the future financial performance of REMEC and Spectrian. Needham & Company relied on estimates of management of REMEC and Spectrian of the potential cost savings and other synergies that may be achieved as a result of the merger. Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of, the assets or liabilities of REMEC or Spectrian. Needham & Company's opinion states that it was based on economic, monetary and market conditions existing as of its date. Needham & Company expressed no opinion as to what the value of REMEC common stock will be when issued to the stockholders of Spectrian pursuant to the merger or the prices at which the REMEC common stock will actually trade at any time. In addition, Needham & Company was not asked to consider, and the Needham & Company opinion does not address, REMEC's underlying business decision to engage in the merger, the relative merits of the merger as compared to other business strategies that might exist for REMEC, or the effect of any other transaction in which REMEC might engage.

        No limitations were imposed by REMEC on Needham & Company with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.

        In preparing its opinion, Needham & Company performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham & Company in arriving at its opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham & Company, the tables must be read together with the full text of each summary.

        Contribution Analysis.    Needham & Company reviewed and analyzed the pro forma contribution of each of REMEC and Spectrian to pro forma combined balance sheet information, pro forma operating results for the last twelve months and pro forma projected calendar 2002 and 2003 combined operating results. In calculating the pro forma combined balance sheet information, Needham & Company used REMEC's October 31, 2002 balance sheet and Spectrian's estimated September 30, 2002 balance sheet, with Spectrian's cash balance adjusted to equal $35 million, which is the amount estimated by REMEC management, based on discussions with Spectrian management, that will be outstanding as of the estimated closing of the merger. In calculating the pro forma operating results for the last twelve months, Needham & Company used REMEC's operating results for the twelve months ended August 2, 2002 and Spectrian's estimated operating results for the twelve months ended September 30, 2002. In calculating the pro forma projected combined operating results, Needham & Company used financial forecasts prepared by REMEC and Spectrian management and assumed no cost savings or other synergies. Needham & Company reviewed, among other things, the pro forma contributions to revenues, gross margin, assets and stockholders' equity. This analysis indicated that Spectrian would have contributed

  •
  40.4% of pro forma combined cash,

  •
  21.1% of pro forma combined total assets, and

  •
  16.4% of pro forma combined shareholders' equity.

        This analysis also indicated that Spectrian would have contributed or would contribute the percentages shown in the following table of

  •
  last twelve months, or LTM, projected calendar 2002 and projected calendar 2003 pro forma combined revenues, and

  •
  LTM, projected calendar 2002 and projected calendar 2003 pro forma combined gross margin.

	LTM	CY 2002	CY 2003
Revenues	26.1%	21.1%	13.7%
Gross Margin	(11.7)%	(17.1)%	4.9%

        Information as to relative contributions to earnings before interest and taxes, earnings before taxes and net income was not meaningful due to Spectrian's actual and projected losses for the periods in question. The results of the contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

        Based on the exchange ratio, Spectrian's stockholders will own approximately 20.2% of REMEC after the merger.

        Selected Company Analysis.    Using publicly available information, Needham & Company compared selected historical and projected financial and market data ratios for Spectrian to the corresponding data and ratios of certain other publicly traded companies that Needham & Company deemed relevant because their lines of businesses are similar to Spectrian's line of business. These companies, referred to as the selected companies, consisted of:

Allen Telecom Inc.	EMS Technologies, Inc.
Allgon AB	Filtronic plc
Anaren Microwave, Inc.	LGP Telecom Holding AB
Andrew Corporation	Powerwave Technologies, Inc.
DMC Stratex Networks, Inc.	RF Micro Devices, Inc.

        The following table sets forth information concerning the following multiples for the selected companies and for Spectrian:

  •
  Total enterprise value as a multiple of annualized September 2002 quarterly revenues;

  •
  Total enterprise value as a multiple of LTM revenues;

  •
  Total enterprise value as a multiple of projected calendar 2002 revenues;

  •
  Total enterprise value as a multiple of project calendar 2003 revenues;

  •
  Total market capitalization as a multiple of LTM earnings;

  •
  Total market capitalization as a multiple of projected calendar 2002 earnings;

  •
  Total market capitalization as a multiple of projected calendar 2003 earnings; and

  •
  Market value as a multiple of historical book value.

        Needham & Company calculated multiples for the selected companies based on the closing stock prices on October 25, 2002 and for Spectrian based on the REMEC closing stock price of $3.30 on October 25, 2002 and the exchange ratio of 1.0. Needham & Company calculated Spectrian's enterprise value multiples based upon REMEC management's estimate of Spectrian's net cash as of closing of $35.0 million.

Selected Companies
Spectrian Implied by the Merger
	High	Low	Mean	Median
Total enterprise value to annualized September 2002 quarterly revenues	2.6x	0.2x	0.8x	0.7x	0.10x
Total enterprise value to LTM revenues	3.0x	0.2x	0.9x	0.7x	0.04x
Total enterprise value to projected calendar 2002 revenues	2.8x	0.2x	0.9x	0.7x	0.05x
Total enterprise value to projected calendar 2003 revenues	2.3x	0.2x	0.8x	0.6x	0.06x
Total market capitalization to LTM earnings	86.1x	24.1x	55.0x	62.3x	NM
Total market capitalization to projected calendar 2002 earnings	186.0x	10.6x	58.6x	43.4x	NM
Total market capitalization to projected calendar 2003 earnings	66.7x	4.5x	32.0x	25.8x	NM
Market value to historical book value	3.2x	0.4x	1.1x	1.0x	0.74x

NM
= not meaningful due to net losses for Spectrian for the periods indicated.

        Selected Transaction Analysis.    Needham & Company analyzed publicly available financial information for the following selected mergers and acquisitions of technology companies that represent transactions since January 1, 2000 involving companies engaged in businesses that were deemed generally comparable to Spectrian's business:

Acquirer	Target
Andrew Corporation	Celiant Corporation
Western Multiplex Corporation	Proxim, Inc.
REMEC	ADC Mersum Oy
Technitrol, Inc.	Excelsus Technologies, Inc.
EMS Technologies, Inc.	CI Wireless, Inc.
interWAVE Communications International, Ltd.	Wireless, Inc.
LM Ericsson Telefon AB	Microwave Power Devices, Inc.

        In examining the selected transactions, Needham & Company analyzed:

  •
  the enterprise value as a multiple of revenues for the last twelve months revenues and

  •
  market value as a multiple of historical book value.

        Needham & Company also analyzed, for the selected transactions,

  •
  the enterprise value as a multiple of earnings before interest and taxes for the last twelve months,

  •
  the enterprise value as a multiple of earnings before interest, taxes, depreciation and amortization for the last twelve months and

  •
  market value as a multiple of net income for the last twelve months,

but determined that the results were not meaningful because of Spectrian's net losses for the last twelve months. In some cases, complete financial data was not publicly available for the selected transactions and only partial information was used in such instances.

        Needham & Company calculated multiples for Spectrian based on the closing price of REMEC common stock on October 25, 2002 of $3.30 and the exchange ratio of 1.0, and by using an enterprise value for Spectrian based on net cash of $35.0 million at closing.

        The following table sets forth information concerning the multiples of aggregate transaction value to LTM revenues and the multiples of market value to historical book value for the selected transactions and the same multiples implied by the merger.

Selected Transactions
REMEC/ Spectrian Merger
	High	Low	Mean	Median
Aggregate enterprise value to LTM revenues	2.3x	0.6x	1.4x	1.3x	0.04x
Market value to historical book value	5.3x	2.0x	3.2x	2.3x	0.74x

        Stock Price Premium Analysis.    Needham & Company analyzed publicly available financial information for 96 selected mergers and acquisitions of technology companies that represent transactions since January 1, 2000 with transaction values of between $25 million and $300 million. In examining these transactions, Needham & Company analyzed:

  •
  the premium of consideration offered to the acquired company's stock price one day prior to the announcement of the transaction;

  •
  the premium of consideration offered to the acquired company's stock price one week prior to the announcement of the transaction; and

  •
  the premium of consideration offered to the acquired company's stock price four weeks prior to the announcement of the transaction.

        Needham & Company calculated premiums for Spectrian based upon the October 25, 2002 closing price of REMEC common stock of $3.30 and the exchange ratio of 1.0. The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premiums implied by the merger. The statistical analysis of the selected transactions summarized below excluded negative premiums.

	Selected Transactions
					REMEC/ Spectrian Merger
	High	Low	Mean	Median
One day stock price premium	190.3%	2.4%	44.5%	36.4%	28.4%
One week stock premium	322.3%	1.0%	52.0%	39.3%	43.5%
Four week stock price premium	298.1%	4.4%	72.1%	62.5%	17.9%

        No company, transaction or business used in the "Selected Company Analysis," "Selected Transaction Analysis," or "Stock Price Premium Analysis" as a comparison is identical to REMEC, Spectrian or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

        Accretion/Dilution Analysis.    Needham & Company reviewed various pro forma financial impacts of the merger on the holders of REMEC and Spectrian common stock based on the October 25, 2002 closing price of REMEC common stock of $3.30 and the exchange ratio of 1.0 and estimated financial results of REMEC and Spectrian for calendar year 2003, and assuming various levels of cost savings and other synergies resulting from the merger. The estimated financial results and cost savings and other synergies assumptions were based upon REMEC and Spectrian management estimates. Based upon these projections and assumptions, Needham & Company noted that the merger would result in dilution to the projected earnings per share of REMEC common stock for calendar year 2003. The actual operating or financial results achieved by the combined entity may vary from projected results, and these variations may be material.

        Other Analyses.    In rendering its opinion, Needham & Company considered various other analyses, including a history of trading prices and volumes for REMEC and Spectrian and an analysis of the exchange ratio based on historical trading prices for REMEC common stock.

        The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of REMEC and Spectrian. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham & Company's opinion and its related analyses were only one of many factors considered by REMEC's board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of REMEC's board of directors or management with respect to the exchange ratio, the consideration to be paid by REMEC or the merger.

        Under the terms of the Needham & Company engagement letter, REMEC has paid or agreed to pay Needham & Company a nonrefundable fee for rendering the Needham & Company opinion and a fee for financial advisory services that REMEC and Needham & Company believe are customary in transactions of this nature. A substantial portion of Needham & Company's fees, consisting of the fee for financial advisory services, are contingent on consummation of the merger. Whether or not the merger is consummated, REMEC has agreed to reimburse Needham & Company for its reasonable out-of-pocket expenses and to indemnify it against specified liabilities relating to or arising out of services performed by Needham & Company as a financial advisor to REMEC.

        Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham & Company was retained by the REMEC board of directors to act as REMEC's financial advisor in connection with the merger based on Needham & Company's experience as a financial advisor in mergers and acquisitions as well as Needham & Company's familiarity with technology companies. Needham & Company has in the past and may in the future provide investment banking and financial advisory services to REMEC unrelated to the proposed merger, for which services Needham & Company has received and expects to receive compensation. In the normal course of its business, Needham & Company may actively trade the equity securities of REMEC or Spectrian for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in these securities.

Spectrian's reasons for the merger

        After careful consideration, the Spectrian board of directors has unanimously concluded that the amended and restated merger agreement is advisable, and that the terms of the amended and restated merger agreement and the merger are fair to and in the best interests of Spectrian and its stockholders, and unanimously recommends that Spectrian stockholders adopt and approve the amended and restated merger agreement and approve the merger. This decision was based upon a number of potential benefits of the merger that the Spectrian board of directors believes will contribute to the success of the combined company compared to Spectrian continuing to operate as an independent business, including the following:

  •
  the Spectrian board's judgment that the two companies have significant complementary strengths and complementary products;

  •
  the Spectrian board's judgment that important advantages will accrue to the leading provider of integrated wireless base stations and that in order to achieve and retain this position a merchant provider must offer a broad line of base station filters;

  •
  the combined company's potential to be a market leader as a provider of RF subassemblies in the rapidly developing and highly competitive wireless base station market by offering a full line of base station filters and power amplifiers to large, medium and small wireless network operators and original equipment manufacturers of wireless base station infrastructure components;

  •
  the combined company's potential to leverage global presence in sales, support and alliances through REMEC's extensive sales force, strong service organization and the combined company's developed customer bases;

  •
  the combined company's potential to achieve synergies by utilizing REMEC's low cost manufacturing facilities to produce Spectrian's power amplifier products;

  •
  the potential that REMEC's larger market capitalization, broad suite of base station filter products and historical revenue growth will provide Spectrian with additional resources to grow and gain market share more rapidly than Spectrian can grow as an independent company in the rapidly evolving merchant power amplifier market, which has been characterized by the consolidation of small, independent providers with larger, integrated competitors;

  •
  that based on the prices of Spectrian and REMEC common stock at the time the amended and restated merger agreement was approved by the Spectrian board of directors, the approximate $3.44 price per share was a premium over the price of Spectrian common stock then prevailing in the market;

  •
  the all stock consideration provides an opportunity for Spectrian's stockholders to participate in the future growth in value of the combined company as stockholders of REMEC following the merger;

  •
  the liquidity afforded Spectrian stockholders upon exchange of their shares of Spectrian common stock for shares of REMEC common stock, which trade in higher dollar and share volumes;

  •
  the Spectrian board's judgment that the common stock of the combined company may be a more valuable currency to finance future acquisitions at a faster pace and at less dilutive prices than Spectrian could accomplish with its stock alone; and

  •
  the presence on the combined company's board of directors of two members of the Spectrian board of directors which will enable the former Spectrian directors to continue to participate in the deliberations and decisions of the combined company.

        In identifying these benefits and evaluating the merger, the Spectrian board of directors reviewed a number of factors and sources of information, including the following:

  •
  historical information concerning Spectrian and REMEC and their respective businesses, financial performance, condition, operations, technology, management and position in their respective industries, and information and evaluations regarding the two companies' strengths, weaknesses and prospects, both before and after giving effect to the merger;

  •
  the potential effect on stockholder value of Spectrian continuing as an independent entity or liquidating, compared to the potential effect of a combination with REMEC in light of the financial condition and prospects of Spectrian and the current economic climate in general and in Spectrian's markets including, but not limited to, (A) the other possible strategic alternatives the Spectrian board examined, including Spectrian continuing to execute its stand-alone business plan, (B) the potential value available to Spectrian's stockholders if Spectrian were to liquidate its business in an orderly wind-down and (C) the potential for increased value in the combined company as compared to either Spectrian or REMEC alone;

  •
  the presentations of Spectrian's financial advisor, RBC, of its financial analysis in support of its opinion and RBC's opinion (which is attached to this document as Annex C) to the effect that, as of October 29, 2002, and subject to the assumptions, qualifications and limitations set forth in its written opinion, the per share merger consideration was fair, from a financial point of view, to holders of Spectrian common stock;

  •
  current financial market conditions and historical market prices, volatility and trading information for Spectrian common stock and REMEC common stock, and various factors that might affect the market value of REMEC common stock in the future;

  •
  the premium represented by the exchange ratio and the premiums paid in other recent transactions that could be viewed as comparable, as well as the negotiations between Spectrian and REMEC relating to the exchange ratio;

  •
  the alternatives available to Spectrian and the history of contacts with other parties concerning their possible interest in a business combination with Spectrian; and

  •
  the terms of the amended and restated merger agreement and related agreements, by themselves and in comparison to the terms of other transactions, and the intensive negotiations between REMEC and Spectrian, including their negotiations relating to the details of the original merger agreement and the amended and restated merger agreement, including but not limited to, the conditions to the parties' obligations to complete the merger, the details of the "no shop" restrictions on Spectrian and the scope of Spectrian's fiduciary out from these restrictions, the parties' termination rights, the termination fee that Spectrian may be required to pay REMEC in certain circumstances and the voting agreements.

        The Spectrian board of directors also identified and considered a number of risks and uncertainties in its deliberations concerning the merger, including the following:

  •
  the fact that the fixed exchange ratio means that aggregate value of the transaction will fluctuate subject to the changes in REMEC's trading price in the public market;

  •
  the fact that pursuant to the amended and restated merger agreement, Spectrian is required to obtain REMEC's consent before it can take a variety of actions between the signing and the closing of the merger;

  •
  the possibility that the merger may not be consummated, particularly in light of REMEC's concerns about Spectrian's outlook and the delays due to the SEC review of Spectrian's Form 10-K and other factors, and the affect of the public announcement of the merger on Spectrian's sales, customer relations and operating results and Spectrian's ability to attract and retain key management, marketing and technical personnel;

  •
  the risk that the market value at closing of REMEC's common stock might be less than the proceeds available to the Spectrian stockholders if Spectrian were to liquidate;

  •
  the risk that despite the efforts of the combined company, key technical, marketing and management personnel might not choose to remain employed by the combined company;

  •
  the risk that the potential benefits and synergies sought in the merger may not be fully realized, if at all;

  •
  the risk of customer hesitation about the impact of the merger on Spectrian's product design and manufacturing processes and potential delay or reduction in orders; and

  •
  various other risks associated with the businesses of Spectrian, REMEC and the combined company and the merger described under the section entitled "Risk Factors" beginning on page 21 of this document.

        The Spectrian board of directors concluded, however, that many of these risks could be managed or mitigated by Spectrian or by the combined company or were unlikely to have a material impact on the merger or the combined company, and that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

        The foregoing discussion of information and factors considered and given weight by the Spectrian board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the Spectrian board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations.

Recommendation of the Spectrian board of directors

        For the reasons discussed above, the Spectrian board of directors has unanimously approved the amended and restated merger agreement and the merger and has determined that the merger agreement is advisable and the terms of the merger agreement and the merger are fair to and in the best interests of Spectrian and its stockholders. The Spectrian board of directors unanimously recommends that Spectrian stockholders vote to adopt and approve the amended and restated merger agreement and approve the merger.

        In considering the recommendation of the Spectrian board of directors with respect to the merger, you should be aware that certain directors and officers of Spectrian have certain interests in the merger that are different from, or are in addition to, the interests of Spectrian stockholders generally as discussed below in the section titled "The Merger—Interests of certain persons in the merger" on page 67.

Opinion of financial advisor to Spectrian

        On October 29, 2002, RBC rendered its written opinion to the Spectrian board of directors that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the per share merger consideration, as defined below, was fair, from a financial point of view, to the Spectrian stockholders. The full text of the opinion of RBC is attached to this joint proxy statement/prospectus as Annex C. This summary of the opinion is qualified in its entirety by reference to the full text of the opinion by RBC. Spectrian stockholders are urged to read the RBC opinion carefully and in its entirety.

        RBC's opinion superseded, with respect to the merger contemplated by the amended and restated merger agreement and this joint proxy statement/prospectus, RBC's earlier opinion to the Spectrian board dated May 18, 2002, which had been rendered with respect to the fairness to Spectrian's stockholders, from a financial point of view, of the per share merger price (which was higher than the per share merger consideration) contemplated by the original merger agreement. For all purposes related to the pending merger (but not the original merger), RBC's earlier opinion was withdrawn effective upon the execution of the amended and restated merger agreement.

        RBC's opinion was provided for the information and assistance of the Spectrian board of directors in connection with its consideration of the merger. RBC's opinion did not address Spectrian's underlying business decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which Spectrian might engage, including, without limitation, the original merger. RBC's opinion and presentation to the Spectrian board of directors were only two of many factors taken into consideration by the Spectrian board of directors in making its determination to adopt and approve the amended and restated merger agreement and approve the amended merger. RBC's opinion does not constitute a recommendation to Spectrian stockholders as to how they should vote on the adoption and approval of the amended and restated merger agreement and the approval of the amended merger.

        RBC's opinion addresses solely the fairness, from a financial point of view, of the per share merger consideration to the Spectrian stockholders and does not address any other merger terms or agreements including, without limitation, the financial or other terms of any voting or employment agreement. RBC did not express any opinion as to the prices at which Spectrian's or REMEC's common stock have traded or may trade following the announcement or consummation of the merger. As used in this section and the opinion of RBC, the term "per share merger consideration" refers to the price payable in shares of REMEC common stock under the exchange ratio provisions of the amended and restated merger agreement.

        In rendering its opinion, RBC assumed and relied upon the accuracy and (except as noted below) completeness of the financial, legal, tax, operating, and other information provided to it by Spectrian and REMEC, including, without limitation, the financial statements and related notes of Spectrian and REMEC. RBC did not assume responsibility for independently verifying, and did not independently verify, this information. RBC assumed that the financial forecasts of Spectrian and REMEC, including the information provided to RBC by Spectrian regarding Spectrian's estimate of the potential net liquidation value of Spectrian's assets, had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of Spectrian and REMEC. RBC expressed no opinion as to those financial forecasts or the assumptions on which they were based. RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the respective assets or liabilities of Spectrian or REMEC, and RBC was not furnished with any valuations or appraisals of these types. In addition, RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Spectrian or REMEC. Additionally, RBC was not asked to, and did not consider, the possible effects of any litigation or other legal claims.

        In rendering its opinion, RBC assumed that the merger would be accounted for by REMEC as a purchase transaction under generally accepted accounting principles and would qualify as a tax-free reorganization for U.S. federal income tax purposes. RBC also assumed that all conditions to the consummation of the merger would be satisfied without waiver except for any of which the nonsatisfaction of such conditions was not material to RBC's opinion. In addition, in arriving at its opinion, RBC assumed that, in the course of obtaining the necessary regulatory approvals for the merger, no restrictions, including any divestiture requirements, will be imposed that would have a material effect on the combined company.

        The opinion of RBC speaks only as of the date it was rendered, is based on the conditions as they existed and information which it was supplied as of such date, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. Unless otherwise noted, all analyses were performed based on market information available as of October 29, 2002 (the last trading day following the end of which its analysis was finalized and its opinion rendered).

        In connection with its review of the merger and the preparation of its opinion, RBC undertook the review and inquiries it deemed necessary and appropriate under the circumstances, including:

  •
  reviewing the financial terms of the draft dated October 29, 2002 of the amended and restated merger agreement (RBC assumed that the executed version of the amended and restated merger agreement would not differ, in any respect material to its opinion, from that draft);

  •
  reviewing and analyzing certain publicly available financial and other data with respect to Spectrian and REMEC and certain other relevant historical operating data relating to Spectrian and REMEC made available to RBC from published sources and from the internal records of Spectrian and REMEC;

  •
  conducting discussions with members of the senior management of Spectrian with respect to the business prospects and financial outlook of Spectrian;

  •
  conducting discussions with members of the senior management of REMEC with respect to the business prospects and financial outlook of REMEC and the combined company;

  •
  receiving and reviewing financial forecasts prepared by Spectrian's and REMEC's management on the potential future performance of the applicable company, respectively, each on a stand alone basis, and compared such forecasts with publicly available institutional investment research estimates;

  •
  reviewing the reported prices and trading activity for the common stock of each of Spectrian and REMEC;

  •
  reviewing selected market valuation metrics of REMEC and other comparable publicly-traded companies;

  •
  receiving and reviewing projections prepared by Spectrian's management with respect to the estimated potential net liquidation value of Spectrian's assets;

  •
  comparing select market valuation metrics of Spectrian and other comparable publicly-traded companies with the metrics implied by the per share merger consideration;

  •
  comparing the financial metrics, to the extent publicly available, of selected precedent transactions with the metrics implied by the per share merger consideration; and

  •
  comparing the relative contribution to certain income statement and balance sheet items of REMEC and Spectrian with their pro forma ownership in the combined entity, as determined on the basis of the exchange ratio.

        In arriving at its opinion, in addition to reviewing the matters listed above, RBC performed the following analyses:

  •
  RBC compared the premium implied by the per share merger price relative to recent trading activity and historical exchange ratios with the premiums paid in selected precedent transactions;

  •
  RBC compared the historical exchange ratios between Spectrian common stock and REMEC common stock with the exchange ratio; and

  •
  RBC compared Spectrian management's estimated potential liquidation value of Spectrian on a per share basis, to the per share merger consideration.

        In performing these analyses, RBC used $3.44 as the value of the per share merger consideration, having regard to the exchange ratio provisions of the amended and restated merger agreement and the trading value of REMEC common stock as of October 29, 2002 (the last trading day following the end of which its analysis was finalized and its opinion rendered).

        In connection with the rendering of its opinion to the Spectrian board of directors, RBC prepared and delivered to the Spectrian board of directors written materials containing the analyses listed above and other information material to the opinion. Set forth below is a summary of these analyses, including information presented in tabular format. To fully understand the summary of the analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

        Premiums Paid Analysis.    RBC compared the premium implied by the per share merger consideration to the premiums in 143 public-to-public technology transactions announced since January 1, 2000 in which the transaction values ranged between $20 million and $1 billion. RBC compared the per share merger consideration (using $3.44 per share for this purpose) to Spectrian's spot and average price ($2.41) one day (October 29, 2002) and Spectrian's spot ($2.25 and $2.95) and average ($2.49 and $2.40) price one week (October 23, 2002) and one month (September 30, 2002) prior to October 29, 2002 to the spot price and average implied premiums for the same periods for the targets in the selected transactions. The following table summarizes this analysis:

	Premiums to Price
	Spectrian (as implied by the per share merger consideration)		Recent Control Premiums
	Spot	Average	Low	Mean	Median	High
Time from announcement date:
One day prior	43%	43%	1%	41%	37%	98%
One week prior	53%	38%	-47%	50%	45%	158%
One month prior	17%	43%	-61%	62%	52%	253%

        Exchange Ratio Analysis.    RBC derived the implied exchange ratio between REMEC common stock and Spectrian common stock during the period between October 29, 2001 and October 29, 2002 by comparing the closing prices of the two securities on each trading day during that period, with particular focus on the spot and average implied exchange ratio that RBC derived based on the one month, one week and one day average historical implied exchange ratios and implied exchange ratio premiums during that period. RBC compared this implied historical exchange ratio data to the exchange ratio provided for in the amended and restated merger agreement of 1.0.

        The following table compares the implied historical exchange ratio between REMEC common stock and Spectrian common stock, using the one month, one week and one day spot and average exchange ratios and premiums referred to above, to the 1.0 exchange ratio for the merger:

	Exchange Ratio Analysis
			Implied Exchange Ratio Premiums
	Historical Implied Exchange Ratio		Merger Agreement Exchange Ratio of 1.0
	Spot	Average	Spot	Average
One day	0.7006	0.7006	43%	43%
One week	0.7759	0.7717	29%	30%
One month	0.8651	0.8205	16%	22%

        Management Liquidation Analysis.    Using, as a baseline for this analysis, Spectrian management's projected net book value per share as of September 29, 2002 as determined under generally accepted accounting principles ($7.15), RBC reviewed two hypothetical scenarios for which management estimated net liquidation proceeds per share. The first hypothetical scenario was a rapid shutdown of

Spectrian's operations by December 29, 2002 (this scenario offered only limited expectations for Spectrian's ability to realize value on its assets via sale and to reduce its commitments). The second hypothetical scenario was a managed wind-down of Spectrian's operation by March 31, 2003 (this scenario contemplated that, by running its business through the later date, Spectrian would have an opportunity to realize greater value on its assets via sale and to reduce its commitments). For each scenario, management's estimates included miscellaneous liquidation costs such as legal and professional fees but for neither scenario did management's estimated net proceeds reflect any discount for the time and risks associated with a liquidation under state corporate law or the federal securities laws. Based on management's estimates, the December 29, 2002 rapid shutdown scenario yielded estimated net proceeds per share of $2.22 and the March 31, 2003 managed wind-down scenario yielded estimated net proceeds per share of $2.73, which, in each case, RBC compared to the $3.44 implied per share merger consideration that RBC used (as discussed above) for its analyses generally.

        Other Considerations.    No single company or transaction used in the above analyses as a comparison is identical to Spectrian or REMEC or the proposed merger. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness, from a financial point of view, to the Spectrian stockholders of the per share merger consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. RBC did not employ a discounted cash flow analysis because of the unavailability of complete forecasted financial information for Spectrian beyond March 2003. In addition, because Spectrian and REMEC have incurred operating losses in recent fiscal periods and are projecting losses in future fiscal periods, RBC did not rely on a contribution analysis or an earnings accretion (dilution) analysis in reaching its opinion.

        The opinion of RBC as to the fairness, from a financial point of view, of the per share merger consideration, was necessarily based upon market, economic, and other conditions that existed as of the date of its opinion and on information available to RBC as of that date.

        The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical methodologies were used by RBC and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBC were based on all the analyses and factors presented herein taken as a whole and also on application of RBC's own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBC therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

        In connection with its analyses, RBC made, and was provided by Spectrian's and REMEC's management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Spectrian's or REMEC's control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Spectrian, REMEC or their advisors, none of Spectrian, REMEC, RBC or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

        Spectrian selected RBC to act as its financial advisor, and render its opinion, based on RBC's experience in mergers and acquisitions and in securities valuation generally. RBC is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of Spectrian and REMEC and receive customary compensation in connection, therewith. RBC also may actively trade Spectrian and REMEC securities for its own account and the accounts of its customers, and, accordingly, may hold a long or short position in such securities. RBC acted as financial advisor to Spectrian in connection with a divestiture completed in 2000 and an investment completed in 2001. RBC also acted as a co-manager on REMEC's follow-on public offering in 2000 and as a financial advisor to REMEC in an attempted acquisition in 2000. In connection with its May 18, 2002 opinion to the Spectrian board regarding the fairness to Spectrian's stockholders, from a financial point of view, of the per share merger price contemplated by the original merger agreement between Spectrian and REMEC, Spectrian paid RBC a nonrefundable fee which will be credited against the contingent transaction fee, as described below.

        Under the terms of the RBC engagement letter, Spectrian paid RBC a nonrefundable fee upon the rendering of its October 29, 2002 opinion, none of which is creditable against the transaction fee nor contingent upon the closing of the merger. Spectrian has also agreed to pay a transaction fee for investment banking and financial advisory services. The transaction fee is contingent on the closing of the merger. Spectrian and RBC believe that the opinion fee and transaction fee are customary for transactions of this nature. Whether or not the merger closes, Spectrian has also agreed to reimburse RBC for its reasonable out-of-pocket expenses and to indemnify it against liabilities relating to or arising out of services performed by RBC in connection with the merger, including without limitation, liabilities arising under the federal securities laws. The terms of the engagement letter were negotiated at arm's-length between Spectrian and RBC and the Spectrian board of directors was aware of this fee arrangement at the time of its adoption and approval of the amended and restated merger agreement and approval of the merger.

Interests of certain persons in the merger

        In considering the recommendation of Spectrian's board of directors with respect to the approval and adoption of the amended and restated merger agreement and approval of the merger, you should be aware that certain members of the management of Spectrian and Spectrian's board of directors may have interests in the merger that are different from, or in addition to, your interests. Spectrian's board of directors was aware of these interests and considered them, among others, in approving and adopting the amended and restated merger agreement and approving the merger.

  General

        Pursuant to the amended and restated merger agreement, REMEC will assume each outstanding Spectrian stock option other than options granted under Spectrian's 1994 Director Option Plan. Spectrian employees, including its officers, will also be able to participate in REMEC's Employee Stock Purchase Plan.

  Non-employee directors

        Pursuant to the amended and restated merger agreement, REMEC will not assume any of the outstanding stock options under Spectrian's 1994 Director Option Plan. Pursuant to the terms of Spectrian's 1994 Director Option Plan, all unvested options that are not assumed by REMEC will become immediately exercisable and vested upon the closing of the merger. Of the options for the 117,500 shares of Spectrian common stock expected to be outstanding under Spectrian's 1994 Director Option Plan immediately prior to the closing of the merger, assuming that the merger closes on

December 31, 2002, options for approximately 35,628 shares of common stock will then be unvested and subject to immediate acceleration at a weighted average exercise price of $11.29.

        On May 18, 2002, Spectrian amended all of the outstanding options under its 1994 Director Option Plan to provide that each of the non-employee directors who has outstanding grants under the 1994 Director Option Plan will have nine months from the date of the closing of the merger to exercise his Spectrian options. Each of the following Spectrian board members holds options outstanding under the 1994 Director Option Plan: Martin A. Cooper, Henry C. Montgomery, Robert Shaner, Charles Kissner and Robert C. Wilson. The outstanding options under the 1994 Director Option Plan previously provided for an exercisability period of 90 days following a change of control.

  Executive Officers

        As of the record date, Spectrian's executive officers held options to purchase an aggregate of 1,096,637 shares of Spectrian common stock at a weighted average exercise price of $17.00 per share. Spectrian has entered into change of control and severance agreements with each of: Thomas H. Waechter, Michael D. Angel, Thomas A. Jones, David Piazza, Joseph M. Madden, Harry W. Oh, Donald W. Sinnar and Robert Lyells. Each of the Spectrian officers may be entitled to accelerated vesting benefits as a result of the merger. In the event that any of the above Spectrian officers is subject to involuntary termination (as defined in the change of control and severance agreements) at any time after the closing of the merger, among other things, his outstanding options will become fully vested. The change of control and severance agreements for Messrs. Waechter, Angel, Jones, Piazza, Madden, Oh, Sinnar and Lyells provide in general that a termination is an involuntary termination if (A) REMEC were to terminate the officer's employment without cause (as defined in the change of control and severance agreements) or (B) the officer were to terminate his employment for any of the following reasons:

  •
  a significant reduction in the facilities and perquisites available to him;

  •
  a reduction in his base salary;

  •
  a material reduction in kind or level of his benefits;

  •
  his relocation to a facility more than 35 miles away from his current location; and

  •
  the failure of REMEC to assume his change of control and severance agreement.

        In addition to the requirements listed above, Mr. Waechter's change of control and severance agreement also provides that a termination may be deemed involuntary if Mr. Waechter were to terminate his employment with REMEC due to:

  •
  a reduction in his target bonus; or

  •
  a significant reduction of his duties, position or responsibilities in effect prior to the effectiveness of the merger or his removal from such duties or position unless he is provided with comparable duties, position and responsibilities as the chief executive officer of REMEC and he reports directly to REMEC's board of directors.

        In connection with the negotiation of the original merger agreement and the merger, Mr. Waechter has entered into an employment agreement with REMEC that will supersede his change of control and severance agreement with Spectrian upon the closing of the merger. See "Employment arrangements with REMEC" below.

        In addition to the requirements listed above, Mr. Angel's change of control and severance agreement provides that a termination may be deemed involuntary if Mr. Angel were to terminate his employment with REMEC due to:

  •
  a reduction in his target bonus; or

  •
  a significant reduction of his duties, position or responsibilities in effect prior to the effectiveness of the merger or his removal from such duties or position unless he is provided with comparable duties, position and responsibilities as the chief financial officer of REMEC and he reports directly to the chief executive officer of REMEC.

        In addition to the requirements listed above, the change of control and severance agreements for Messrs. Jones, Piazza, Madden, Oh, Sinnar and Lyells also provide that a termination may be deemed involuntary if the officer were to terminate his employment with REMEC due to a significant reduction of the officer's duties, position or responsibilities or the removal of the officer from such duties or position unless he is provided with a comparable position and duties. Mr. Jones' change of control and severance agreement also deems a reduction in Mr. Jones' target bonus to be an involuntary termination. In connection with the negotiation of the original merger agreement and the merger, Messrs. Jones and Piazza have entered into employment agreements with REMEC that will supersede their respective change of control and severance agreements with Spectrian. See "Employment arrangements with REMEC" below.

        On May 18, 2002 Spectrian amended the change of control and severance agreements of each of its officers to provide that, effective upon the consummation of the merger, any officer who is subject to an involuntary termination at any time after the closing of the merger will have nine months from the date of his involuntary termination to exercise his vested stock options. The change of control and severance agreements previously provided for 90 days following an involuntary termination to exercise stock options.

        The following table summarizes the benefits available to the officers of Spectrian pursuant to the terms of their respective change of control and severance agreements assuming that the merger closes on December 31, 2002:

Name	Position	Severance	Option Shares To Accelerate Upon Post-Merger Involuntary Termination	Weighted Average Exercise Price
Michael D. Angel	Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary	Two years salary, bonus and benefits	64,583	$16.61
Joseph M. Madden	Vice President, Marketing	One year salary, bonus and benefits	26,406	$14.61
Harry W. Oh	Vice President and General Manager, Asia Pacific	One year salary, bonus and benefits	36,825	$14.99
Donald W. Sinnar	Vice President, Sales and Service	One year salary, bonus and benefits	55,344	$13.70
Robert Lyells	Vice President, Operations	One year salary, bonus and benefits	58,333	$9.20

  Employment arrangements with REMEC

        In connection with the execution of the original merger agreement on May 19, 2002, Mr. Waechter, Spectrian's President and Chief Executive Officer, entered into an employment agreement with REMEC, to be effective upon the closing of the merger. Pursuant to his employment agreement, Mr. Waechter will become the President and Chief Operating Officer of REMEC upon the closing of the merger. Mr. Waechter has also agreed to waive his rights under his agreements with Spectrian upon the closing of the merger, and REMEC will pay Mr. Waechter $1,000,000 in cash (subject to applicable tax withholding) upon the closing of the merger as consideration for the waiver of the approximately $1,600,000 in payments he would have been entitled to receive under his change of control agreement. Because this amount, plus other compensation paid to Mr. Waechter, may exceed the $1,000,000 limit on deductions of compensation paid to certain officers under the Internal Revenue Code, a portion of this payment is expected to be nondeductible. REMEC will pay Mr. Waechter an annual base salary of $375,000 and an annual target bonus of 30% of his annual base salary provided Mr. Waechter achieves certain company related objectives. Mr. Waechter will relocate to REMEC's Del Mar, California offices, and REMEC will reimburse him for all actual relocation expenses, including closing costs on the sale and purchase of his home. Mr. Waechter will receive a tax gross up payment to cover any federal, state and local income and employment taxes with respect to his relocation expenses as well as on this gross up payment. Mr. Waechter will also be reimbursed for the reasonable cost of a country club membership and he will receive a $9,000 annual car allowance and six weeks of vacation a year. REMEC will grant Mr. Waechter an option to purchase 100,000 shares of REMEC's common stock immediately after he becomes an employee of REMEC which will vest over four years.

        Mr. Waechter's employment agreement provides that if in the first three years of his employment with REMEC he is terminated without cause or resigns for good reason, then he is entitled to receive:

  •
  payment of his base salary as in effect at the time of such termination, 100% of his target bonus and employee benefits for three years following termination;

  •
  accelerated vesting of all of his outstanding options that were assumed by REMEC in connection with the merger to the extent that such options would vest in the three year period had he remained an employee of REMEC; and

  •
  accelerated vesting of all his outstanding options that were granted by REMEC after the closing of the merger to the extent that such options would vest in the year following Mr. Waechter's termination date had he remained an employee of REMEC.

        Mr. Waechter's employment agreement also provides that if he is employed at REMEC on the date of a change of control of REMEC, he will receive:

  •
  accelerated vesting of all his outstanding options that were assumed by REMEC in connection with the Spectrian merger to the extent that such options would vest in the three years following the date of the change of control of REMEC; and

  •
  accelerated vesting of all his options that were granted after the closing of the merger by the successor to REMEC to the extent that such options would vest in the year following the date of the change of control of REMEC.

        In the event Mr. Waechter is terminated without cause or resigns for good reason within two years following a change of control of REMEC, then Mr. Waechter will also be entitled to receive:

  •
  payment of his base salary as in effect at the time of such termination, 100% of his target bonus and employee benefits for three years after his termination and

  •
  accelerated vesting of all his outstanding options.

        Mr. Waechter's employment agreement defines a "change of control" as:

  •
  the approval by REMEC's shareholders of a merger or consolidation with any other entity, other than a merger or consolidation which would result in the voting securities of REMEC outstanding immediately prior thereto continuing to represent more than 50% of the total voting power of the surviving entity;

  •
  the approval of REMEC's shareholders of a plan of liquidation or the sale or disposition of all or substantially all of the assets of REMEC;

  •
  any person becoming the beneficial owner, directly or indirectly, of 50% or more of REMEC's outstanding voting securities; and

  •
  a change in the composition of REMEC board of directors as a result of which less than a majority of the directors are incumbent directors.

        Mr. Waechter's employment agreement defines "good reason" as the occurrence of any of the following unless expressly consented to by Mr. Waechter:

  •
  a significant reduction of his duties, position or responsibilities or his removal from such duties or position unless he is provided with comparable duties, position and responsibilities;

  •
  a substantial reduction, without good business reason, in the facilities and perquisites available to him;

  •
  a reduction in his base salary or target bonus as in effect immediately prior to such reduction;

  •
  a material reduction in kind or level of his benefits;

  •
  his relocation to a facility more than 35 miles away from REMEC's Del Mar, California offices;

  •
  any termination without cause or for which the grounds are not valid; and

  •
  REMEC's failure to obtain the assumption of his employment agreement by a successor entity.

        Mr. Waechter's employment agreement also provides for the imposition of a "best-of" provision with respect to Section 280G of the Internal Revenue Code of 1986, as amended, or any similar tax, if Mr. Waechter's employment with REMEC is terminated without cause or for good reason within three years of the closing date of the merger or within two years after a change of control of REMEC. Upon the occurrence of either of these events, the benefits received by Mr. Waechter under his employment agreement will be paid at his election either in full or in such lesser amount such that the excise tax associated with Section 280G of the Internal Revenue Code will not apply with respect to the receipt of such benefits.

        In order to receive his severance payments and benefits during the three year severance period following his termination, Mr. Waechter has agreed not to engage in any activity which is deemed to be in competition with REMEC's business. Mr. Waechter has also agreed, for a 12 month period after the termination of his employment with REMEC for any reason, to not solicit, directly or indirectly, any employee to leave his or her employment with REMEC. Mr. Waechter also released REMEC from any and all claims or any liability for severance benefits or stock acceleration except as set forth in his employment agreement with REMEC.

        In connection with the execution of the original merger agreement on May 19, 2002, Mr. Piazza, Spectrian's Vice President, Development, entered into an employment agreement with REMEC pursuant to which Mr. Piazza will become the General Manager, Advanced Amplifier Products of REMEC upon the closing of the merger. REMEC will pay Mr. Piazza an annual base salary of $195,000 and an annual target bonus of 20% of his annual base salary provided Mr. Piazza achieves certain company related objectives. REMEC will grant Mr. Piazza an option to purchase 30,000 shares of REMEC's common stock at the then current fair market value immediately after he becomes an employee of REMEC. With respect to such option, 25% of the shares under this option will vest upon each anniversary of the option's grant date over four years.

        If during the first three years of Mr. Piazza's employment with REMEC, he is terminated without cause (as defined in the agreement) or resigns for good reason (as defined in the agreement), then Mr. Piazza will be entitled to receive:

  •
  payment of his base salary as in effect at the time of his termination, 100% of his target bonus and employee benefits for a period of one year after his termination;

  •
  accelerated vesting of all his options that were assumed by REMEC in connection with the merger;

  •
  accelerated vesting of all his options which were granted after the closing of the merger to the extent that such options would vest during the one year severance period had he remained an employed by REMEC.

        The definition of good reason in Mr. Piazza's agreement is substantially similar to that set forth above for Mr. Waechter. In order to continue to receive his severance payments and benefits during the one year severance period, Mr. Piazza will not engage in any activity which is deemed to be in competition with REMEC's advanced RF amplifier business. Mr. Piazza also agreed not to solicit, directly or indirectly, any employee to leave his or her employment with REMEC during that one year period. Mr. Piazza also released REMEC from any and all claims or any liability for severance benefits or stock acceleration except as set for in his employment agreement with REMEC.

        In connection with the execution of the original merger agreement on May 19, 2002, Mr. Jones, Spectrian's Vice President, Human Resources, entered into an employment agreement with REMEC pursuant to which Mr. Jones will become Vice President, Worldwide Human Resources, of REMEC upon the closing of the merger. REMEC will pay Mr. Jones an annual base salary of $175,000 and an annual target bonus of 20% of his annual base salary if Mr. Jones achieves certain company related objectives. REMEC will grant Mr. Jones an option to purchase 5,000 shares of REMEC's common stock at the then current fair market value at the date of grant immediately after he becomes an employee of REMEC. With respect to such option, 25% of the shares subject to the option will vest upon each anniversary of the option's grant date over four years. Mr. Jones will relocate to REMEC's headquarters in Del Mar, California and will also receive a relocation allowance of $85,000. If in the first three years of Mr. Jones's employment with REMEC he is terminated without cause (as defined in the agreement) or resigns for good reason (as defined in the agreement), then Mr. Jones will be entitled to receive:

  •
  payment of his base salary as in effect at the time of his termination, 100% of his target bonus and employee benefits for a period of one year after his termination;

  •
  accelerated vesting of all his outstanding options that were assumed by REMEC in connection with the merger; and

  •
  accelerated vesting of all his options that were granted after the closing of the merger to the extent that such options would vest in the one year period following his termination of employment with REMEC. Mr. Jones' relocation to REMEC's Del Mar, California offices will not be deemed good reason for his resignation.

        The definition of good reason in Mr. Jones' agreement is the same as set forth above for Mr. Waechter. In order to continue to receive his severance payments and benefits during the one year severance period, Mr. Jones will not engage in any activity which is deemed to be in competition with REMEC's business. For 12 months after the termination of his employment with REMEC for any reason, Mr. Jones has agreed not to solicit, directly or indirectly, any employee to leave his or her employment with REMEC. Mr. Jones released REMEC from any and all claims or any liability for severance benefits or stock acceleration except as set for in his employment agreement with REMEC.

  Continuing Directors

        Two persons who are currently directors of Spectrian, Martin A. Cooper and Robert W. Shaner, will serve as directors of REMEC after the merger.

  Indemnification

        Under the amended and restated merger agreement, REMEC has agreed to honor Spectrian's obligations under the indemnification agreements between Spectrian and its directors and officers in effect before the merger and any indemnification provisions in Spectrian's amended and restated certificate of incorporation and bylaws. REMEC has also agreed, for a period of six years after the closing of the merger, to indemnify and hold harmless the officers and directors of Spectrian for any costs, expenses or losses related to any claim or suit arising out of any action taken in such individual's capacity as an officer or director of Spectrian, provided that such action pertains to events which occurred prior to the closing of the merger.

  Insurance

        REMEC has agreed to maintain directors' and officers' liability insurance covering the persons who are currently covered by Spectrian's directors' and officers' liability insurance policy for six years from the closing of the merger, provided that REMEC is not required to pay in any year more than 250% of the premium currently paid by Spectrian for such insurance policy.

        Spectrian's stockholders should consider whether these interests (i.e. employment agreements, option grants, indemnification rights and insurance coverage) may have influenced the directors and officers of Spectrian to support or recommend the merger.

Completion and effectiveness of the merger

        The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the approval and adoption of the amended and restated merger agreement and approval of the merger by the Spectrian stockholders and approval of the amended and restated merger agreement, the merger and the issuance of shares of REMEC common stock in the merger by the REMEC shareholders. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Structure of the merger and conversion of Spectrian common stock

        REEF Acquisition Corp. is a newly formed and wholly owned subsidiary of REMEC referred to in this document as Merger Sub. To effect the merger, Merger Sub will be merged with and into Spectrian, with Spectrian being the surviving corporation. The surviving corporation will become a wholly owned subsidiary of REMEC upon completion of the merger.

        Upon completion of the merger, shares of Spectrian common stock (other than shares held by Spectrian or any of its subsidiaries) will be converted into the right to receive one share of REMEC common stock, as described in "The Amended and Restated Merger Agreement—Merger consideration" beginning on page 78. No fractional shares of REMEC common stock will be issued in the merger unless either REMEC or Spectrian splits its stock or otherwise recapitalizes before the closing of the merger. In the event that either REMEC or Spectrian effects a stock split or other recapitalization before the closing of the merger, the exchange ratio would be adjusted and cash would be paid for any fractional share in an amount equal to the fraction of a share multiplied by the average closing sale prices of REMEC common stock on the Nasdaq National Market for the 10-day trading period ending on and including the second trading day prior to the effective time.

Exchange of Spectrian stock certificates

        Promptly after the effective time, the exchange agent will mail a transmittal letter to each Spectrian stockholder. The transmittal letter will contain instructions with respect to obtaining shares of REMEC common stock in exchange for shares of Spectrian common stock. Spectrian stockholders should not return stock certificates with the enclosed proxy card.

Treatment of Spectrian equity-based awards

        As of the record date, Spectrian had outstanding options to purchase approximately 2,653,867 shares of Spectrian common stock under existing option agreements and Spectrian's stock option plans other than the 1994 Director Option Plan. Upon the merger, REMEC will assume all options to purchase Spectrian common stock then outstanding under Spectrian option agreements and Spectrian stock option plans other than the 1994 Director Option Plan. In addition, as of the effective time, each outstanding right to purchase Spectrian common stock under its employee stock purchase plan will be assumed by REMEC in such a manner that it will be exercisable upon the same terms and conditions as under Spectrian's employee stock purchase plan as amended and in effect immediately prior to the effective time.

Material United States federal income tax consequences of the merger

        The following summary discusses the material United States federal income tax consequences of the merger to Spectrian stockholders. This discussion does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their particular circumstances or to stockholders who are subject to special rules, such as:

  •
  dealers in securities or foreign currencies;

  •
  stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

  •
  tax-exempt organizations;

  •
  non-United States persons or entities;

  •
  financial institutions or insurance companies;

  •
  stockholders whose shares are "qualified small business stock" under Section 1202 of the Internal Revenue Code;

  •
  stockholders who exercise appraisal rights;

  •
  stockholders who acquired Spectrian common stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

  •
  stockholders who hold Spectrian common stock as part of an integrated investment, straddle, hedge, or constructive sale, comprised of shares of Spectrian common stock and one or more other positions.

        In addition, this discussion does not include the tax consequences of the merger under foreign, state or local tax law or the consequences of other transactions that may take place before, after, or concurrently with the merger. This discussion assumes that Spectrian stockholders hold their shares of Spectrian common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, as property held as an investment).

        The United States federal income tax consequences of the merger depend on whether it will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Although the completion of the merger is conditioned upon the delivery of an opinion by each of Heller Ehrman, counsel to REMEC, and Wilson Sonsini, counsel to Spectrian, that the merger will qualify as a reorganization and that REMEC, Spectrian and Merger Sub are parties to that reorganization, these opinions are not binding upon the courts or the Internal Revenue Service and will not prevent the Internal Revenue Service from successfully asserting a contrary position. Moreover, the opinions of counsel are based on assumptions, representations and covenants, including those in the amended and restated merger agreement and in representation letters from the managements of REMEC and Spectrian, and on the Internal Revenue Code, Treasury Regulations, case law, and other authorities, all as presently in effect. If the factual underpinnings of the opinions are in error, or if the legal underpinnings of the opinions change, including retroactively, the opinions could be invalidated. Neither REMEC nor Spectrian will request a ruling from the Internal Revenue Service regarding the tax consequences of the merger to Spectrian stockholders.

        Accordingly, Spectrian stockholders are urged to consult their personal tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local and foreign tax laws to their particular circumstances.

        If the merger were not treated as a reorganization, it would be a fully taxable transaction for all Spectrian stockholders, and each Spectrian stockholder would recognize aggregate capital gain or loss in an amount equal to the difference between (i) the sum of the fair market value of the REMEC common stock and any cash received for any fractional share of REMEC common stock, if any and (ii) the Spectrian stockholder's tax basis in its shares of Spectrian common stock. In that event, the aggregate tax basis of the REMEC common stock received by a Spectrian stockholder in connection with the merger would be equal to the fair market value of such REMEC common stock, and the holding period of that stock would begin the day after the merger.

        The discussion that follows represents the opinion of Heller Ehrman and Wilson Sonsini as to the material United States federal income tax consequences of the merger if the merger is treated as a reorganization and REMEC, Spectrian and Merger Sub are parties to that reorganization, as provided in the opinions to be delivered by counsel at the closing of the merger.

        Assuming the merger qualifies as a reorganization, as provided in the tax opinions described above, then the following material United States federal income tax consequences will result from such qualification:

  •
  Spectrian stockholders who receive REMEC common stock in exchange for Spectrian common stock in the merger will not recognize any gain or loss, except for cash received instead of a fractional share of REMEC common stock as discussed below.

  •
  Unless either Spectrian or REMEC splits its stock or otherwise recapitalizes before the merger, there will be no fractional shares of REMEC common stock issued. If a stock split or other recapitalization occurs, cash payments received by a Spectrian stockholder for a fractional share of REMEC common stock will be treated as if such fractional share had been issued in connection with the merger and then redeemed by REMEC, and a Spectrian stockholder will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share. This capital gain or loss will be long-term capital gain or loss to a Spectrian stockholder if, as of the date of the merger, the holding period for the fractional share redeemed (which will include the holding period of the Spectrian shares surrendered in the merger) is more than one year.

  •
  The adjusted tax basis of the REMEC common stock received in the merger, including any fractional interest in REMEC common stock for which cash is received, generally will be equal to the tax basis of the Spectrian shares surrendered therefor.

  •
  The holding period of the REMEC common stock received will include the holding period of the Spectrian common stock exchanged therefor.

  Tax reporting

        Each stockholder will be required to retain records and file with the stockholder's United States federal income tax return a statement setting forth his or her basis in the Spectrian shares surrendered and the fair market value of the REMEC common stock and cash received in the merger.

        The preceding is not meant to be a complete discussion or analysis of all potential tax effects relevant to the merger. Thus, Spectrian stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, federal, state, local and other applicable tax laws, and the effect of any proposed changes in the tax laws.

Accounting treatment of the merger

        REMEC expects to account for the merger as a purchase for financial accounting purposes in accordance with accounting principles generally accepted in the United States. For purposes of preparing REMEC's consolidated financial statements, REMEC will establish a new accounting basis for Spectrian's assets and liabilities based upon their fair values as of the closing of the merger, the merger consideration and the costs of the merger. Any excess of cost over the fair value of the net assets of Spectrian will be recorded by REMEC as goodwill. To the extent that the fair value of the acquired net assets is in excess of the purchase price, this excess will be allocated on a pro rata basis to the non-current assets. Any remaining amount of excess fair value of the acquired net assets greater than the purchase price, after reducing the non-current assets to zero, will be recorded as an extraordinary gain. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. REMEC will determine the fair value of Spectrian's assets and liabilities and will make appropriate purchase accounting adjustments, including adjustments to the amortization period of the intangible assets, upon completion of that determination. In connection with the preparation of unaudited pro forma information contained in this joint proxy statement/prospectus, REMEC has performed a preliminary valuation of the assets and liabilities of Sprectrian. See the section entitled "Unaudited Pro Forma Condensed Combined Financial Information" on page 111.

Regulatory filings and approvals required to complete the merger

        The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the applicable waiting period expires or is terminated. REMEC and Spectrian have filed with the Department of Justice and Federal Trade Commission, and the applicable waiting period began on June 4, 2002. The requirements of the Hart-Scott-Rodino Act will be satisfied if the merger is completed within one year from the termination of the waiting period. On June 14, 2002, REMEC and Spectrian were advised that the applicable governmental agencies had granted early termination of the waiting period. Even after the termination of the waiting period, the Federal Trade Commission or the Department of Justice may challenge the merger on antitrust grounds. Other persons could also take action under the antitrust laws, including seeking to enjoin the merger, regardless of whether the waiting period has ended.

        The merger is also subject to notification to the Administrative Council for Economic Defense of Brazil under the Antitrust Law of June 11, 1994. REMEC and Spectrian made the requisite filing with the Brazilian authorities on June 7, 2002. On October 4, 2002, the Secretariat of Economic Monitoring

issued a non-binding economic opinion recommending approval of the transaction by the Administrative Council of Economic Defense, the agency with primary jurisdiction over the transaction. Brazilian authorities may take four to six months to review the filing. The approval of the Brazil authorities is not required prior to completing the merger. However, REMEC and Spectrian cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if such challenge is made, of the result. Neither REMEC nor Spectrian believes that completion of the merger will result in a violation of any applicable antitrust laws.

        REMEC and Spectrian do not believe that any additional material governmental filings in the United States or other foreign jurisdictions, other than the certificate of merger in Delaware, are required with respect to the merger.

Restrictions on sales of shares by affiliates of REMEC or Spectrian

        The issuance of REMEC common stock in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of REMEC common stock issued to any person who is an affiliate of Spectrian (or becomes an affiliate of REMEC following the merger). Persons who may be deemed to be affiliates of Spectrian include individuals or entities that control, are controlled by, or are under common control with Spectrian and may include some of the officers and directors of Spectrian, as well as the principal stockholders of Spectrian. For a period of one year following the merger, affiliates of Spectrian may not sell their shares of REMEC common stock acquired in the merger except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) in compliance with Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act. After the one-year anniversary of the merger, REMEC shares held by affiliates of Spectrian (who are not affiliates of REMEC) will be freely tradable. Shares held by affiliates of REMEC will continue be subject to Rule 144 under the Securities Act.

Listing of REMEC common stock to be issued in the merger

        It is a condition to the closing of the merger that the shares of REMEC common stock to be issued in the merger be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

Delisting and deregistration of Spectrian common stock after the merger

        If the merger is completed, Spectrian common stock will be delisted from the Nasdaq National Market and will be deregistered under the Exchange Act. Consequently, following completion of the merger, Spectrian stockholders will no longer be able to trade shares of Spectrian common stock on any stock exchange.

THE AMENDED AND RESTATED MERGER AGREEMENT

        The following is a summary of the material provisions of the amended and restated merger agreement attached as Annex A to this joint proxy statement/prospectus. This description is not complete, and you are urged to read the full text of the amended and restated merger agreement. In addition, important information about the amended and restated merger agreement and the merger is provided in the previous section titled "The Merger" beginning on page 41.

Effective time and effect of merger

        The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed to in writing by REMEC, Spectrian and Merger Sub. That time is the "effective time" of the merger. The closing of the merger will occur no later than the third business day after the satisfaction or waiver of the conditions to the merger unless the parties agree otherwise. The date upon which the closing occurs is the "closing date" of the merger. The certificate of merger will be filed on the closing date. The closing and the effective time are anticipated to occur in the calendar quarter ending December 31, 2002.

        At the effective time, Merger Sub will cease to exist as a corporation and will be merged with and into Spectrian, with Spectrian being the surviving corporation. The corporation surviving the merger is sometimes referred to as the surviving corporation, and will be a wholly owned subsidiary of REMEC.

Merger consideration

        At the effective time, each outstanding share of Spectrian common stock will be converted into the right to receive one share of REMEC common stock. This ratio is referred to as the "exchange ratio." The number of shares of REMEC common stock issuable in the merger will be proportionately adjusted as appropriate for any stock split, stock dividend or similar event with respect to REMEC common stock or Spectrian common stock effected between the date of the amended and restated merger agreement and the completion of the merger.

No fractional shares

        No fractional shares of REMEC common stock will be issued in connection with the merger unless either REMEC or Spectrian splits its stock or otherwise recapitalizes before the closing of the merger. In the event that either REMEC or Spectrian effects a stock split or other recapitalization before the closing of the merger, the exchange ratio would be adjusted and cash would be paid for any fractional share in an amount equal to the fraction of a share multiplied by the average closing sale prices of REMEC common stock on the Nasdaq National Market for the 10-day trading period ending on and including the second trading day prior to the effective time.

Exchange of Spectrian stock certificates

        Promptly after the effective time, the exchange agent will mail a transmittal letter to each Spectarian stockholder. The transmittal letter will contain instructions with respect to obtaining shares of REMEC common stock in exchange for shares of Spectrian common stock. Spectrian stockholders should not return stock certificates with the enclosed proxy card.

        Holders of certificates previously representing Spectrian common stock will not be paid dividends or distributions on any REMEC common shares and will not be paid cash in lieu of a fractional REMEC common share, until their Spectrian stock certificates are surrendered for exchange. When the certificates are surrendered, any unpaid dividends declared by REMEC after the consummation of the merger and any cash in lieu of a fractional REMEC common share will be paid without interest.

        The exchange agent will deliver the merger consideration in exchange for lost, stolen or destroyed certificates if the owner of such certificates signs an affidavit of loss, theft or destruction, as appropriate. The exchange agent may also, in its discretion, require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as indemnity against any claim that might be made against REMEC or the exchange agent with respect to alleged lost, stolen or destroyed certificates.

Treatment of Spectrian equity-based awards

        As of November 8, 2002, Spectrian had outstanding options to purchase approximately 2,653,867 shares of Spectrian common stock under existing option agreements and Spectrian's stock option plans other than options issued pursuant to the 1994 Director Option Plan. Upon the merger, REMEC will assume all options to purchase Spectrian common stock then outstanding under Spectrian option agreements and Spectrian stock option plans other than options outstanding under the 1994 Director Option Plan.

        Each Spectrian option that is outstanding and unexercised upon the consummation of the merger (other than options outstanding under Spectrian's 1994 Director Option Plan) will be converted into an option to purchase an equivalent number of shares of REMEC common stock. The exercise price per share of REMEC common stock subject to each option will equal its pre-conversion price per share of Spectrian common stock. In the event the aggregate exercise price results in the payment of a fraction of a cent at the time of exercise, the aggregate exercise price will be rounded up to the nearest whole cent. The exchange ratio is described above under the caption "The Amended and Restated Merger Agreement—Merger consideration." Within five business days after the closing of the merger, REMEC will file a registration statement on Form S-8 with the Securities and Exchange Commission to register the REMEC common stock issuable upon exercise of the Spectrian options it assumes in the merger.

        In addition, Spectrian amended its employee stock purchase plan to provide that as of the effective time of the merger no additional purchase rights will be issued and all outstanding purchase rights will terminate on the date such holder enrolls in REMEC's employee stock purchase plan. Each assumed purchase right to purchase Spectrian common stock under its employee stock purchase plan will be assumed by REMEC in such a manner that it will be exercisable upon the same terms and conditions as under Spectrian's employee stock purchase plan as amended and in effect immediately prior to the effective time. Each purchase right will be exercisable for that number of whole shares of REMEC common stock (rounded down to the nearest whole share) equal to the exchange ratio multiplied by the number of shares of Spectrian common stock for which such purchase right would have otherwise been exercisable determined as of the relevant grant date under the Spectrian employee stock purchase plan. The purchase price per share will be equal to 85% of the lower of (i) the fair market value of a share of Spectrian common stock on the relevant grant date divided by the exchange ratio or (ii) the fair market value of a share of REMEC common stock on the relevant purchase date.

Representations and warranties

        Spectrian has made representations in the amended and restated merger agreement relating to Spectrian, and in certain representations its subsidiaries, regarding, among other things, the following topics:

  •
  organization and its qualification to do business;
  •
  authorization, execution, delivery and enforceability of the amended and restated merger agreement;
  •
  absence of conflicts under charter documents and violations of contracts or law;
  •
  capitalization;

  •
  approval by Spectrian's board of directors;
  •
  inapplicability of state takeover statues;
  •
  the fairness opinion received by Spectrian from its financial advisor;
  •
  the accuracy of information contained in documents filed with the Securities and Exchange Commission;
  •
  financial statements;
  •
  absence of undisclosed liabilities;
  •
  absence of material adverse events, changes or effects;
  •
  its subsidiaries;
  •
  litigation;
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  insurance;
  •
  contracts and commitments;
  •
  labor and employment contracts and other labor matters;
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  compliance with laws;
  •
  intellectual property rights;
  •
  tax matters;
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  retirement and other employee benefit plans and matters;
  •
  environmental matters;
  •
  affiliates;
  •
  fees payable to finders and brokers in connection with the merger;
  •
  information supplied by Spectrian in this joint proxy statement/prospectus and related registration statement filed by REMEC;
  •
  the vote required by Spectrian's stockholders to approve the merger and the amended and restated merger agreement;
  •
  title to property;
  •
  absence of foreign corrupt practices;
  •
  customers and suppliers; and
  •
  amendments to Spectrian's stockholder rights plan.

        REMEC and Merger Sub have also made representations in the amended and restated merger agreement relating to REMEC, Merger Sub and, in certain representations, REMEC's significant subsidiaries regarding, among other things, the following topics:

  •
  organization;
  •
  authorization, execution, delivery and enforceability of the amended and restated merger agreement;
  •
  absence of conflicts under charter documents and violations of contracts or law;
  •
  capitalization;
  •
  approval of REMEC's board of directors;

  •
  information supplied by REMEC in this joint proxy statement/prospectus and related registration statement filed by REMEC;
  •
  the accuracy of information contained in documents filed with the Securities and Exchange Commission;
  •
  compliance with laws;
  •
  financial statements;
  •
  absence of undisclosed liabilities;
  •
  absence of material adverse events, changes or effects;
  •
  litigation;
  •
  the fairness opinion received by REMEC from its financial advisor;
  •
  tax matters;
  •
  fees payable to finders and brokers in connection with the merger;
  •
  the vote required by REMEC's shareholders to approve the merger, the amended and restated merger agreement and the issuance of shares of REMEC common stock in connection with the merger;
  •
  retirement and other employee benefit plans and matters;
  •
  environmental matters;
  •
  absence of foreign corrupt practices;
  •
  judgments or decrees restricting REMEC's business activities;
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  intellectual property;
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  contracts and commitments; and
  •
  interim operations of Merger Sub.

        None of the representations and warranties of Spectrian, REMEC or Merger Sub in the amended and restated merger agreement will survive the effective time. In addition, REMEC and Spectrian have agreed to make representations that will serve as the basis for the tax opinions of Heller Ehrman and Wilson Sonsini described under the section titled "The Merger—Material United States federal income tax consequences of the merger" on page 74.

Conduct of business by REMEC and Spectrian prior to the effective time

        Until the earlier of the termination of the amended and restated merger agreement or the effective time, each of REMEC and Spectrian has agreed:

  •
  to conduct its operations according to its ordinary and usual course of business consistent with past practice;
  •
  to use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it;
  •
  to not take any action which would adversely affect its ability to consummate the merger or the other transactions contemplated by the amended and restated merger agreement; and
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  to not institute any change in its accounting methods, principles or practices other than as required by generally accepted accounting principles, or the rules and regulations promulgated by the Securities and Exchange Commission, or revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables without the prior written consent of the other party, which consent will not be unreasonably withheld, delayed or conditioned.

        The amended and restated merger agreement further provides that Spectrian and its subsidiaries will not take, without the prior written consent of REMEC, which consent will not be unreasonably withheld, delayed or conditioned, any of the following actions until the earlier of the termination of the amended and restated merger agreement or the effective time:

  •
  enter into, violate, extend, amend or otherwise modify or waive any of the terms of (a) any material joint venture, license (other than end user licenses), or agreement relating to the joint development or transfer of technology or the Spectrian intellectual property or (b) except in the ordinary course of business and consistent with past practice, any other material agreements, commitments or contracts (including end user licenses);
  •
  split, combine or reclassify any shares of its capital stock;
  •
  authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement with any other person with respect to any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any material change in capitalization, or any material partnership, association, joint venture, joint development, technology transfer or other material business alliance;
  •
  fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to REMEC;
  •
  maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;
  •
  enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;
  •
  in respect of any taxes, make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment except as required by applicable law;
  •
  suspend, terminate or otherwise discontinue any planned or ongoing research and development activities, programs or other such activities which would be reasonably expected to have a material adverse effect on Spectrian;
  •
  issue any capital stock or other options, warrants or other rights to purchase or acquire capital stock, other than: (a) the grant or exercise of purchase rights pursuant to its employee stock purchase plan as contemplated by the amended and restated merger agreement, or (b) the exercise of the options to purchase its common stock outstanding as of October 29, 2002, or (c) the issuance of options to purchase its common stock to new hires of the Company for an aggregate of not more than 250,000 shares, provided that any such issuance will be consistent with the past practice and subject to the its customary vesting schedule as now in effect;
  •
  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

  •
  amend or permit the adoption of any amendments to its certificate of incorporation, bylaws or other charter documents or any of the charter documents of its subsidiaries, or effect or become a party to any Acquisition Transaction (as defined under the caption "No solicitation" beginning on page 84), recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
  •
  form any subsidiary or acquire any equity interest or other interest in any other entity;
  •
  make any capital expenditure other than with respect to projects contemplated in its capital expenditure budget as set forth in the amended and restated merger agreement;
  •
  enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract with obligations in excess of $750,000, or amend or terminate, or waive or exercise any material right or remedy under, any material contract with obligation in excess of $750,000;
  •
  acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person (except in each case for immaterial assets acquired, leased, licensed or disposed of by it in the ordinary course of business and consistent with past practices, and except for licensing of intellectual property in the sale or licensing of the its products in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;
  •
  lend money to any person, or incur or guarantee any indebtedness (except that Spectrian may make routine borrowings in the ordinary course of business and in accordance with past practices under its credit facilities outstanding as of October 29, 2002 (without any amendment or modification thereto));
  •
  commence or settle any legal proceeding; or
  •
  take, or agree to take, any of the actions described above.

        The amended and restated merger agreement further provides that REMEC and its subsidiaries will not take, without the prior written consent of Spectrian, which consent will not be unreasonably withheld, delayed or conditioned, any of the following actions until the earlier of the termination of the amended and restated merger agreement or the effective time:

  •
  enter into, violate, extend, amend or otherwise modify or waive any of the terms of (a) any material joint venture, license (other than end user licenses), or agreement relating to the joint development or transfer of technology or its intellectual property or (b) except in the ordinary course of business and consistent with past practice, any other material agreements, commitments or contracts (including end user licenses), which in each case would be reasonably likely to delay the effective time or adversely affect its ability to consummate the merger and perform its obligations under the merger agreement;
  •
  authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement with any other person with respect to any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any material change in capitalization, or any material partnership, association, joint venture, joint development, technology transfer, or other material business alliance, which in each case would be reasonably likely to delay the effective time or adversely affect its ability to consummate the merger and perform its obligations under the merger agreement;
  •
  institute any change in its accounting methods, principles or practices other than as required by generally accepted accounting principles, or the rules and regulations promulgated by the

    Securities and Exchange Commission, or revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

  •
  declare, accrue, set aside or pay any extraordinary nonstock dividend or make any other extraordinary nonstock distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;
  •
  amend or permit the adoption of any amendments to its articles of incorporation, bylaws or other charter documents or any of the charter documents of any of its subsidiaries, or effect any recapitalization or reclassification of shares, or effect or become a party to any Acquisition Transaction (as defined under the caption "No solicitation" and substituting REMEC for Spectrian in that definition) that would be reasonably likely to delay the effective time or adversely affect its ability to consummate the merger and perform its obligations under the amended and restated merger agreement; or
  •
  take, or agree to take, any of the actions described above.

Conduct of business following the merger

        At the effective time, Merger Sub will cease to exist as a corporation and will be merged with and into Spectrian, with Spectrian being the surviving corporation. All property, rights, privileges, powers and franchises of Spectrian and Merger Sub will vest in the surviving corporation and the all debts, liabilities and duties of Spectrian and Merger Sub will becomes the debts, liabilities and duties of the surviving corporation. The surviving corporation will be a wholly owned subsidiary of REMEC.

        The certificate of incorporation of the surviving corporation will be amended such that it will be identical to that of the Merger Sub other than the name of the surviving corporation, which will be Spectrian Corporation. The bylaws of Merger Sub will be the bylaws of the surviving corporation. The directors and officers of Merger Sub at the effective time will become the initial directors and officers of the surviving corporation.

        Following the merger, the board of directors of REMEC will consist of eight persons, six of whom were directors of REMEC immediately prior to the merger, and two of whom were directors of Spectrian prior to the merger.

        In addition, after the merger is completed, Thomas H. Waechter, Spectrian's President and Chief Executive Officer, will become the President and Chief Operating Officer of REMEC.

No solicitation

        Until the earlier of the termination of the amended and restated merger agreement or the effective time of the merger, Spectrian has agreed that it will not, and its subsidiaries will not, and that it will use reasonable efforts to cause its or any of its subsidiaries' officers, directors, affiliates, employees, attorneys, investment bankers or other advisors or representatives not to:

  •
  solicit, initiate, knowingly encourage or knowingly induce the making, submission or announcement of any Acquisition Proposal (as defined below);
  •
  participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action for the purpose of, facilitating any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal;
  •
  engage in discussions with any person with respect to any Acquisition Proposal;
  •
  approve, endorse or recommend any Acquisition Proposal; or
  •
  enter into any letter of intent or similar document or any contract or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below).

        An "Acquisition Proposal" is any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction. An "Acquisition Transaction" is any transaction or series of transactions involving:

  •
  a merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which Spectrian or any of its subsidiaries is a constituent corporation unless the stockholders of Spectrian as a group, as determined immediately prior to such transaction or series of transactions, own greater than 85% of the outstanding securities of the surviving entity (or ultimate parent entity of such surviving entity) of such transaction or series of transactions, provided that such transaction or series of transactions does not result in any person becoming an "acquiring person" as defined in Spectrian's stockholder rights plan agreement and does not result in any such pre-existing stockholder and its affiliates increasing its beneficial ownership of Spectrian securities by more than 5%;

  •
  a merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or "group" of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Spectrian or any of its subsidiaries, unless the stockholders of Spectrian as a group, as determined immediately prior to such transaction or series of transactions, own greater than 85% of the outstanding securities of any class of securities of Spectrian or any of its subsidiaries after such transaction or series of transactions, provided that such transaction or series of transactions does not result in any person becoming an "acquiring person" as defined in Spectrian's stockholder rights plan agreement and does not result in any such pre-existing stockholder and its affiliates increasing its beneficial ownership of Spectrian securities by more than 5%;

  •
  a merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which Spectrian or any of its subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of Spectrian of any of its subsidiaries;

  •
  any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses of or assets or rights that constitute or account for 15% or more of the consolidated net revenues, net income or assets of Spectrian or any of its subsidiaries; or

  •
  any liquidation or dissolution of Spectrian or any of its subsidiaries that constitutes or accounts for 15% or more of the consolidated net revenues, net income or assets of Spectrian.

        However, Spectrian and its board of directors may participate in discussions or negotiations with, or furnish information to, any third party that has made an unsolicited Acquisition Proposal that the Spectrian board of directors determines in good faith (a) after consultation with its financial advisor that the potential acquirer has the financial wherewithal to be reasonably capable of consummating such Acquisition Proposal, is reasonably likely to result in a Superior Offer (as defined below) and (b) after consultation with legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information would be inconsistent with the fiduciary duties of the board of directors under applicable law. Any non-public information provided to a potential acquirer in accordance with the merger agreement will be furnished pursuant to a confidential, standstill and no solicitation agreement containing provisions at least as favorable to Spectrian as its agreement with REMEC.

        A "Superior Offer" is an unsolicited, bona fide written offer made by a third party for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender or exchange offer) or similar transaction with respect to Spectrian on terms that the board of directors of Spectrian determines, in good faith, after consultation with its financial advisor, that if accepted is reasonably likely to be consummated and would, if consummated, be more favorable to Spectrian's stockholders than the merger, provided that any such offer will not be a "Superior Offer" if any financing required to complete the transaction is not committed or if it is subject to a due diligence condition.

        Spectrian has agreed to notify REMEC in writing promptly, and in any event within one day, of its determination to furnish information to a potential or of the receipt of any Acquisition Proposal, and the notice will include the identity of the recipient of the information to be provided and/or the potential acquirer and the terms of such Acquisition Proposal. Spectrian has also agreed to notify REMEC of any meeting of the board of directors of Spectrian at which the board is reasonably expected to consider any Acquisition Transaction or Acquisition Proposal at least three business days prior to such meeting, or such lesser time as provided to the members of the board but in no event less than 24 hours prior to such meeting.

        Spectrian has also agreed not to release any third party from, or waive any provision of, any confidentiality, standstill or similar agreement to which Spectrian is a party, and to use commercially reasonable efforts to enforce any such agreements at REMEC's request. Spectrian will also promptly request each person other than REMEC that has executed a confidentiality, standstill or similar agreement since May 19, 2001 in connection with a possible Acquisition Proposal to return all confidential information furnished to such person by or on behalf of Spectrian.

        Spectrian's board of directors may not withhold, withdraw, amend or modify its recommendation in favor of the merger unless all of the conditions below are met:

  •
  a Superior Offer is made and not withdrawn;

  •
  Spectrian provides written notice to REMEC of receipt of the Superior Offer in the manner described above;

  •
  REMEC has not, within three business days of its receipt of notice of the Superior Offer, made an offer that the board of directors of Spectrian concludes in good faith, after consultation with its financial advisor, to be at least as favorable to Spectrian's stockholders as the Superior Offer;

  •
  the board of directors of Spectrian concludes, after consultation with legal counsel, that, in light of such Superior Offer, the failure to withhold, withdraw, amend or modify its recommendation would be inconsistent with its fiduciary obligations to Spectrian's stockholders under applicable law; and

  •
  Spectrian has not violated its agreement not to solicit Acquisition Proposals.

        Unless the amended and restated merger agreement has been terminated in accordance with its terms, the amended and restated merger agreement must be submitted to Spectrian's stockholders for approval and adoption regardless of whether the Spectrian board of directors has withheld, withdrawn, amended or modified its recommendation in favor of the merger as set forth above. If Spectrian does withdraw or modify its recommendation in a manner adverse to REMEC, Spectrian has agreed, at the request of REMEC, to waive any standstill or similar provisions applicable to REMEC, and to render such other reasonable administrative assistance to REMEC in the solicitation of proxies in favor of the adoption of the amended and restated merger agreement.

Certain other covenants

  Indemnification and insurance

        For six years following the completion of the merger, the surviving corporation will indemnify and hold harmless each present and former director and officer of Spectrian or any of its subsidiaries and each person who serves or has served at the request of Spectrian or any of its subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at any time prior to the effective time (the "indemnified parties") against any costs or expenses, including attorneys' fees, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, to the extent they arise out of or pertain to any action or omission in his or her capacity as a director or officer of Spectrian occurring at or prior to the effective time.

        Following the merger, the surviving corporation will continue to honor in all respects Spectrian's obligations under the indemnification agreements or agreements for advancement of fees and expenses with indemnified parties, and any provisions for indemnification, advancement of fees and expenses and exculpation under the amended and restated certificate of incorporation or amended and restated bylaws of Spectrian as in effect on October 29, 2002.

        REMEC will provide, or cause the surviving corporation to provide, for a period of six years after the effective time, Spectrian's current directors and officers with an insurance and indemnification policy for events occurring at or prior to the effective time that is no less favorable than Spectrian's existing policy. REMEC and the surviving corporation will not, however, be required to pay an annual insurance premium in excess of 250% of the annual premium currently paid by Spectrian for such insurance, but in such case will purchase the greatest coverage available for such amount.

  Employee matters

        REMEC will cause employees of Spectrian who continue as employees of REMEC following the effective time to be eligible to participate in REMEC's stock option plans and employee stock purchase plan, and its health and welfare benefit plans, programs and practices generally applicable to other similarly-situated employees of REMEC. REMEC will recognize, from and after the effective time, each continuing employee's service with Spectrian for purposes of determining eligibility to participate in and vesting, and if applicable, eligibility to commence participation in retirement plans, under such REMEC plans. Compensation provided to continuing employees following the effective time will be determined in the sole discretion of REMEC. REMEC will waive any pre-existing condition exclusions or limitations under its applicable health plans, except to extent an insurance company withholds any required permission, and any deductibles or co-payments applicable to such plans will be reduced by any amounts paid by continuing employees (or to their dependents) to any such plan for the plan year in which the effective time occurs. At REMEC's request, Spectrian will take all necessary action to terminate Spectrian's 401(k) plan effective prior to the effective time.

  Rights Agreements

        Except as expressly required by the amended and restated merger agreement, Spectrian agreed not to amend its shareholder rights agreement or take any other action with respect to, or make any determination under, such rights agreement (including a redemption of rights) without the prior written consent of REMEC.

        If REMEC determines that the completion of the merger would result in a Spectrian stockholder becoming an "acquiring person" as that term is defined in REMEC's shareholder rights agreement as a result of shares of REMEC common stock received by the Spectrian stockholder in the merger,

REMEC will take all necessary action to amend its rights plan to provide that such stockholder will not be deemed to be an acquiring person.

Conditions to the completion of the merger

  Conditions to obligations of REMEC and Spectrian

        Each of REMEC's, Merger Sub's and Spectrian's respective obligations to complete the merger is subject to the satisfaction or waiver at or prior to the consummation of the merger of the following conditions:

  •
  the registration statement registering shares of REMEC common stock to be issued in the merger of which this document is a part has become effective in accordance with the Securities Act, and the Securities and Exchange Commission has not issued any stop order suspending the effectiveness of the registration statement nor has it started or threatened any proceedings for that purpose;

  •
  the Spectrian stockholders must have approved the amended and restated merger and adopted the merger agreement;

  •
  the REMEC shareholders must have approved the merger proposal;

  •
  all authorizations, consents, orders or approvals of, or declarations or filings with, any governmental or quasi-governmental entity must have been obtained or filed, except those which, if not obtained, would not reasonably be expected to have a material adverse effect on Spectrian or REMEC;

  •
  each party must have received an opinion of their respective tax counsel that, on the basis of the facts, representations and assumptions set forth in such opinions, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that each of REMEC, Merger Sub and Spectrian will be a party to such reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  no writ, order, temporary restraining order, preliminary injunction or injunction has been enacted, entered, promulgated or enforced by any person or governmental entity or quasi governmental entity which remains in effect and prohibits the consummation of the merger or otherwise makes it illegal; and

  •
  no governmental agency has instituted any legal proceeding which remains pending and seeks and is reasonably likely to enjoin, restrain or prohibit the consummation of the merger.

  Additional conditions to obligation of REMEC and Merger Sub

        The obligations of REMEC and Merger Sub to complete the merger are also subject to the satisfaction or waiver of the additional following conditions:

  •
  the representations and warranties of Spectrian contained in the amended and restated merger agreement not qualified with a "material adverse effect" qualifier are true and correct in all respects as of the closing date as if made on the closing date except to the extent those representations relate to an earlier date, in which case they were true and correct as of that earlier date, and except to the extent those representations and warranties which are incorrect when taken together have not had a material adverse effect on Spectrian, and REMEC has received a certificate to such effect signed by an officer of Spectrian;

  •
  the representations and warranties of Spectrian contained in the amended and restated merger agreement which are qualified with a "material adverse effect" qualifier are true and correct in all respects as of the closing date as if made on the closing date except to the extent those representations and warranties relate to an earlier date, in which case they were true and correct as of that earlier date, and REMEC has received a certificate to such effect signed by an officer of Spectrian;

  •
  Spectrian has performed and complied in all material respects with all agreements and obligations it is required to perform or comply with on or prior to the closing date, and REMEC has received a certificate to such effect signed by an officer of Spectrian;

  •
  no Spectrian Material Adverse Effect (as defined below) has occurred; and

  •
  Mr. Thomas H. Waechter has not been terminated, resigned from his position, or otherwise unable to perform as Spectrian's President and Chief Executive Officer, and the employment agreement between REMEC and Mr. Waechter (described in "The Merger—Interests of certain persons in the merger—Employment arrangements with REMEC" on page 70) will be in full force and effect and Mr. Waechter is willing and able to perform his obligations under such agreement.

        A "Spectrian Material Adverse Effect" will occur if any change or effect that is or could reasonably be expected to be materially adverse to the business, operations, assets and liabilities (taken together as a whole), capitalization, results of operations or condition (financial or otherwise) of Spectrian and its subsidiaries, taken as a whole, other than any change or effect:

  •
  relating to the economy as a whole;

  •
  relating to the industry in which Spectrian or any of its subsidiaries operates in general and not specifically relating to Spectrian or its subsidiaries;

  •
  arising out of the announcement or pendency of the merger;

  •
  arising out of compliance by Spectrian with the terms of the amended and restated merger agreement;

  •
  arising out of any actions taken or announced by Spectrian at the request or direction of REMEC, or any inaction or failure to act by Spectrian at the request or direction of REMEC;

  •
  in the market price of Spectrian's common stock;

  •
  arising from any amendment and restatement of Spectrian's Form 10-K for the fiscal year ended March 31, 2002 and its Form 10-Q for the quarter ended June 30, 2002 or any other quarterly report, in each case, if such restatement was a direct consequence of the SEC's recent review of Spectrian's SEC reports;

  •
  arising from the continuation of the recent downturn in demand for Spectrian's products; or

  •
  arising from an additional reserve or charge to expenses of Spectrian's inventories or adverse purchase commitments in the quarter ended September 29, 2002 or the quarter ending December 29, 2002 as a direct consequence of the SEC's recent review of Spectrian's SEC reports.

  Additional conditions to obligation of Spectrian

        The obligation of Spectrian to complete the merger is also subject to the satisfaction or waiver of the additional following conditions:

  •
  the representations and warranties of REMEC and Merger Sub contained in the amended and restated merger agreement not qualified with a "material adverse effect" qualifier are true and correct in all respects as of the closing date as if made on the closing date except to the extent those representations relate to an earlier date, in which case they were true and correct as of that earlier date, and except to the extent those representations and warranties which are incorrect when taken together have not had a material adverse effect on REMEC, and Spectrian has received a certificate to such effect signed by an officer of REMEC;

  •
  the representations and warranties of REMEC and Merger Sub contained in the amended and restated merger agreement which are qualified with a "material adverse effect" qualifier are true and correct in all respects as of the closing date as if made on the closing date except to the extent those representations and warranties relate to an earlier date, in which case they were true and correct as of that earlier date, and Spectrian has received a certificate to such effect signed by an officer of REMEC;

  •
  REMEC and Merger Sub have performed and complied in all material respects with all agreements and obligations they are required to perform or comply with on or prior to the closing date, and Spectrian has received a certificate to such effect signed by an officer of REMEC;

  •
  no REMEC Material Adverse Effect (as defined below) has occurred; and

  •
  the shares of REMEC common stock to be issued in the merger must have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance on Nasdaq National Market.

        A "REMEC Material Adverse Effect" will occur if any change or effect that is or could reasonably be expected to be materially adverse to the business, operations, assets and liabilities (taken together), capitalization, results of operations or condition (financial or otherwise) of REMEC and its subsidiaries, taken as a whole, other than any change or effect:

  •
  relating to the economy as a whole;

  •
  relating to the industry in which REMEC or any of its subsidiaries operates in general and not specifically relating to REMEC or its subsidiaries;

  •
  arising out of the announcement or pendency of the merger;

  •
  arising out of compliance by REMEC with the terms of the amended and restated merger agreement;

  •
  arising out of any actions taken or announced by REMEC at the request or direction of Spectrian, or any inaction or failure to act by REMEC at the request or direction of Spectrian;

  •
  in the market price of REMEC's common stock; or

  •
  arising from the continuation of the recent downturn in demand for REMEC's products and/or services.

Termination

        The merger agreement may be terminated at any time prior to the completion of the merger, notwithstanding the approval of the merger by Spectrian stockholders:

  •
  by mutual written consent duly authorized by the board of directors of both REMEC and Spectrian;

  •
  by either REMEC or Spectrian

  •
  if the merger has not been consummated by December 31, 2002, provided that this right to terminate is not available to a party whose action or failure to act has been the principal cause of or resulted in the failure of the merger to occur on or before December 31, 2002 and such action or failure to act constitutes a material breach of the amended and restated merger agreement;

    •
    if a court of competent jurisdiction or other governmental or quasi-governmental entity has issued a final, nonappealable order, judgment, decree, or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

    •
    if a meeting of Spectrian's stockholders is not held or if Spectrian's stockholders do not approve the merger at a meeting of Spectrian's stockholders, provided that Spectrian may not exercise this right of termination if the failure to hold a meeting or failure to obtain the required Spectrian stockholder vote is caused by Spectrian's action or failure to act and such action or failure to act constitutes a material breach of the amended and restated merger agreement;

    •
    if a meeting of REMEC's shareholders is not held or if REMEC's shareholders do not approve the merger at a meeting of REMEC's shareholders, provided that REMEC may not exercise this right of termination if the failure to hold a meeting or failure to obtain the required REMEC shareholder vote is caused by REMEC's action or failure to act and such action or failure to act constitutes a material breach of the amended and restated merger agreement;

    •
    if any representation or warranty of the other party set forth in the amended and restated merger agreement is untrue when made or becomes untrue, such that the conditions to the terminating party's obligation to complete the merger described above under "Conditions to the closing of the merger" would not be satisfied, provided that such inaccuracy in any representation or warranty is not cured within twenty business days following written notice from the terminating party of such inaccuracy; or

    •
    upon a breach of any covenant or agreement set forth in the amended and restated merger agreement by the other party, such that the conditions to the terminating party's obligation to complete the merger described above under "Conditions to the completion of the merger" would not be satisfied, provided that such breach is not cured within twenty business days following written notice from the terminating party of such breach.

  •
  by REMEC if a Spectrian Triggering Event has occurred.

        A "Spectrian Triggering Event" will occur if:

  •
  the board of directors of Spectrian fails to recommend or otherwise withdraws or modifies in a manner adverse to REMEC its recommendation that Spectrian stockholders vote to adopt and approve the merger and the amended and restated merger agreement;

  •
  Spectrian fails to include in this joint proxy statement/prospectus the recommendation of its board of directors in favor of adoption of the amended and restated merger agreement;

  •
  the board of directors of Spectrian approves or recommends to its stockholders any Acquisition Proposal or Acquisition Transaction;

  •
  Spectrian enters into any letter of intent or similar document or contract accepting any Acquisition Proposal or Acquisition Transaction;

  •
  a tender or exchange offer relating to Spectrian's securities is commenced and Spectrian either recommends the tender or exchange offer or fails to send to its stockholders within five business days after the tender or exchange offer is commenced a statement disclosing that Spectrian recommends rejection of such tender or exchange offer;

  •
  an Acquisition Proposal is publicly announced and Spectrian fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after the Acquisition Proposal is announced or otherwise fails to actively oppose the Acquisition Proposal; or

  •
  Spectrian breaches certain covenants in the amended and restated merger agreement relating to its obligations not to solicit Acquisition Proposals, to hold a stockholder meeting, to solicit proxies in favor of the merger and to assist in the preparation of this joint proxy statement/prospectus.

Fees, expenses and termination fee

        In general, all fees and expenses incurred in connection with the amended and restated merger agreement and the transactions contemplated by the amended and restated merger agreement will be paid by the party that incurs them. REMEC and Spectrian will share equally the filing fees paid in connection with the filing of this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus is a part, and the costs of printing this joint proxy statement/prospectus, and will share equally all fees, other than attorneys' and accountants' fees, incurred in connection with the filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and with the Brazilian antitrust authorities.

        If REMEC terminates the amended and restated merger agreement because a "Spectrian Triggering Event" has occurred, then Spectrian must pay REMEC a termination fee equal to the greater of:

  •
  $2,000,000, or

  •
  an amount equal to the product of (i) 0.05 multiplied by (ii) the number of shares of REMEC common stock to be issued in connection with the merger multiplied by (iii) the average buyer termination price.

        For purposes of calculating the termination fee,

  •
  the number of share of REMEC common stock to be issued in connection with the merger shall equal the exchange ratio multiplied by the number of shares of Spectrian common stock issued as of the earlier of (i) the date that a public announcement of an Acquisition Proposal or Acquisition Transaction (as defined below) is made, or (ii) the date Spectrian's board of directors amends or modifies its recommendation concerning the merger in a manner adverse to REMEC.

  •
  the average buyer termination price means the average closing sales price on the NASDAQ of shares of REMEC common stock for the five trading-day period ending on the earlier of (i) the last trading day prior to the date on which a public announcement of an Acquisition Proposal or Acquisition Transaction (as defined below) is made, or (ii) the last trading day prior to the date on which Spectrian's board of directors amends or modifies its recommendation concerning the merger in a manner adverse to REMEC.

        Spectrian has also agreed to pay REMEC the termination fee if, prior to the termination of the amended and restated merger agreement because of (a) or (b) below, a third party publicly announces and has not withdrawn an Acquisition Proposal and, within 12 months following the termination of the amended and restated merger agreement, Spectrian consummates any Acquisition Transaction or enters into an agreement providing for an Acquisition Transaction that is later consummated:

  (a)
  the merger has not been consummated by December 31, 2002, for any reason other than REMEC's or Spectrian's action, or failure to act, which has been the principal cause of or resulted in the failure of the merger to occur before December 31, 2002, and which constitutes a material breach of the merger agreement; or

  (b)
  the required approval of Spectrian's stockholders has not been obtained by reason of the failure to hold a meeting or the failure to obtain the required vote at a duly convened meeting of Spectrian's stockholders.

        For the purposes of (a) and (b) above, an "Acquisition Transaction" is any of the following transactions (or series of the following transactions):

  •
  a merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which Spectrian or any of its subsidiaries is a constituent corporation unless the stockholders of Spectrian as a group and determined immediately prior to such transaction or series of transactions own greater than 85% of the outstanding securities of the surviving entity of such transaction or series of transactions;

  •
  a merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or "group" of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of Spectrian or any of its subsidiaries, unless the stockholders of Spectrian as a group and determined immediately prior to such transaction or series of transactions own greater than 85% of the outstanding securities of such class of securities of Spectrian or any of its subsidiaries after such transaction or series of transactions;

  •
  a merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which Spectrian or any of its subsidiaries issues securities representing more than 50% of the outstanding securities of any class of voting securities of Spectrian of any of its subsidiaries;

  •
  any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses of or assets or rights that constitute or account for 50% or more of the consolidated net revenues, net income or assets of Spectrian or any of its subsidiaries; or

  •
  any liquidation or dissolution of Spectrian or any of its subsidiaries that constitutes or accounts for 50% or more of the consolidated net revenues, net income or assets of Spectrian.

Amendment and waiver; parties in interest

        REMEC, Merger Sub and Spectrian may together amend the amended and restated merger agreement in writing by action taken by or on behalf of their respective Boards of Directors at any time prior to completion of the merger. However, after approval of the merger by the stockholders of Spectrian, the amended and restated merger agreement cannot be amended without the necessary stockholder approval as required by law.

        At any time prior to the completion of the merger, any of REMEC, Merger Sub or Spectrian may waive compliance with any of the agreements or conditions contained in the amended and restated merger agreement. Any waiver will be valid if set forth in writing by the party or parties granting the waiver.

        The amended and restated merger agreement is binding on upon and inures solely to the benefit of the parties thereto, and nothing in the amended and restated merger agreement confers upon any other person any right, benefit, remedy or obligation, other than the indemnification and insurance obligations of REMEC and the surviving corporation following the completion of the merger, which are intended for the benefit of certain specified officers and directors of Spectrian and may be enforced by such individuals.

Other agreements

        The following is a summary of the material provisions of the REMEC voting agreements, Spectrian voting agreements and affiliate agreements. Copies of the form of REMEC voting agreement, form of Spectrian voting agreement and form of affiliate agreement are included as Annexes E, F, and G, respectively, to this joint proxy statement/prospectus. The following is not a complete description of all of the provisions of these agreements, and you are urged to read in their entirety the form of REMEC voting agreement, form of Spectrian voting agreement and form of affiliate agreement. This summary is qualified in its entirety by reference to the full text of these agreements.

  Voting agreements

        REMEC voting agreements.    In connection with the execution and delivery of the original merger agreement on May 19, 2002, certain of REMEC's directors entered into voting agreements with Spectrian. These REMEC voting agreements require the REMEC directors to vote all outstanding shares of REMEC common stock (including common stock issued pursuant to all options and other rights to acquire REMEC common stock) they beneficially own or may acquire:

  •
  in favor of the approval of the merger and the merger agreement, and any matter that could reasonably be expected to facilitate the merger;

  •
  in favor of the issuance of shares of REMEC common stock in the merger;

  •
  against any action or agreement that would result in a breach of any representation, warranty, covenant or other obligation or agreement of REMEC under the merger agreement;

  •
  against any action or agreement that would cause any provision contained in section 8 of the merger agreement to not be satisfied; and

  •
  against (i) any change in a majority of the members of the REMEC board of directors, and/or (ii) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger or any of the other transactions contemplated by the merger agreement or the REMEC voting agreement.

        In addition, each REMEC director who entered into the REMEC voting agreements with Spectrian agreed not cause or permit any transfer of any of their shares of REMEC common stock, tender any of their shares of REMEC common stock to any person, or create or permit any encumbrance on their shares of REMEC common stock which affects, directly or indirectly, the right to vote the shares as provided in the REMEC voting agreement.

        As of November 8, 2002, the directors who entered into the REMEC voting agreements with Spectrian collectively held approximately 1,930,078 shares of REMEC common stock (including 16,160 shares of REMEC common stock subject to unvested options covered by the REMEC voting agreements), which then represented approximately 4.2% of the outstanding shares of REMEC common stock. None of the REMEC directors and executive officers that entered into a REMEC voting agreement received any consideration in connection with entering into the agreement. The REMEC voting agreements terminate on the earlier to occur of the date of the termination of the merger agreement and the effective date of the merger. The form of REMEC voting agreement is attached to this joint proxy statement/prospectus as Annex E.

        Spectrian voting agreements.    In connection with the signing of the merger agreement, certain of Spectrian's directors and executive officers entered into voting agreements with REMEC. These Spectrian voting agreements require the Spectrian directors and executive officers to vote all outstanding shares of Spectrian common stock (including common stock issued pursuant to all options and other rights to acquire Spectrian common stock) they beneficially own or may acquire:

  •
  in favor of the approval of the merger and the adoption of the merger agreement, and any matter that could reasonably be expected to facilitate the merger;

  •
  against any action or agreement that would result in a breach of any representation, warranty, covenant or other obligation or agreement of Spectrian under the merger agreement;

  •
  against any action or agreement that would cause any provision contained in section 8 of the merger agreement to not be satisfied; and

  •
  against (i) any Acquisition Proposal (as defined in the merger agreement), (ii) change in a majority of the members of the Spectrian board of directors, or (iii) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger or any of the other transactions contemplated by the merger agreement or the Spectrian voting agreement.

        In addition, each Spectrian director and executive officer who entered into the Spectrian voting agreements with REMEC agreed not cause or permit any transfer of any of their shares of Spectrian common stock, tender any of their shares of Spectrian common stock to any person, or create or permit any encumbrance on their shares of Spectrian common stock which affects, directly or indirectly, the right to vote the shares as provided in the Spectrian voting agreement.

        As of November 8, 2002, the directors and executive officers who entered into the Spectrian voting agreements with REMEC collectively held approximately 1,033,130 shares of Spectrian common stock (including 1,004,107 shares of Spectrian common stock subject to unvested options covered by the Spectrian voting agreements), which then represented approximately 8.2% of the outstanding shares of Spectrian common stock. None of the Spectrian directors and executive officers that entered into a Spectrian voting agreement received any consideration in connection with entering into the agreement. The Spectrian voting agreements terminate on the earlier to occur of the date of the termination of the merger agreement and the effective date of the merger. The form of Spectrian voting agreement is attached to this joint proxy statement/prospectus as Annex F.

  Affiliate agreements

        Prior to the closing of the merger, REMEC will enter into affiliate agreements with those Spectrian directors, officers, stockholders or employees who are affiliates of Spectrian within the meaning of the Securities Act. Pursuant to these affiliate agreements, each Spectrian affiliate will agree not to dispose of his, her or its shares of REMEC common stock received in the merger unless the disposition is permitted under the rules and regulations of the federal securities laws. The form of affiliate agreement is attached to this joint proxy statement/prospectus as Annex G.

RIGHTS OF APPRAISAL

Spectrian stockholders

        Spectrian stockholders are not entitled to exercise dissenters' or appraisal rights as a result of the merger or to demand cash payment for their shares under Delaware law.

REMEC shareholders

        The following is a summary of Sections 1300 to and including 1312 of the California General Corporation Law, which sets forth the procedures for REMEC shareholders to dissent from the merger and to demand statutory appraisal rights under the California General Corporation Law. This summary does not purport to be a complete statement of the provisions of California law relating to the rights of REMEC shareholders to an appraisal of the value of their shares and is qualified in its entirety by reference to Sections 1300 to and including 1312 of the California General Corporation Law, the full text of which is attached as Annex D to this joint proxy statement/prospectus. Failure to follow the following procedures exactly could result in the loss of dissenters' rights.

        Under Sections 181 and 1201 of the California General Corporation Law, the merger constitutes a "reorganization." Chapter 13 of the California General Corporation Law provides appraisal rights for shareholders dissenting from reorganizations in certain circumstances. REMEC shareholders will be entitled to dissent and seek appraisal for their shares of REMEC common stock if either of the following criteria are satisfied:

  •
  the shares for which appraisal rights are sought must possess restrictions on transfer (for example, the shares must be "restricted securities" not registered pursuant to the Securities Act and must not be eligible for unrestricted resale pursuant to Rule 144(k) of the Securities Act)

        OR

  •
  5% or more of the outstanding shares of REMEC common stock (i.e., approximately 2,254,619 shares of REMEC common stock) must dissent from the proposed merger and demand appraisal.

        If you, as a REMEC shareholder, want to dissent from the proposed merger and demand appraisal of your shares of REMEC common stock, you must follow the procedures described below. You must follow these procedures exactly or your right to dissent may be lost. There are strict time limits associated with your right to dissent and seek appraisal. Note, however, that if your shares do not possess restrictions on transfer, you will not have the right to dissent unless a total of 5% or more of the outstanding shares of REMEC common stock exercise their right to dissent. Since you will not know whether sufficient shares exercise their right to dissent until after the REMEC special meeting of shareholders, you should comply with the procedures below if you wish to dissent. REMEC will then advise you whether sufficient shares have dissented.

        If you wish to dissent and require us to repurchase your shares of REMEC common stock, you must:

  (a)
  make written demand upon REMEC advising of your desire to dissent from the proposed merger and seek appraisal for your shares of REMEC common stock. REMEC must receive your written demand not later than the date of the REMEC special meeting of shareholders. You can send this written demand to either REMEC's address as set forth in REMEC's notice of special meeting accompanying this joint proxy statement/prospectus or to REMEC's transfer agent. REMEC's transfer agent's address is Mellon Shareholder Services, 400 South Hope Street, 4th Floor, Los Angeles, California 90071. Your written demand must set forth your name and address, the number of shares which you demand that REMEC repurchase and a statement as to what you believe the fair market value of such shares to be as of the day before the announcement of the proposed merger;

  (b)
  affirmatively vote against the proposed merger. If you timely submit to us a written demand for dissent and affirmatively vote against the proposed merger, we will send you a notice of approval of the merger if (i) shareholder approval for the merger is obtained and (ii) your shares qualify for dissent and appraisal in either manner outlined above; and

  (c)
  submit, within 30 days after the date on which the notice of approval of the proposed merger by the REMEC shareholders is mailed to you, at REMEC's principal office or at the office of REMEC's transfer agent, (i) if the shares for which you are dissenting are certificated, the certificates representing any shares for which you are making demand for repurchase, with a statement regarding which of the shares are dissenting shares, or (ii) if the shares for which you are dissenting are uncertificated, written notice of the number of shares which you demand that REMEC repurchase.

        Simply failing to vote for, or voting against, the proposed merger will not be sufficient to constitute the demand described above. You must exactly follow the procedures described above.

        Within 10 days after the date of approval of the proposed merger, REMEC will mail to each appropriately dissenting shareholder the notice of approval of the proposed merger referenced above, together with a statement of the price determined by REMEC to represent the fair market value of dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise dissenters' rights under the California General Corporation Law. The statement of the price of the shares will constitute an offer by REMEC to repurchase any dissenting shares at the price stated therein. If REMEC and the dissenting shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price plus interest thereon at the legal rate on judgments from the date of their agreement. Subject to the provisions of the California General Corporation Law, payment of the fair market value of the dissenting shares will be made within 30 days after agreement or after satisfaction of any statutory or contractual condition, whichever is later, and upon surrender of the certificates therefor (if certificated) or written notice of repurchase (if uncertificated).

        If REMEC denies that the shares are dissenting shares or if REMEC and the dissenting shareholder fail to agree upon the fair market value of the shares, then the dissenting shareholder, within six months after the date on which notice of approval of the proposed merger by the REMEC shareholders is mailed to the shareholder, and not thereafter, may file a complaint in the Superior Court of the State of California requesting the court to determine whether the shares are dissenting shares, or the fair market value of the dissenting shares, or both, or may intervene in any pending action for the appraisal of any shares of REMEC common stock.

        To the extent that the provisions of Chapter 5 of the California General Corporation Law prevent the payment to any holders of dissenting shares of the fair market value of the dissenting shares, the dissenting shareholders will become creditors of REMEC for the amount that they otherwise would have received in the repurchase of their dissenting shares, plus interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, with the debt to be payable when permissible under the provisions of Chapter 5 of the California General Corporation Law.

COMPARISON OF RIGHTS OF HOLDERS OF

REMEC CAPITAL STOCK AND SPECTRIAN CAPITAL STOCK

        REMEC is incorporated under the laws of the State of California and Spectrian is incorporated under the laws of the State of Delaware. The rights of Spectrian stockholders are governed by the Delaware General Corporation Law, Spectrian's amended and restated certificate of incorporation and Spectrian's amended and restated bylaws. The rights of Spectrian stockholders who receive REMEC shares as a result of the merger, will be governed by the General Corporation Law of California, REMEC's restated articles of incorporation, REMEC's certificate of determination, preferences and rights of Series RP Preferred Stock and REMEC's amended and restated bylaws. The following discussion summarizes certain material differences between the rights of holders of Spectrian common stock and REMEC common stock resulting from the differences in their governing documents and California and Delaware law.

        The following summary is not a complete summary and is qualified in its entirety by reference to governing corporate documents of REMEC and Spectrian and applicable law. See "Where You Can Find Additional Information" on page 18.

Capitalization

  REMEC

        The total authorized shares of capital stock of REMEC consist of (1) 140,000,000 shares of common stock, par value $0.01 per share, and (2) 5,000,000 shares of preferred stock, par value $0.01 per share. Of the authorized shares of preferred stock, 140,000 shares are designated Series RP Preferred Stock.

        REMEC's restated articles of incorporation provide that shares of REMEC's preferred stock may be issued from time to time in one or more series, and authorize the board of directors to determine the powers, preferences and rights, and the qualifications, limitations or restrictions, of the preferred stock. REMEC's restated articles of incorporation authorize the board of directors to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of such series then outstanding.

  Spectrian

        The total authorized shares of capital stock of Spectrian consist of (1) 25,000,000 shares of common stock, par value $0.001 per share, and (2) 5,000,000 shares of preferred stock, par value $0.001 per share. Of the authorized shares of preferred stock, 20,000 shares are designated Series A Participating Preferred Stock.

        Spectrian's amended and restated certificate of incorporation provides that shares of Spectrian preferred stock may be issued from time to time, in one or more series. Spectrian's amended and restated certificate of incorporation further provides that shares of Spectrian preferred stock, and each series thereof, will have the designations, powers, preferences and rights and the qualifications, limitations and restrictions set forth in the resolutions of the board of directors. The Spectrian board of directors is authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of such series, but not above the total number of authorized shares of preferred stock and not below the number of shares of such series then outstanding.

Number, election, vacancy and removal of directors

  REMEC

        REMEC's amended and restated bylaws provide that the authorized number of directors cannot be less than six or more than nine, as determined by the board from time to time. REMEC currently has six directors. Prior to the completion of the merger, the number of REMEC directors will be increased to eight. All directors are elected at each annual meeting of shareholders to serve until the next annual meeting and until their successors have been elected and qualified. An amendment to REMEC's amended and restated bylaws that would reduce the minimum number of directors to less than five cannot be adopted if the votes cast against its adoption at a shareholders' meeting or the shares not consenting to an action by written consent are equal to or more than 16 2/3 percent of the outstanding shares entitled to vote.

        REMEC's amended and restated bylaws provide for cumulative voting for the election of directors. Under cumulative voting, if any shareholder has given timely notice of an intention to cumulate votes for the election of directors, such shareholder and any other shareholder of the corporation would be entitled to cumulate his or her votes at such election. Cumulative voting provides that each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose.

        REMEC's amended and restated bylaws provide that except for a vacancy created by the removal of a director, vacancies on the board may be filled by a majority of the remaining directors, whether or not less than a quorum, or by a sole remaining director. REMEC's amended and restated bylaws further provide that vacancies occurring in the board by reason of the removal of directors may be filled only by approval of the shareholders.

  Spectrian

        Spectrian's amended and restated certificate of incorporation provides that the number of directors is to be designated in the amended and restated bylaws of Spectrian. Spectrian's amended and restated bylaws provide that the board of directors will consist of seven members, but may be changed by a duly adopted amendment to Spectrian's amended and restated bylaws or amended and restated certificate of incorporation. Delaware law permits a board of directors, acting alone, to change the authorized number of directors in the manner provided in the amended and restated bylaws, unless the number of directors is fixed in the certificate of incorporation (in which case a change in the number of directors may be made only by amendment to the certificate of incorporation following approval of such change by stockholders). Spectrian's amended and restated bylaws provide that all directors will be elected at each annual meeting of stockholders to serve until the next annual meeting and until their successors have been elected and qualified. Spectrian's amended and restated certificate of incorporation and amended and restated bylaws provide for cumulative voting for the election of directors.

        Spectrian's amended and restated bylaws provide that vacancies in the board of directors may be filled by a majority of the remaining directors, although less than a quorum, or by a sole remaining director; provided, however, that a vacancy created by the removal of a director by the stockholders for cause, may be filled by a majority of directors then in office or by the stockholders.

        Spectrian's amended and restated bylaws provide that any director may be removed from office, with or without cause, by a majority of the shares entitled to vote at an election of directors, provided that, so long as stockholders are entitled to cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors.

Amendments to charter documents and bylaws

  REMEC

        Under California law, a proposed amendment to a corporation's articles of incorporation generally requires approval by the affirmative vote of a majority of the outstanding shares entitled to vote. REMEC's certificate of determination, preferences and rights of Series RP Preferred Stock provides that REMEC's restated articles of incorporation cannot be amended in any manner that would materially alter or change the power, preferences or special rights of the Series RP Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series RP Preferred Stock, voting separately as a class.

        REMEC's amended and restated bylaws provide that they may be amended or repealed or new bylaws may be adopted by the affirmative vote of shareholders holding a majority of the outstanding shares entitled to vote or by the board of directors; provided, however, that, a bylaw specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board, or vice versa, may only be adopted by the affirmative vote of a majority of the outstanding shares entitled to vote.

  Spectrian

        Spectrian's amended and restated certificate of incorporation provides that the corporation reserves the right to amend, alter, change or repeal any provision contained in the Spectrian amended and restated certificate of incorporation, in the manner prescribed by Delaware law. The amended and restated certificate of incorporation further provides that it cannot be amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Participating Preferred Stock, voting separately as a class. Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the board of directors and the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment.

        Spectrian's amended and restated bylaws may be amended or repealed or new bylaws may be adopted by the stockholders entitled to vote, and Spectrian may in its certificate of incorporation confer the power to adopt, amend or repeal bylaws upon its directors. Spectrian amended and restated certificate of incorporation authorizes the board of directors to adopt, alter, amend or repeal Spectrian's bylaws.

Action by written consent

  REMEC

        REMEC's amended and restated bylaws provide that any action which may be taken at a meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action to be taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that directors may not be elected by written consent expect by unanimous written consent of all shares entitled to vote for the election of directors.

  Spectrian

        Spectrian's amended and restated bylaws similarly provide that any action which may be taken at any meeting of stockholders may be taken without a meeting and without prior notice, except as required by the Exchange Act and the rules promulgated thereunder, if a consent in writing, setting forth the actions so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Notice of shareholder actions

  REMEC

        REMEC's amended and restated bylaws provide that written notice of the date, time, place and purpose of every meeting of shareholders must be given not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail or other means of written communication to each shareholder entitled to vote.

        REMEC's amended and restated bylaws further provide that any proper matter may be presented at the annual meeting of shareholders for action, but action on the following matters will be valid only if the proposal was stated in the notice of the meeting or in a written notice, unless the matter was unanimously approved by those entitled to vote:

  •
  the approval of a contract or other transaction between the corporation and one or more of its directors or with any corporation, firm, or association in which one or more of its directors has a material financial interest;

  •
  an amendment to its articles of incorporation;

  •
  a reorganization (as defined in Section 181 of the California General Corporation Law) required to be approved by Section 1201 of the California General Corporation Law;

  •
  the voluntary winding up and dissolution of the corporation; or

  •
  a plan of distribution under Section 2007 of the California General Corporation Law in respect of a corporation in the process of winding up.

  Spectrian

        Spectrian's amended and restated bylaws provide that a written notice of the place, date, time and purpose of all meetings of stockholders must be given not less than 10 days nor more than 60 days before the date of any such meeting, either personally or by mail or other means of written communication, to each stockholder entitled to vote at such meeting. Spectrian's amended and restated bylaws further provide that only such business may be conducted as has been properly brought before a meeting of stockholders. To be properly brought before a meeting of stockholders, the business must be:

  •
  specified in the notice of meeting given by or at the direction of the board of directors;

  •
  otherwise properly brought before the meeting by or at the direction of the board of directors; or

  •
  otherwise properly brought before the meeting by a stockholder.

        For nominations or other business to be properly brought before a meeting of stockholders by a stockholder, the stockholder must have given timely notice to the secretary of Spectrian and the business must be a proper matter for stockholder action. To be timely, a notice by a stockholder must be delivered to the secretary of Spectrian not less than 120 days before the anniversary of the previous year's annual meeting of stockholders, except that if no annual meeting was held in the previous year or if the date of the annual meeting has changed by more than 30 days from the date of the previous year's meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the day 120 days in advance of such meeting, or (b) the day 10 days following the day on which public announcement of the date of the meeting is first made. Such notice must set forth a brief description of the business desired to be brought before the meeting, the name and address of the stockholder advancing the proposal, the number of shares of Spectrian capital stock beneficially owned by the stockholder, the length of time that the stockholder has held his or her shares, any material interest of the stockholder in the proposal and such other information concerning the stockholder and the proposal itself as would be required by the appropriate rules and regulations of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the proposal. Spectrian's amended and restated bylaws provide that nominations of persons for election to the board of directors may be made at a stockholders' meeting by any stockholder entitled to vote in the election of directors who complies with the notice procedure described above, including providing Spectrian with information regarding the person the stockholder proposes to nominate for election as a director.

Special shareholder meetings

  REMEC

        Pursuant to REMEC's amended and restated bylaws, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the President of REMEC, the holders of shares entitled to cast not less than 10% of the votes at such meeting or such additional persons as are authorized by REMEC's restated articles of incorporation or the bylaws.

  Spectrian

        Spectrian's amended and restated bylaws provide that special meetings of the stockholders may be called only by Spectrian's board of directors or the chairman of Spectrian's board of directors and that such persons may call a special meeting of stockholders at any time. Spectrian's amended and restated bylaws further provide that only such business may be considered at a special meeting of stockholders as has been stated in the notice for such meeting.

Shareholder inspection rights; shareholder lists

  REMEC

        California law and REMEC's amended and restated bylaws provide that the accounting books and records of REMEC, and minutes of proceedings of the shareholders, the board of the directors and committees of the board of directors must be open to inspection during usual business hours upon the written demand of any shareholder or holder of a voting trust certificate, for a purpose reasonably related to his interests as a shareholder or as the holder of a voting trust certificate. In addition, California law and REMEC's amended and restated bylaws provide for an absolute right to inspect and copy the corporation's shareholder list by persons holding an aggregate of five percent or more of the corporation's voting shares, or shareholders holding an aggregate of one percent or more of such shares who have contested the election of directors. REMEC's amended and restated bylaws further provide that such inspection may be made in person or by an agent or attorney and includes the right to copy and make extracts.

  Spectrian

        Under Delaware law, any stockholder, in person or by attorney or other agent, may, upon written demand given under oath and stating the purpose thereof, inspect for any proper purpose a corporation's stock ledger, a list of its stockholders and its other books and records. A proper purpose is a purpose reasonably related to such person's interest as a stockholder. A complete list of stockholders entitled to vote at any meeting of stockholders must be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to such meeting. The list must also be kept at the place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

Monetary liability of directors

        REMEC's restated articles of incorporation and Spectrian's amended and restated certificate of incorporation each provide for elimination of personal monetary liability of directors for breach of fiduciary duty to the fullest extent permissible under the laws of California and Delaware, respectively. The laws of California and Delaware permit corporations to adopt a provision in their charter documents eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care to the corporation and its shareholders. Neither state permits the elimination of liability for breaches of loyalty, for bad faith conduct, for intentional misconduct, transactions from which the director derives an improper benefit, or for the illegal payment of dividends. California, in addition, prohibits the elimination of liability for conduct that would constitute the reckless disregard of a director's duty or the director's abdication of duty and transactions in which the director is an interested party.

Indemnification of directors and officers

  REMEC

        Under California law, (a) a corporation has the power to indemnify any person who was or is threatened to be made a party to any proceeding by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines and settlements (other than in connection with actions by or in the right of the corporation) if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful, and (b) a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually or reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders. In addition, California law allows a corporation to advance payment on an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced. As described above, REMEC's amended and restated bylaws provide for the indemnification of REMEC's directors and officers to the fullest extent not prohibited by California law.

        The indemnification expressly authorized by California law and described above is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification. REMEC's restated articles of incorporation permit indemnification to the fullest extent not prohibited by California law.

  Spectrian

        Spectrian's amended and restated bylaws provide that the corporation will, to the maximum extent and in the manner permitted by the Delaware General Corporation Law, indemnify any person against expenses, judgments, fine, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director or officer of the corporation. Spectrian's amended and restated bylaws define a "director" or "officer" as any person (1) who is or was a director or officer of Spectrian, (2) who is or was serving at the request of Spectrian as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, or (3) who was a director of officer of a corporation which was a predecessor corporation of Spectrian or another enterprise at the request of such predecessor corporation. Spectrian's amended and restated bylaws only require the corporation to indemnify a director or officer in connection with a proceeding initiated by the director or officer if the initiation of the proceeding by the director or officer was authorized by Spectrian's board of directors.

        Spectrian's amended and restated bylaws provide that Spectrian will pay the expenses incurred by a director or officer who is entitled to indemnification under Spectrian's amended and restated bylaws in defending a proceeding in advance of its final disposition, only if such director or officer agrees to repay such amounts if it is ultimately determined that such director or officer is not entitled to indemnification.

        Spectrian's amended and restated bylaws further provide that the rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition are not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Spectrian amended and restated certificate of incorporation or amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        Spectrian's amended and restated bylaws also provide that Spectrian may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Spectrian or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Spectrian would have the power to indemnify such person against such expense, liability or loss under Delaware law.

        Spectrian's amended and restated bylaws allow the corporation to indemnify its employees and agents with the same scope and effect as the indemnification of directors and officers.

Dividends

  REMEC

        Under California law, a corporation may not make any distribution to its shareholders unless either: (i) the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution; or (ii) immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). Such tests are applied to California corporations on a consolidated basis. In addition, under California law, a corporation may not make a distribution to its shareholders if the corporation is, or would be as a result of the distribution, likely to be unable to meet its liabilities as they mature.

  Spectrian

        Delaware law provides that a corporation may pay dividends out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of the net profits if, after the payment of the dividend, the corporation's capital would be less than the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Conversion

        Holders of REMEC common stock and Spectrian common stock have no rights to convert their shares into any other securities.

Rights plans

  REMEC

        Each currently outstanding share of REMEC common stock has attached to it one "REMEC purchase right" issued pursuant to a Rights Agreement between REMEC and Mellon Investor Services LLC, as rights agent, dates as of June 15, 2001. In addition, each newly issued share of REMEC common stock issued before the REMEC purchase rights became exercisable (as described below), including the shares issued in the merger, will also have a REMEC purchase right attached to it. No separate certificates evidencing the REMEC purchase rights will be issued unless and until they become exercisable.

        Each REMEC purchase right entitles the holder to buy one 1/1,000 of a share of REMEC's Series RP Preferred Stock at a price of $60 per 1/1,000 of a share, subject to adjustment, or, under certain circumstances described below, shares of REMEC common stock or common stock of a third party. The REMEC purchase rights will be exercisable after the earlier to occur of:

  •
  a person or group of affiliated or associated persons having acquired, without the prior approval of REMEC's board of Directors, beneficial ownership of 15% or more of the outstanding shares of REMEC's common stock (except pursuant to a tender or exchange offer which is for all outstanding shares of REMEC common stock at a price and on terms which a majority of certain members of the board determines to be adequate and in the best interests of REMEC, its shareholders and other relevant constituencies) or

  •
  ten days (or such later date as the board may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group of affiliated or associated persons beneficially owning 15% or more of the outstanding shares of REMEC common stock.

        If a person or group beneficially owns 15% or more of the outstanding shares of REMEC common stock, each holder of a REMEC purchase right may receive, in lieu of shares of Series RP Preferred Stock, upon exercise of each purchase right then held, shares of REMEC common stock with a market value equal to two times the exercise price of a REMEC purchase right, except that REMEC purchase rights owned by such acquiring person or group will be void. If, following the date that a person or group becomes the beneficial owner of 15% or more of the outstanding shares of REMEC common stock, REMEC is acquired in a merger or other business combination, each REMEC purchase right will be exercisable, in lieu of shares of Series RP Preferred Stock, for the number of the acquiring company's shares of common stock having a market value equal to two times the exercise price of the REMEC purchase right.

        REMEC may redeem the purchase rights at a price of $0.0001 per REMEC purchase right at any time prior to such time as any person or group becomes a beneficial owner of 15% or more of the outstanding shares of REMEC common stock. Furthermore, at any time prior to such time as any person or group becomes a beneficial owner of 15% or more of the outstanding shares of REMEC common stock, REMEC may amend or supplement any provision of the rights agreement without the approval of any holders of REMEC purchase rights. The REMEC purchase rights expire on June 15, 2011.

        In connection with approving the merger, REMEC's board of directors approved the acquisition of shares in the merger by the State of Wisconsin Investment Board, or "SWIB," and, therefore, the

REMEC purchase rights will not become exercisable as a result of the completion of the merger. In addition, REMEC has amended its Rights Agreement to increase the 15% threshold discussed above to 20% with respect to acquisitions of REMEC shares by SWIB.

  Spectrian

        Each share of Spectrian common stock has attached to it one right issued pursuant to a Preferred Shares Rights Agreement, dated October 23, 1996, as amended and supplemented, between Spectrian and Mellon Investor Services, LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as rights agent.

        Each Spectrian right entitles the holder to buy 1/1,000 of a share of Spectrian's Series A Participating Preferred Stock at a price of $126 per unit, subject to adjustment, or, under certain circumstances described below, shares of Spectrian common stock or common stock of a third party. The Spectrian purchase rights will be exercisable after the earlier of:

  •
  the tenth business day (or such later date as may be determined by Spectrian's board of directors) after a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the common shares then outstanding, provided that in the case of Kopp Investment Advisors, Inc., or Kopp, and SWIB, the tenth day after Kopp or SWIB, whichever the case may be, has acquired beneficial ownership of 30% or more or 20% or more, whichever the case may be, of the common shares then outstanding or

  •
  the tenth business day (or such later date as may be determined by Spectrian's board of directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of the common shares then outstanding, provided that in the case of Kopp and SWIB, the tenth day after Kopp or SWIB, whichever the case may be, has acquired beneficial ownership of 30% or more or 20% or more, whichever the case may be, of the common shares then outstanding.

        If a person or group beneficially owns 15% or more, or 30% or more in the case of Kopp or 20% or more in the case of SWIB, of the outstanding shares of Spectrian common stock, each holder of a Spectrian purchase right may receive, in lieu of shares of Series A Participating Preferred Stock, upon exercise of each purchase right then held, shares of Spectrian common stock with a market value equal to two times the exercise price of a Spectrian purchase right, except that purchase rights owned by such acquiring person or group will be void. If, following the date that a person or group becomes the beneficial owner of 15% or more, or 30% or more in the case of Kopp or 20% or more in the case of SWIB, of the outstanding shares of Spectrian common stock, Spectrian is acquired in a merger or other business combination, each Spectrian purchase right will be exercisable, in lieu of shares of Series A Participating Preferred Stock, for the number of the acquiring company's shares of common stock having a market value equal to two times the exercise price of the Spectrian purchase right.

        Spectrian may redeem the purchase rights at a price of $0.001 per purchase right at any time prior to such time as any person or group becomes a beneficial owner of 15% or more of the outstanding shares of Spectrian common stock or prior to the rights expiration on January 18, 2011. Furthermore, at any time prior to such time as any person or group becomes a beneficial owner of 15% or more of the outstanding shares of Spectrian common stock, Spectrian may amend or supplement any provision of the rights agreement without the approval of any holders of purchase rights.

Shareholder approval of certain business combinations

  REMEC

        California law provides that holders of nonredeemable common stock must receive nonredeemable common stock in a merger of the corporation with a holder of more than 50% but less than 90% of such corporation's common stock or such holder's affiliate, unless all of the holders of such common stock consent to the transaction or it is approved by the California Department of Corporations at a fairness hearing. California law also provides that, in certain circumstances, when a tender offer or proposal for a reorganization or sale of assets is made by an interested party, an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to the shareholders. Further, if a tender of shares or vote is sought pursuant to an interested party's proposal, and a later proposal is made by another party at least 10 days prior to the date of acceptance of the interested party proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares.

  Spectrian

        Spectrian is subject to the anti-takeover provisions in Section 203 of the Delaware General Corporation Law. These anti-takeover provisions prohibit business combinations between a Delaware corporation and an interested stockholder, as described below, within three years of the time the interested stockholder became an interested stockholder unless:

  •
  before that time, the board of directors approved either the business combination or the transaction in which the interested stockholder became an interested stockholder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation, excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not permit employees to determine confidentially whether shares held by the plan will be tendered in a tender or exchange offer; or

  •
  on or following that time, the business combination is approved by the board of directors and the business combination transaction is approved by the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

        The business combination restrictions described above do not apply if a corporation has opted out of the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. A corporation may opt out if:

  •
  the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the anti-takeover provisions of Section 203 of the Delaware General Corporation Law;

  •
  the holders of a majority of the voting stock of the corporation approve an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the anti-takeover provisions, which election will be effective 12 months after the amendment's adoption and would not apply to any business combination with a person who was an interested stockholder at or prior to the time the amendment was approved; or

  •
  the corporation does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on The Nasdaq National Market or (3) owned by more than 2,000 stockholders of record.

        Spectrian has not "opted out" of the anti-takeover provisions of Section 203 of the Delaware General Corporation Law.

        The anti-takeover provisions do not apply to a business combination that:

  •
  is proposed after the public announcement of, and before the consummation or abandonment of

  •
  a merger or consolidation of the corporation;

  •
  a sale of 50% or more of the aggregate market value of the assets of the corporation and its subsidiaries determined on a consolidated basis or the aggregate market value of all outstanding shares of the corporation; or

  •
  a tender or exchange offer for 50% or more of the outstanding shares of voting stock of the corporation.

  •
  is with a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the board of directors; and

  •
  is approved by a majority of the current directors who were also directors before any person became an interested stockholder during the previous three years.

        An "interested stockholder" generally is defined as a person that owns 15% or more of the corporation's outstanding voting stock and the affiliates and associates of that person.

        The term "business combination" includes the following transactions with an interested stockholder:

  •
  a merger or consolidation of the corporation with an interested stockholder;

  •
  any sale, lease, exchange, mortgage, pledge, transfer or other disposition, except proportionately as a stockholder of the corporation, of assets of the corporation or its subsidiaries having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation and its subsidiaries determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

  •
  any transaction which results in the issuance or transfer by the corporation or its subsidiaries of stock of the corporation or the subsidiary to the interested stockholder, except for transactions involving the exercise, conversion or exchange of securities outstanding before the interested stockholder became an interested stockholder and certain other transactions which do not increase the interested stockholder's proportionate share of any class or series of the corporation's stock;

  •
  any transaction involving the corporation or any of its subsidiaries which increases the proportionate share of any class or series of stock, or securities convertible into the stock of any class or series, of the corporation or any subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused by the interested stockholder; or

  •
  any receipt by the interested stockholder of the benefit, except proportionately as a stockholder of the corporation, of any loans, advances, guarantees, pledges or other financial benefits provided by the corporation or its subsidiaries.

Mergers, sales of assets and other transactions

  REMEC

        Under California law, the principal terms of a merger must be approved by the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon, except that, unless required by a corporation's articles of incorporation, no authorizing shareholder vote is required of a corporation surviving a merger if the shareholders of such corporation own, immediately after the merger, more than five-sixths of the voting power of the surviving corporation or its parent. REMEC's restated articles of incorporation do not require a greater percentage vote. California law further requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon if (a) the surviving corporation's articles of incorporation will be amended and would otherwise require shareholder approval or (b) shareholders of such corporation will receive shares of the surviving corporation having different rights, preferences, privileges or restrictions (including shares in a foreign corporation) than the shares surrendered. Shareholder approval is not required under California law for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

  Spectrian

        Under Delaware law, mergers or consolidations or sales or exchanges of all or substantially all of a corporation's assets or a dissolution of the corporation require the affirmative vote of the board of directors (except in certain limited circumstances). In addition, the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote on the matter is required, except in certain cases where stockholder approval is not required by a corporation's certificate of incorporation.

        Under Delaware law, stockholder consent is not required under the following circumstances:

  •
  for a corporation that survives a merger and does not issue in the merger more than 20% of its outstanding shares immediately prior to the merger;

  •
  if the merger agreement does not amend in any respect the survivor's certificate of incorporation;

  •
  if each share of the surviving corporation outstanding immediately prior to the merger remains an identical outstanding share of the surviving corporation after the merger; and

  •
  for either corporation where one corporation owns 90% of each class of outstanding stock of the other corporation.

Appraisal rights

  REMEC

        Under California law, dissenters' rights are available to holders of a class of shares listed on a national securities exchange or the Nasdaq National Market if demands for payment are filed with respect to at least five percent of the outstanding shares of that class or there exists any restriction on transfer of such shares imposed by the corporation or by any law or regulation. Appraisal rights are also unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths (or 83.3%) of the voting power of the surviving or acquiring corporation or its parent entity. For more detailed information regarding appraisal rights, see the section titled "Rights of Appraisal—REMEC shareholders" on page 96. A copy of the text of Chapter 13 of the California General Corporation Law, which sets forth the appraisal rights of REMEC shareholders, is attached as Annex D to this joint proxy statement/prospectus.

  Spectrian

        Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Unless a corporation's certificate of incorporation provides otherwise, these appraisal rights are not available:

  •
  with respect to the sale, lease or exchange of all or substantially all of the assets of the corporation,

  •
  with respect to a merger or consolidation by the corporation the shares of which are either listed on a national securities exchange or Nasdaq National Market or are held of record by more than 2,000 holders if the terms of the merger of consolidation allow the stockholders to receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or on Nasdaq National Market or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or

  •
  to stockholders of the corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is converted into an identical outstanding or treasury share after the merger, and the number of share to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if some other conditions are met.

        Spectrian stockholders are not entitled to exercise appraisal rights as a result of the merger or to demand cash payment for their shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial statements give effect to the proposed acquisition by REMEC of Spectrian using the purchase method of accounting. Such pro forma adjustments are based upon available information and upon certain assumptions that REMEC's management believes are reasonable under the circumstances. These pro forma financial statements are presented for illustrative purposes only and therefore are not necessarily indicative of the operating results or financial position that might have been achieved had the proposed Spectrian acquisition occurred as of an earlier date, nor are they necessarily indicative of operating results or financial position which may occur in the future.

        The unaudited pro forma condensed combined balance sheet is provided as of August 2, 2002, giving effect to the proposed Spectrian acquisition as though it had been consummated on that date. Effective October 26, 2001, REMEC acquired the radio frequency division of ADC Mersum Oy ("Solitra"), a commercial telecommunications company located in Finland, in a transaction accounted for as a purchase. Accordingly, the historical balance sheet of REMEC as of August 2, 2002 includes the accounts of Solitra.

        The unaudited pro forma condensed combined statements of operations for the year ended January 31, 2002 and the six months ended August 2, 2002 combines the results of operations of REMEC for the year ended January 31, 2002 and the six months ended August 2, 2002, and the results of operations of Solitra for the period from February 1, 2001 through October 26, 2001 (the acquisition date) with the results of operations of Spectrian for the year ended March 31, 2002 and six months ended September 29, 2002 and gives effect to the Spectrian acquisition as though it had occurred on February 1, 2001, the beginning of REMEC's fiscal year.

        REMEC's condensed financial information included in these pro forma financial statements is derived from its January 31, 2002 audited consolidated financial statements and its August 2, 2002 unaudited condensed consolidated financial statements included in its Form 10-K/A and Form 10-Q/A, respectively, for the year ended January 31, 2002 and the six months ended August 2, 2002. Solitra's financial information included in these pro forma financial statements is derived from its approximate nine months ended October 31, 2001 unaudited financial statements. Solitra's financial statements included in the pro forma information as of all dates and for all periods presented have been converted into U.S. dollars and adjusted, where appropriate, to present Solitra's financial position and results of operations in accordance with accounting principles generally accepted in the United States. Spectrian's financial information included in these pro forma financial statements is derived from its March 31, 2002 audited consolidated financial statements and its September 29, 2002 unaudited quarterly results included in its Form 10-K/A and Form 10-Q/A. The unaudited pro forma combined condensed financial information should be read in conjunction with the audited financial statements and accompanying notes and Management's Discussion and Analysis of Financial Condition and Results of Operations of REMEC and Spectrian incorporated by reference in this joint proxy statement/prospectus.

REMEC, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of August 2, 2002

	REMEC August 2, 2002	Spectrian September 29, 2002	Pro Forma Adjustments		Pro Forma
	(in thousands)
Current assets:
Cash and cash equivalents	$34,530	$27,393	$(4,872	)(1)	$57,051
Short-term investments	—	40,262	—		40,262
Accounts receivable net	40,099	5,406	—		45,505
Inventories, net	43,866	19,788	—		63,654
Deferred income taxes	24,879	—	—		24,879
Other current assets	8,073	3,286	(1,286	)(1)	10,073

Total current assets	151,447	96,135	(6,158)		241,424
Property and equipment, net	88,112	9,196	(9,196	)(10)	88,112
Goodwill	36,407	—	—		36,407
Intangible and other assets	11,335	2,842	2,084	(10)	16,261
Restricted cash	17,049	—	—		17,049

Total assets	$304,350	$108,173	$(13,270)		$399,253

Current liabilities:
Accounts payable	$15,646	$6,146	$—		$21,792
Accrued expenses and other liabilities	17,766	23,824	5,892	(2)(11)	47,482
Income taxes payable	—	—	—		—
Deferred gain	—	11,250	(11,250	)(3)	—
Capital lease obligations	—	22	—		22

Total current liabilities	33,412	41,242	(5,358)		69,296
Deferred income taxes and other long-term liabilities	6,405	—	—		6,405
Stockholders' Equity:
Common stock	455	13	102	(4)	570
Treasury stock	—	(17,669)	17,669	(4)	—
Paid-in capital	323,025	170,157	(128,903	)(4)(9)	364,279
Deferred compensation	—	(25)	25	(4)	—
Accumulated deficit	(57,575)	(85,792)	103,442	(4)(10)	(39,925)
Accumulated other comprehensive income (loss)	(1,372)	247	(247	)(4)	(1,372)

Total stockholders' equity	264,533	66,931	(7,912)		323,552

Total liabilities and stockholders' equity	$304,350	$108,173	$(13,270)		$399,253

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information

REMEC, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the six months ended August 2, 2002

	REMEC	Spectrian	Pro Forma Adjustments		Pro Forma
	(in thousands, except per share amounts)

Net sales	$112,551	$24,744	$—		$137,295
Cost of sales	98,600	49,276	—		147,876

Gross profit	13,951	(24,532)	—		(10,581)
Operating expenses:
Selling, general and administrative	21,138	8,859	—		29,997
Research and development	15,611	11,432	—		27,043
Restructuring charges	—	219	—		219

Total operating expenses	36,749	20,510	—		57,259

Loss from operations	(22,798)	(45,042)	—		(67,840)
Interest income and other, net	827	10,973	(10,108	)(3)(8)	1,692

Loss before provision (credit) for income taxes and minority interest	(21,971)	(34,069)	(10,108)		(66,148)
Provision (credit) for income taxes	(5,932)	29	—		(5,903)

Net loss before minority interest	(16,039)	(34,098)	(10,108)		(60,245)

Net loss	$(16,039)	$(34,098)	$(10,108)		$(60,245)

Net loss per share—basic	$(0.35)	$(2.97)			$(1.06)

Weighted average shares outstanding—basic	45,268	11,463			56,743 (9)

Net loss per share—diluted	$(0.35)	$(2.97)			$(1.06)

Weighted average shares outstanding—diluted	45,268	11,463			56,743 (9)

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information

REMEC, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended January 31, 2002

	REMEC	Spectrian	Solitra	Pro Forma Adjustments		Pro Forma
	(in thousands, except per share amounts)

Net sales	$229,981	$103,782	$50,036	$(2,760	)(5)	$381,039
Cost of sales	207,411	101,188	38,585	(2,228	)(5)	344,956

Gross profit	22,570	2,594	11,451	(532)		36,083
Operating expenses:
Selling, general and administrative	49,400	18,462	5,479	(1,704	)(6)	71,637
Research and development	26,332	23,763	5,490	513	(7)	56,098
In-process research and development	8,002	—	—	—		8,002
Impairment of long-lived assets	17,695	—	27,071	—		44,766
Restructuring charges	17,257	686	—	—		17,943

Total operating expenses	118,686	42,911	38,040	(1,191)		198,446

Loss from operations	(96,116)	(40,317)	(26,589)	659		(162,363)
Write-down of investment	(9,400)	—	—	—		(9,400)
Gain on sale of subsidiary	7,614	—	—	—		7,614
Interest income and other, net	4,892	19,751	164	(31,481	)(3)(8)	(6,674)

Loss before provision (credit) for income taxes and minority interest	(93,010)	(20,566)	(26,425)	(30,822)		(170,823)
Provision (credit) for income taxes	(22,175)	301	535	—		(21,339)

Net income (loss) before minority interest	(70,835)	(20,867)	(26,960)	(30,822)		(149,484)
Minority interest	(972)	—	—	—		(972)

Net loss *	$(69,863)	$(20,867)	$(26,960)	$(30,822)		$(148,512)

Net loss per share—basic	$(1.56)	$(1.80)				$(2.63)

Weighted average shares outstanding—basic	44,904	11,543				56,379 (9)

Net loss per share—diluted	$(1.56)	$(1.80)				$(2.63)

Weighted average shares outstanding—diluted	44,904	11,543				56,379 (9)

*
In accordance with the Securities and Exchange Commission's rules and regulations for preparing pro forma financial statements, pro forma operating results exclude cumulative effects of accounting changes, extraordinary items, and discontinued operations. Accordingly, the cumulative effect of an accounting change of $494,000 reported by Spectrian is not presented.

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
PRO FORMA BASIS OF PRESENTATION AND ADJUSTMENTS

        Under the terms of the amended and restated merger agreement, at the effective date, each outstanding share of Spectrian common stock will be converted into the right to receive one share of REMEC common stock. Accordingly, assuming a one-for-one exchange ratio, REMEC would issue 11,475,000 shares of common stock and assume options to purchase 2,776,000 equivalent shares of REMEC common stock.

        REMEC estimates the purchase price to be approximately $45,168,000, which is comprised of the value of the 11,475,000 shares to be issued, of $38,351,000, the fair value of options assumed of $3,017,000, and estimated costs to complete the acquisition of $3,800,000.

        REMEC has performed a preliminary valuation of the assets and liabilities of Spectrian in connection with the acquisition in order to allocate the purchase price in accordance with Financial Accounting Standards No. 141 "Business Combinations" (SFAS 141). Under purchase accounting rules, the net purchase price will be allocated to the acquired assets and liabilities of Spectrian based on their estimated fair values at the date of the acquisition. The estimated fair values of identifiable tangible assets and liabilities to be acquired from Spectrian as of September 29, 2002 were greater than the amount to be paid, resulting in negative goodwill of $29,688,000. In accordance with SFAS 141, the negative goodwill was first allocated to the non-current assets of Spectrian. The allocation based on the fair values at September 29, 2002 left a remaining negative goodwill balance of $17,650,000 which would then be accounted for as an extraordinary gain in accordance with SFAS 141. Also, to record a deferred tax asset of $4,926,000 for the difference between the tax basis of the property, plant and equipment acquired from Spectrian that had been written down to zero at an assumed tax rate of 39.2%. Following is the purchase price allocation:

Amount
Fair value of net tangible assets acquired	$66,931,000
Reduction in net tangible assets for deal costs to be paid by Spectrian	(2,359,000)
Accrued lease liability	(3,224,000)
Accrued liability for change in control provisions in employee contracts	(2,668,000)
Reversal of historical deferred gain	11,250,000
Deferred tax assets	4,926,000
Allocation to long-lived assets:
Reduction in property plant and equipment	(9,196,000)
Reduction in other non-current assets	(2,842,000)
Excess of cost (negative goodwill)	(17,650,000)

Total	$45,168,000

        Adjustments to the above allocation of the purchase price will include changes in the value of the assets, liabilities and deferred compensation between September 29, 2002 and the date the merger is completed.

PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

(1)
To reflect the estimated $4,872,000 of cash expected to be used in the acquisition of Spectrian for acquisition-related expenses such as investment banking, legal, accounting, registration and miscellaneous fees and to eliminate the $1,286,000 of acquisition costs paid as of August 2, 2002.

(2)
To record estimated liability associated with change in control provisions contained in various employment contracts of Spectrian employees of $2,668,000.

(3)
To eliminate the remaining historical deferred gain of Spectrian related to its disposition of UltraRF of $11,250,000 and related amounts amortized into interest income and other of $10,000,000 and $29,950,000 for the six months ended September 29, 2002, and for the year ended March 31, 2002, respectively.

(4)
To eliminate Spectrian historical equity accounts and reflect the equity of REMEC to be issued in connection with the transaction.

(5)
To eliminate revenues associated with Tower Top Product Line and the related cost of sales associated with the Tower Top Product Line revenues, which was not included in the acquisition of Solitra.

(6)
To eliminate $1,704,000 selling, general and administrative costs associated with the Tower Top Product Line for the year ended January 31, 2002.

(7)
To reflect amortization expense from February 1, 2001 to October 26, 2001 of $513,000 associated with the developed technology recorded in connection with the Solitra acquisition, which is being amortized over seven years for the year ended January 31, 2002.

(8)
To reflect lost interest income on cash used to complete the Spectrian and Solitra acquisitions based on an average interest rate of 3.5% and to eliminate the income of $108,000 and $1,531,000 for the six months ended August 2, 2002 and the year ended January 31, 2002, respectively.

(9)
To reflect the number of shares of REMEC common stock expected to be issued in exchange for the outstanding shares of the Spectrian. Pro forma diluted loss per share does not include outstanding stock options as such securities are antidilutive for the period presented.

(10)
To reflect the impact of the excess fair value of net assets acquired from Spectrian greater than purchase price (negative goodwill), of which $12,038,000 has been allocated to reduce the net book value of the non-current assets and $17,650,000 has been reflected as a reduction to accumulated deficit, but has not been reflected as an extraordinary gain in the statement of operations for either period presented. Also, to record a deferred tax asset of $4,926,000 for the difference between the tax basis of the property, plant and equipment acquired from Spectrian that had been written down to zero at an assumed tax rate of 39.2%.

(11)
To reflect the additional liability associated with the exit cost of a leased facility of $3,224,000.

STOCKHOLDER PROPOSALS

        Spectrian held its 2001 annual meeting of stockholders on September 7, 2001. Spectrian will hold an annual meeting in 2002 only if the merger is not consummated. In the event that such a meeting is held, any proposal of a Spectrian stockholder must have been received by the secretary of Spectrian no later than March 29, 2002 in order to be considered for inclusion in the Spectrian 2002 annual meeting proxy materials. Any such proposal will be subject to Rule 14a-8 of the rules and regulations under the Exchange Act. Spectrian did not receive any such proposals.

        REMEC held its 2002 annual meeting of shareholders on June 14, 2002. Proposals of REMEC shareholders will be eligible for consideration for inclusion in the proxy materials for the 2003 annual meeting if such proposals are received by the secretary of REMEC no later than January 10, 2003, and comply with all applicable requirements of Rule 14a-8 of the Rules and Regulations under the Exchange Act. Proposals of REMEC shareholders intended to be presented at the 2003 annual meeting, but not intended to be included in the proxy materials for the 2003 annual meeting, must be received by the secretary of REMEC no later than March 26, 2003.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K/A for the year ended January 31, 2002, as set forth in their report, which is incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        The consolidated financial statements of ADC Mersum Oy and subsidiary as of October 31, 2000 have been incorporated by reference in the joint proxy statement prospectus and in this registration statement in reliance upon the reports of Arthur Andersen, LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing. We have not been able to obtain the written consent of Arthur Andersen, LLP as required by Section 7 of the Securities Act after reasonable efforts. Accordingly, REMEC shareholders and Spectrian stockholders will not be able to sue Arthur Andersen, LLP pursuant to Section 11(a)(4) of the Securities Act and therefore may have their recovery limited as a result of the lack of consent.

        The consolidated financial statements incorporated in this joint proxy statement/prospectus by reference to Spectrian's Annual Report on Form 10-K/A for the year ended March 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the shares of REMEC common stock to be issued in connection with the merger and offered hereby and the federal income tax consequences of the merger will be passed upon for REMEC by Heller Ehrman White & McAuliffe LLP. The federal income tax consequences of the merger will be passed upon for Spectrian by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

Annex A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

REMEC, INC.,

REEF ACQUISITION CORP.

AND

SPECTRIAN CORPORATION

Dated as of October 29, 2002

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		A-28
5.1	Organization, Etc.	A-28
5.2	Authority Relative to This Agreement	A-28
5.3	No Violations, Etc.	A-29
5.4	Capitalization	A-30
5.5	Board Recommendation	A-30
5.6	Registration Statement; Joint Proxy Statement/Prospectus	A-30
5.7	SEC Filings	A-31
5.8	Compliance with Laws	A-31
5.9	Financial Statements	A-31
5.10	Absence of Undisclosed Liabilities	A-31
5.11	Absence of Changes or Events	A-32
5.12	Litigation	A-32
5.13	Fairness Opinion	A-32
5.14	Taxes	A-32
5.15	Finders or Brokers	A-32
5.16	Vote Required	A-33
5.17	Benefit Plans	A-33
5.18	Environmental Matters	A-33
5.19	Foreign Corrupt Practices Act	A-34
5.20	Restrictions on Business Activities	A-35
5.21	Buyer Intellectual Property Rights	A-35
5.22	Agreements, Contracts and Commitments	A-35
5.23	Interim Operations of Merger Sub	A-35
ARTICLE VI COVENANTS		A-35
6.1	Conduct of Business During Interim Period	A-35
6.2	No Solicitation	A-38
6.3	Access to Information	A-39
6.4	Special Meetings; Registration Statement; Board Recommendations	A-39
6.5	Commercially Reasonable Efforts	A-42
6.6	Public Announcements	A-42
6.7	Board of Directors of Buyer	A-42
6.8	Indemnification	A-43
6.9	Company Affiliate Agreements	A-44
6.10	NASDAQ Listing	A-44
6.11	Resignation of Directors and Officers	A-44
6.12	Consents of Buyer's and the Company's Accountants	A-44
6.13	Form S-8	A-44
6.14	Notification of Certain Matters	A-44
6.15	SEC Filings	A-45
6.16	Employee Benefit Matters	A-46
6.17	Takeover Laws	A-46
6.18	Rights Agreements	A-46
6.19	FIRPTA	A-46
6.20	Section 16 Matters	A-47
6.21	Road Show	A-47

ii

ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF EACH PARTY		A-47
7.1	Registration Statement	A-47
7.2	Company Stockholder Approval	A-47
7.3	Buyer Shareholder Approval	A-47
7.4	Governmental Clearances	A-47
7.5	Tax Matters	A-47
7.6	Statute or Decree	A-48
ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND BUYER		A-48
8.1	Additional Conditions To The Obligations Of the Company	A-48
8.2	Additional Conditions To The Obligations Of Buyer and Merger Sub	A-49
ARTICLE IX TERMINATION		A-49
9.1	Termination	A-49
9.2	Notice of Termination; Effect of Termination	A-50
9.3	Fees and Expenses	A-50
ARTICLE X MISCELLANEOUS		A-51
10.1	Amendment and Modification	A-51
10.2	Waiver of Compliance; Consents	A-52
10.3	Survival; Investigations	A-52
10.4	Notices	A-52
10.5	Assignment; Third Party Beneficiaries	A-53
10.6	Governing Law	A-53
10.7	Waiver Of Jury Trial	A-53
10.8	Counterparts	A-53
10.9	Severability	A-53
10.10	Interpretation	A-54
10.11	Entire Agreement; Amendment and Restatement of Original Agreement	A-54
10.12	Definition of "law"	A-54
10.13	Rules of Construction	A-54
10.14	Attorneys' Fees	A-54

Exhibits

  Exhibit A—Form of Certificate of Merger
  Exhibit B—Form of Amended Certificate of Incorporation of Surviving Corporation
  Exhibit C—Form of Company Affiliate Agreement

iii

        Execution Copy

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is made and entered into as of October 29, 2002 by and among REMEC, Inc., a California corporation ("Buyer"), Reef Acquisition Corp., a Delaware corporation and wholly owned Subsidiary of Buyer ("Merger Sub") and Spectrian Corporation, a Delaware corporation (the "Company").

RECITALS

        A.    Buyer, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger and Reorganization, dated as of May 19, 2002 (the "Original Agreement"), which provided for the merger of the Merger Sub with and into the Company, whereby Company would become a wholly owned subsidiary of Buyer.

        B.    The respective boards of directors of Buyer, Merger Sub and the Company have (i) determined that it is in the best interests of their respective stockholders to amend and restate the Original Agreement, (ii) approved and declared advisable this Agreement and the merger (the "Merger") of Merger Sub with and into Company, whereby Company would become a wholly owned Subsidiary of Buyer, upon the terms and subject to the conditions set forth herein, and (iii) determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, their respective stockholders.

        C.    Pursuant to the Merger, among other things, the outstanding shares of the Company Common Stock will be converted into the right to receive shares of Buyer Common Stock.

        D.    Concurrently with the execution and delivery of the Original Agreement, certain employees of the Company entered into employment agreements with Buyer to be effective upon the Closing (the "Buyer Employment Agreements").

        E.    For United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        F.    Concurrently with the execution and delivery of the Original Agreement, certain shareholders, directors and officers of the Buyer and certain stockholders, directors and officers of the Company entered into voting agreements with the Company and the Buyer, respectively, (the "Voting Agreements") pursuant to which they have agreed to vote in favor of the adoption of the Original Agreement, to approve the issuance of Buyer Common Stock in connection with the Merger (with respect to Buyer), and to take certain other actions in connection with the transactions contemplated by the Original Agreement. The rights and obligations of the Parties to the Voting Agreements are applicable and effective for the Merger contemplated by this Agreement.

AGREEMENT

        THE PARTIES AGREE AS FOLLOWS:

ARTICLE I

CERTAIN DEFINITIONS

        For the purpose of this Agreement:

        "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Buyer) contemplating or otherwise relating to any Acquisition Transaction.

        "Acquisition Transaction" shall mean any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which (i) the Company or any of its Subsidiaries is a constituent corporation (unless the stockholders of the Company as a group and determined immediately prior to such transaction or series of transactions own greater than 85% of the outstanding securities of the surviving entity of such transaction or series of transactions or the ultimate parent entity of such surviving entity, provided that such transaction or series of transactions (A) does not result in any Person becoming an "Acquiring Person" (as defined in the Company Rights Agreement as in effect on the date of this Agreement and absent any subsequent amendment thereto or subsequent waiver or termination thereof) and (B) does not result in any such pre-existing stockholder and its affiliates, taken together as a whole, increasing its beneficial ownership of the Company by more than 5%), (ii) a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries (unless the stockholders of the Company as a group and determined immediately prior to such transaction or series of transactions own greater than 85% of the outstanding securities of such class of voting securities of the Company or any of its Subsidiaries after such transaction or series of transactions, provided that such transaction or series of transactions (A) does not result in any Person becoming an "Acquiring Person" (as defined in the Company Rights Agreement as in effect on the date of this Agreement and absent any subsequent amendment thereto or subsequent waiver or termination thereof) and (B) does not result in any such pre-existing stockholder and its affiliates, taken together as a whole, increasing its beneficial ownership of the Company by more than 5%), or (iii) the Company or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; (b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Company or any of its Subsidiaries; or (c) any liquidation or dissolution of the Company or any of its Subsidiaries that constitutes or account for 15% or more of the consolidated net revenues, net income or assets of the Company.

        "Affiliates" has the meaning set forth in Section 4.21.

        "Agreement" has the meaning set forth in the introductory paragraph.

        "Antitrust Division" has the meaning set forth in Section 6.5(a).

        "Average Buyer Termination Price" shall mean the average closing sales price on the NASDAQ (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) of shares of Buyer Common Stock for the five (5) trading-day period ending on the earlier of (A) the last trading day prior to the date on which a public announcement of an Acquisition Proposal or Acquisition Transaction is made or (B) the last trading day prior to which an amendment or modification of the Company Board Recommendation in a manner adverse to Buyer is made (including if such Company Board Recommendation is withdrawn or withheld in a manner adverse to Buyer) or a resolution to withhold, withdraw, amend or modify the Company Board Recommendation in a manner adverse to Buyer is adopted due to an Acquisition Proposal or Acquisition Transaction; provided, however, that each instance of the term "15%" in the definition of Acquisition Proposal and Acquisition Transaction (whether used directly or indirectly) shall be deemed to mean "50%" and the restrictions set forth in clauses (a)(i)(A) and (B) and (b)(i)(A) and (B) of the definition of Acquisition Transaction shall be disregarded.

        "Average Buyer Trading Price" shall mean the average closing sales price on the NASDAQ (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) of shares of Buyer Common Stock for the ten (10) trading-day period ending on and including the second trading day prior to the Effective Date.

        "Buyer" has the meaning set forth in the introductory paragraph.

        "Buyer Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including without limitation the Buyer or a Subsidiary.

        "Buyer Balance Sheet" has the meaning set forth in Section 5.9.

        "Buyer Common Stock" shall mean the common stock, $0.01 par value per share, of Buyer, including the associated rights to purchase capital stock of Buyer pursuant to and in accordance with the Buyer Rights Agreement.

        "Buyer Disclosure Statement" has the meaning set forth in the first paragraph of Article V.

        "Buyer Employee Benefit Plans" has the meaning set forth in Section 5.17(a).

        "Buyer Employment Agreements" has the meaning set forth in paragraph D of the Recitals.

        "Buyer Exchange Options" has the meaning set forth in Section 3.2(a).

        "Buyer Financial Statements" has the meaning set forth in Section 5.9.

        "Buyer Material Adverse Effect" shall mean any change or effect that is or could reasonably be expected to be materially adverse to the business, operations, assets and liabilities (taken together), capitalization, results of operations or condition (financial or otherwise) of Buyer and its Subsidiaries, taken as a whole, other than any change or effect (a) relating to the economy in general, (b) relating to the industry in which Buyer or any of its Subsidiaries operates in general and not specifically relating to Buyer or its Subsidiaries, (c) arising out of the announcement or pendency of the Merger, (d) arising out of compliance by Buyer with the terms of this Agreement, (e) arising out of any action taken or announced by Buyer at the request or direction of Company, or any inaction or failure to act by Buyer at the request or direction of Company, (f) in the market price of the Buyer's Common Stock, or (g) arising from the continuation of the recent downturn in demand for Buyer's products and/or services.

        "Buyer Material Contracts" has the meaning set forth in Section 5.23.

        "Buyer Plans" has the meaning set forth in Section 6.16.

        "Buyer Preferred Stock" shall mean the preferred stock, $0.01 par value per share of Buyer.

        "Buyer Purchase Plan" has the meaning set forth in Section 3.2(b).

        "Buyer Real Property" shall mean all real property currently owned or leased by the Buyer.

        "Buyer Record Date" shall mean the date of record set by the board of directors of Buyer for the determination of whether a holder of Buyer Common Stock is entitled to vote at the Buyer Special Meeting.

        "Buyer Reference Date" has the meaning set forth in Section 5.9.

        "Buyer Rights Agreement" shall mean the Rights Agreement dated June 15, 2001, between Buyer and Mellon Investor Services, LLC, as amended by Amendment No. 1 between Buyer and Mellon Investor Services, LLC dated September 17, 2002.

        "Buyer SEC Reports" has the meaning set forth in Section 5.7.

        "Buyer Special Meeting" has the meaning set forth in Section 6.4(b).

        "Buyer Stock Plans" shall mean Buyer's 1995 Equity Incentive Plan, 1996 Nonemployee Director Stock Option Plan, and the 2001 Equity Incentive Plan.

        "Buyer Subsidiaries" has the meaning set forth in Section 5.1.

        "Buyer Subsidiary" has the meaning set forth in Section 5.1.

        "California Law" shall mean the California General Corporation Law.

        "CERCLA" shall mean the Comprehensive Environment Response, Compensation and Liability Act, as amended.

        "Certificate of Merger" has the meaning set forth in Section 2.2.

        "Closing" has the meaning set forth in Section 2.2.

        "Closing Date" has the meaning set forth in Section 2.2.

        "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        "Code" has the meaning set forth in paragraph E of the Recitals.

        "Company" has the meaning set forth in introductory paragraph.

        "Company 10b-18 Program" has the meaning set forth in Section 4.10.

        "Company Affiliate Agreement" has the meaning set forth in Section 6.9.

        "Company Balance Sheet" has the meaning set forth in Section 4.8.

        "Company Board Recommendation" has the meaning set forth in Section 6.4(c).

        "Company Certificate" shall mean a certificate or book entry which immediately prior to the Effective Time represented shares of Company Common Stock.

        "Company Common Stock" shall mean the common stock, $0.001 par value per share, of the Company, including the associated Rights.

        "Company Contract" shall mean any Contract: (a) to which the Company or any of its Subsidiaries is a party, (b) by which the Company or any of its Subsidiaries or any of their assets is bound or under which the Company or any of its Subsidiaries has become subject to any obligation, or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

        "Company Disclosure Statement" has the meaning set forth in the first paragraph of Article IV.

        "Company Financial Statements" has the meaning set forth in Section 4.8.

        "Company Material Adverse Effect" shall mean any change or effect that is or could reasonably be expected to be materially adverse to the business, operations, assets and liabilities (taken together as a whole), capitalization, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, other than any change or effect (a) relating to the economy in general, (b) relating to the industry in which the Company or any of its Subsidiaries operates in general and not specifically relating to the Company or its Subsidiaries, (c) arising out of the announcement or pendency of the Merger, (d) arising out of compliance by the Company with the terms of this

Agreement, (e) arising out of any actions taken or announced by the Company at the request or direction of Buyer, or any inaction or failure to act by the Company at the request or direction of Buyer, (f) in the market price of the Company Common Stock, (g) arising from any amendment and restatement of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002 and the Quarterly Report for the quarter ended June 30, 2002 or any other Quarterly Report, in each case, if such restatement was a direct consequence of the SEC's current review of the Company's SEC Reports as evidenced by the correspondence up to date of this Agreement between the Company and the SEC, (h) arising from the continuation of the recent downturn in demand for the Company's products or (i) arising from any additional reserve or charge to expense of the Company's inventories or adverse purchase commitments in the quarter ended September 29, 2002 or the quarter ending December 29, 2002 as a direct consequence of the SEC's current review of the Company's SEC Reports as evidenced by the correspondence up to the date of this Agreement between the Company and the SEC.

        "Company Material Contract" has the meaning set forth in Section 4.14.

        "Company Options" has the meaning set forth in Section 3.2(a).

        "Company Nonplan Options" has the meaning set forth in Section 3.2(a).

        "Company Preferred Stock" shall mean the preferred stock, $0.001 par value per share, of the Company.

        "Company Proprietary Assets" shall mean any Proprietary Asset owned or licensed to the Company or any of its Subsidiaries or otherwise used by the Company or any of its Subsidiaries.

        "Company Purchase Plan" has the meaning set forth in Section 3.2(b).

        "Company Real Property" shall mean all real property currently owned or leased by the Company.

        "Company Record Date" shall mean the date of record set by the board of directors of the Company for the determination of whether a holder of Company Common Stock is entitled to vote at the Company Special Meeting.

        "Company Rights Agreement" shall mean the Amended and Restated Preferred Shares Rights Agreement, between the Company and Mellon Investor Services, L.L.C. (f.k.a. ChaseMellon Shareholder Services, L.L.C.) dated January 15, 1997, as amended, and as supplemented by that certain Letter Agreement between the Company and Kopp Investment Advisors, Inc. dated January 15, 1997, as amended, and that certain Letter Agreement between the Company and State of Wisconsin Investment Board dated August 17, 2000.

        "Company SEC Reports" has the meaning set forth in Section 4.7.

        "Company Special Meeting" has the meaning set forth in Section 6.4(a).

        "Company Stock Plans" shall mean the Company's 1992 Stock Plan, 1994 Director Option Plan and 1998 Nonstatutory Stock Option Plan, each as amended, and all stock option agreements evidencing option grants under each of the foregoing stock option plans.

        "Company Subsidiary" shall mean Spectrian Foreign Sales Corporation and Spectrian Korea Corporation.

        "Company Triggering Event" shall be deemed to have occurred if at any time after the date of this Agreement: (a) the board of directors of the Company shall have failed to recommend that the Company stockholders vote to adopt and approve this Agreement and the Merger, or shall have withdrawn or modified in a manner adverse to Buyer the Company Board Recommendation; (b) the

Company shall have failed to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus mailed to the Company's stockholders; (c) the board of directors of the Company shall have approved or recommended to the Company's stockholders any Acquisition Proposal or Acquisition Transaction; (d) the Company shall have entered into any letter of intent or similar document or any contract accepting any Acquisition Proposal or Acquisition Transaction; (e) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall have recommended such offer or shall not have sent to its securityholders, within 5 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer it being understood that taking no position or indicating its inability to take a position does not constitute recommending a rejection of such tender or exchange offer, (f) an Acquisition Proposal is publicly announced, and the Company (i) fails to issue a press release announcing its opposition to such Acquisition Proposal within 5 business days after such Acquisition Proposal is announced or (ii) otherwise fails to actively oppose such Acquisition Proposal, or (g) the Company breaches in any material respect its obligations under Sections 6.2, 6.4(a), (c), (e), (g), (h), (i), (j), or (k) of this Agreement.

        "Confidentiality Agreement" has the meaning set forth in Section 6.3.

        "Contract" shall mean any written, oral or other legally binding agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

        "Contractor" shall mean any person or entity, including but not limited to partners, licensors, and licensees, with which the Company formerly or presently has any agreement or arrangement (whether oral or written) under which such person or entity has or had physical possession of, and was or is obligated to develop, test, process, manufacture or produce any product or substance on behalf of the Company.

        "Delaware Law" shall mean the Delaware General Corporation Law.

        "Dissenting Shares" has the meaning set forth in Section 3.5.

        "Effective Time" has the meaning set forth in Section 2.2.

        "Employee Benefit Plans" has the meaning set forth in Section 4.19.

        "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "End Date" has the meaning set forth in Section 9.1(b).

        "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        "Environment" shall mean any land including, without limitation, surface land and sub-surface strata, seabed or river bed and any water (including, without limitation, coastal and inland waters, surface waters and ground water) and air (including, without limitation, air within buildings) and other natural or manmade structures above or below ground.

        "Environmental Law" means any law or regulation, now in effect, and any judicial or administrative interpretation of any such law or regulation, in each case relating to the Environment or harm to or the protection of human health or animals or plants, including, without limitation, laws relating to public and workers health and safety, emissions, discharges or releases of chemicals or any other pollutants or contaminants or industrial, radioactive, dangerous, toxic or hazardous substances or wastes (whether in solid or liquid form or in the form of a gas or vapor and including noise and genetically modified organisms) into the Environment or otherwise relating to the manufacture processing use, treatment, storage, distribution, disposal transport or handling of substances or wastes. Environmental Laws include, without limitation, CERCLA, the Resource Conservation and Recovery Act 42 USC, 6901 et seq., the Hazardous Materials Transportation Act 49 USC, 6901 et seq., the Clean Water Act 33, 1251 et seq., the Toxic Substances Control Act 15 USC, 2601 et seq., the Clean Air Act 42 USC, 7401 et seq., the Safe Drinking Water Act 42 USC, 300f et seq., the Atomic Energy Act 42 USC, 2201 et seq., the Federal Food Drug and Cosmetic Act 21 USC, 136 et seq., and the Federal Food Drug and Cosmetic Act 21 USC, 301 et seq., and equivalent statutes in countries other than the United States of America.

        "Environmental Permit" shall mean any permit, license, consent, approval, certificate, qualification, specification, registration and other authorization, and the filing of all notifications, reports and assessments, including but not limited to hazardous materials inventories, required by any federal, state, local or foreign government or regulatory entity pursuant to any Environmental Law.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" has the meaning set forth in Section 4.19(a).

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

        "Exchange Agent" has the meaning set forth in Section 3.3(a).

        "Exchange Multiple" shall mean the product obtained from multiplying such quantity by the Exchange Ratio.

        "Exchange Quotient" shall mean the quotient obtained from dividing such quantity by the Exchange Ratio, rounded to five decimal places.

        "Exchange Ratio" shall equal 1.0.

        "Excluded Shares" shall mean any shares of Company Common Stock held as of the Effective Time (a) by the Company or any Subsidiary of the Company or (b) by the Company as treasury shares.

        "Foreign Plan" has the meaning set forth in Section 4.19(n).

        "FTC" has the meaning set forth in Section 6.5(a).

        "GAAP" has the meaning set forth in Section 4.8.

        "Government Bid" shall mean a bid which, if accepted, would result in a Government Contract.

        "Government Contract" shall mean any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, Government Bid, change order, or other contractual commitment of any kind between the Company and (a) any Government Entity, (b) any prime contractor of any Government Entity, or (c) any subcontractor with respect to any contract described in clauses (a) or (b) above.

        "Government Entity" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

        "Hazardous Material" shall mean any pollutant, contaminant, or hazardous, toxic, medical, biohazardous, infectious or dangerous waste, substance, gas, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, virus, infectious disease or disease causing agent.

        "Holder" shall mean a person who holds one or more the Company Certificates as of the Effective Time.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

        "Indemnified Parties" has the meaning set forth in Section 6.8(a).

        "Joint Proxy Statement/Prospectus" has the meaning set forth in Section 4.23.

        "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Government Entity or any arbitrator or arbitration panel.

        "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Government Entity (or under the authority of the NASDAQ or NASD).

        "Merger" has the meaning set forth in paragraph A of the Recitals.

        "Merger Sub" has the meaning set forth in the introductory paragraph.

        "Merger Sub Common Stock" has the meaning set forth in Section 3.1(i).

        "NASD" shall mean the National Association of Securities Dealers, Inc.

        "NASDAQ" shall mean the NASDAQ Stock Market.

        "New Buyer Directors" has the meaning set forth in Section 6.7.

        "Notice of Superior Offer" has the meaning set forth in Section 6.4(e).

        "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ, administrative or judicial settlement agreement, or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Government Entity or any arbitrator or arbitration panel; or (b) Contract with any Government Entity entered into in connection with any Legal Proceeding.

        "Pension Plans" has the meaning set forth in Section 4.19(a).

        "Per Share Merger Consideration" has the meaning set forth in Section 3.1(a).

        "Person" shall mean any individual, Entity or Government Entity.

        "Potential Acquiror" has the meaning set forth in Section 6.2(a).

        "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), domain name, copyright application, copyright registration, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

        "RBC" has the meaning set forth in Section 4.5.

        "Reference Date" has the meaning set forth in Section 4.8.

        "Registration Statement" has the meaning set forth in Section 4.23.

        "Representatives" shall mean officers, directors, affiliates, employees, agents, attorneys, accountants, investment bankers, advisors, consultants and representatives.

        "Required Buyer Shareholder Vote" has the meaning set forth in Section 5.17.

        "Required Company Stockholder Vote" has the meaning set forth in Section 4.24.

        "Rights" shall mean all outstanding rights to purchase capital stock of the Company pursuant to and in accordance with the Company Rights Agreement.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended and the regulations promulgated thereunder.

        "Significant Subsidiary" shall have the meaning set forth in Rule 1-02(w) or Regulation S-X under the Exchange Act.

        An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

        "Superior Offer" shall mean a bona fide written offer, not solicited in violation of Section 6.2 of the Agreement, made by a third party for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer or exchange offer) or similar transaction with respect to the Company on terms that the board of directors of the Company determines, in good faith, after consultation with its independent financial advisor, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the offer and the Person making the offer, and would, if consummated, be more favorable to the Company's stockholders than the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if the consummation of the transaction contemplated by such offer is conditioned upon any financing which is not committed or subject to a due diligence condition.

        "Surviving Corporation" has the meaning set forth in Section 2.1.

        "Takeover Laws" means (a) any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions," or "business combination statute or regulation" or other similar state antitakeover laws and regulations, and (b) Section 203 of the Delaware Law.

        "Tax" or "Taxes" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), and any liability imposed by law for the Taxes of another Person, including by reason of being a successor to or transferee of any Person or a member of an affiliated, consolidated or unitary group (including pursuant to Treasury Regulations § 1.1502-6 and corresponding provisions of state, local and foreign law), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts.

        "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Government Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        "Termination Fee" has the meaning set forth in Section 9.3(b).

        "Welfare Plans" has the meaning set forth in Section 4.19(a).

ARTICLE II

THE MERGER

        2.1    The Merger.    At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, the Merger Sub shall be merged with and into the Company. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

        2.2    Closing; Effective Time.    The closing of the Merger and the other transactions contemplated by this Agreement (the "Closing") will take place at 4:00 p.m., local time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Articles VII and VIII, unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of Heller Ehrman White & McAuliffe LLP, 333 Bush Street, San Francisco, California, or at such other location as the parties hereto shall mutually agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger substantially in the form of Exhibit A (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time").

        2.3    Effects of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        2.4    Certificate of Incorporation; Bylaws.

          (a)  At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety in the form of Exhibit B until thereafter amended as provided by law.

          (b)  The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

        2.5    Directors and Officers.    The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

ARTICLE III

CONVERSION OF SHARES

        3.1    Conversion of Stock.    Pursuant to the Merger, and without any action on the part of the holders of any outstanding shares of capital stock or securities of the Company:

          (a)  At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, the Company or any stockholder of the Company but subject to the other provisions of Article III of this Agreement, each share of Company Common Stock then issued and outstanding, other than Excluded Shares, if any, shall be converted into and shall be cancelled in exchange for the right to receive that number of shares of Buyer Common Stock equal to the Exchange Ratio (the "Per Share Merger Consideration") plus any cash in lieu of fractional shares of Buyer Common Stock as set forth in Section 3.1(e).

          (b)  At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, Company Certificates are properly presented in accordance with Article III of this Agreement to the Exchange Agent, such certificates shall be canceled and exchanged for certificates representing the number of whole shares of Buyer Common Stock, if any, plus any payment for a fractional share of Buyer Common Stock.

          (c)  As of the Effective Time, each Excluded Share shall be canceled and extinguished and shall not be converted.

          (d)  Without limiting any other provision of this Agreement, the Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Company Common Stock), extraordinary dividend or distribution, reorganization, reclassification, recapitalization or other like change with respect to Buyer Common Stock or the Company Common Stock occurring or having a record date or an effective date on or after the date of this Agreement and prior to the Effective Time.

          (e)  No fraction of a share of Buyer Common Stock will be issued by virtue of the Merger. Instead, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock to be received by such holder) shall receive from Buyer an amount of cash

  (rounded down to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Buyer Trading Price.

          (f)    Any calculation of a portion of a share of Buyer Common Stock shall be rounded to the nearest fifth decimal place, and any cash payment shall be rounded to the nearest cent.

          (g)  As of the Effective Time, each share of common stock, $0.001 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be canceled, extinguished and automatically converted into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value, of the Surviving Corporation. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of common stock, $0.001 par value, of the Surviving Corporation.

        3.2    Company Options; Company Purchase Plan.

          (a)  As of the Effective Time, Buyer shall assume all of the stock options of the Company outstanding immediately prior to the Effective Time under Company Stock Plans and granted outside of the Company Stock Plans and as set forth on Schedule 4.6(b) of the Company Disclosure Statement (the "Company Nonplan Options") whether or not vested or immediately exercisable (collectively, "Company Options"), provided that Buyer shall not assume any of the stock options of the Company outstanding under the Company's 1994 Director Option Plan. Each Company Option (except for stock options of the Company outstanding under the Company's 1994 Director Option Plan), whether or not exercisable at the Effective Time, shall be assumed by Buyer in such a manner that it shall be exercisable upon the same terms and conditions as under the Company Stock Plan pursuant to which it was granted and the applicable option agreement issued thereunder; provided that (i) each such option thereafter shall be exercisable for a number of shares of Buyer Common Stock (rounded down to the nearest whole share) equal to the Exchange Multiple of the number of shares of Company Common Stock subject to such option in effect immediately prior to the Effective Time, and (ii) the option price per share of Buyer Common Stock thereafter shall equal the Exchange Quotient of the option price per share of Company Common Stock subject to such option in effect immediately prior to the Effective Time (the "Buyer Exchange Options"); provided that if the Exchange Quotient results in an aggregate exercise price that requires the payment of a fraction of a cent at the time of exercise of Buyer Exchange Options for one or more shares of Buyer Common Stock (with the exercise price considered in the aggregate for all such options being exercised), then the aggregate exercise price for such shares shall be further adjusted upwards to the nearest whole cent.

          (b)  The Company shall amend its 1998 Employee Stock Purchase Plan (the "Company Purchase Plan") so that as of the Effective Time: (i) the Company Purchase Plan shall provide that no additional purchase rights shall be issued under it, (ii) each purchase right granted under the Company Purchase Plan shall terminate, if it has not previously terminated by its terms, on the date that the holder of such right enrolls in the Buyer's Employee Stock Purchase Plan (the "Buyer Purchase Plan"); provided that if the purchase date under the Company Purchase Plan coincides with the enrollment date under the Buyer Purchase Plan, the purchase rights under the Company Purchase Plan shall not terminate prior to the purchase on such date, and (iii) make such other modifications to the Company Purchase Plan so as to permit the implementation of this Section 3.2(b). As of the Effective Time, each then-outstanding purchase right granted under the Company Purchase Plan shall be assumed by Buyer in such a manner that it shall be exercisable upon the same terms and conditions as under the Company Purchase Plan (as amended as described above) immediately before the Effective Time; provided that each such purchase right shall thereafter be exercisable for whole shares of Buyer Common Stock (rounded down to the nearest whole share) equal to the Exchange Multiple of the number of shares of Company

  Common Stock for which such purchase right would otherwise have been exercisable determined as of the relevant grant date under the Company Purchase Plan at a purchase price per share equal to 85% of the lower of: (i) the Exchange Quotient (rounded up to the nearest whole cent) of the fair market value of a share of the Company Common Stock on the relevant grant date under the Company Purchase Plan or (ii) the fair market value of a share of a Buyer Common Stock on the relevant purchase date. Effective as of and following the Effective Time, Buyer intends to and shall treat the Company Purchase Plan and the Buyer Purchase Plan as plans that are qualified under Section 423 of the Code and the regulations promulgated thereunder.

        3.3    Exchange of Stock Certificates.

          (a)  Promptly after the Effective Time, Buyer shall enter into an agreement with a bank or trust company selected by Buyer and reasonably acceptable to the Company to act as the exchange agent for the Merger (the "Exchange Agent").

          (b)  Promptly after the Effective Time, Buyer shall supply or cause to be supplied to or for the account of the Exchange Agent in trust for the benefit of the holders of the Company Common Stock, for exchange pursuant to this Section 3.3, (i) certificates (or, at the Holder's request, direct registration) evidencing the shares of Buyer Common Stock issuable pursuant to Section 3.1 to be exchanged for outstanding shares of the Company Common Stock and (ii) cash in an aggregate amount sufficient to make the payments in lieu of fractional shares provided for in Section 3.1(e).

          (c)  Promptly after the Effective Time, Buyer shall mail or shall cause to be mailed to each Holder a letter of transmittal in customary form and reasonably acceptable to Company (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent) and instructions for surrender of the Company Certificates. Upon surrender to the Exchange Agent of a Company Certificate, together with such letter of transmittal duly executed, the Holder shall be entitled to receive in exchange therefore: (i) certificates evidencing that number of shares of Buyer Common Stock issuable to such Holder in accordance with this Article III, (ii) any dividends or other distributions that such Holder has the right to receive pursuant to Section 3.3(d), and (iii) cash in respect of fractional shares as provided in Section 3.1(e), and such Company Certificate so surrendered shall forthwith be canceled. No certificate representing shares of Buyer Common Stock will be issued to a Person who is not the registered owner of a surrendered Company Certificate unless (i) the Company Certificate so surrendered has been properly endorsed or otherwise is in proper form for transfer, and (ii) such Person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the reasonable satisfaction of Buyer that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.3, from and after the Effective Time, each Company Certificate shall be deemed to represent, for all purposes other than payment of dividends, the right to receive a certificate representing the number of full shares of Buyer Common Stock as determined in accordance with this Article III, and cash in lieu of fractional shares as provided in Section 3.1(e).

          (d)  No dividend or other distribution declared with respect to Buyer Common Stock with a record date after the Effective Time will be paid to Holders of unsurrendered Company Certificates until such Holders surrender their Company Certificates. Upon the surrender of such Company Certificates, there shall be paid to such Holders, promptly after such surrender, the amount of dividends or other distributions, excluding interest, declared with a record date after the Effective Time and not paid because of the failure to surrender the Company Certificates for exchange.

          (e)  Notwithstanding anything to the contrary in this Agreement, none of the Exchange Agent, Buyer, Merger Sub or Company shall be liable to any holder of shares of Company Common Stock for shares of Buyer Common Stock or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        3.4    Lost, Stolen or Destroyed Certificates.    In the event that any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in respect of such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder of such Company Certificate(s), certificates representing the shares of Buyer Common Stock as may be required pursuant to Section 3.1 and cash in lieu of fractional shares, if any, as may be required pursuant to Section 3.1(e) and any dividends or distributions payable pursuant to Section 3.3(d); provided, however, that Exchange Agent may, in its discretion and as a condition precedent to such issuance or payment, require the owner of such lost, stolen or destroyed Company Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

        3.5    Tax Consequences.    For United States federal income tax purposes, it is intended by the parties hereto that this Agreement is a "plan of reorganization" and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of §§ 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

        3.6    Restricted Stock.    If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the shares of Buyer Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Buyer Common Stock may accordingly be marked with appropriate legends. The Company shall take all commercially reasonable efforts to ensure that, from and after the Effective Time, Buyer is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

        3.7    Withholding Rights.    Each of Surviving Corporation and Buyer shall be entitled, or shall be entitled to cause the Exchange Agent, to deduct and withhold from the Aggregate Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law or under any other applicable law. To the extent that amounts are so withheld by the Surviving Corporation, Buyer or Exchange Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect to which such deduction and withholding was made by the Surviving Corporation, Buyer or the Exchange Agent, as the case may be.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company makes to Buyer and Merger Sub the representations and warranties contained in this Article IV, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date of this Agreement (the "Company Disclosure Statement"). The Company Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article IV, and the disclosure in any Schedule of the Company Disclosure Statement shall only qualify the corresponding Section of this Article IV, unless the disclosure contained in such Section contains such information so as to enable a reasonable person to determine that such disclosure qualifies or otherwise applies to other Sections of this Article IV.

        4.1    Organization, Etc.

          (a)  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and Company Subsidiaries is duly qualified as a foreign Person to do business, and is in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)  Neither the Company nor any of its Subsidiaries is in violation of any provision of its certificate of incorporation, bylaws or any other charter document. Schedule 4.1(b) of the Company Disclosure Statement sets forth (i) the full name of each Subsidiary of the Company, its capitalization and the ownership interest of the Company and each other Person (if any) in such Subsidiary, (ii) the jurisdiction in which each such Subsidiary is organized, (iii) each jurisdiction in which the Company and each of its Subsidiaries is qualified to do business as a foreign Person, and (iv) the names of the current directors and officers of the Company and of each Subsidiary of the Company. The Company has made available to Buyer accurate and complete copies of the certificate of incorporation, bylaws and any other charter documents, as currently in effect, of the Company and each of its Subsidiaries.

        4.2    Authority Relative to This Agreement.    The Company has full corporate power and authority to (a) execute and deliver this Agreement and (b) assuming the approval of the Merger by the Required Company Stockholder Vote on the Company Record Date at the Company Special Meeting or any adjournment or postponement of such meeting in accordance with Delaware Law and the Bylaws of the Company, consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement, have been duly and validly authorized by the required vote of the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval of the Merger by the Required Company Stockholder Vote on the Company Record Date at the Company Special Meeting or any adjournment or postponement of such meeting in accordance with the Delaware Law and the Bylaws of the Company and the and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Buyer and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

        4.3    No Violations, Etc.    No filing with or notification to, and no permit, authorization, consent or approval of any Government Entity is necessary on the part of the Company for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, or for the exercise by Buyer of full rights to own and operate the business of the Company and each Company Subsidiary as presently being conducted, except (a) for the filing of the Certificate of Merger as required by Delaware Law, (b) the applicable requirements of the Exchange Act, state securities or "blue sky" laws and state takeover laws, (c) any filing required under the HSR Act or comparable laws of any other applicable jurisdictions, and (d) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval would not prevent or materially delay the Merger, or otherwise materially delay the Company from performing its obligations under this Agreement, or, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Neither the execution and delivery of this Agreement, nor the consummation of the Merger and the other transactions contemplated by this Agreement, nor compliance by the Company with all of the provisions of this Agreement, nor the exercise by Buyer of full rights to own and operate the business of the Company and each Company Subsidiary as presently being conducted will, subject to obtaining the approval of the this Agreement by the Required Company Stockholder Vote at the Company Special Meeting or any adjournment or postponement of such meeting in accordance with Delaware Law and the Bylaws of the Company, (x) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter document of the Company or any Company Subsidiary, (y) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Company Subsidiary, or by which any of their properties or assets may be bound or (z) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or result in creation of an Encumbrance, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound, except in the case of clause (y) or (z) above, for any such conflicts, breaches, violations, defaults or other occurrences that would not (A) individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect or (B) prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement. Schedule 4.3 of the Company Disclosure Statement lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated by this Agreement under any of the Company's or any of Company Subsidiaries' notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations, other than consents, waivers and approvals the lack of which would not reasonably be expected to have a Company Material Adverse Effect.

        4.4    Board Recommendation; State Takeover Statutes.    The board of directors of the Company has (a) approved and adopted this Agreement and declared it advisable, (b) determined that this Agreement is advisable, fair to and in the best interests of the stockholders of the Company, (c) resolved to recommend adoption of this Agreement to the stockholders of the Company, and (d) resolved that the Company take all action necessary to make inapplicable any restrictions on the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement that may result from the provisions of all applicable state Takeover Laws including, but not limited, to Section 203 of the Delaware Law.

        4.5    Fairness Opinion.    The Company has been advised by its financial advisor, RBC Dain Rauscher, Inc. ("RBC"), a member company of RBC Capital Markets, that in RBC's opinion, as of the date of such opinion, the consideration to be paid per share of Company Common Stock pursuant to the Exchange Ratio provisions of the Agreement is fair from a financial point of view to the Company's stockholders. The Company will provide a copy of such opinion in writing to Buyer promptly after receipt thereof.

        4.6    Capitalization.

          (a)  The authorized capital stock of the Company consists of 25,000,000 shares of the Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of October 24, 2002, there were (i) 12,760,661 shares of the Company Common Stock issued, of which 11,466,961 were issued and outstanding and 1,293,700 were held in treasury, and (ii) no shares of the Company Preferred Stock issued or outstanding. The Company has designated 20,000 shares of

  Company Preferred Stock as Series A Participating Preferred Stock pursuant to the terms of the Company Rights Agreement.

          (b)  Except for (i) 2,216,267 shares of Company Common Stock issuable upon exercise of outstanding Company Options under the Company Stock Plans, (ii) 555,100 shares of Company Common Stock issuable upon exercise of outstanding Company Nonplan Options, (iii) purchase rights to purchase 574,532 shares of Company Common Stock under the Company Purchase Plan, and (iv) preferred stock purchase rights pursuant to the Company Rights Agreement, there are no warrants, options, convertible securities, exchangeable securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of the Company, or obligating the Company to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. To the knowledge of the Company, there are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of the Company.

          (c)  The terms of each of the Company Stock Plans or the Company Nonplan Options do not prohibit the assumption of the Company Options as provided in Section 3.2(a). Neither the execution or delivery of this Agreement nor consummation of the Merger will accelerate vesting of any Company Option.

        4.7    SEC Filings.    The Company has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC since January 1, 1997 (collectively, all such forms, reports, registration statements and documents filed since January 1, 1997 are referred to in this Agreement as the "Company SEC Reports"). All of the Company SEC Reports complied as to form, when filed (or, if amended or superseded by filing prior to the date of this Agreement, then on the date of such amended or superseding filing), in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. The Company SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not, at the time they were filed (or, if amended or superseded by filing prior to the date of this Agreement, then on the date of such amended or superseding filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, except as disclosed in the Company SEC Reports, each of the Company's officers and directors has complied with all filing requirements under Section 13 and Section 16(a) of the Exchange Act.

        4.8    Financial Statements.    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financial Statements") and the unaudited financial statements for the quarter ended September 29, 2002 (without notes thereto) previously provided to Buyer (a) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (b) fairly presented the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company, except that the unaudited financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The unaudited balance sheet of the Company for the quarter ended September 29, 2002 previously provided to Buyer (the "Reference Date") is referred to in this Agreement as the "Company Balance Sheet."

        4.9    Absence of Undisclosed Liabilities.    Neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) other than liabilities or obligations: (a) included in the Company Balance Sheet; (b) liabilities incurred since the Reference Date in the ordinary course of business consistent with past practice, which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (c) which are not and will not have, individually or in the aggregate, a Company Material Adverse Effect; or (d) under this Agreement.

        4.10    Absence of Changes or Events.    Except as contemplated by this Agreement, since the Reference Date, the Company has not incurred, suffered or made: (a) any Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any Company Subsidiary's capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or the Company Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except for repurchases which are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements or pursuant to the Company Stock Repurchase Program announced by the Company on September 21, 2001 (the "Company 10b-18 Program"); (c) any split, combination or reclassification of any of the Company's or any Company Subsidiary's capital stock; (d) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (e) any material revaluation by the Company of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business; (f) any granting by the Company or any Company Subsidiary of any increase in compensation or fringe benefits to any of their officers or employees, or any payment by the Company or any Company Subsidiary of any bonus to any of their officers or employees, or any granting by the Company or any Company Subsidiary of any increase in severance or termination pay, other than in the ordinary course, consistent with past practice, or any entry by the Company or any Company Subsidiary into, or modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are altered upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement; (g) any indebtedness for borrowed money exceeding $750,000 in the aggregate, or any loans or advances to any other individual or Entity exceeding $750,000 in the aggregate, or any oral or written material agreement or commitment material to the Company and its Subsidiaries taken as a whole, or involving in excess of $750,000 in the aggregate; (h) any disposition of any material properties (including intangibles, real, personal or mixed); (i) any amendment to the certificate of incorporation, bylaws, or any other charter document of the Company or any Company Subsidiary; (j) any capital expenditure in any calendar month which, when added to all other capital expenditures made by the Company and Company Subsidiaries in such calendar month resulted in such capital expenditures exceeding $750,000 in the aggregate; (k) any payment, discharge or satisfaction of any material claims other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business consistent with past practice, or any collection or acceleration of the collection of any amounts owed (including accounts receivable) other than collection in the ordinary course of business; (l) any resolution of any material claim or litigation, or any commencement of a lawsuit other than for the routine collection of bills; or (m) any agreement or proposal to do any of the things described in the preceding clauses (a) through (m) other than as expressly contemplated or provided for in this Agreement.

        4.11    Subsidiaries.

          (a)  The Company is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of its Subsidiaries, other than any director qualifying shares that may be required by applicable law of the Subsidiary's jurisdiction of incorporation or formation. All of such shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by the Company free and clear of any claim, lien or encumbrance of any kind with respect thereto. There are no proxies or voting agreements with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating the Company or any Subsidiaries to issue, transfer or sell any shares of capital stock of any Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares. The Company does not directly or indirectly own any interest in any Person except the Subsidiaries.

          (b)  None of the Subsidiaries of the Company has any employees or conducts any manufacturing operations.

        4.12    Litigation.

          (a)  Other than as set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any of their respective officers and directors (in their capacities as such), or involving any of their assets before any court or governmental or regulatory authority or body, or arbitration tribunal, except for those Legal Proceedings which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There is no Legal Proceeding pending or, to the knowledge of the Company, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

          (b)  There is no outstanding Order to which the Company, any Company Subsidiary or any of their assets is or was a party or by which the Company, any Company Subsidiary, or any of their assets is bound, except for those Orders which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        4.13    Insurance.    There is no material claim by the Company pending under any insurance policy as to which coverage has been questioned, denied or disputed under such policies or bonds. All of the Company's insurance policies are in effect, and the Company has not received notice of the cancellation and is not aware of any threat of cancellation of any of such policies.

        4.14    Contracts and Commitments.

          (a)  For purposes of this Agreement, each of the following shall be deemed to constitute a "Company Material Contract":

              (i)  any Company Contract that is required by the rules and regulations of the SEC to be filed as an exhibit to the Company SEC Reports;

            (ii)  any Company Contract relating to the employment of any employee, and any Contract pursuant to which the Company or any Company Subsidiary is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary) in excess of $125,000, to any current or former employee or director;

            (iii)  any Company Contract relating to the acquisition, transfer, development, sharing or license of any material Proprietary Asset (except for any Company Contract pursuant to which (A) any material Proprietary Asset is licensed to the Company or any of its Subsidiaries under any third party software license generally available for sale to the public, or (B) any material Proprietary Asset is licensed by any of the Company or any of its Subsidiaries to any Person on a non-exclusive basis);

            (iv)  any Company Contract which provides for indemnification of any officer, director or employee;

            (v)  any Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

            (vi)  any Company Contract that involves the payment or expenditure of $750,000 that may not be terminated by the Company (or its Subsidiary, as the case may be) (without penalty) within 60 days after the delivery of a termination notice by the Company (or its Subsidiary, as the case may be);

          (vii)  any Company Contract contemplating or involving (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $750,000 in the aggregate, or (B) the performance of services having a value in excess of $750,000 in the aggregate; or

          (viii)  any Company Contract imposing any restriction on the right or ability of the Company or any Company Subsidiary to (A) compete with any other Person, (B) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, or (C) develop or distribute any material technology;

            (ix)  any Company Contract involving interest rate swaps, caps, floors or option agreements or any other interest rate risk management arrangement or foreign exchange contract; and

            (x)  any other Company Contract, if a breach of such Company Contract could reasonably be expected to have a Company Material Adverse Effect.

          (b)  Each Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms.

          (c)  Neither the Company nor any Company Subsidiary has violated or materially breached, or committed any default under, any Company Material Contract. To the Company's knowledge, no other Person has materially violated or breached, or committed any default under, any Company Material Contract.

          (d)  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (i) result in a violation or breach of any provision of any Company Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Company Material Contract; (iii) to the Company's knowledge, give any Person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (v) give any Person the right to cancel, terminate or modify any Company Material Contract.

          (e)  Neither the Company nor any Company Subsidiary is party to a Government Contract and none of them has submitted a Government Bid.

          (f)    Schedule 4.14 of the Company Disclosure Statement provides a list of all Company Material Contracts (including all amendments thereto) not otherwise included in the Company SEC Reports. The Company has provided or made available to Buyer a copy of each Company Material Contract (including all amendments thereto) listed in Schedule 4.14 (f) of the Company Disclosure Statement, other than Company Material Contracts filed as Exhibits to the Company

  SEC Reports and all copies of all amendments to the Company Material Contracts filed as exhibits to the Company SEC Reports, to the extent such amendments have not been filed with the SEC.

        4.15    Labor Matters; Employment and Labor Contracts.

          (a)  Neither of the Company nor any Company Subsidiary is a party to any union contract or other collective bargaining agreement, nor to the knowledge of the Company or any Company Subsidiary are there any activities or proceedings of any labor union to organize any of its employees. The Company and each Company Subsidiary is in material compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices, (ii) terms and conditions of employment, and (iii) occupational health and safety requirements.

          (b)  There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against the Company or any Company Subsidiary. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company or any Company Subsidiary who are not currently organized. There are no controversies pending or, to the knowledge of the Company or any Company Subsidiary, threatened, between the Company or any Company Subsidiary and any of their respective employees, which controversies would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.16    Compliance with Laws.    Neither the Company nor any Company Subsidiary has violated or failed to comply with any Legal Requirement (including without limitation relating to the export or import of goods or technology), except where any such violations or failures to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and Company Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those, the absence of which, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        4.17    Intellectual Property Rights.

          (a)  Schedule 4.17 of the Company Disclosure Statement sets forth all U.S. and foreign patents, patent applications, registered trademarks, trademark applications, copyright registrations and copyright applications owned by the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries has good, valid and marketable title to, or has a valid right to use, license or otherwise exploit, all of the Company Proprietary Assets necessary for the conduct of its business as presently conducted, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable; (ii) non-material liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any Company Subsidiary, and (iii) nonexclusive licenses granted by the Company or any Company Subsidiary. Neither the Company nor any of its Subsidiaries has developed jointly with any other Person any Company Proprietary Asset that is material to the business of the Company or any of its Subsidiaries with respect to which such other Person has any material exclusive rights. There is no Company Contract (with the exception of end user license agreements in the form previously delivered by the Company to Buyer) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any material Company Proprietary Asset.

          (b)  (i) None of the material issued patents, registered trademarks, registered service marks and registered copyrights owned by the Company or any of its Subsidiaries has been declared invalid or unenforceable; (ii) to the knowledge of the Company, none of the Company Proprietary Assets and no Proprietary Asset that is currently being developed by the Company or any of its Subsidiaries (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person in any material respect; (iii) none of the Company's current products, or products that are in the development pipeline, are or have been designed, created, developed, assembled, manufactured or sold by the Company or any of its Subsidiaries is infringing, misappropriating or making any unlawful or unauthorized use of any material Proprietary Asset owned or used by any other Person, and neither the Company nor any Company Subsidiary has received any written notice or, to its knowledge, other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; and (iv) to the Company's knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any material Company Proprietary Asset. Neither the Company nor any Company Subsidiary has (A) licensed any of the material Company Proprietary Assets to any Person on an exclusive basis, or (B) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Company Proprietary Assets or to transact business in any market or geographical area or with any Person.

        4.18    Taxes.

          (a)  The Company and each Company Subsidiary have filed all Tax Returns required to have been filed by them, and have paid (or the Company has paid on behalf of its Subsidiaries), all Taxes required to have been paid as shown on such Tax Returns. The most recent financial statements contained in the Company SEC Reports reflect an adequate accrual (which accruals were established in accordance with GAAP) for the payment of all Taxes payable by the Company and Company Subsidiaries, as of the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries. Neither the Company nor any Company Subsidiary has filed for any extension of time to file any Tax Return which has not since been filed.

          (b)  None of the Company or Company Subsidiaries are a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any Company Subsidiary that, (i) could give rise to the payment of any amounts that would constitute excess parachute payments within the meaning of Section 280G of the Code with respect to the change in ownership or control that will occur upon the consummation of the Merger, or (ii) could give rise to the payment of any amount that would constitute a parachute payment within the meaning of Section 280G of the Code with respect to any change in ownership or control of the Company occurring after the Closing Date. During the taxable year ending on the Closing Date, neither the Company nor any Company Subsidiary has become obligated to make any payment the deduction of which would be disallowed pursuant to Section 162(m) of the Code. Each of the Company and Company Subsidiaries have withheld and paid over all federal, state, local and foreign income and employment taxes with respect to their employees.

          (c)  None of the Company or Company Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

          (d)  None of the Company or Company Subsidiaries (i) has received any notice that it is being audited by any taxing authority; (ii) has granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) has granted any power of attorney with respect to Taxes that will be outstanding following the Effective Time; and (iv) has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction.

          (e)  There is no lien for Taxes on any asset of the Company or any Company Subsidiary except with respect to Taxes not yet due and payable.

          (f)    Neither the Company nor any Company Subsidiary has any liability for the Taxes of any person other than itself, the Company or another Subsidiary of the Company. Neither the Company nor any Company Subsidiary is a party to any tax sharing or tax indemnity agreement.

          (g)  None of the Company's Subsidiaries is, or has ever been, a passive foreign investment company within the meaning of Section 1297 of the Code.

          (h)  Neither the Company nor any Company Subsidiary has, within the two-year period ending on the Closing Date, made a distribution to which Code Section 355 (or so much of Section 356 as relates to Section 355) applies.

          (i)    The Company has made available to Buyer or its legal counsel, copies of all state, local and foreign income and all state and local sales and use Tax Returns for the Company filed for the periods since January 1, 1996, all ruling requests or correspondence with Governmental Entities concerning Taxes and any information relating to any Tax audit of the Company.

          (j)    None of the Company's assets is treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

        4.19    Employee Benefit Plans; ERISA.

          (a)  There are no "employee pension benefit plans" as defined in Section 3(2) of ERISA ("Pension Plans"), "welfare benefit plans" as defined in Section 3(1) of ERISA ("Welfare Plans"), or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, holiday, or vacation plans, or any other employee benefit plan, program, policy or arrangement covering employees (or former employees) employed in the United States that either is maintained or contributed to by the Company or any Company Subsidiary or any of their ERISA Affiliates or to which the Company or any Company Subsidiary or any of their ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the "Employee Benefit Plans") with respect to employees or former employees of the Company, the Company Subsidiaries, or any of their ERISA Affiliates. For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including without limitation the Company or a Company Subsidiary.

          (b)  The Company and each Company Subsidiary, and each of their Pension Plans and Welfare Plans, are in material compliance with the applicable provisions of ERISA, the Code and other applicable laws.

          (c)  All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, except where the failure to make such contributions or payments on a timely basis would not impair the Company's ability to consummate the Merger and the other transactions contemplated by this Agreement.

          (d)  All of the Company's Pension Plans intended to qualify under Section 401(a) of the Code so qualify and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code, except for those which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

          (e)  There are no (i) investigations pending or, to the knowledge of the Company, threatened by any Government Entity involving the Pension Plans or Welfare Plans, nor (ii) pending or, to the knowledge of the Company, threatened claims (other than routine claims for benefits), suits or proceedings against any Pension Benefit or Welfare Plan, against the assets of any of the trusts under any Pension Plan or Welfare Plan or against any fiduciary of any Pension Plan or Welfare

  Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Plan or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, there are no facts which would give rise to any liability under this Section 4.19(e) except for those which would not, individually or in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated by this Agreement or reasonably be expected to have a Company Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

          (f)    None of the Company, any Company Subsidiary or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) other than those exempted from such treatment pursuant to applicable laws or regulations and other than such transactions that would not, individually or in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated by this Agreement or reasonably be expected to have a Company Material Adverse Effect.

          (g)  None of the Company, any Company Subsidiary, or any of their ERISA Affiliates currently maintain or contribute to any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

          (h)  Neither the Company or any Company Subsidiary nor any of their ERISA Affiliates has any material liability under Title IV of ERISA that has not been satisfied in full.

          (i)    Neither the Company or any Company Subsidiary nor any of their ERISA Affiliates has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

          (j)    With respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Buyer: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans, (iii) the three most recent Forms 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable.

          (k)  None of the Welfare Plans maintained by the Company or any Company Subsidiary provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant's beneficiary. The Company and each Company Subsidiary that maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA or other similar statute, law or regulation, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply would not, individually or in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated by this Agreement or reasonably be expected to have a Company Material Adverse Effect.

          (l)    No liability under any Pension Plan or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company or any Company Subsidiary has received notice that such insurance company is in rehabilitation or a comparable proceeding.

          (m)  The Company has provided Buyer a true, correct and complete description of any Contract to which the Company or a Company Subsidiary is a party or is bound pursuant to which the Company or Company Subsidiary may be required to make any payment to any employee or former employee under any bonus or incentive program (other than under the Company Stock Plans). The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company or any Company Subsidiary other than as set forth on Schedule 4.19(m) of the Company Disclosure Statement.

          (n)  The Company and each Company Subsidiary and each of the Foreign Plans are in material compliance with applicable laws, and all required contributions have been made to the Foreign Plans or have remaining a period of time to be made. Each of the Foreign Plans that is a funded defined benefit pension plan has a fair market value of plan assets that is greater than the plan's liabilities, as determined in accordance with applicable laws. For purposes of this Agreement, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Company or any Company Subsidiary with respect to employees (or former employees) employed outside the United States to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction.

          (o)  Each of the Employee Benefit Plans and the Foreign Plans can be terminated by the Company within a reasonable period following the Effective Time in accordance with the terms of such Plan (and the provisions of ERISA and the Code), without any additional contribution to such Employee Benefit Plan or Foreign Plan or the payment of any additional compensation or amount or the additional vesting or acceleration of any vesting provided under the Employee Benefit Plan or Foreign Plan except for ordinary and/or administrative costs or fees which may apply as a result of such termination.

        4.20    Environmental Matters.

            (a) (i)  Except as would not reasonably be expected to result in a Company Material Adverse Effect, each of the Company and each of the Subsidiaries of the Company possess all Environmental Permits required under applicable Environmental Laws to conduct their current business and to use and occupy the Company Real Property and real property owned, leased or occupied by any Subsidiary of the Company for their current business. Except as would not reasonably be expected to result in a Company Material Adverse Effect, all Environmental Permits are in full force and effect and the Company and each Subsidiary of the Company are, and to the Company's knowledge have at all times been, in compliance with the terms and conditions of such Environmental Permits.

            (ii)  No suspension, cancellation or revocation of any Environmental Permits possessed by the Company or any Subsidiary of the Company is pending or, to the knowledge of the Company or any Subsidiary of the Company, threatened.

            (iii)  Except as would not be reasonably expected to result in a Company Material Adverse Effect, the Company and each Subsidiary of the Company are in compliance with, and within the period of all applicable statutes of limitation have complied with, all applicable Environmental Laws and have not received notice of any liability under any Environmental Law.

            (iv)  To the Company's knowledge, there is no Legal Proceeding, notice of violation, notice or demand letter or request for information pending against the Company or any Subsidiary of the Company to make good, repair, reinstate or clean up any of the Company

    Real Property; any real property owned, leased or occupied by any Subsidiary of the Company; or, to the Company's knowledge, any real property previously owned, leased, occupied or used by the Company or any Subsidiary of the Company.

            (v)  No real property or facility presently or formerly owned operated or leased by the Company or any of its present or former Subsidiaries is listed on the National Priorities List maintained under CERCLA or, to the Company's knowledge, proposed for such listing. Neither the Company nor any Subsidiary of the Company has received any written notification of potential or actual liability or any request for information under CERCLA.

            (vi)  Except as would not reasonably be expected to result in a Company Material Adverse Effect, to the Company's knowledge, (A) there has not been any disposal, spill, discharge, or release of any Hazardous Material by the Company or any of its Subsidiaries, on, at, or under any real property now or previously owned, leased or occupied by the Company or any of its Subsidiaries, and (B) there are no Hazardous Materials located in, at, on, or under any such real property that could reasonably be expected to require investigation, removal, remedial, or corrective action by the Company or any of its Subsidiaries.

          (vii)  The Company and each of its Subsidiaries have disposed of all wastes, including those wastes containing Hazardous Materials, in compliance with all applicable Environmental Law and Environmental Permits except where the failure to make such disposition would not reasonably be expected to result in a Company Material Adverse Effect.

          (viii)  There has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area containing Hazardous Materials located on any real property owned, leased or occupied by the Company or any of its Subsidiaries during the period of such ownership, lease or occupation, and, to the Company's knowledge, no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under any such facility or property during the period of such ownership lease or occupation.

            (ix)  The Company and each Subsidiary of the Company have taken all actions necessary under the Toxic Substances Control Act, 15 USC, 2601 et seq. to register any products or materials required to be registered by the Company or any of its Subsidiaries (or any of their respective agents) thereunder, except where the failure to make such registration would not reasonably be expected to result in a Company Material Adverse Effect.

          (b)  The Company has made available to Buyer all Phase I Environmental Site Assessment reports, environmental audits, Hazardous Materials inventories, and soil and groundwater analyses, tests and data in possession of the Company and its Subsidiaries concerning the existence of Hazardous Materials at any Company Real Property or at any facility formerly owned, operated, or leased by the Company or any of its Subsidiaries.

        4.21    Affiliates.    Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, between December 31, 2001 and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. The Company has delivered to Buyer in accordance with Section 6.9 a list identifying all persons who may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Affiliates").

        4.22    Finders or Brokers.    Except for RBC whose fees have been disclosed to Buyer, neither the Company nor any Company Subsidiary has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

        4.23    Registration Statement; Joint Proxy Statement/Prospectus.    The information supplied by the Company for inclusion or incorporation by reference in the Registration Statement on Form S-4 registering the Buyer Common Stock to be issued in the Merger (the "Registration Statement") as it relates to the Company and Company Subsidiaries, at the time the Registration Statement is declared effective by the SEC, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of the Company in connection with the Company Special Meeting (such joint proxy statement/prospectus, as amended and supplemented is referred to in this Agreement as the "Joint Proxy Statement/Prospectus"), at the date the Joint Proxy Statement/Prospectus is first mailed to stockholders, at the time of the Company Special Meeting, the Buyer Special Meeting and at the Effective Time shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any Company Subsidiary shall occur which is required to be described in the Joint Proxy Statement/Prospectus, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and the shareholders of Buyer. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Buyer which is contained in the Registration Statement or Joint Proxy Statement/Prospectus.

        4.24    Vote Required.    The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the Company Record Date (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement.

        4.25    Title to Property.    Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Reference Date, and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or Encumbrances of any kind or character, except (a) liens for current taxes not yet due and payable, (b) such imperfections of title, Encumbrances, liens and easements as would not reasonably be expected to have a Company Material Adverse Effect, (c) mortgages and other liens securing debt reflected on the Company Balance Sheet, and (d) liens recorded pursuant to any Environmental Law.

        4.26    Foreign Corrupt Practices Act.    None of Company, any Company Subsidiary, any of their respective officers or directors, or, to the Company's knowledge, any employees, agents, distributors, representatives acting on behalf of the Company or any Company Subsidiary, has paid, given or received or has offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Government Entity in the United States or elsewhere in connection with or in furtherance of the business of the Company or any Company Subsidiary (including, without limitation, any unlawful offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Company or any Company Subsidiary in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised unlawfully to any such official or party for such purposes). Neither the business of the Company nor any Company Subsidiary is in any manner dependent upon the making or receipt of such payments, discounts or other inducements. Neither the Company nor any Company Subsidiary has otherwise taken any action that could cause the Company or any Company Subsidiary to be in violation of the Foreign Corrupt

Practices Act of 1977, as amended, the regulations thereunder, or any applicable Legal Requirements of similar effect.

        4.27    Customers and Suppliers.

          (a)  There exists no actual or, to the Company's knowledge, pending termination, cancellation or material limitation of the current business relationship (excluding ordinary quarter to quarter volatility in business orders and revenue) of the Company or any Company Subsidiary, as the case may be, with any of the four largest customers (measured by dollar volume of sales during the nine months ended as of the Reference Date) or the four largest material suppliers/service providers of the Company and Company Subsidiaries, taken as a whole.

          (b)  Each Contract between the Company (or any Company Subsidiary, as the case may be) and the Company's sole source supplier located in Thailand is freely assignable or transferable by the Company (or any Company Subsidiary, as the case may be) and can be terminated by the Company (or Company Subsidiary, as the case may be) without advance notice or any obligation. To the best knowledge of the Company after due inquiry, the bankruptcy of the parent of such sole source supplier will not result in the termination of any Contract with such sole source supplier or a Company Material Adverse Effect.

        4.28    Amendment to Rights Agreement.    As of the date of this Agreement, the Company has taken all action necessary to amend the Company Rights Agreement to provide that neither Buyer nor any of its Affiliates shall be deemed to be an Acquiring Person (as such term is, defined in the Company Rights Agreement), that neither a Distribution Date nor Shares Acquisition Date (as each such term is defined in the Company Rights Agreement) shall be deemed to occur and the Company Rights will not separate from the shares of Company Common Stock, in each case as a result of the execution, delivery or performance of this Agreement, the public announcement or consummation of the Merger, or the other transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

        Buyer and Merger Sub make to the Company the representations and warranties contained in this Article V, in each case subject to the exceptions set forth in the disclosure statement dated as of the date of this Agreement (the "Buyer Disclosure Statement"). The Buyer Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article V, and the disclosure in any Schedule of the Buyer Disclosure Statement shall only qualify the corresponding Section of this Article V, unless the disclosure contained in such Section contains such information so as to enable a reasonable person to determine that such disclosure qualifies or otherwise applies to other Sections of this Article V.

        5.1    Organization, Etc.    Each of Buyer, its Significant Subsidiaries (each a "Buyer Subsidiary" and collectively the "Buyer Subsidiaries") and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Buyer and Buyer Subsidiaries are duly qualified as a foreign Person to do business, and are each in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually and in the aggregate, be reasonably expected to have a Buyer Material Adverse Effect. None of Buyer, Merger Sub or any Buyer Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or any other charter documents.

        5.2    Authority Relative to This Agreement.    Each of Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, assuming approval of the Merger by the Merger Sub and the approval of Merger, the adoption of the Merger Agreement and the approval of the issuance of shares of Buyer Common Stock by the Required Buyer Shareholder Vote on the Buyer Record Date at the Buyer Special Meeting or any adjournment or postponement of such meeting in accordance with California Law and the Bylaws of the Buyer, consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement, and the consummation of the Merger, the issuance of the shares of Buyer Common Stock in connection with the Merger and the other transactions contemplated by this Agreement, have been duly and validly authorized by the required vote of the board of directors of Buyer and Merger Sub, and no other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement, to issue the shares of Buyer Common Stock in connection with the Merger, or to consummate the Merger and the other transactions contemplated by this Agreement other than, with respect to the Merger, the (a) approval of the Merger by the shareholder of Merger Sub and (b) approval of the Merger, the adoption of the Agreement and the approval of the issuance of Buyer Common Stock in the Merger by the Required Buyer Shareholder Vote on the Buyer Record Date at the Buyer Special Meeting or any adjournment or postponement thereof to the extent required by California Law or the NASDAQ Marketplace Rules and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

        5.3    No Violations, Etc.    No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of either Buyer or Merger Sub for the consummation by Buyer or Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger as required by Delaware Law, (b) the filing with the SEC and the effectiveness of the Registration Statement, (c) the applicable requirements of the Exchange Act, state securities or "blue sky" laws, state takeover laws and the listing requirements of NASDAQ, (d) any filings required under and in compliance with the HSR Act or comparable laws of any other applicable jurisdictions, and (e) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval would not prevent or materially delay the Merger, or otherwise prevent or materially delay Buyer from performing its obligations under this Agreement, or, individually or in the aggregate, be reasonably expected to have a Buyer Material Adverse Effect. Neither the execution and delivery of this Agreement, nor the consummation of the Merger or the other transactions contemplated by this Agreement, nor compliance by Buyer and Merger Sub with all of the provisions of this Agreement will, subject to the approval of the Merger by sole stockholder of Merger Sub and the approval of the Merger, the adoption of the Merger Agreement and the approval of the issuance of shares of Buyer Common Stock in connection with the Merger by the Required Buyer Shareholder Vote at the Buyer Special Meeting or any adjournment or postponement of such meeting in accordance with California Law and the Bylaws of the Buyer, (x) conflict with or result in any breach of any provision of articles of incorporation, certificate of incorporation, bylaws or other charter documents of Buyer, Merger Sub or any Buyer Subsidiary, (y) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, Merger Sub or any Buyer Subsidiary, or by which any of their properties or assets may be bound, or (z) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or result in creation of an Encumbrance, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer, Merger Sub or any Buyer Subsidiary is a party or by which any of them or any of their properties or assets may be bound, except in the case of clauses

(y) or (z) above, for any such conflicts, breaches, violations, defaults or other occurrences that would not (A) individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, or (B) prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement. Schedule 5.3 of the Buyer Disclosure Statement lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated by this Agreement under any of the Buyer's or any of Buyer Subsidiaries' notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations, other than consents, waivers and approvals the lack of which would not reasonably be expected to have a Buyer Material Adverse Effect.

        5.4    Capitalization.

          (a)  The authorized capital stock of Buyer consists of 140,000,000 shares of Common Stock, $0.01 par value, of which there were 45,264,077 shares issued and outstanding as of October 28, 2002, and 5,000,000 shares of Buyer Preferred Stock, $0.01 par value, of which 140,000 share have been designated as Series RP Preferred Stock pursuant to the Buyer Rights Agreement. No shares of Series RP Preferred Stock are issued or outstanding.

          (b)  Except for (i) 11,200,000 shares of Buyer Common Stock issuable pursuant to Buyer Stock Plans, (ii) 3,450,000 shares of Buyer Common Stock issuable pursuant to the Buyer Purchase Plan, and (iii) pursuant to the Buyer Rights Agreement, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Buyer, or obligating Buyer to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. All outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the articles of incorporation or bylaws of Buyer or any agreement to which Buyer is a party or by which it is bound.

          (c)  The terms of each of the Buyer Stock Plans do not prohibit the assumption of the Company Options as provided in Section 3.2(a). Neither the execution or delivery of this Agreement nor consummation of the Merger will accelerate any vesting of any Buyer Option.

          (d)  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value, of which, as of the date hereof, 100 shares are issued and outstanding and are held by Buyer.

        5.5    Board Recommendation.    The board of directors of the Buyer has (a) approved and adopted this Agreement and declared it advisable, (b) determined that this Agreement is advisable, fair to and in the best interests of the Buyer, and (c) resolved to recommend the approval of Merger, the adoption of the Merger Agreement and the approval of the issuance of shares of Buyer Common Stock in connection with the Merger.

        5.6    Registration Statement; Joint Proxy Statement/Prospectus.    The information supplied by Buyer and Merger Sub for inclusion or incorporation by reference in the Registration Statement or Joint Proxy Statement/Prospectus as it relates to Buyer and Merger Sub, at the time the Registration Statement is declared effective or at the date the Joint Proxy Statement/Prospectus is first mailed to stockholders, respectively, and with respect to the Joint Proxy Statement/Prospectus at the time of the Buyer Special Meeting, the Company Special Meeting and the Effective Time shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to Buyer or any Buyer Subsidiary shall occur which is required to be described in the Registration Statement or Joint Proxy Statement/Prospectus, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and the shareholders of the Buyer. Notwithstanding the foregoing, Buyer makes no representation or warranty with respect to any information supplied by the Company which is contained in the Registration Statement or Joint Proxy Statement/Prospectus.

        5.7    SEC Filings.    Buyer has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC since January 1, 1997 (collectively, all such forms, reports, registration statements and documents filed after January 1, 1997 are referred to herein as the "Buyer SEC Reports"), all of which complied as to form when filed (or, if amended or superseded by filing prior to the date of this Agreement, then on such date of such amended or superseding filing) in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. The Buyer SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not, at the time they were filed (or, if amended or superseded by filing prior to the date of this Agreement, then on the date of such amended or superseding filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the Buyer SEC Reports, to the knowledge of Buyer, each of Buyer's officers and directors has complied with all filing requirements under Section 13 and Section 16(a) of the Exchange Act.

        5.8    Compliance with Laws.    Neither Buyer nor any Buyer Subsidiary has violated or failed to comply with any Legal Requirement (including, without limitation, relating to the export or import of goods or technology), except where any such violations or failures to comply would not, individually or in the aggregate, be reasonably expected to have a Buyer Material Adverse Effect. Buyer and Buyer Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably expected to have a Buyer Material Adverse Effect.

        5.9    Financial Statements.    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Reports (the "Buyer Financial Statements"), (a) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (b) fairly presented the consolidated financial position of Buyer and Buyer Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Buyer, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Buyer contained in Buyer's Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 2002 (the "Buyer Reference Date") is hereinafter referred to as the "Buyer Balance Sheet."

        5.10    Absence of Undisclosed Liabilities.    Neither Buyer nor any Buyer Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) other than liabilities or obligations: (a) included in the Buyer Balance Sheet and the related notes to the financial statements; (b) liabilities incurred since the Buyer Reference Date in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not reasonably be expected to have an Buyer Material Adverse Effect; (c) which are not and will not have, individually or in the aggregate, a Buyer Material Adverse Effect; and (d) under this Agreement.

        5.11    Absence of Changes or Events.    Except as contemplated by this Agreement, since the Buyer Reference Date, Buyer has not incurred, suffered or made: (a) any Buyer Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Buyer's or any Buyer Subsidiary's capital stock, or any purchase, redemption or other acquisition by Buyer of any of Buyer's capital stock or any other securities of Buyer or any Buyer Subsidiary or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases which are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (c) any split, combination or classification of any of the Buyer or Buyer Subsidiary's capital stock; (d) any material change by Buyer in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (e) any material revaluation by Buyer of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business; or (f) any amendment to the charter documents of Buyer or any Buyer Subsidiary (g) any disposition of any material properties (including intangibles, real, personal or mixed); or (h) any agreement or proposal to do any of the things described in clauses (a) through (g) other than as expressly contemplated or provided for in this Agreement.

        5.12    Litigation.

          (a)  Except as set forth in Buyer's Form 10-K for the fiscal year ended January 31, 2002, there is no Legal Proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any Buyer Subsidiary, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, or governmental or regulatory authority or body, or arbitration tribunal, except for those Legal Proceedings which, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect. There is no Legal Proceeding pending or, to the knowledge of Buyer, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions anticipated by this Agreement.

          (b)  There is no outstanding Order to which Buyer, any Buyer Subsidiary or any of their assets is or was a party or by which Buyer, any Buyer Subsidiary or any of their assets is bound, except for those Orders which, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

        5.13    Fairness Opinion.    Buyer has received the opinion of Needham & Company, Inc. ("Needham & Company") dated the date of this Agreement to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to Buyer from a financial point of view, and Buyer will provide a copy of such opinion in writing to Company promptly after receipt thereof.

        5.14    Taxes.    Buyer and each of Buyer Subsidiaries have filed all Tax Returns required to be filed by them, and have paid (or Buyer has paid on behalf of Buyer Subsidiaries), all Taxes required to be paid as shown on such Tax Returns. The most recent financial statements contained in the Buyer SEC Reports reflect an adequate accrual (which accruals were established in accordance with GAAP) for the payment of all Taxes payable by Buyer and Buyer Subsidiaries, as of the date of such financial statements. Except as reasonably would not be expected to have a Buyer Material Adverse Effect, no deficiencies for any Taxes have been proposed, asserted or assessed against Buyer or any Buyer Subsidiary. Neither Buyer nor any Buyer Subsidiary has filed for any extension of time to file any Tax Return.

        5.15    Finders or Brokers.    Except for Needham & Company, whose fees have been disclosed to Company, neither the Buyer nor any Buyer Subsidiary has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

        5.16    Vote Required.    The affirmative vote of the holders of a majority of the outstanding shares of Buyer Common Stock on the Buyer Record Date at a duly constituted Buyer Special Meeting (the "Required Buyer Shareholder Vote") is the only vote of the holders of any class or series of the Buyer's capital stock necessary to adopt this Agreement and approve the issuance of the Buyer Common Stock in consideration with the Merger.

        5.17    Benefit Plans.

          (a)  Buyer has performed all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each material employee compensation, incentive, fringe or benefit plans, programs, policies, practices, contracts, agreements, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of ERISA) covering any active or former employee, director or consultant of Buyer, any Buyer Subsidiary or any trade or business (whether or not incorporated) which is a Buyer Affiliate (the "Buyer Employee Benefit Plans"), except for such failures to perform, defaults and violations as would not have a Buyer Material Adverse Effect. Each such Buyer Employee Benefit Plan has been established, maintained and administered in accordance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Buyer Employee Benefit Plans, except for such violations as would not have a Buyer Material Adverse Effect. No suit, action, claim or other litigation (excluding claims for benefits incurred in the ordinary course of Buyer Employee Benefit Plan activities) has been brought, or to the knowledge of Buyer is threatened, against or with respect to any such Buyer Employee Benefit Plan and there are no audits, inquiries or proceedings pending or, to the knowledge of Buyer, threatened by the Internal Revenue Service or United States Department of Labor with respect to any Buyer Employee Benefit Plans that would have a Buyer Material Adverse Effect.

          (b)  None of Buyer, any Buyer Subsidiary, or any Buyer Affiliate maintains or has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Buyer or any Buyer Subsidiary contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA Section 3(37) or to any plan described in Section 413 of the Code. None of Buyer, any Buyer Subsidiary or any officer or director of Buyer or any Buyer Subsidiary is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA.

          (c)  None of the Buyer Employee Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Buyer nor any Buyer Subsidiary has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

        5.18    Environmental Matters.

          (a)  Except as would not reasonably be expected to result in a Buyer Material Adverse Effect, each of the Buyer and each Subsidiary of the Buyer possess all Environmental Permits required under applicable Environmental Laws to conduct their current business and to use and occupy the Buyer Real Property for their current business. Except as would not reasonably be expected to result in a Buyer Material Adverse Effect, all Environmental Permits are in full force and effect and the Buyer and each Subsidiary of the Buyer are, and to the Buyer's knowledge have at all times been, in compliance with the terms and conditions of such Environmental Permits.

          (b)  No suspension, cancellation or revocation of any Environmental Permits possessed by Buyer or any Subsidiary of the Buyer is pending or, to the knowledge of Buyer or any Subsidiary of the Buyer, threatened.

          (c)  Except as would not be reasonably expected to result in a Buyer Material Adverse Effect, the Buyer and each Subsidiary of the Buyer are in compliance with, and within the period of all applicable statutes of limitation have complied with, all applicable Environmental Laws and have not received notice of any liability under any Environmental Law.

          (d)  To the Buyer's knowledge, there is no Legal Proceeding, notice of violation, notice or demand letter or request for information pending against the Buyer or any Subsidiary of the Buyer to make good, repair, reinstate or clean up any of the Buyer Real Property or, to the Buyer's knowledge, any real property previously owned, leased, occupied or used by the Buyer or any Subsidiary of the Buyer.

          (e)  No real property or facility presently or formerly owned, operated or leased by Buyer or any Subsidiary of the Buyer is listed on the National Priorities List maintained under CERCLA, or to the Buyer's knowledge, proposed for such listing. Neither the Buyer nor any Subsidiary of the Buyer has received any written notification of potential or actual liability or any request for information under CERCLA.

          (f)    Except as would not reasonably be expected to result in a Buyer Material Adverse Effect, to the Buyer's knowledge, (i) there has not been any disposal, spill, discharge, or release of any Hazardous Material by the Buyer or any Subsidiary of the Buyer, on, at, or under any Buyer Real Property, and (ii) there are no Hazardous Materials located in, at, on, or under any Buyer Real Property that could reasonably be expected to require investigation, removal, remedial, or corrective action by the Buyer or any Subsidiary of the Buyer.

          (g)  The Buyer and each Subsidiary of the Buyer has disposed of all wastes, including those wastes containing Hazardous Materials, in compliance with all applicable Environmental Laws and Environmental Permits except where the failure to make such disposition would not reasonably be expected to result in a Buyer Material Adverse Effect.

          (h)  The Buyer and each Subsidiary of the Buyer have taken all actions necessary under the Toxic Substances Control Act, 15 USC, 2601 et seq. to register any products or materials required to be registered by Buyer or any Subsidiary of the Buyer (or any of their respective agents) thereunder, except where the failure to make such registration would not reasonably be expected to result in a Buyer Material Adverse Effect.

        5.19    Foreign Corrupt Practices Act.    None of Buyer, any Buyer Subsidiary, any of their respective officers or directors, or, to the Buyer's knowledge, any employees, agents, distributors or representatives acting on behalf of Buyer or any Buyer Subsidiary has paid, given or received or has offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Government Entity in the United States or elsewhere in connection with or in furtherance of the business of the Buyer or any Buyer Subsidiary (including, without limitation, any unlawful offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Buyer or any Buyer Subsidiary in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised unlawfully to any such official or party for such purposes). Neither the business of the Buyer nor any Buyer Subsidiary is in any manner dependent upon the making or receipt of such payments, discounts or other inducements. Neither the Buyer nor any Buyer Subsidiary has otherwise taken any action that could cause the Buyer or any

Buyer Subsidiary to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the regulations thereunder, or any applicable Legal Requirements of similar effect.

        5.20    Restrictions on Business Activities.    There is no material judgment, injunction, order or decree binding upon Buyer or any Buyer Subsidiary which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Buyer or any Buyer Subsidiary, any acquisition of property by Buyer or any Buyer Subsidiary or the conduct of business by Buyer or any Buyer Subsidiary as currently conducted.

        5.21    Buyer Intellectual Property Rights.    To the knowledge of Buyer, the operation of the business of Buyer and the Buyer Subsidiaries as such business currently is conducted does not materially infringe or misappropriate the Proprietary Assets of any third party where such infringement would have a Buyer Material Adverse Effect.

        5.22    Agreements, Contracts and Commitments.    The Buyer and the Buyer Subsidiaries have not breached, or received in writing any claim or threat that Buyer or any Buyer Subsidiary has breached, any of the terms or conditions of any agreement, contract or commitment filed as an exhibit to the Buyer SEC Reports (the "Buyer Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Buyer under any Buyer Material Contract. Each Buyer Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which Buyer or Buyer Subsidiaries is aware by any party obligated to Buyer or its applicable subsidiary pursuant to such Buyer Material Contract.

        5.23    Interim Operations of Merger Sub.    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

ARTICLE VI

COVENANTS

        6.1    Conduct of Business During Interim Period.

          (a)  Except as expressly provided in this Agreement, as set forth in the Company Disclosure Statement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, the Company and each of its Subsidiaries will (x) conduct its operations according to its ordinary and usual course of business consistent with past practice, (y) use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, and (z) not take any action which would adversely affect its ability to consummate the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as set forth in the Company Disclosure Statement or as otherwise expressly provided in this Agreement, prior to the earlier of the termination of this Agreement or Effective Time neither the Company nor any of its Subsidiaries will, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), directly or indirectly, do any of the following:

              (i)  enter into, violate, extend, amend or otherwise modify or waive any of the terms of (A) any material joint venture, license (other than end user licenses), or agreement relating to the joint development or transfer of technology or the Company Proprietary Assets or

    (B) except in the ordinary course of business and consistent with past practice, any other material agreements, commitments or contracts (including end user licenses);

            (ii)  split, combine or reclassify any shares of its capital stock;

            (iii)  authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement with any other person with respect to any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any material change in capitalization, or any material partnership, association, joint venture, joint development, technology transfer, or other material business alliance;

            (iv)  fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to Buyer;

            (v)  maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

            (vi)  enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

          (vii)  institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

          (viii)  in respect of any Taxes, make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment except as required by applicable law;

            (ix)  suspend, terminate or otherwise discontinue any planned or ongoing research and development activities, programs or other such activities which would be reasonably expected to have a Company Material Adverse Effect;

            (x)  issue any capital stock or other options, warrants or other rights to purchase or acquire capital stock, other than: (A) the grant or exercise of purchase rights pursuant to the Company Purchase Plan as contemplated by Section 3.2(b); or (B) the exercise of the Company Options outstanding as of the date of this Agreement; or (C) the issuance of options to purchase Company Common Stock to new hires of the Company for an aggregate of 250,000 shares, provided that any such issuance shall be consistent with the past practice of the Company and subject to the Company's customary vesting schedule as now in effect;

            (xi)  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (xii)  amend or permit the adoption of any amendments to the Company's certificate of incorporation, bylaws or other charter documents or any of the charter documents of its Subsidiaries, or effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (xiii)  form any Subsidiary or acquire any equity interest or other interest in any other Entity;

          (xiv)  make any capital expenditure other than with respect to projects contemplated in the Company's capital expenditure budget as set forth in Schedule 6.1(a)(xiv) of the Company Disclosure Statement;

          (xv)  enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Contract with obligations in excess of $750,000, or amend or terminate, or waive or exercise any material right or remedy under, any Company Material Contract with obligation in excess of $750,000;

          (xvi)  acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices, and except for licensing of intellectual property in the sale or licensing of the Company's products in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

        (xvii)  lend money to any Person, or incur or guarantee any indebtedness (except that the Company may make routine borrowings in the ordinary course of business and in accordance with past practices under the Company's credit facilities outstanding as of the date hereof (without any amendment or modification thereto));

        (xviii)  commence or settle any Legal Proceeding; or

          (xix)  take, or agree to take, any of the actions described in Section 4.10 or this Section 6.1(a).

          (b)  Except as expressly provided in this Agreement, as set forth in the Buyer Disclosure Statement or as expressly consented to in writing by Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, the Buyer and each of its Subsidiaries will (x) conduct its operations according to its ordinary and usual course of business consistent with past practice, (y) use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, and (z) not take any action which would adversely affect its ability to consummate the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as set forth in the Buyer Disclosure Statement or as otherwise expressly provided in this Agreement, prior to the earlier of the termination of this Agreement or Effective Time neither the Buyer nor any Buyer Subsidiary will, without the prior written consent of Company (which consent shall not be unreasonably withheld, delayed or conditioned), directly or indirectly, do any of the following:

              (i)  enter into, violate, extend, amend or otherwise modify or waive any of the terms of (A) any material joint venture, license (other than end user licenses), or agreement relating to the joint development or transfer of technology or the Buyer Proprietary Assets or (B) except in the ordinary course of business and consistent with past practice, any other material agreements, commitments or contracts (including end user licenses), which in each case would be reasonably likely to delay the Effective Time or adversely affect Buyer's ability to consummate the Merger and perform its obligations under this Agreement;

            (ii)  authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement with any other person with respect to any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any material change in capitalization, or any material partnership, association, joint venture, joint development, technology transfer, or other material business alliance, which in each case would be reasonably likely to delay the Effective Time or adversely affect Buyer's ability to consummate the Merger and perform its obligations under this Agreement;

            (iii)  institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

            (iv)  declare, accrue, set aside or pay any extraordinary nonstock dividend or make any other extraordinary nonstock distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

            (v)  amend or permit the adoption of any amendments to the Buyer's articles of incorporation, bylaws or other charter documents or any of the charter documents of any Buyer Subsidiary, or effect any recapitalization or reclassification of shares, or effect or become a party to any Acquisition Transaction that would be reasonably likely to delay the Effective Time or adversely affect Buyer's ability to consummate the Merger and perform its obligations under this Agreement; or

            (vi)  take, or agree to take, any of the actions described in Section 5.11 or this Section 6.1(b).

        6.2    No Solicitation.

          (a)  From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article IX, the Company and its Subsidiaries will not, nor will they authorize or knowingly permit any of their Representatives to, and the Company and its Subsidiaries will use their reasonable efforts to cause their respective Representatives and Subsidiaries not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action for the purpose of facilitating any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract or commitment contemplating or otherwise relating to any Acquisition Transaction. Notwithstanding anything to the contrary contained in this Section 6.2 or in any other provision of this Agreement, the Company may furnish information to, or participate in discussions or negotiations with, any third party that has made an unsolicited Acquisition Proposal (a "Potential Acquiror") that the board concludes is reasonably likely to result in a Superior Offer, if the board determines in good faith (A) after consultation with its financial advisor that the Potential Acquiror submitting such Acquisition Proposal has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal and (B) after consultation with its legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve such Acquisition Proposal would be inconsistent with its fiduciary duties under applicable law. The Company agrees that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality, standstill and no solicitation agreement containing provisions at least as favorable to the Company as the confidentiality, standstill and no solicitation provisions of the Confidentiality Agreement. In the event that the Company shall determine to provide any information as described above, or shall receive any Acquisition Proposal

  (or any material amendment to an Acquisition Proposal previously received), it shall as promptly as practicable, and in any event within one day or, if a written Acquisition Proposal is received on a day that is not a business day, within one day of Company having knowledge of such written Acquisition Proposal, notify Buyer in writing and orally as to that fact and shall furnish to Buyer the identity of the recipient of such information to be provided and/or the Potential Acquiror and the terms of such Acquisition Proposal (or material amendment). For purposes of the preceding sentence of this Section 6.2(a), "knowledge" shall mean the actual knowledge of the Chief Executive Officer or Chief Financial Officer of the Company. The Company will notify Buyer as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal.

          (b)  The Company agrees not to release any Person (other than Buyer) from or waive any provision of any confidentiality, "standstill" or similar agreement to which the Company is a party and will use its commercially reasonable efforts to enforce each such agreement at the request of Buyer. The Company also will promptly request each Person (other than Buyer) that has executed, within 12 months prior to the date of this Agreement, a confidentiality, standstill or similar agreement in connection with its consideration of a possible Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of the Company.

        6.3    Access to Information.    From the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article IX, the Company and Buyer will each afford to the other and their Representatives reasonable access during normal business hours and upon reasonable notice to all of its facilities, personnel and operations and to all of its and its Subsidiaries books and records, will permit the other and its authorized representatives to conduct inspections as they may reasonably request and will instruct its officers and those of its Subsidiaries to furnish such persons with such financial and operating data and other information with respect to its business and properties as they may from time to time reasonably request, subject to the restrictions set forth in the Confidentiality Agreement, dated as of February 12, 2001, as amended to date, between Buyer and the Company (as amended, the "Confidentiality Agreement").

        6.4    Special Meetings; Registration Statement; Board Recommendations.

          (a)  The Company Special Meeting.    Promptly after the date of this Agreement, subject to Section 6.4(e), the Company will take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene a meeting of the Company's stockholders to consider adoption of this Agreement and approval of the Merger (the "Company Special Meeting") to be held as promptly as practicable. Subject to Section 6.4(e), the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the approval of the Merger and will take all action required by the rules of NASDAQ or Delaware Law in connection with obtaining such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Special Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of the Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Special Meeting. The Company shall ensure that the Company Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Special Meeting are solicited, in compliance with the Delaware Law, the Company's certificate of incorporation and bylaws, the rules of NASDAQ and all other applicable legal requirements.

          (b)  Buyer Special Meeting.    Promptly after the date of this Agreement, Buyer will take all action necessary in accordance with California Law and its articles of incorporation and bylaws to convene a meeting of Buyer's shareholders to consider the to adoption of this Agreement and the issuance of Buyer Common Stock in the Merger (the "Buyer Special Meeting") to be held as promptly as practicable. Buyer will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the issuance of Buyer Common Stock in the Merger and will take all action required by the rules of NASDAQ or California Law in connection with obtaining such approvals. Notwithstanding anything to the contrary contained in this Agreement, Buyer may adjourn or postpone the Buyer Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Buyer's shareholders in advance of a vote on the approval of the Merger, the adoption of the Agreement and the approval of the issuance of Buyer Common Stock in the Merger and this Agreement or, if as of the time for which the Buyer Special Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Special Meeting. Buyer shall ensure that the Buyer Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Buyer in connection with the Buyer Special Meeting are solicited, in compliance with California Law, Buyer's articles of incorporation and bylaws, the rules of NASDAQ and all other applicable legal requirements.

          (c)  Subject to the right of the board of directors of the Company to withhold, amend or modify the Company Board Recommendation (x) pursuant to Section 6.4(e) with respect to a Superior Offer, or (y) other than with respect to a Superior Offer in which case the Company shall comply with Section 6.4(e), if the board of directors of the Company determines in good faith, after consultation with its legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, (i) the board of directors of the Company shall recommend (by a vote of the majority of the directors of the Company at a duly called and noticed meeting of the board of directors of the Company) that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Special Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of the Company has recommended (by a vote of the majority of the directors of the Company at a duly called and noticed meeting of the board of directors of the Company) that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger (the "Company Board Recommendation") at the Company Special Meeting; and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Buyer, the Company Board Recommendation.

          (d)  (i) The board of directors of Buyer shall recommend (by a vote of the majority of the directors of Buyer at a duly called and noticed meeting of board of directors of Buyer) that Buyer's shareholders vote in favor of the issuance of Buyer Common Stock in the Merger at the Buyer Special Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Buyer has recommended (by a vote of the majority of the directors of Buyer at a duly called and noticed meeting of board of directors of Buyer) that Buyer's shareholders vote in favor of the issuance of Buyer Common Stock in the Merger at the Buyer Special Meeting; and (iii) neither the board of directors of Buyer nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the recommendation of the board of directors of Buyer that Buyer's shareholders vote in favor of the issuance of Buyer Common Stock in the Merger.

          (e)  Nothing in this Agreement shall prevent the board of directors of the Company from withholding, withdrawing, amending or modifying the Company Board Recommendation if (i) a

  Superior Offer is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Buyer (a "Notice of Superior Offer") notifying Buyer that the Company has received a Superior Offer, specifying the terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer pursuant to the requirements of Section 6.2(a) of this Agreement, (iii) Buyer shall not have, within three (3) business days of Buyer's receipt of the Notice of Superior Offer, made an offer that the board of directors of the Company in good faith determines, after consultation with its financial advisor, to be at least as favorable to the Company's stockholders as such Superior Offer (it being agreed that the board of directors of the Company shall convene a meeting to consider any such offer by Buyer promptly following the receipt thereof), (iv) the board of directors of the Company concludes in good faith, after consultation with its legal counsel, that, in light of such Superior Offer, the failure to withhold, withdraw, amend or modify such recommendation would be inconsistent with the fiduciary obligations of the board of directors of the Company to the Company's stockholders under applicable law and (v) the Company shall not have violated any of the restrictions set forth in Section 6.2 or this Section 6.4(e) in connection with such Superior Offer. The Company shall provide Buyer with at least three business days prior notice (or such lesser prior notice as provided to the members of the Company's board of directors but in no event less than twenty-four hours) of any meeting of the Company's board of directors at which the Company's board of directors is reasonably expected to consider any Acquisition Transaction or Acquisition Proposal.

          (f)    Nothing contained in this Agreement shall prohibit the Company or its board of directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

          (g)  As promptly as practicable after the execution of this Agreement, the Company and Buyer shall mutually prepare, and the Company and Buyer shall file with the SEC, a Joint Proxy Statement/Prospectus. As promptly as practicable after execution of this Agreement, Buyer shall file the Registration Statement, of which the Joint Proxy Statement/Prospectus forms a part, with the SEC. Buyer and the Company shall use all commercially reasonable efforts to have the preliminary Joint Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC as promptly as practicable. Buyer shall also take any action required to be taken under applicable state blue sky or securities laws in connection with Buyer Common Stock to be issued in exchange for the shares of the Company Common Stock. Buyer and the Company shall promptly furnish to each other all information, and take such other actions (including without limitation using all commercially reasonable efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 6.4(g). Whenever any party learns of the occurrence of any event which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any other filing made pursuant to this Section 6.4(g), Buyer or the Company, as the case may be, shall promptly notify the other of such occurrence and cooperate in filing with the SEC or its staff and/or mailing to stockholders of the Company and the shareholders of Buyer such amendment or supplement.

          (h)  Subject to Section 6.4(e), the Joint Proxy Statement/Prospectus shall contain the Company Board Recommendation.

          (i)    The Joint Proxy Statement/Prospectus shall contain the recommendation of the board of directors of Buyer in favor of the approval of the Merger, the adoption of the Agreement and the approval of the issuance of Buyer Common Stock in the Merger.

          (j)    The Company's obligation to call, give notice of and hold the Company Special Meeting in accordance with Section 6.4(a) shall not be limited or otherwise affected by the commencement,

  disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

          (k)  Notwithstanding anything to the contrary contained in this Agreement, if the Company Board Recommendation shall be withdrawn or modified in a manner adverse to Buyer, then, at the request of Buyer:

              (i)  The Company shall waive any standstill or similar provisions applicable to Buyer; and

            (ii)  The Company shall render such other reasonable administrative assistance to Buyer in the solicitation of proxies by Buyer in favor of the adoption of this Agreement as Buyer shall request.

        6.5    Commercially Reasonable Efforts.

          (a)  Subject to the terms and conditions herein provided, Buyer, Merger Sub and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or appropriate under this Agreement, applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) if determined that filings in addition to those made in connection with the Original Agreement are required, promptly filing Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") (or filing any other applicable forms required under the comparable laws of any other jurisdictions the parties reasonably determine to apply) and responding as promptly as practicable to any inquiries received from the FTC or the Antitrust Division (or such foreign agency or entity, if applicable) for additional information or documentation, (ii) using commercially reasonable efforts to obtain all necessary governmental and private party consents, approvals or waivers, and (iii) using commercially reasonable efforts to lift any legal bar to the Merger. Buyer shall cause Merger Sub to perform all of its obligations under this Agreement.

          (b)  Notwithstanding anything to the contrary in this Agreement, none of Buyer, any of its Subsidiaries or Surviving Corporation shall be required to (i) divest, hold separate or license any business(es), product line(s) or asset(s), (ii) take any action or accept any limitation that would reasonably be expected to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, or (iii) agree to any of the foregoing.

        6.6    Public Announcements.    Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement, Buyer, Merger Sub and the Company agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the consent of the other, except as may be required by applicable law or by the rules and regulations of or listing agreement with NASDAQ or as may otherwise be required by NASDAQ or the SEC.

        6.7    Board of Directors of Buyer.    The board of directors of Buyer shall take all actions necessary to increase the size of the board of directors of Buyer by two directors, and shall appoint two new directors (the "New Buyer Directors") to serve as directors of Buyer effective immediately after the Effective Time. The New Buyer Directors, both of whom shall be persons who are directors of the Company on the date of this Agreement and immediately prior to the Effective Time, will be identified in writing by the board of directors of the Company prior to the mailing of the Joint Proxy Statement/Prospectus; provided, however, that in the event a New Buyer Director is unable or unavailable to serve as a director of Buyer, the Company shall be entitled to designate another person to serve as director of Buyer so long as such person was a director of the Company on the date of this Agreement, is a director of the Company immediately prior to the Effective Time and is reasonably acceptable to Buyer.

        6.8    Indemnification.

          (a)  Buyer shall, or shall cause the Surviving Corporation to, fulfill and honor the obligations of the Company pursuant to indemnification agreements and agreements for advancement of fees and expenses between the Company and the Indemnified Parties and provisions for any indemnification, advancement of fees and expenses and exculpation under the certificate of incorporation or bylaws of the Company as in effect on the date of this Agreement. "Indemnified Parties" shall include each person who is or was a director or officer of the Company or any Subsidiary of the Company at any time before the Effective Time, and each person who serves or has in the past served at the request of the Company or any Subsidiary of the Company as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at any time before the Effective Time.

          (b)  For a period of six years after the Effective Time, the Buyer shall, or shall cause Surviving Corporation to, indemnify and hold harmless the Indemnified Parties against and from any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (and whether arising before or after the Effective Time), to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of the Company arising out of or pertaining to events prior to the Effective Time. In the event of the commencement or assertion of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to Buyer and the Surviving Corporation, (ii) after the Effective Time, Buyer shall pay or cause to be paid the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither Buyer nor the Surviving Corporation shall not be liable for any settlement effected without its written consent; and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims (and the matters giving rise thereto) shall continue until the disposition of any and all such claims (and the matters giving rise thereto). The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless any Indemnified Party determines in good faith (after consultation with legal counsel) that there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties. In the event the Buyer or Surviving Corporation or any of their respective successors or assigns (x) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (y) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.8, proper provision shall be made so that the successors and assigns of Buyer and the Surviving Corporation assume the obligations set forth in this Section 6.8, and none of the actions described in clause (x) or (y) shall be taken until such provision is made.

          (c)  For a period of six years after the Effective Time, Buyer shall, or shall cause the Surviving Corporation to, maintain in effect, to the extent available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms no less favorable to such persons as those applicable under the policy of directors' and officers' liability insurance currently maintained by the Company; provided, however, that in no event shall Buyer or Surviving Corporation be required to expend for coverage for any one year in excess of 250% of the annual premium currently paid by the Company for such coverage, and that if the annual premiums of such insurance coverage exceed such amount, Buyer or Surviving Corporation shall be obligated instead to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (d)  Each Indemnified Party will cooperate with reasonable requests of Buyer or Surviving Corporation in defending or settling any action hereunder.

          (e)  This Section 6.8 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of Buyer and the Surviving Corporation, and shall be enforceable by the Indemnified Parties.

        6.9    Company Affiliate Agreements.    Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Buyer a list (reasonably satisfactory to counsel for Buyer), setting forth the names of all persons who are expected to be, at the Effective Time, in the Company's reasonable judgment, Affiliates of the Company. The Company shall furnish such information and documents as Buyer may reasonably request for the purpose of reviewing such list. The Company shall use its commercially reasonable efforts to deliver a written agreement in substantially the form of Exhibit C hereto (a "Company Affiliate Agreement") executed by each person identified as an Affiliate in the list furnished pursuant to this Section 6.9(a) within ten (10) days after the execution of this Agreement.

        6.10    NASDAQ Listing.    Prior to the Effective Time, Buyer agrees to cause the shares of Buyer Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger to be authorized for listing on NASDAQ, subject to official notice of issuance.

        6.11    Resignation of Directors and Officers.    Prior to the Effective Time, the Company shall deliver to Buyer (using its best efforts to obtain same at no cost to either the Company or Buyer other than ordinary and usual legal expenses of the Company associated therewith) the resignations of such directors and officers of the Company and its Subsidiaries as Buyer shall specify at least ten days prior to the Closing, such resignations to be effective at the Effective Time.

        6.12    Consents of Buyer's and the Company's Accountants.    Each of Buyer and the Company shall use commercially reasonable efforts to cause its independent accountants to deliver to Buyer a consent, dated the date on which the Registration Statement shall become effective, in form reasonably satisfactory to Buyer and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

        6.13    Form S-8.    No later than five (5) business days after the Effective Time, Buyer shall file with the SEC a Registration Statement, on Form S-8 or other appropriate form under the Securities Act, to register Buyer Common Stock issuable upon exercise of the Buyer Exchange Options and shares of Buyer Common Stock issuable pursuant to the Company Purchase Plan following the Effective Time.

        6.14    Notification of Certain Matters.

          (a)  Company shall give prompt notice to Buyer and Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 8.2(a) or 8.2(b) could reasonably be expected to not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (b)  Buyer shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Buyer or Merger Sub to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 8.1(a) or 8.1(b) could reasonably be expected to not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (c)  The Company shall give prompt notice to Buyer and Merger Sub, and Buyer shall give prompt notice to the Company, of (i) any material failure of the Company or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it set forth in Article VIII hereof or the failure of which would result in either a Company Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be, or (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

        6.15    SEC Filings.

          (a)  The Company will deliver promptly to Buyer true and complete copies of each report, registration statement or statement mailed by it to its security holders generally or filed by it with the SEC, in each case subsequent to the date of this Agreement and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by Buyer or Merger Sub, as to which the Company makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports, (i) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) shall fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

          (b)  Buyer will deliver promptly to the Company true and complete copies of each report filed by it with the SEC subsequent to the date of this Agreement and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by the Company, as to which Buyer makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports (i) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) shall fairly present the consolidated financial position of Buyer and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

        6.16    Employee Benefit Matters.    Buyer agrees to cause employees of the Company who continue as employees of Buyer following the Effective Time (and such employees' dependents) to be eligible to participate in the Buyer Purchase Plan and Buyer Stock Plans and health and welfare benefit plans, programs and practices of Buyer generally applicable to other similarly-situated employees of Buyer (the "Buyer Plans") effective as soon as reasonably practicable following the Effective Time. Buyer shall recognize, from and after the Effective Time, each Company employee's service with the Company for purposes of determining eligibility to participate in and vesting, and, if applicable, eligibility to commence participation in retirement plans (excluding benefit accruals), under the Buyer Plans. Compensation provided to employees of the Company who continue as employees of Buyer following the Effective Time shall be determined by Buyer in its sole discretion. Buyer shall waive any pre-existing condition exclusions or limitations under applicable health plans of Buyer (except to the extent an insurance company withholds any required permission) and any such deductibles or copayments applicable to such Buyer Plans shall be reduced by any amounts paid by Company employees (or their dependents) to any such plan for the plan year in which the Effective Time occurs. At the request of Buyer, Company shall take all necessary action in compliance with applicable law and consistent with the maintenance of the plan's qualified status under applicable provisions of the Code to terminate the Company's 401(k) plan effective prior to the Effective Time (including without limitation board resolutions terminating such plan).

        6.17    Takeover Laws.    If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated in this Agreement, each of Buyer and the Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the End Date, on the terms and conditions contemplated by this Agreement and thereby and otherwise act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

        6.18    Rights Agreements.

          (a)  Except as expressly required by this Agreement, the Company shall not, without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned), amend the Company Rights Agreement or take any other action with respect to, or make any determination under, the Company Rights Agreement, including a redemption of the Rights or any to facilitate an Acquisition Proposal.

          (b)  If Buyer determines that the consummation of the Merger would cause any shareholder of the Company to become an Acquiring Person as a result of the issuance of Buyer Common Stock in the Merger, the Buyer shall take all action necessary, if any, to amend the Buyer Rights Agreement to provide that such shareholder shall be deemed not to be an Acquiring Person (as such term is defined in the Buyer Rights Agreement), that neither a Distribution Date nor Shares Acquisition Date (as each such term is defined in the Buyer Rights Agreement) shall be deemed to occur and the Buyer Rights will not separate from the shares of Buyer Common Stock, in each case as a result of the consummation of the Merger, the issuance of the Buyer Common Stock in connection with the Merger or the other transactions contemplated by this Agreement or the Company Affiliate Agreements.

        6.19    FIRPTA.    At or prior to the Closing, the Company shall deliver to the Internal Revenue Service, with a copy to Buyer, a notice that the Company Common Stock is not a "U.S. Real Property

Interest" as defined and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

        6.20    Section 16 Matters.    Prior to the Effective Time, the boards of directors of Buyer and Company, or committees thereof comprised of nonemployee directors, shall adopt resolutions consistent with the interpretive guidance of the SEC and Buyer and Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Buyer Common Stock (including derivative securities with respect to Buyer Common Stock or the assumption of Company Options by Buyer) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        6.21    Road Show.    The Company and Buyer shall each use their commercially reasonable efforts to conduct a joint road show with the investors of both companies in support of the transactions proposed by this Agreement. The length and number of meetings for such road show shall be determined by mutual agreement between Buyer and the Company.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

        The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment on or before the Effective Time of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:

        7.1    Registration Statement.    he Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

        7.2    Company Stockholder Approval.    he approval of a majority of the shares of Company Common Stock outstanding as of the Company Record Date in favor of the adoption of the Merger Agreement and approval of the Merger shall have been obtained at the Company Special Meeting or any adjournment or postponement thereof.

        7.3    Buyer Shareholder Approval.    The approval of a majority of the shares of Buyer Common Stock outstanding as of the Buyer Record Date in favor of the adoption of the Agreement, the approval of the Merger and the approval of the issuance of Buyer Common Stock in the Merger shall have been obtained at the Buyer Special Meeting or any adjournment or postponement thereof.

        7.4    Governmental Clearances.    The waiting period applicable to consummation of the Merger under the HSR Act and the comparable laws of any other jurisdiction that the parties reasonably determine to apply shall have expired or been terminated. Other than the filing of the Certificate of Merger which shall be accomplished as provided in Section 2.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Government Entity shall have been obtained or filed, except for those, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or Buyer Material Adverse Effect.

        7.5    Tax Matters.    Buyer shall have received an opinion of Heller Ehrman White & McAuliffe LLP, counsel to Buyer and Merger Sub, and the Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati PC, counsel to the Company, each such opinion dated as of the Effective Time, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, (a) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (b) each of Buyer, Merger Sub and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code. The opinions referred to in the preceding sentence will be based in part on representations to be made by the parties, and Buyer, Merger Sub and the Company agree to deliver officer's certificates to counsel, in form and substance satisfactory to counsel, on which counsel may rely in rendering such opinions. Buyer and Company shall each use commercially reasonable efforts (including the provision of customary representations and covenants) to permit legal counsel to render the opinion described in this Section 7.5 and to ensure that its representations and covenants are true and correct. If counsel to either Buyer or the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion in the required form to such party.

        7.6    Statute or Decree.    No writ, order, temporary restraining order, preliminary injunction or injunction shall have been enacted, entered, promulgated or enforced by any Entity, which remains in effect, and prohibits the consummation of the Merger or otherwise makes it illegal, nor shall any governmental agency have instituted any Legal Proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger in accordance with the terms of this Agreement.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND BUYER

        8.1    Additional Conditions To The Obligations Of the Company.    The obligations of the Company to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by the Company:

          (a)  (i) The representations and warranties of Buyer and Merger Sub contained in this Agreement not qualified with any "Material Adverse Effect" qualifier shall be true and correct in all respects, so long as any failures of such representations and warranties to be true and correct in all respects, taken together, have not had a Buyer Material Adverse Effect (it being understood that for purposes of determining accuracy of such representations and warranties all qualifications based on the word "material" contained in such representations and warranties shall be disregarded), and (ii) the representations and warranties of Buyer and Merger Sub contained in this Agreement qualified with any "Material Adverse Effect" qualifier shall be true and correct in all respects; in the case of each of (i) and (ii), as of the date of this Agreement and as of the Effective Time except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date.

          (b)  Buyer and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

          (c)  Buyer shall have furnished a certificate executed by one of its officers to evidence compliance with the conditions set forth in Sections 8.1(a) and (b) of this Agreement.

          (d)  No Buyer Material Adverse Effect shall have occurred since the date of the Agreement.

          (e)  The Buyer Common Stock issuable in connection with the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance on NASDAQ.

        8.2    Additional Conditions To The Obligations Of Buyer and Merger Sub.    The obligations of Buyer and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Buyer and Merger Sub:

          (a)  (i) The representations and warranties of the Company contained in this Agreement not qualified with any "Material Adverse Effect" qualifier shall be true and correct in all respects, so long as any failures of such representations and warranties to be true and correct in all respects, taken together, have not had a Company Material Adverse Effect (it being understood that for purposes of determining accuracy of such representations and warranties all qualifications based on the word "material" contained in such representations and warranties shall be disregarded), and (ii) the representations and warranties of Company contained in this Agreement qualified with any "Material Adverse Effect" qualifier shall be true and correct in all respects; in the case of each of (i) and (ii), as of the date of this Agreement and as of the Effective Time except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date.

          (b)  The Company shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c)  The Company shall have furnished a certificate executed by one of its officers to evidence compliance with the conditions set forth in Sections 8.2(a) and (b) of this Agreement.

          (d)  No Company Material Adverse Effect shall have occurred since the date of the Agreement.

          (e)  Mr. Thomas H. Waechter shall not have been terminated, resigned from his position, or otherwise be unable to perform as the Company's President and Chief Executive Officer. The Buyer Employment Agreement between Buyer and Mr. Thomas H. Waechter shall be in full force and effect and Mr. Waechter shall be willing and able to fulfill his obligations under such agreement.

ARTICLE IX

TERMINATION

        9.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of the Company:

          (a)  by mutual written consent duly authorized by the boards of directors of Buyer and the Company;

          (b)  by either the Company or Buyer if the Merger shall not have been consummated by December 31, 2002 (the "End Date") for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

          (c)  by either the Company or Buyer if a court of competent jurisdiction or other Government Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and nonappealable;

          (d)  by the Company or Buyer if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to hold a meeting (which failure resulted from the Company's breach of Sections 6.4(a) or (j) and such breach was not cured within 10 days) or the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Company where the failure to hold a meeting or the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

          (e)  by the Company or Buyer if the required approval of the shareholders of Buyer contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Buyer shareholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Buyer where the failure to obtain Buyer shareholder approval shall have been caused by the action or failure to act of Buyer and such action or failure to act constitutes a material breach by Buyer of this Agreement;

          (f)    by Buyer (at any time prior to the Effective Time) if a Company Triggering Event shall have occurred;

          (g)  by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 8.1(a) or Section 8.1(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in Buyer's representations and warranties or breach by Buyer remains uncured on the date which is twenty (20) business days following written notice of such breach or inaccuracy from the Company to Buyer; or

          (h)  by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in the Company's representations and warranties or breach by the Company remains uncured on the date which is twenty (20) business days following written notice of such breach or inaccuracy from Buyer to the Company.

        9.2    Notice of Termination; Effect of Termination.    Any termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 6.3, this Section 9.2, Section 9.3 and Article X (miscellaneous), each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        9.3    Fees and Expenses.

          (a)    General.    Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Buyer and the Company shall share equally (i) all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) all fees and expenses, other than attorneys' and accountants' fees, in connection with any filings under the HSR Act.

          (b)    Company Payments.    In the event that this Agreement is terminated by Buyer or the Company, as applicable, pursuant to Sections 9.1(b), (d) or (f), the Company shall promptly, but in no event later than two days after the date of such termination, pay Buyer a fee equal to the higher of (x) $2,000,000 or (y) an amount equal to the product of .05 multiplied by the number of shares of Buyer Common Stock to be issued in connection with the Merger (as determined below) multiplied by the Average Buyer Termination Price, in immediately available funds (the "Termination Fee"); provided, that in the case of termination under Section 9.1(b) or 9.1(d): (i) such payment shall be made only if following the date of this Agreement and prior to the termination of this Agreement, a third party has publicly announced and not withdrawn an Acquisition Proposal and, within twelve months following the termination of this Agreement, any Acquisition Transaction is consummated or the Company enters into an agreement providing for an Acquisition Transaction and such Acquisition Transaction is later consummated with (regardless of when such consummation occurs if the Company has entered into such an agreement within such twelve-month period), and (ii) such payment in immediately available funds shall be made promptly, but in no event later than two days after the consummation of such Acquisition Transaction. The Company acknowledges that the agreements contained in this Section 9.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amount due pursuant to this Section 9.3(b), and, in order to obtain such payment, Buyer makes a claim for such amount that results in a judgment against the Company, the Company shall pay to Buyer interest on such amount at the prime rate of JP Morgan Chase in effect on the date such payment was required to be made. For the purposes of this Section 9.3(b) when considering payment of a Termination Fee pursuant to an Acquisition Transaction occurring subsequent to a termination under either Section 9.1(b) or 9.1(d) of this Agreement (but not a termination pursuant to Section 9.1(f)), each instance of the term "15%" in the definition of Acquisition Transaction (whether used directly or indirectly in the definition of Acquisition Proposal) shall be deemed to mean "50%" and the restrictions set forth in clauses (a)(i)(A) and (B) and (b)(i)(A) and (B) of the definition of Acquisition Transaction shall be disregarded. For the purposes of this Section 9.3(b), the number of shares of Buyer Common Stock to be issued in connection with the Merger shall equal the Exchange Ratio multiplied by the number of shares of Company Common Stock issued as of the earlier of (A) the date that a public announcement of an Acquisition Proposal or Acquisition Transaction is made or (B) the date that an amendment or modification of the Company Board Recommendation in a manner adverse to Buyer is made (including if such Company Board Recommendation is withdrawn or withheld in a manner adverse to Buyer) or a resolution to withhold, withdraw, amend or modify the Company Board Recommendation in a manner adverse to Buyer is adopted in connection with an Acquisition Proposal or Acquisition Transaction. For avoidance of doubt, if the number of shares of Company Common Stock or the Buyer Average Termination Price is not determinable, then the Company shall pay Buyer the amount set forth in (x) above.

ARTICLE X

MISCELLANEOUS

        10.1    Amendment and Modification.    Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Buyer, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the stockholders of the Company, no such amendment or modification shall change the amount or form of the consideration to be received by the Company's stockholders in the Merger, alter or change any of term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or alter or change any of the terms or conditions of the Agreement if such alteration or change would adversely affect the holders of any class or series of the Company's capital stock.

        10.2    Waiver of Compliance; Consents.    Any failure of Buyer or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Buyer or Merger Sub) or Buyer and Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.2.

        10.3    Survival; Investigations.    The respective representations and warranties of Buyer, Merger Sub and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Effective Time.

        10.4    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or similar means or sent by facsimile with confirmation of receipt of transmission, to the parties as follows:

if to the Company, to:	Spectrian Corporation 350 West Java Drive Sunnyvale, CA 94086 Telephone: (408) 745-5000 Facsimile: (408) 541-0258 Attention: Chief Executive Officer
with copies (which shall not constitute notice) to:	Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 Telephone: (650) 493-9300 Facsimile: (650) 493-6811 Attention: Robert P. Latta, Esq.
and

Wilson Sonsini Goodrich & Rosati,
Professional Corporation
One Market
Speer Tower, Suite 3300
San Francisco, CA 94105
Telephone: (415) 947-2000
Facsimile: (415) 947-2099
Attention: Steve L. Camahort, Esq.

if to Buyer or Merger Sub, to:	REMEC, Inc. 3790 Via de la Valle, Suite 311 Del Mar, CA 92014 Telephone: (858) 505-3713 Facsimile: (858) 847-0265 Attention: General Counsel
with a copy (which shall not constitute notice) to:	Heller Ehrman White & McAuliffe LLP 333 Bush Street San Francisco, California Telephone: (415) 772-6000 Facsimile: (415) 772-6268 Attention: Victor A. Hebert, Esq. Randall B. Schai, Esq.

        Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, and (d) if sent by facsimile, when confirmation of receipt upon receipt of transmission.

        10.5    Assignment; Third Party Beneficiaries.    Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto and, with respect only to Section 6.8, the Indemnified Parties.

        10.6    Governing Law.    Except as mandatorily governed by the laws of the State of California, this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws. Courts within the state of Delaware will have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated by this Agreement. The parties consent to and agree to submit to the jurisdiction of such courts and agree that service of process in any such dispute may be made as provided in Section 10.4. Each of the parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (a) such party is not personally subject to the jurisdiction of such courts, (b) such party and such party's property is immune from any legal process issued by such courts or (c) any litigation commenced in such courts is brought in an inconvenient forum.

        10.7    Waiver Of Jury Trial.    EACH OF BUYER, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

        10.8    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.9    Severability.    In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

        10.10    Interpretation.    The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word "including" shall be deemed to mean "including without limitation" and "or" shall be inclusive.

        10.11    Entire Agreement; Amendment and Restatement of Original Agreement.    This Agreement (including the exhibits hereto and the Company Disclosure Statement and the Buyer Disclosure Statement) and the Confidentiality Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein. For avoidance of doubt, the parties hereto, being all of the parties to the Original Agreement, hereby acknowledge and agree that this Agreement constitutes a valid amendment and restatement of the Original Agreement pursuant to Section 10.1 of the Original Agreement.

        10.12    Definition of "law".    When used in this Agreement "law" refers to any applicable law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, or agency.

        10.13    Rules of Construction.    Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

        10.14    Attorneys' Fees.

        In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to reasonable attorneys' fees and expenses and all other reasonable costs and expenses incurred in such action or suit, such amounts to be in addition to and not lieu of any amounts required to be paid under Section 9.3 of this Agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, Buyer, Merger Sub and the Company have caused this Amended and Restated Agreement and Plan of Merger and Reorganization to be signed by their respective duly authorized officers as of the date first above written.

REMEC, INC.
By:	/s/ RONALD E. RAGLAND
Name:	Ronald E. Ragland
Title:	Chairman & CEO
REEF ACQUISITION CORP.
By:	/s/ RONALD E. RAGLAND
Name:	Ronald E. Ragland
Title:	Chairman & CEO
SPECTRIAN CORPORATION
By:	/s/ THOMAS H. WAECHTER
Name:	Thomas H. Waechter
Title:	Chief Executive Officer and President

[Letterhead of Needham & Company, Inc.]

Annex B

                        October 29, 2002

Board of Directors
REMEC, Inc.
3790 Via de la Valle, Suite 311
Del Mar, CA 92014

Gentlemen:

        We understand that REMEC, Inc. ("REMEC"), Spectrian Corporation ("Spectrian"), and Reef Acquisition Corp., a wholly-owned subsidiary of REMEC ("Merger Sub"), propose to enter into an Amended and Restated Agreement and Plan of Merger and Reorganization (the "Merger Agreement") whereby, subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into Spectrian and Spectrian will become a wholly-owned subsidiary of REMEC (the "Merger"). The terms of the Merger will be set forth more fully in the Merger Agreement. The Merger Agreement amends and restates the Agreement and Plan of Merger and Reorganization dated as of May 19, 2002 by and among REMEC, Spectrian, and Reef Acquisition Corp., a wholly-owned subsidiary of REMEC (the "Original Merger Agreement").

        Pursuant to the Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of common stock, $0.001 par value per share, of Spectrian ("Spectrian Common Stock") (other than shares held by Spectrian or a subsidiary thereof and other than dissenting shares) will be converted into the right to receive 1.0 (the "Exchange Ratio") share of common stock, $0.01 par value per share, of REMEC ("REMEC Common Stock").

        You have asked us to advise you as to the fairness, from a financial point of view, to REMEC of the Exchange Ratio in the proposed Merger.

        For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated October 29, 2002; (ii) reviewed certain publicly available information concerning REMEC and Spectrian and certain other relevant financial and operating data of REMEC and Spectrian furnished to us by REMEC and Spectrian; (iii) reviewed the historical stock prices and trading volumes of the REMEC Common Stock and Spectrian Common Stock; (iv) held discussions with members of management of REMEC and Spectrian concerning their current and future business prospects and joint prospects for the combined companies, including the potential cost savings and other synergies that may be achieved by the combined companies; (v) reviewed certain publicly available financial forecasts with respect to REMEC and Spectrian and certain financial forecasts prepared by the respective managements of REMEC and Spectrian; (vi) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for Spectrian; (vii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (viii) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

        In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and that the Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated October 29, 2002 without material alteration or waiver thereof. With respect to REMEC's and Spectrian's financial forecasts provided to us by their respective managements and the joint prospects of the combined companies, we have assumed, with your consent and based upon discussions with such managements, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, at the time of preparation, of the future operating and financial performance of REMEC and Spectrian and the combined companies, and we have relied, without independent verification, upon the estimates of such managements of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the proposed Merger. With respect to publicly available financial forecasts, we have assumed, with your consent and based upon discussions with the respective managements of REMEC and Spectrian, that such forecasts represent reasonable estimates as to the future financial performance of REMEC and Spectrian. We express no opinion with respect to such forecasts or estimates or the assumptions on which they were based. We have relied on advice of counsel and independent accountants to REMEC as to all legal and financial reporting matters with respect to REMEC, Spectrian, the Merger, the Merger Agreement and the Original Merger Agreement. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of REMEC or Spectrian. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to REMEC of the Exchange Ratio and does not address REMEC's underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to REMEC. Our opinion does not constitute a recommendation to any shareholder of REMEC as to how such shareholder should vote on, or take any other action relating to, the proposed Merger.

        We are not expressing any opinion as to what the value of REMEC Common Stock will be when issued pursuant to the Merger or the prices at which REMEC Common Stock will actually trade at any time.

        Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by REMEC as financial advisor in connection with the Merger and to render this opinion and will receive a fee for our services, a substantial portion of which is contingent on the consummation of the Merger. In addition, REMEC has agreed to indemnify us for certain liabilities arising out from our role as financial advisor and out of the rendering of this opinion and to reimburse us for our reasonable out-of-pocket expenses. We have in the past provided and may in the future provide investment banking and financial advisory services to REMEC unrelated to the proposed Merger, for which services we have received and expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of REMEC and Spectrian for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of REMEC and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger so long as this letter is quoted in full in such registration statement or proxy statement.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to REMEC from a financial point of view.

                      Very truly yours,

                      /s/                       NEEDHAM & COMPANY, INC.

ANNEX C

October 29, 2002

The Board of Directors
Spectrian Corporation
350 West Java Drive
Sunnyvale, CA 94089

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock ("Company Common Stock") of Spectrian Corporation, a Delaware corporation (the "Company"), of the consideration to be paid per share of Company Common Stock (the "Per Share Merger Consideration") under the Exchange Ratio provisions of the proposed Amended and Restated Agreement and Plan of Merger and Reorganization (the "Amended Agreement"), by and among REMEC, Inc., a California corporation (the "Buyer"), Reef Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Buyer ("Merger Sub"), and the Company. Pursuant to the Amended Agreement, Merger Sub will merge into the Company (the "Merger"). Capitalized terms used herein shall have the meanings used in the Amended Agreement unless otherwise defined herein.

        Pursuant to the Amended Agreement, each outstanding share of Company Common Stock is proposed to be converted into the Per Share Merger Consideration, payable in shares of Buyer Common Stock based on an exchange ratio of one share of Buyer Common Stock per share of Company Common Stock (the "Exchange Ratio"). Options of the Company (except for certain director options) will be assumed by the Buyer and adjusted to become options to acquire a number of shares of Buyer Common Stock, and at an exercise price, in each case based on the Exchange Ratio. The transaction is intended to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code. The terms and conditions of the Merger, including the matters described above in this paragraph, are more fully set forth in the Amended Agreement.

        RBC Dain Rauscher Inc. ("RBC"), a member company of RBC Capital Markets, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

        We are acting as financial advisor to the Company in connection with the Merger and we will receive a fee for our services, which is contingent upon the consummation of the Merger or a similar transaction involving the Company. We will also receive a fee for providing this opinion, none of which is creditable against the contingent transaction fee. The opinion fee is not contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have previously received a nonrefundable fee for rendering an opinion dated May 18, 2002 (the "Prior Opinion") to the Board of Directors of the Company with respect to the per share merger price that would be paid per share of Company Common Stock if the merger ("the Original Merger") contemplated by the Agreement and Plan of Merger and Reorganization dated as of May 19, 2002 by and among the Buyer, Merger Sub and the

Company ("the Original Agreement") were to proceed. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Company and the Buyer and receive customary compensation in connection therewith, and also actively trades securities of the Company and the Buyer for its own account and the accounts of its customers, and, accordingly, may hold a long or short position in such securities. RBC acted as a financial advisor to the Company in its divestiture of its UltraRF division in 2000 and in its investment in Paragon Communications in 2001. RBC acted as a co-manager on Buyer's follow-on public offering in 2000 and as a financial advisor to Buyer in its failed acquisition attempt of Allgon AB in 2000.

        In connection with our review of the Merger, and in connection with the preparation of our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the draft Amended Agreement dated October 29, 2002 (the "Latest Draft Agreement"); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and Buyer and certain other relevant historical operating data relating to the Company and Buyer made available to us from published sources and from the internal records of the Company and Buyer; (iii) we conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company; (iv) we conducted discussions with members of the senior management of the Buyer with respect to the business prospects and financial outlook of the Buyer and the combined company; (v) we received and reviewed financial forecasts prepared by the Company's management and the Buyer's management on the potential future performance of the Company and the Buyer, respectively, each on a stand alone basis, and compared such forecasts with publicly available institutional investment research estimates; (vi) we reviewed the reported prices and trading activity for Company Common Stock and Buyer Common Stock; (vii) we reviewed selected market valuation metrics of the Buyer and other comparable publicly-traded companies; (viii) we received and reviewed projections prepared by the Company's management with respect to the estimated potential net liquidation value of the Company's assets; (ix) we compared selected market valuation metrics of the Company and other comparable publicly-traded companies with the metrics implied by the Per Share Merger Consideration; (x) we compared the financial metrics, to the extent publicly available, of selected precedent transactions with the metrics implied by the Per Share Merger Consideration; and (xi) we compared the relative contribution to certain income statement and balance sheet items of the Buyer and the Company with their pro forma ownership in the combined entity, as determined on the basis of the Exchange Ratio.

        In arriving at our opinion, we performed the following analyses in addition to the review and inquiries referred to in the preceding paragraph: (i) we compared the premium implied by the Per Share Merger Consideration with recent trading activity and the premiums paid in selected precedent transactions; (ii) we compared the implied historical exchange ratios between Buyer Common Stock and Company Common Stock with the Exchange Ratio; and (iii) we compared Company management's estimated potential liquidation value of the Company, determined at a per share basis, to the Per Share Merger Consideration. The Company did not provide us with complete forecasted financial information beyond March 30, 2003 and, as a result of the limited forecast, we did not employ a discounted cash flow analysis. Further, because the Company and the Buyer have incurred operating losses in recent fiscal periods and are projecting operating losses in future fiscal periods, in reaching our opinion we did not rely on an accretion/dilution analysis. In performing the analyses referred to in clauses (i) through (iii) above in this paragraph, we have made no assumptions, and express no opinion, with respect to the prices at which Buyer Common Stock may trade following the date of this opinion.

        In rendering our opinion, we have assumed and relied upon the accuracy and (except as noted above) completeness of the financial, legal, tax, operating, and other information provided to us by the Company and the Buyer (including, without limitation, the financial statements and related notes thereto of the Company and the Buyer), and have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that the financial forecasts of the Company (including, without limitation, the information provided to us by the Company regarding its estimate of the potential net liquidation value of its assets) and the Buyer have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of the Company and Buyer. We express no opinion as to those financial forecasts or the assumptions on which they were based. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities of the Company or the Buyer, and we have not been furnished with any such valuations or appraisals. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or the Buyer. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims.

        We have assumed that the Merger will be accounted for by the Buyer as a purchase transaction under generally accepted accounting principles and will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that all conditions to the consummation of the Merger will be satisfied without waiver thereof except for any nonsatisfaction thereof which is not material to our opinion. In addition, in arriving at our opinion, we have assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions, including any divestiture requirements, will be imposed that would have a material effect on the combined Company. We have assumed that the executed version of the Amended Agreement will not differ, in any respect material to our opinion, from the Latest Draft Amended Agreement.

        Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date.

        Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with the transactions contemplated by the Amended Agreement and do not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. This opinion shall not be otherwise published or used, nor shall any public references to us be made, without our prior written consent, except for publication in any proxy statement or prospectus related to the Merger.

        Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage, including without limitation, the Original Merger.

        Our opinion addresses solely the fairness of the Per Share Merger Consideration, from a financial point of view, to the holders of Company Common Stock. Our opinion does not in any way address other Merger terms or arrangements, including, without limitation, the financial or other terms of any voting or employment agreement. We are not expressing any opinion herein as to the prices at which Company Common Stock or Buyer Common Stock have traded or may trade following the announcement or consummation of the Merger.

        Upon the execution of the Amended Agreement by all parties, this opinion will supersede the Prior Opinion with respect to the Merger contemplated by the Amended Agreement (but not with respect to the Original Merger), which Prior Opinion as of such execution shall be treated for all purposes related to the Merger contemplated by the Amended Agreement as withdrawn with the Company's consent and no longer to be relied upon for any such purpose.

        Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,
/s/ RBC DAIN RAUSCHER INC. RBC Dain Rauscher Inc.

ANNEX D

Chapter 13 of the California General Corporation Law

1300. RIGHT TO REQUIRE PURCHASE—"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

        (a)  If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

        (b)  As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1)  Which were not immediately prior to the reorganization or    short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301,1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation:and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2)  Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3)  Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4)  Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c)  As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

1301. DEMAND FOR PURCHASE.

        (a)  If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)  Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c)  The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302. ENDORSEMENT OF SHARES.

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. AGREED PRICE—TIME OF PAYMENT.

        (a)  If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b)  Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

        (a)  If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b)  Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)  On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. APPRAISERS' REPORT—PAYMENT—COSTS.

        (a)  If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b)  If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c)  Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d)  Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e)  The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. DISSENTING SHAREHOLDERS' STATUS AS CREDITOR.

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a)  The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys fees.

        (b)  The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c)  The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (d)  The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. EXEMPT SHARES.

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

        (a)  No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b)  If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c)  If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

Annex E

VOTING AGREEMENT

        This VOTING AGREEMENT is entered into as of May 18, 2002, by and between Spectrian Corporation, a Delaware corporation (the "Company"), and [                        ] ("Shareholder").

Recitals

        A.    The Company and REMEC, Inc., a California corporation ("Buyer") are entering into an Agreement and Plan of Merger and Reorganization dated as of the date hereof (the "Merger Agreement") which provides (subject to the conditions set forth therein) for the merger of a wholly owned subsidiary of Buyer with and into the Company (the "Merger"). Capitalized terms not otherwise defined in this Voting Agreement shall have the meanings given to them in the Merger Agreement.

        B.    In order to induce the Company to enter into the Merger Agreement, Shareholder, solely in his, her or its capacity as a shareholder of Buyer, is entering into this Voting Agreement.

Agreement

        The parties to this Voting Agreement, intending to be legally bound, agree as follows:

1.
Voting Of Shares.

        1.1    Voting.    Shareholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date (as defined in Section 6), at any meeting of shareholders of Buyer, however called, and in any action by written consent of the shareholders of Buyer, Shareholder shall, unless otherwise directed in writing by the Company, vote the Subject Securities (as defined in Section 6) or cause the Subject Securities to be voted (to the extent such securities are entitled to be voted):

          (a)  in favor of the approval of the Merger and adoption of the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger;

          (b)  in favor of the issuance of shares of Buyer Common Stock in the Merger;

          (c)  against any action or agreement that would result in a breach of any representation, warranty, covenant or other obligation or agreement of Buyer under the Merger Agreement;

          (d)  against any action or agreement that would cause any provision contained in Section 8 of the Merger Agreement to not be satisfied; and

          (e)  against (i) any change in a majority of the members of the board of directors of Buyer; and/or (ii) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or this Voting Agreement.

2.
Transfer of Subject Securities

        2.1    Transfer of Subject Securities.    Shareholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Shareholder shall not (a) cause or permit any Transfer of any of the Subject Securities to be effected; (b) tender any of the Subject Securities to any Person or (c) create or permit to exist any Encumbrance with respect to any Subject Securities (other than Encumbrances which do not affect, directly or indirectly, the right of Buyer to vote the Subject Securities as provided in this Voting Agreement).

        2.2    Transfer of Voting Rights.    Shareholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Shareholder shall ensure that: (a) none of the Subject Securities are deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

3.
Representations and Warranties of Stockholder

        Shareholder hereby represents and warrants to Buyer as follows:

        3.1    Authorization, etc.    Shareholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Voting Agreement and the Proxy and to perform its obligations under this Voting Agreement. This Voting Agreement has been duly executed and delivered by Shareholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Shareholder in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

        3.2    No Conflicts or Consents.

          (a)  The execution and delivery of this Voting Agreement by Shareholder does not, and the performance of this Voting Agreement by Shareholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Shareholder or by which it or any of its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Shareholder is a party or by which Shareholder or any of his affiliates or properties is or may be bound or affected.

          (b)  The execution and delivery of this Voting Agreement by Shareholder does not, and the performance of this Voting Agreement by Shareholder will not, require any consent or approval of any Person.

        3.3    Title to Securities.    As of the date of this Voting Agreement: (a) Shareholder holds of record (free and clear of any Encumbrances or restrictions except as specifically disclosed on the signature page of this Voting Agreement) the number of outstanding shares of Buyer Common Stock set forth under the heading "Shares Held of Record" on the signature page of this Voting Agreement; (b) Shareholder holds (free and clear of any Encumbrances or restrictions except as specifically disclosed on the signature page of this Voting Agreement) the options, warrants and other rights to acquire shares of Buyer Common Stock set forth under the heading "Options, Warrants and Other Rights" on the signature page of this Voting Agreement; (c) Shareholder Owns the additional securities of the Buyer set forth under the heading "Additional Securities Beneficially Owned" on the signature page of this Voting Agreement; and (d) Shareholder does not directly or indirectly Own any shares of Buyer Common Stock or other securities of the Buyer, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of Buyer Common Stock or other securities of the Buyer, other than the shares and options, warrants and other rights set forth on the signature page of this Voting Agreement.

4.
Representations and Warranties of the Company

        The Company hereby represents and warrants to Shareholder as follows:

        4.1    Authorization, etc.    Company has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Voting Agreement. This Voting Agreement has been duly executed and delivered by the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

        4.2    No Conflicts or Consents.

          (a)  The execution and delivery of this Voting Agreement by the Company does not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to the Company or by which it or any of its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of any contract to which the Company is a party or by which the Company or any of its affiliates or properties is or may be bound or affected.

          (b)  The execution and delivery of this Voting Agreement by the Company does not require any consent or approval of any Person.

5.
Miscellaneous

        5.1    Survival of Representations, Warranties and Agreements.    All representations, warranties, covenants and agreements made by Shareholder in this Voting Agreement shall survive until the Expiration Date.

        5.2    Expenses.    All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid solely by the party incurring such costs and expenses.

        5.3    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or similar means or sent by facsimile with confirmation of receipt of transmission, to the parties as follows:

        if to the Company:

    Spectrian Corporation
    350 West Java Drive
    Sunnyvale, CA 94086
    Facsimile No.
    Attention: Chief Executive Officer

        with a copy to (which copy shall not constitute notice):

    Wilson Sonsini Goodrich & Rosati, P.C.
    650 Page Mill Road
    Palo Alto, CA 94304
    Facsimile No. (650) 845-5000
    Attention: Steve Camahort, Esq.

        if to the Shareholder:

    at the address set forth below Stockholder's signature on the signature page of this Voting Agreement with copies to (which copies shall not constitute notice):

    Victor A. Hebert, Esq.
    Randall B. Schai, Esq.
    Heller Ehrman White & McAuliffe LLP
    333 Bush Street
    San Francisco, CA 94104
    Facsimile No. (415) 772-6268

        Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, and (d) if sent by facsimile, when confirmation of receipt upon receipt of transmission.

        5.4    Severability.    In case any one or more of the provisions contained in this Voting Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party to this Voting Agreement, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained in this Voting Agreement shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

        5.5    Entire Agreement.    This Voting Agreement including the exhibits and the documents and instruments referred to in this Voting Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained in this Voting Agreement. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to in this Voting Agreement including the exhibits and the documents and instruments referred to in this Voting Agreement.

        5.6    Assignment; Binding Effect.    Neither this Voting Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties without the prior written consent of the other parties. This Voting Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Voting Agreement is not intended to confer any rights or remedies upon any Person other than the parties.

        5.7    Specific Performance.    The parties agree that irreparable damage would occur in the event that any provision of this Voting Agreement was, or is, not performed in accordance with its specific terms or was, or is, otherwise breached. Shareholder agrees that, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Voting Agreement, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Shareholder further agrees that neither the Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and Shareholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        5.8    Non-Exclusivity.    The rights and remedies of the Company under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Company under this Voting Agreement, and the obligations and liabilities of Shareholder under this Voting Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Voting Agreement shall limit any of Shareholder's obligations, or the rights or remedies of the Company, under any agreement between the Company and Shareholder; and nothing in any such agreement shall limit any of Shareholder's obligations, or any of the rights or remedies of the Company, under this Voting Agreement.

        5.9    Governing Law; Venue.

          (a)  This Voting Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

          (b)  Any legal action or other legal proceeding relating to this Voting Agreement or the enforcement of any provision of this Voting Agreement may be brought or otherwise commenced in any state or federal court located in the State of California. Shareholder and Company each:

      (i)
      expressly and irrevocably consent and submit to the jurisdiction of each state and federal court located in the State of California (and each appellate court located in the State of California), in connection with any such legal proceeding;

      (ii)
      agree that service of any process, summons, notice or document by U.S. mail addressed to him, her or it at the address set forth in Section 5.3 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

      (i)
      agree that each state and federal court located in the State of California, shall be deemed to be a convenient forum; and

      (iii)
      agree not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of California, any claim by either Shareholder or the Company that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Voting Agreement or the subject matter of this Voting Agreement may not be enforced in or by such court.

        Nothing contained in this Section 5.9 shall be deemed to limit or otherwise affect the right of either party to commence any legal proceeding or otherwise proceed against the other party in any other forum or jurisdiction.

          (c)  SHAREHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS VOTING AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS VOTING AGREEMENT OR THE PROXY.

        5.10    Counterparts.    This Voting Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

        5.11    Captions.    The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

        5.12    Waiver.    No failure on the part of the Company to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim available to the Company arising out of this Voting Agreement, or any power, right, privilege or remedy of the Company under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        5.13    Construction.

          (a)  For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (b)  The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

          (c)  As used in this Voting Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d)  Except as otherwise indicated, all references in this Voting Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

        5.14    Shareholder Capacity.    No person executing this Voting Agreement who is a director or officer of Buyer makes any agreement or understanding in this Voting Agreement in his capacity as such director or officer. Without limiting the generality of the foregoing, Shareholder executes this Voting Agreement solely in its capacity as Owner of Subject Securities and nothing in this Voting Agreement shall limit or affect any actions taken by Shareholder in its capacity as an officer or director of Buyer in exercising Buyer's rights under the Merger Agreement, provided, that no obligation of Shareholder to Buyer as an officer or director of Buyer shall affect, impair or impede Shareholder's obligations under this Voting Agreement including the obligation to vote the Subject Securities in accordance with Section 1.1.

6.
Certain Definitions

        For purposes of this Voting Agreement:

          (a)  "Expiration Date" shall mean the earlier of (i) the date upon which the Merger Agreement is terminated, or (ii) the Effective Time.

          (b)  Shareholder shall be deemed to "Own" or to have acquired "Ownership" of a security if Shareholder is the: (i) record owner of such security; or (ii) "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such security; provided, however, that Shareholder shall not be deemed to Own a security solely because of Shareholder's status as an executive officer, director, partner or member of a Person that owns such security.

          (c)  "Subject Securities" shall mean: (i) all securities of Buyer (including all shares of Buyer Common Stock and all options, warrants and other rights to acquire shares of Buyer Common Stock) Owned by Shareholder as of the date of this Agreement; and (ii) all additional securities of Buyer (including all additional shares of Buyer Common Stock and all additional options, warrants and other rights to acquire shares of Buyer Common Stock) of which Shareholder acquires Ownership during the period from the date of this Agreement through the Expiration Date.

          (d)  A Person shall be deemed to have effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; or (iii) reduces such Person's beneficial ownership interest in or risk relating to any such security.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Company and Shareholder have caused this Voting Agreement to be executed as of the date first written above.

SPECTRIAN CORPORATION
By:

Name:

Title:

SHAREHOLDER
Printed Name:

Address:

Facsimile:

Shares Held of Record	Options, Warrants and Other Rights	Additional Securities Beneficially Owned

[SIGNATURE PAGE TO VOTING AGREEMENT]

Annex F

VOTING AGREEMENT

        This VOTING AGREEMENT is entered into as of May 19, 2002, by and between REMEC, Inc., a California corporation ("Buyer"), and [                        ] ("Stockholder").

Recitals

        A.    Buyer and Spectrian Corporation, a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger and Reorganization dated as of the date hereof (the "Merger Agreement") which provides (subject to the conditions set forth therein) for the merger of a wholly owned subsidiary of Buyer with and into the Company (the "Merger"). Capitalized terms not otherwise defined in this Voting Agreement shall have the meanings given to them in the Merger Agreement.

        B.    In order to induce Buyer to enter into the Merger Agreement, Stockholder, solely in his, her or its capacity as a stockholder of the Company, is entering into this Voting Agreement.

Agreement

        The parties to this Voting Agreement, intending to be legally bound, agree as follows:

1.    Voting Of Shares.

        1.1    Voting.    Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date (as defined in Section 6), at any meeting of stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, Stockholder shall, unless otherwise directed in writing by Buyer, vote the Subject Securities (as defined in Section 6) or cause the Subject Securities to be voted (to the extent such securities are entitled to be voted):

          (a)  in favor of the approval of the Merger and adoption of the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger;

          (b)  against any action or agreement that would result in a breach of any representation, warranty, covenant or other obligation or agreement of the Company under the Merger Agreement;

          (c)  against any action or agreement that would cause any provision contained in Section 8 of the Merger Agreement to not be satisfied; and

          (d)  against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any Acquisition Proposal; (ii) any change in a majority of the members of the board of directors of the Company; or (iii) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or this Voting Agreement.

2.    Transfer Of Subject Securities.

        2.1    Transfer of Subject Securities.    Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Stockholder shall not (a) cause or permit any Transfer of any of the Subject Securities to be effected; (b) tender any of the Subject Securities to any Person or (c) create or permit to exist any Encumbrance with respect to any Subject Securities (other than Encumbrances which do not affect, directly or indirectly, the right of Buyer to vote the Subject Securities as provided in this Voting Agreement).

        2.2    Transfer of Voting Rights.    Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Stockholder shall ensure that: (a) none of the Subject Securities are deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

3.    Representations And Warranties Of Stockholder

        Stockholder hereby represents and warrants to Buyer as follows:

        3.1    Authorization, etc.    Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Voting Agreement and to perform its obligations under this Voting Agreement. This Voting Agreement has been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

        3.2    No Conflicts or Consents.

          (a)  The execution and delivery of this Voting Agreement by Stockholder does not, and the performance of this Voting Agreement by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which it or any of its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his affiliates or properties is or may be bound or affected.

          (b)  The execution and delivery of this Voting Agreement by Stockholder does not, and the performance of this Voting Agreement by Stockholder will not, require any consent or approval of any Person.

        3.3    Title to Securities.    As of the date of this Voting Agreement: (a) Stockholder holds of record (free and clear of any Encumbrances or restrictions except as specifically disclosed on the signature page of this Voting Agreement) the number of outstanding shares of Company Common Stock set forth under the heading "Shares Held of Record" on the signature page of this Voting Agreement; (b) Stockholder holds (free and clear of any Encumbrances or restrictions except as specifically disclosed on the signature page of this Voting Agreement) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading "Options, Warrants and Other Rights" on the signature page of this Voting Agreement; (c) Stockholder Owns the additional securities of the Company set forth under the heading "Additional Securities Beneficially Owned" on the signature page of this Voting Agreement; and (d) Stockholder does not directly or indirectly Own any shares of Company Common Stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of Company Common Stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page of this Voting Agreement.

4.    Representations and Warranties of Buyer

        Buyer hereby represents and warrants to Stockholder as follows:

        4.1    Authorization, etc.    Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Voting Agreement. This Voting Agreement has been duly executed and delivered by Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

        4.2    No Conflicts or Consents.

          (a)  The execution and delivery of this Voting Agreement by Buyer does not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Buyer or by which it or any of its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of any contract to which Buyer is a party or by which Buyer or any of its affiliates or properties is or may be bound or affected.

          (b)  The execution and delivery of this Voting Agreement by Buyer does not require any consent or approval of any Person.

5.    Miscellaneous

        5.1    Survival of Representations, Warranties and Agreements.    All representations, warranties, covenants and agreements made by Stockholder in this Voting Agreement shall survive until the Expiration Date.

        5.2    Expenses.    All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid solely by the party incurring such costs and expenses.

        5.3    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or similar means or sent by facsimile with confirmation of receipt of transmission, to the parties as follows:

          if to Buyer:

      REMEC, Inc.
      3790 Via de la Valle
      Del Mar, CA 92014
      Facsimile No.: (858) 847-0265
      Attention: General Counsel

          with a copy to (which copy shall not constitute notice):

      Victor A. Hebert, Esq.
      Randall B. Schai, Esq.
      Heller Ehrman White & McAuliffe LLP
      333 Bush Street
      San Francisco, CA 94104
      Facsimile No. (415) 772-6268

          if to the Stockholder:

      at the address set forth below Stockholder's signature on the signature page of this Voting Agreement

        Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, and (d) if sent by facsimile, when confirmation of receipt upon receipt of transmission.

        5.4    Waiver of Appraisal Rights.    Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights (including under Section 262 of the Delaware General Corporation Law) and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of the ownership of any outstanding shares of Company Common Stock Owned by Stockholder.

        5.5    No Solicitation.    Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Stockholder shall not, nor will he, she or it authorize or permit any of his, her or its Representatives, to, directly or indirectly: (a) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (c) engage in discussions with any person with respect to any Acquisition Proposal, (d) approve, endorse or recommend any Acquisition Proposal, or (e) enter into any letter of intent or similar document or any Contract or commitment contemplating or otherwise relating to any Acquisition Transaction. Stockholder shall immediately cease and discontinue, and Stockholder shall ensure that his, her or its Representatives immediately cease and discontinue, any existing discussions with any Person that relate to any Acquisition Proposal.

        5.6    Severability.    In case any one or more of the provisions contained in this Voting Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party to this Voting Agreement, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained in this Voting Agreement shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

        5.7    Entire Agreement.    This Voting Agreement including the exhibits and the documents and instruments referred to in this Voting Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained in this Voting Agreement. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to in this Voting Agreement including the exhibits and the documents and instruments referred to in this Voting Agreement.

        5.8    Assignment; Binding Effect.    Neither this Voting Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties without the prior written consent of the other parties. This Voting Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Voting Agreement is not intended to confer any rights or remedies upon any Person other than the parties.

        5.9    Specific Performance.    The parties agree that irreparable damage would occur in the event that any provision of this Voting Agreement was, or is, not performed in accordance with its specific terms or was, or is, otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Voting Agreement, Buyer shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Buyer nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 0, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        5.10    Non-Exclusivity.    The rights and remedies of Buyer under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Buyer under this Voting Agreement, and the obligations and liabilities of Stockholder under this Voting Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Voting Agreement shall limit any of Stockholder's obligations, or the rights or remedies of Buyer, under any agreement between Buyer and Stockholder; and nothing in any such agreement shall limit any of Stockholder's obligations, or any of the rights or remedies of Buyer, under this Voting Agreement.

        5.11    Governing Law; Venue.

          (a)  This Voting Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

          (b)  Any legal action or other legal proceeding relating to this Voting Agreement or the enforcement of any provision of this Voting Agreement may be brought or otherwise commenced in any state or federal court located in the State of California. Stockholder and Buyer each:

              (i)  expressly and irrevocably consent and submit to the jurisdiction of each state and federal court located in the State of California (and each appellate court located in the State of California), in connection with any such legal proceeding;

            (ii)  agree that service of any process, summons, notice or document by U.S. mail addressed to him, her or it at the address set forth in Section 0 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

            (iii)  agree that each state and federal court located in the State of California, shall be deemed to be a convenient forum; and

            (iv)  agree not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of California, any claim by either Stockholder or Buyer that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Voting Agreement or the subject matter of this Voting Agreement may not be enforced in or by such court.

        Nothing contained in this Section 5.11 shall be deemed to limit or otherwise affect the right of either party to commence any legal proceeding or otherwise proceed against the other party in any other forum or jurisdiction.

          (c)  STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS VOTING AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS VOTING AGREEMENT OR THE PROXY.

        5.12    Counterparts.    This Voting Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

        5.13    Captions.    The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

        5.14    Waiver.    No failure on the part of Buyer to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Buyer in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Buyer shall not be deemed to have waived any claim available to Buyer arising out of this Voting Agreement, or any power, right, privilege or remedy of Buyer under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Buyer; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        5.15    Construction.

          (a)  For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (b)  The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

          (c)  As used in this Voting Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d)  Except as otherwise indicated, all references in this Voting Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

        5.16    Stockholder Capacity.    No person executing this Voting Agreement who is a director or officer of the Company makes any agreement or understanding in this Voting Agreement in his capacity as such director or officer. Without limiting the generality of the foregoing, Stockholder executes this Voting Agreement solely in its capacity as Owner of Subject Securities and nothing in this Voting Agreement shall limit or affect any actions taken by Stockholder in its capacity as an officer or director of the Company in exercising the Company's rights under the Merger Agreement, provided, that no obligation of Stockholder to the Company as an officer or director of the Company shall affect, impair or impede Stockholder's obligations under this Voting Agreement including the obligation to vote the Subject Securities in accordance with Section 1.1.

6.    Certain Definitions

        For purposes of this Voting Agreement:

          (a)  "Expiration Date" shall mean the earlier of (i) the date upon which the Merger Agreement is terminated, or (ii) the Effective Time.

          (b)  Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if Stockholder is the: (i) record owner of such security; or (ii) "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such security; provided, however, that Stockholder shall not be deemed to Own a security solely because of Stockholder's status as an executive officer, director, partner or member of a Person that owns such security.

          (c)  "Subject Securities" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Expiration Date.

          (d)  A Person shall be deemed to have effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; or (iii) reduces such Person's beneficial ownership interest in or risk relating to any such security.

[Signature Page Follows]

        IN WITNESS WHEREOF, Buyer and Stockholder have caused this Voting Agreement to be executed as of the date first written above.

REMEC, INC.
By:

Name:

Title:

STOCKHOLDER
Printed Name:

Address:

Facsimile:

Shares Held of Record	Options, Warrants and Other Rights	Additional Securities Beneficially Owned

[SIGNATURE PAGE TO VOTING AGREEMENT]

ANNEX G

[Form of Affiliate Agreement]

October     , 2002

REMEC, Inc.
3790 Via de la Valle
Del Mar, CA 92014

Ladies and Gentlemen:

        The undersigned has been advised that, as of the date of this letter, the undersigned may be deemed to be an "affiliate" of Spectrian Corporation, a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraph (c) of Rule 145 ("Rule 145") of the Rules and Regulations (the "Rules and Regulations") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities Exchange Commission (the "SEC"). Pursuant to the terms of the Amended and Restated Agreement and Plan of Merger and Reorganization dated October 29, 2002 between REMEC, Inc. ("Buyer"), Reef Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Sub"), and the Company (the "Merger Agreement"), at the Effective Time, Merger Sub will be merged with and into the Company. Capitalized terms not otherwise defined in this letter shall have the meanings given to them in the Merger Agreement.

        As a result of the Merger, the undersigned will receive shares of Buyer Common Stock in exchange for shares of Company Common Stock owned by the undersigned.

        The undersigned hereby represents and warrants to, and covenants with, the Buyer that, in the event the undersigned receives any Buyer Common Stock in the Merger:

          (a)  The undersigned shall not make any sale, transfer or other disposition of Buyer Common Stock in violation of the Securities Act or the Rules and Regulations.

          (b)  The undersigned has carefully read this letter and discussed its requirements and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of Buyer Common Stock, to the extent the undersigned has felt it necessary, with the undersigned's counsel. The undersigned acknowledges that the receipt by Buyer of this letter is an inducement to Buyer's obligations to consummate the Merger.

          (c)  The undersigned has been advised that the issuance of shares of Buyer Common Stock to the undersigned in the Merger is expected to be registered under the Securities Act by a Registration Statement on Form S-4. However, the undersigned has also been advised that because (i) at the time of the Merger's submission for a vote of the stockholders of the Company the undersigned may be deemed an affiliate of the Company, and (ii) the distribution by the undersigned of Buyer Common Stock has not been registered under the Securities Act, the undersigned may not sell, transfer or otherwise dispose of Buyer Common Stock issued to the undersigned in the Merger unless (A) such sale, transfer or other disposition has been registered under the Securities Act, (B) such sale, transfer or other disposition is made in conformity with the volume and other applicable limitations imposed by Rule 145 under the Securities Act, or (C) in the opinion of counsel reasonably acceptable to Buyer, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

          (d)  The undersigned understands that Buyer will be under no obligation to register the sale, transfer or other disposition of Buyer Common Stock by the undersigned or on the undersigned's behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

G-1

          (e)  The undersigned understands that stop transfer instructions will be given to Buyer's transfer agent with respect to Buyer Common Stock owned by the undersigned and that there may be placed on the certificates for the Buyer Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

            "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT DATED OCTOBER     , 2002, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF REEF, INC."

          (f)    The undersigned also understands that unless the transfer by the undersigned of the undersigned's Buyer Common Stock has been registered under the Securities Act or is a sale made in conformity with the provisions of this letter, Buyer reserves the right, in its sole discretion, to place the following legend on the certificates issued to any transferee of shares from the undersigned:

            "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED."

        It is understood and agreed that the legend set forth in paragraph (e) or (f) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Buyer (i) a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Buyer to the effect that such legend is not required for purposes of the Securities Act or (ii) reasonably satisfactory evidence or representations that the shares represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145.

Very truly yours,
Signature
Print Name:

Acknowledged this day of , 2002. REMEC, INC.
By:

Name:

Title:

G-2

QuickLinks

  Filed pursuant to Rule 424(b)(4) Reg. No. 333-90882
REFERENCES TO ADDITIONAL INFORMATION
TABLE OF CONTENTS
SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS
About the Merger
Reasons for the Merger
Other Matters to Consider
Steps for You to Take Now
SUMMARY SELECTED FINANCIAL DATA
WHERE YOU CAN FIND MORE INFORMATION
RISK FACTORS
THE REMEC SPECIAL MEETING
THE SPECTRIAN SPECIAL MEETING
THE MERGER
THE AMENDED AND RESTATED MERGER AGREEMENT
RIGHTS OF APPRAISAL
COMPARISON OF RIGHTS OF HOLDERS OF REMEC CAPITAL STOCK AND SPECTRIAN CAPITAL STOCK
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
REMEC, Inc. Unaudited Pro Forma Condensed Combined Balance Sheet As of August 2, 2002
REMEC, Inc. Unaudited Pro Forma Condensed Combined Statement of Operations For the six months ended August 2, 2002
REMEC, Inc. Unaudited Pro Forma Condensed Combined Statement of Operations For the year ended January 31, 2002
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION PRO FORMA BASIS OF PRESENTATION AND ADJUSTMENTS
STOCKHOLDER PROPOSALS
EXPERTS
LEGAL MATTERS
  Annex A
TABLE OF CONTENTS
AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
RECITALS
AGREEMENT
  Annex B
  ANNEX C
  ANNEX D
Chapter 13 of the California General Corporation Law
  Annex E
VOTING AGREEMENT
  Annex F
VOTING AGREEMENT
  ANNEX G
[Form of Affiliate Agreement]